Form 10-K, Exhibit 13
period 1996-12-31
COMMERCE BANCSHARES INC /MO/
filed 1997-03-13
CIK 22356

                                                               Exhibit 13

At the foundation of Commerce Bancshares, Inc. is innovation and the ability to evolve with our customers. From our inception, we've built a banking franchise that balances technology with customer convenience, delivering sophisticated financial sevices to our customers in the Midwest. We will follow this approach as we move into the next century of banking.




CONTENTS                                    ANNUAL MEETING
Chairman's Letter          Page 2           The annual meeting of Shareholders
                                            will be held Wednesday, April 16,
                                            1997 at 10:00 a.m. in the 18th Floor
Management Report          Page 6           Board Room, Commerce Bank
                                            Building, 1000 Walnut, Kansas City,
                                            Missouri.
Management's Discussion and
Analysis of Consolidated                    TRANSFER AGENT, REGISTRAR AND
Financial Condition and                     DIVIDENT DISBURSING AGENT
Results of Operations      Page 20          First Chicago Trust Company of New
                                            York, P.O. Box 2500, Jersey City,
                                            New Jersey 07303-2500,
                                            800-446-2617.
Financial Statements of
Commerce Bancshares, Inc.
and Subsidiaries           Page 40          NOTICE
                                            Shareholders, analysts or potential
                                            investors desiring additional
Notes to Financial                          information may make their requests
Statements                 Page 44          in writing to Mr. Jeffery D.
                                            Aberdeen, Controller, at the address
                                            of the Company.
Independent Auditors'
Report                     Page 57

Directors and Officers     Inside Back Cover



DIVIDENT REINVESTMENT PROGRAM
We are pleased to announce that Commerce Brokerage Services, Inc.*, now offers Equity Divident Reinvestment for securities held within a Commerce brokerage account. Our brokerage customers may elect this option for approximately 6,200 individual securities, including the common stock of Commerce Bancshares, Inc. For information, please contact any of our Regional Investment Specialists or one of our main brokerage offices.

              St. Louis    314-746-8777        Kansas City   816-234-2416
                           800-356-1606                      800-772-SAVE

* An affiliate of Commerce Bancshares, Inc. and a registered broker-dealer.

FINANCIAL  HIGHLIGHTS

(This page not included in the EDGARized exhibit.)

CHAIRMAN'S LETTER

(This section not included in the EDGARized exhibit.)

                                       2 - 5

MANAGEMENT REPORT

(This section not included in the EDGARized exhibit.)

                                       6 - 18


Commerce Bancshares, Inc.

CONTENTS
                                                                       Pages
                                                                       -----
Common Stock Data                                                      Below
Management's Discussion and Analysis of Consolidated
  Financial Condition and Results of Operations                    20 through 39
Consolidated Financial Statements:
  Balance Sheets                                                        40
  Statements of Income                                                  41
  Statements of Cash Flows                                              42
  Statements of Stockholders' Equity                                    43
Notes to Financial Statements                                      44 through 56
Independent Auditors' Report                                            57
Statement of Management's Responsibility                                57
Summary of Quarterly Statements of Income                               58

--------------------------------------------------------------------------------
COMMON STOCK DATA
Commerce Bancshares, Inc. (Parent)

The following table sets forth the high and low prices for the Company's common stock (CBSH) and cash dividends paid for the periods indicated (restated for the 1996 stock dividend).

                                                                        Cash
1996                                          High        Low         Dividends
--------------------------------------------------------------------------------
First Quarter                                 $36.55      $33.10       $.181
Second Quarter                                 35.12      32.50         .181
Third Quarter                                  38.57      31.67         .181
Fourth Quarter                                 49.50      36.79         .181

1995
--------------------------------------------------------------------------------
First Quarter                                 $27.89      $24.49       $.163
Second Quarter                                 29.25       27.44        .163
Third Quarter                                  36.17       27.44        .163
Fourth Quarter                                 36.43       33.79        .163

1994
--------------------------------------------------------------------------------
First Quarter                                 $28.29      $24.19       $.129
Second Quarter                                 28.18       25.27        .147
Third Quarter                                  28.94       25.48        .147
Fourth Quarter                                 27.86       24.49        .147

Commerce Bancshares, Inc. common shares are publicly traded in the over-the-counter market on the NASDAQ National Market System. Prices reflected in the table above are last-sale prices and represent actual transactions. The Company had 5,733 shareholders of record as of December 31, 1996.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations


The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes. The historical trends reflected in the restated financial information presented below are not reflective of anticipated future results.




KEY RATIOS
----------------------------------------------------------------------------------------------------------------------------------
                                                                 1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------------------------------------
(Based on average balance sheets):
Return on total assets                                            1.28%        1.21%        1.21%        1.14%        1.04%
Return on stockholders' equity                                   13.40        12.72        13.05        12.99        12.88
Efficiency ratio                                                 60.96        62.60        65.10        64.58        65.35
Loans to deposits                                                67.07        68.28        61.07        58.08        57.71
Net yield on interest earning assets
  (on a tax equivalent basis)                                     4.40         4.50         4.46         4.22         4.06
Non-interest bearing deposits to total deposits                  19.65        19.81        19.60        19.72        18.63
Equity to total assets                                            9.53         9.48         9.30         8.75         8.04
Cash dividend payout ratio                                       23.28        24.07        22.07        21.28        21.58
==================================================================================================================================

SELECTED FINANCIAL DATA
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                            1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                          $  365,743    $  355,745   $  314,617   $  284,524   $  247,708
Provision for loan losses                                        24,522        14,629        5,845       11,381       19,146
Non-interest income                                             159,162       133,150      121,028      121,423      108,607
Non-interest expense                                            317,954       305,484      282,078      257,316      225,456
Net income                                                      119,512       107,640       96,111       86,894       71,655
Net income per common and
 common equivalent share*                                          3.11          2.71         2.59         2.37         2.11
Total assets                                                  9,698,186     9,573,951    8,035,574    8,047,413    7,541,613
Loans                                                         5,472,342     5,317,813    4,432,662    4,024,075    3,687,415
Investment securities                                         2,721,515     2,594,753    2,645,420    2,805,630    2,456,795
Deposits                                                      8,166,429     8,193,092    6,990,430    6,839,470    6,458,651
Long-term debt                                                   14,120        14,562        6,487        6,894        7,267
Stockholders' equity                                            924,271       883,783      728,198      712,620      603,718
Cash dividends per common share*                                   .724          .653         .570         .504         .455
==================================================================================================================================
* Restated for 5% stock dividend distributed in December 1996

RESULTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       $ Change                   % Change
(Dollars in thousands)                                                           '96-'95      '95-'94         '96-'95    '95-'94
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                              $ 9,998      $41,128            2.8%      13.1%
Provision for loan losses                                                          9,893        8,784           67.6      150.3
Non-interest income                                                               26,012       12,122           19.5       10.0
Non-interest expense                                                              12,470       23,406            4.1        8.3
Income taxes                                                                       1,775        9,531            2.9       18.5
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       $11,872      $11,529           11.0%      12.0%
===================================================================================================================================

Consolidated net income for 1996 was $119.5 million, an 11.0% increase over 1995 net income. Earnings per share increased 14.8% to $3.11 in 1996 compared to 1995. These earnings occurred mainly as a result of modest growth in net interest income, significant growth in non-interest income and control over non-interest expenses, partially offset by a significantly higher provision for loan losses. The increase in non-interest income was due mainly to increases in fees from deposit accounts, credit cards and trust services, combined with gains on investment securities. The change in non-interest expense includes a decrease of $6.7 million in federal deposit insurance expense, coupled with relatively flat costs for marketing and data processing. The return on total assets increased to 1.28% in 1996 compared to 1.21% in 1995, and return on stockholders' equity increased to 13.40% in 1996 compared to 12.72% in 1995.

Net income was $107.6 million in 1995 compared to $96.1 million in 1994. The $11.5 million increase over 1994 includes the effects of four acquisitions completed in 1995, which contributed $6.4 million after tax to net income, and a $6.5 million decrease in federal deposit insurance expense.

During the past year, Commerce Bancshares, Inc. and its subsidiaries (the Company) was focused on improving internal efficiency and profitability. Fee income opportunities were reviewed and new revenues were obtained, especially in the deposit account fee area. Also, through a series of internal mergers, the number of bank charters was reduced from 16 at year end 1995 to 6 at year end 1996. As a result, a number of back office operations were centralized and tasks eliminated. These mergers enable the Company to reduce overhead costs while expanding services to a larger customer base. Additionally, customers will gain access to additional banking facilities in portions of Kansas, Missouri and Illinois. The Company sold branches in Illinois and Missouri in 1996 as part of a continuing effort to evaluate retail delivery services. These sales did not have a material effect on the financial statements of the Company. The Company continues to evaluate growth opportunities and customer needs, opening 4 full-service facilities in 1996 and early 1997. The Company has signed a definitive agreement to merge with Shawnee Bank Shares, Inc., a one-bank holding company in the metropolitan Kansas City area with three locations and $205 million in assets. The merger is expected to be completed in the second quarter of 1997.
In 1995, banks with assets of $1.2 billion were acquired at a cost of $12.0 million in treasury stock, $75.7 million in newly issued common stock and $94.1 million in cash. Banks with assets totaling $376 million were acquired in 1994, requiring treasury stock of $44.5 million, newly issued common stock of $3.5 million and $2.7 million in cash. Certain of these transactions have been recorded using the pooling of interests method of accounting. However, prior year financial results have not been restated for these poolings because those restated amounts do not differ materially from the Company's historical operating results.

The Board of Directors declared the third annual consecutive 5% stock dividend on October 4, 1996. Certificates evidencing the dividend were distributed to stockholders on December 13, 1996. All per share and average share data in this report has been restated to reflect the 1996 stock dividend.

NET INTEREST INCOME

Net interest income, the Company's primary earnings source, is the difference between interest income generated by earning assets and the expense paid on interest bearing liabilities. The following table summarizes the changes in net interest income on a fully tax equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates. Changes not solely due to volume or rate changes are allocated to rate. Management believes this allocation method, applied on a consistent basis, provides meaningful comparisons between the respective periods.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (Cont.)

------------------------------------------------------------------------------------------------------------------------------
                                                                         1996                               1995
------------------------------------------------------------------------------------------------------------------------------
                                                                     Change due to                       Change due to
                                                             Average    Average                  Average    Average
(In thousands)                                                Volume     Rate       Total         Volume     Rate      Total
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME,
FULLY TAXABLE EQUIVALENT BASIS
Loan                                                         $18,857   $(15,762)    $ 3,095      $ 76,193   $50,198   $126,391
Investment securities:
 U.S. government & federal agency securities                   3,553       (318)      3,235       (21,642)    5,519    (16,123)
 State & municipal securities                                   (632)       115        (517)        5,833       195      6,028
 Other securities                                             (4,656)     2,022      (2,634)        7,923     1,927      9,850
Federal funds sold and securities purchased
 under agreements to resell                                   15,362     (2,103)     13,259         2,981     3,637      6,618
------------------------------------------------------------------------------------------------------------------------------
Total interest income                                         32,484    (16,046)     16,438        71,288    61,476    132,764
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Savings                                                         (332)      (457)       (789)          944       392      1,336
Interest bearing demand                                       17,014     (8,376)      8,638         2,791    25,901     28,692
Time open & C.D.'s of less than $100,000                        (353)     1,452       1,099        15,928    24,455     40,383
Time open & C.D.'s of $100,000 and over                          555       (379)        176         2,231     2,986      5,217
Federal funds purchased and securities
 sold under agreements to repurchase                              24     (2,389)     (2,365)        5,485     7,923     13,408
Long-term debt and other borrowings                             (106)        14         (92)          689       (85)       604
------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                        16,802    (10,135)      6,667        28,068    61,572     89,640
------------------------------------------------------------------------------------------------------------------------------
Net interest income, fully taxable equivalent basis          $15,682   $ (5,911)    $ 9,771      $ 43,220   $   (96)  $ 43,124
==============================================================================================================================

Net interest income was $365.7 million in 1996, $355.7 million in 1995 and $314.6 million in 1994. This represents an increase in 1996 of $10.0 million or 2.8% and an increase in 1995 of $41.1 million or 13.1%. The net yield on earning assets was 4.40% in 1996, 4.50% in 1995 and 4.46% in 1994. The decrease in the net yield on earning assets of 10 basis points in 1996 was due mainly to a reduction of 19 basis points in rates earned on average interest earning assets coupled with a 10 basis point decline in rates paid on average interest bearing liabilities. The overall increase in net interest income of $10.0 million was the result of volume increases in average deposits which also funded average loan growth of $160.0 million. Average interest earning assets were $8.41 billion, $8.01 billion and $7.12 billion in 1996, 1995 and 1994 respectively; while average interest earning liabilities were $6.84 billion, $6.52 billion and $5.80 billion in 1996, 1995 and 1994 respectively.

Tax equivalent interest income was $652.5 million in 1996, $636.0 million in 1995 and $503.3 million in 1994; and represents an increase of $16.4 million or 2.6% in 1996 and an increase of $132.8 million or 26.4% in 1995. The increased interest income in 1996 was due mainly to growth in average loans of $160.0 million, mostly in the personal lending areas, offset by a decrease in average loan yields of 21 basis points. Also federal funds sold balances increased by an average of $213.3 million which provided additional interest earnings even though rates on federal funds were down 46 basis points. Average balances of investment securities in 1996 were only slightly lower than the previous year. Loans represented 63% of average interest earning assets in 1996, investment securities represented 31% and short-term federal funds sold and securities purchased under agreement to resell represented 6%. The increase in interest income in 1995 was due to both increases in average yields on interest earning assets of 87 basis points during the year coupled with an increase in average interest earning assets of $895.4 million, of which $731.3 million was due to bank acquisitions in 1995 and 1994.

Total interest expense was $281.9 million in 1996, $275.3 million in 1995 and $185.7 million in 1994, and represents an increase of $6.6 million or 2.4% in 1996 and an increase of $89.6 million or 48.3% in 1995.

The increase in 1996 was due mainly to an increase in average interest bearing deposits of $312.9 million but offset by a 6 basis point decline in rates paid on deposits. The increase in interest bearing deposits occurred mainly in the Company's Premium Money Market accounts which grew by an average of $388.9 million in conjunction with growth in other money market accounts and virtually no growth in certificates of deposit. This growth was offset by a decline in interest checking accounts which decreased by an average of $239.3 million. Premium and other money market, interest checking, savings and certificates of deposit represented 41%, 16%, 5% and 38%, respectively, of total average interest bearing deposits. The increase in interest expense in 1995 was mainly due to an increase in average rates paid on deposits of 95 basis points combined with an increase in average interest bearing liabilities as a result of bank acquisitions during 1995 and 1994. These acquisitions increased average interest bearing deposits by $678.7 million. Interest on other interest bearing liabilities in 1996 declined by $2.5 million mainly as a result of decreases in average rates paid on federal funds purchased and securities sold under agreements to repurchase. In 1995 interest on other interest bearing liabilities increased by $14.0 million mainly as a result of higher average rates paid on federal funds purchased and securities sold under agreements to repurchase.

PROVISION AND ALLOWANCE
FOR LOAN LOSSES

Management records the provision for loan losses, on an individual bank basis, in amounts sufficient to result in an allowance for loan losses that will cover current net charge-offs and risks believed to be inherent in the loan portfolio of each bank. Amounts thus charged against current income are based on such factors as past loan loss experience, current loan portfolio mix, evaluation of actual and potential losses in the loan portfolio, prevailing regional and national economic conditions that might have an impact on the portfolio, regular reviews and examinations of the loan portfolio conducted by internal loan reviewers supervised by Commerce Bancshares, Inc. (the Parent), and reviews and examinations by bank regulatory authorities. The balance in the allowance for loan losses is reduced when a loan or part thereof is considered by management to be uncollectible. Recoveries on loans previously charged off are added back to the allowance. During periods of growth in the loan portfolio, a portion of the provision may be taken to reflect management's desire to maintain a satisfactory allowance to protect the Company from those losses which occur as a natural part of doing business.

As with any financial institution, weak economic conditions, higher inflation, interest rates, or unemployment may lead to increased losses in the loan portfolio. Conversely, improvements in economic conditions tend to reduce the amounts charged against the allowance. Management has established various controls in order to limit future losses at the lending affiliates, such as: 1) a "watch list" of possible problem loans, 2) specific loan retention limits in relation to the size of each affiliate and market, 3) documented policies concerning loan administration (loan file documentation, disclosures, approvals, etc.) and 4) a loan review staff employed by the Parent which travels to subsidiary banks to audit for adherence to established Company controls and to review the quality and anticipated collectibility of the portfolio. Management determines which loans are possibly uncollectible or represent a greater risk of loss and makes additional provision to expense, if necessary, to maintain the allowance at a satisfactory level on an individual bank basis.

The allowance for loan losses at December 31, 1996, was 1.79% of loans outstanding compared to 1.85% at year end 1995. The allowance for loan losses at year end covered non-performing assets (defined as non-accrual loans, loans 90 days delinquent and still accruing interest, and foreclosed real estate) by 246%. Net charge-offs totaled $24.8 million in 1996 compared to $16.2 million in 1995. The increase in net charge-offs in 1996 compared to 1995 was mainly attributable to higher credit losses in the credit card and personal banking loan categories. The provision for loan losses was $24.5 million, approximately equal to 1996 net charge-offs, compared to a provision of $14.6 million in 1995 and $5.8 million in 1994.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (CONT.)

A subsidiary bank is an issuer of Visa and MasterCard credit cards. Credit card loans outstanding at year end 1996 amounted to $563.3 million, or 10.3% of total loans. The percentage of consumer loans outstanding which are generated through credit revolving balances and cash advances is significantly higher for Commerce than it is for a banking group that does not issue credit cards. Because credit card loans traditionally have a higher than average ratio of net charge-offs to loans outstanding when compared with other portfolio segments, management requires that a separate allowance for loan losses on credit card loans be maintained which, on a consolidated basis, was $15.9 million or 2.82% of credit card loans outstanding at December 31, 1996. Net charge-offs amounted to 2.92% of average credit card loans for 1996 compared to 2.30% in 1995. During 1996, the banking industry has experienced increasing credit losses on these loans primarily due to high levels of consumer installment and revolving debt, rising delinquency, and decade-high levels of personal bankruptcies. Net charge-offs at major banks this year have ranged generally from 3.5% to over 6% of credit card loans. The Company has also experienced an increase in losses on credit card loans due to these same factors. However, its net charge-off experience has been significantly lower than industry averages.

Other than as previously noted, management is not aware of any significant risks in the current loan portfolio mix that would result from concentrations of loans within any particular market, industry, or portfolio segment. Other than for the credit card risk mentioned above, management does not allocate the allowance for loan losses. It is deemed to be a general reserve available for all types of loan losses. The allowance at year end 1996 represented a 3.95 multiple of net loan losses for the year just ended.

Based on current economic conditions, management considers the December 31, 1996 allowance adequate to cover the possible risk of loss in the loan portfolio at the present time. Various appraisals and estimates of current value influence the calculation of the required allowance at any point in time. If economic conditions in the region deteriorate significantly, it is possible that additional assets would be classified as non-performing, and accordingly, additional provision for possible losses would be required. Such an event and its duration cannot be predicted at this time.

The schedule which follows summarizes the relationship between loan balances and activity in the allowance for loan losses account:

                                                                                    Years Ended December 31
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                           1996          1995         1994         1993           1992
--------------------------------------------------------------------------------------------------------------------------------
Net loans outstanding at end of period (A)                    $5,472,342    $5,317,813   $4,432,662   $4,024,075      $3,687,415
--------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding (A)                                 $5,321,584    $5,161,552   $4,180,065   $3,835,834      $3,474,285
--------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
 Balance at beginning of period                               $   98,537    $   87,179   $   85,830   $   77,149      $   61,676
--------------------------------------------------------------------------------------------------------------------------------
 Additions to allowance through
  charges to expense                                              24,522        14,629        5,845       11,381          19,146
--------------------------------------------------------------------------------------------------------------------------------
 Allowances of acquired banks                                          -        12,932        2,953        3,661           4,507
--------------------------------------------------------------------------------------------------------------------------------
 Recovery of loans previously charged off:
  Business                                                         1,739         1,632        2,540        3,690           1,841
  Construction                                                         -             -            3          508              52
  Business real estate                                               416           542          663          562           2,584
  Personal real estate                                               123            99          226          141             162
  Personal banking                                                 2,628         2,633        2,259        2,528           2,193
  Credit card                                                      2,172         2,163        2,015        1,947           1,771
--------------------------------------------------------------------------------------------------------------------------------
   Total recoveries                                                7,078         7,069        7,706        9,376           8,603
--------------------------------------------------------------------------------------------------------------------------------
 Loans charged off:
  Business                                                         4,912         3,422        2,511        3,858           4,258
  Construction                                                         -             -            -           12              31
  Business real estate                                               205           391        1,243          418           1,538
  Personal real estate                                               341           208          196          395             351
  Personal banking                                                 9,327         7,413        3,442        3,897           3,302
  Credit card                                                     17,129        11,838        7,763        7,157           7,303
--------------------------------------------------------------------------------------------------------------------------------
   Total loans charged off                                        31,914        23,272       15,155       15,737          16,783
--------------------------------------------------------------------------------------------------------------------------------
  Net loans charged off                                           24,836        16,203        7,449        6,361           8,180
--------------------------------------------------------------------------------------------------------------------------------
 Balance at end of period                                     $   98,223    $   98,537   $   87,179   $   85,830      $   77,149
--------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average
 loans outstanding                                                  .47%          .31%         .18%         .17%            .24%
Ratio of allowance to loans
 at end of period                                                  1.79%         1.85%        1.97%        2.13%           2.09%
Ratio of provision to average
 loans outstanding                                                  .46%          .28%         .14%         .30%            .55%
--------------------------------------------------------------------------------------------------------------------------------
(A) Net of unearned income; before deducting allowance for loan losses.

NON-INTEREST INCOME
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                % change
(Dollars in thousands)                                           1996          1995         199  4       '96-'95         '95-'94
--------------------------------------------------------------------------------------------------------------------------------
Trust fees                                                    $   36,622    $   33,454   $   28,180         9.5%           18.7%
Deposit account charges and other fees                            54,506        44,658       39,971        22.1            11.7
Credit card transaction fees                                      26,586        23,341       19,318        13.9            20.8
Trading account profits and commissions                            5,982         5,158        4,903        16.0             5.2
Net gains on securities transactions                               3,293           897        2,354       267.1           (61.9)
Other                                                             32,173        25,642       26,302        25.5            (2.5)
--------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                     $  159,162    $  133,150   $  121,028        19.5%           10.0%
--------------------------------------------------------------------------------------------------------------------------------
As a % of operating income
 (net interest income plus non-interest income)                    30.3%         27.2%        27.8%
Operating income per full-time
 equivalent employee                                          $    108.1    $    100.0   $     94.2
--------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONT.)

Non-interest income totaled $159.2 million in 1996, $133.2 million in 1995 and $121.0 million in 1994. The increase of $9.8 million in deposit account charges and other fees in 1996 compared to 1995 was partially due to fee restructuring and added cash management fees. Trust fees increased $3.2 million, or 9.5%, in 1996 compared to 1995, and was reflective of increased new business coupled with improvement in market value of assets upon which some fees are based. The increase in credit card fees was reflective of increased merchant and cardholder sales upon which transaction fee income is based. Included in the other income category were gains on sales of branches and fixed assets which totaled $3.1 million more than in the previous year. Other income includes various types of fee income, such as letter of credit fees, loan servicing fees, annuity and mutual fund fees and other brokerage-related commissions. In 1995 compared to 1994, trust fees increased $5.3 million, deposit account charges and other fees increased $4.7 million and credit card transaction fees increased $4.0 million. Net gains on securities transactions included net gains by bank subsidiaries of $2.2 million, $480 thousand and $1.4 million in 1996, 1995 and 1994, respectively, with the remainder attributable to sales of equity securities by the Parent and a venture capital subsidiary.

NON-INTEREST EXPENSE
----------------------------------------------------------------------------------------
                                                                           % change
(Dollars in thousands)                   1996       1995       1994    '96-'95   '95-'94
----------------------------------------------------------------------------------------
Salaries                             $141,328   $136,646   $123,979       3.4%     10.2%
Employee benefits                      23,963     21,207     20,036      13.0       5.8
Net occupancy                          21,456     20,294     18,017       5.7      12.6
Equipment                              15,185     14,256     13,159       6.5       8.3
Supplies and communication             24,697     24,139     19,633       2.3      23.0
Data processing                        20,778     20,997     16,837      (1.0)     24.7
Federal deposit insurance               2,124      8,807     15,349     (75.9)    (42.6)
Marketing                              11,698     11,611     10,833        .7       7.2
Goodwill and core deposit premium
  amortization                         11,448     11,094      5,472       3.2     102.7
Foreclosed property expense, net        2,406        164      1,138        NM     (85.6)
Charitable contributions                1,821      1,265      4,294      44.0     (70.5)
Other                                  41,050     35,004     33,331      17.3       5.0
----------------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE           $317,954   $305,484   $282,078       4.1%      8.3%
----------------------------------------------------------------------------------------
Efficiency ratio (non-interest
  expense as a % of operating
  income excluding net gains on
  securities transactions)               61.0%      62.6%      65.1%
Salaries and benefits as a % of
 total non-interest expense              52.0%      51.7%      51.1%
Number of full-time equivalent
  employees                              4,854      4,890      4,626
========================================================================================

Non-interest expense totaled $318.0 million in 1996, $305.5 million in 1995 and $282.1 million in 1994. In 1996 compared to 1995, salaries increased $4.7 million, or 3.4%, and reflects an overall reduction in full-time equivalent employees as a result of a number of initiatives to centralize operations. Employee benefits increased $2.8 million, or 13.0%, mainly due to added health insurance costs. Federal deposit insurance expense decreased $6.7 million due to a decrease in the assessment rate which began in mid 1995. Included in 1996 federal deposit insurance expense was a $1.3 million one-time charge in connection with the recapitalization of the Savings Association Insurance Fund. The $23.4 million increase in non-interest expense in 1995 over 1994 was mainly due to a $13.8 million increase in salaries and employee benefits. Goodwill and core deposit premium amortization increased $5.6 million due to purchase accounting adjustments relating to 1995 bank acquisitions. Partially offsetting these increases was a $6.5 million decrease in federal deposit insurance expense due to decreased rates and a $3.0 million decrease in charitable contributions.

INCOME TAXES

Income tax expense was $62.9 million, $61.1 million and $51.6 million in 1996, 1995 and 1994, respectively. The effective tax rate on income from operations was 34.5%, 36.2% and 34.9% in 1996, 1995 and 1994, respectively. The difference between these effective tax rates and the statutory rate of 35% was mainly due to state and local income taxes and non-deductible goodwill amortization, offset by tax exempt interest income on state and political subdivision securities. The 1996 effective tax rate was reduced by lower state income taxes and the contribution of an appreciated asset. The 1994 effective tax rate was also reduced by certain non-recurring state tax credits and the contribution of an appreciated asset.

FINANCIAL CONDITION

LOAN PORTFOLIO ANALYSIS

A breakdown of average balances invested in each category of loans appears on page 36. Classifications of consolidated loans by major category at December 31 for each of the past five years are as follows:


                                                          Balance at December 31
-------------------------------------------------------------------------------------------------
(In thousands)                            1996        1995        1994        1993        1992
-------------------------------------------------------------------------------------------------
Business                               $1,700,678  $1,716,080  $1,393,979  $1,380,452  $1,221,525
Real estate - construction                182,474     168,031     127,948      90,102     123,955
Real estate - business                    758,650     695,558     586,769     533,467     453,226
Real estate - personal                  1,010,572     983,249     813,134     734,771     666,074
Personal banking                        1,256,684   1,258,809   1,120,366     917,683     885,998
Credit card                               563,284     496,086     390,466     367,600     336,637
-------------------------------------------------------------------------------------------------
Total loans, net of unearned income    $5,472,342  $5,317,813  $4,432,662  $4,024,075  $3,687,415
-------------------------------------------------------------------------------------------------

The contractual maturities of loan categories at December 31, 1996, and a breakdown of those loans between predetermined rate and floating rate loans are as follows:

                                                                                              Principal Payments Due
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 In             After One      After
(In thousands)                                                                One Year         Year Through     Five
                                                                              or Less           Five Years     Years        Total
------------------------------------------------------------------------------------------------------------------------------------
Business                                                                           $1,104,029    $  556,292  $   40,357   $1,700,678
Real estate - construction                                                            101,063        59,458      21,953      182,474
Real estate - business                                                                252,388       433,957      72,305      758,650
Real estate - personal                                                                 99,208       215,788     695,576    1,010,572
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                              $1,556,688    $1,265,495  $  830,191   $3,652,374
------------------------------------------------------------------------------------------------------------------------------------
Personal banking (1)                                                                                                       1,256,684
Credit card (2)                                                                                                              563,284
------------------------------------------------------------------------------------------------------------------------------------
Total loans, net of unearned income                                                                                       $5,472,342
------------------------------------------------------------------------------------------------------------------------------------
Loans with predetermined rate                                                      $  685,646    $  572,829  $  209,103   $1,467,578
Loans with floating rate                                                              871,042       692,666     621,088    2,184,796
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                              $1,556,688    $1,265,495  $  830,191   $3,652,374
------------------------------------------------------------------------------------------------------------------------------------

(1) Personal banking loans with floating rate totaled $484,960,000.
(2) Credit card loans with floating rate totaled $466,107,000.

Average loans outstanding to total deposits was 67.1% in 1996 compared to 68.3% in 1995. Loans constituted 63.9% of total earning assets at December 31, 1996. While it is management's goal to deploy a larger portion of deposits in higher yielding loan assets, this strategy is tempered in the current economic and competitive environment. Modest economic growth and business loan demand in recent years, coupled with improved earnings and capitalization of the banking industry, has led to intense competition for loan assets. Consolidations within the banking industry, coupled with excess lending capacity and the demand for greater earnings, continue to encourage less stringent underwriting standards, lower interest rate spreads and longer term fixed rate pricing options, and more liberal offering terms and conditions. Given

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (CONT.)

management's longer term commitment to asset quality and its strategy to minimize the impact of changes in interest rate levels on net interest income, the loan portfolio has exhibited a modest level of internal growth in 1996.

The Company currently generates approximately 31.8% of its loan portfolio in the St. Louis regional market and 22.3% in the Kansas City regional market. The portfolio is diversified from a commercial and retail standpoint, with 48.3% in loans to business and 51.7% in loans to individual consumers. Such a balanced approach to loan portfolio management and an aversion toward credit concentrations, from an industry, geographic and product perspective, have enabled the Company to avoid problem loan levels and loan losses that characterized the banking industry in the early 1990s.

Loans by type as a percentage of total loans:
------------------------------------------------
                                   December 31
                                  1996     1995
------------------------------------------------
Business                           31.1%    32.3%
Real estate - construction          3.3      3.1
Real estate - business             13.9     13.1
Real estate - personal             18.4     18.5
Personal banking                   23.0     23.7
Credit card                        10.3      9.3
------------------------------------------------
Total loan                        100.0%   100.0%
------------------------------------------------

Business Loans

This group of loans, totaling $1.70 billion, is comprised primarily of loans to customers in the regional trade area of the bank subsidiaries in the central Midwest, encompassing the states of Missouri, Kansas, Illinois and adjacent Midwestern markets. The bank subsidiaries generally do not participate in credits of large, publicly traded companies unless operations are maintained in the local communities or regional markets. The portfolio is diversified from an industry standpoint and includes businesses engaged in manufacturing, wholesaling, retailing, agribusiness, insurance, financial services, public utilities, and other service businesses. Emphasis is upon middle-market and community businesses with known local management and financial stability. Consistent with management's strategy and emphasis upon relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. There were net loan charge-offs in this category, as shown on page 25, of $3.2 million in 1996 compared to $1.8 million in 1995. Continued growth in business loans will be based upon strong solicitation efforts in a highly competitive market environment for quality loans. Asset quality is, in part, a function of management's consistent application of conservative underwriting standards. Therefore, portfolio growth in 1997 is dependent upon the strength of the economy, the actions of the Federal Reserve with regard to targets for economic growth and inflationary tendencies, and the competitive environment as previously described.

On the basis of average balances, business loans for 1996 decreased 2.0% from 1995 levels, which increased 22.4% over 1994 levels. A portion of the growth in 1995 was attributable to bank acquisitions in Illinois and Kansas. Non-accrual business loans decreased to $7.0 million (.4% of business loans) at December 31, 1996, from $9.9 million (.6% of business loans) at December 31, 1995.


Real Estate -- Construction

The portfolio of loans in this category amounted to $182.5 million at December 31, 1996, compared to $168.0 million at year end 1995. Non-accrual loans in this category were $552 thousand at year end 1996 compared to $304 thousand at year end 1995. Management continues to maintain relatively low exposure in this category. The portfolio consists of residential construction, commercial construction, and land development loans, predominantly in the local markets of the Company's banking subsidiaries. Commercial construction loans are for small and medium-sized office and medical buildings, manufacturing and warehouse facilities, strip shopping centers, and other commercial properties. Exposure to larger speculative office and rental space is minimal. Residential construction and land development loans are primarily located in the Kansas City and St. Louis metropolitan areas. The Company experienced no loan losses in this category during 1996 and 1995. Management is not aware of any significant adverse exposure in this category.

Real Estate -- Business

This category includes mortgage loans secured by commercial properties which are primarily located in the local and regional trade territories of the customers of the affiliate banks. At December 31, 1996, there were $758.7 million in balances outstanding secured by commercial properties. Non-accrual balances have increased at December 31, 1996 to $4.4 million, or .6% of the loans in this category, compared to $3.4 million at year end 1995. The Company experienced net recoveries of $211 thousand in 1996 and $151 thousand in 1995. The economic conditions in local markets are generally strong, positively impacting debt service capabilities and collateral values for both owner-occupied and investment real estate. Significant deterioration is not anticipated in 1997, provided that the economy performs at or near the Federal Reserve's target level for growth of 2.5%.

Real Estate -- Personal

The mortgage loans in this category are extended, predominantly, for owner-occupied residential properties. At December 31, 1996, there were $1.01 billion in loans outstanding. The Company has not experienced significant problem credits in this category recently as there were net charge-offs of $218 thousand in 1996 compared to $109 thousand in 1995. The non-accrual balances of loans in this category were $1.9 million at December 31, 1996, or .2% of the category, compared with $2.4 million at December 31, 1995. The five year history of net charge-offs on the real estate-personal loan category reflects nominal losses and credit quality is considered to be above average.

Personal Banking

This consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, securities purchases, home improvements, recreational and educational purposes. This category also includes $157.7 million of home equity loan balances at December 31, 1996, with an additional $275.3 million in unused lines of credit that can be drawn at the discretion of the borrower. These home equity lines are secured by first or second mortgages on residential property of the borrower. The underwriting terms for the home equity line product permit borrowing availability, in the aggregate, up to 80% of the appraised value of the collateral property. Given reasonably stable real estate values over time, the collateral margin improves with the regular amortization of prior mortgage loans. Approximately 39% of the loans in the personal banking category are extended on a floating interest rate basis. Total average loan balances for 1996 and 1995 were $1.26 billion. Net charge-offs were $6.7 million in 1996 compared to $4.8 million in 1995. The majority of personal banking loan losses were related to indirect paper purchases, generally secured by automobiles.

Credit Card

The credit card portfolio is concentrated within our regional market. Approximately 55.6% of the households in Missouri that own a Commerce Special Connections credit card product also maintain a deposit relationship with a subsidiary bank. Net charge-offs amounted to $15.0 million in 1996, which was a $5.3 million increase over 1995. Such losses were attributable to higher delinquencies and bankruptcies and were noted as part of national trends throughout the industry. The net charge-off ratios of 2.9% in 1996 and 2.3% in 1995 are well below national averages. The net charge-off ratio increased to 3.3% for the fourth quarter of 1996. The average balance in credit card loans for 1996 was $511.4 million compared to $420.0 million in 1995. Approximately 83% of the outstanding credit card loans have a floating interest rate. The Company has a variety of credit card products, all of which offer ATM access to either advances against the credit card account or transactions against related deposit accounts. Continued growth is anticipated through targeted marketing and product design to segmented groups. During 1997, a number of new products will continue to be introduced or extended to affiliate bank markets to fill in product line gaps for consumers, along with products aimed at the corporate and small business markets. The Company refrains from national pre-approved mailing techniques which have caused some of the credit card problems experienced by other

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (CONT.)

banking companies. Current delinquency ratios are in line with past charge-off results. Significant changes in loss trends, when compared with the fourth quarter 1996 results and with the results of other industry providers, are not anticipated by management.

RISK ELEMENTS OF LOAN PORTFOLIO

Management reviews the loan portfolio continuously for evidence of problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status, the need for additional allowance for loan loss, and (if appropriate) partial or full charge-off. Those loans on which management does not expect to collect payments consistent with acceptable and agreed upon terms of repayment (generally, loans that are 90 days past due as to principal and/or interest payments) are placed on non-accrual status. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on non-accrual status only as interest is received and so long as management is satisfied there is no impairment of collateral values. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.


A schedule of non-performing assets according to risk category follows:

                                                                                                     December 31
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                               1996      1995      1994      1993      1992
----------------------------------------------------------------------------------------------------------------------------------
Non-accrual                                                                        $13,945   $16,234   $11,385   $14,328   $19,370
Past due 90 days and still accruing interest                                        24,806    15,690    13,090     7,289     8,293
----------------------------------------------------------------------------------------------------------------------------------
Total impaired loans                                                                38,751    31,924    24,475    21,617    27,663
Real estate acquired in foreclosure                                                  1,136     1,955     7,290    10,057    12,366
----------------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                                        $39,887   $33,879   $31,765   $31,674   $40,029
----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of total loans                                   .73%      .64%      .72%      .79%     1.09%
----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of total assets                                  .41%      .35%      .40%      .39%      .53%
----------------------------------------------------------------------------------------------------------------------------------

The effect of non-accruing loans on interest income for 1996 is presented below:

(In thousands)
------------------------------------------------------------------------------------------
Gross amount of interest that would have
     been recorded at original rate                                                $ 2,178
Interest that was reflected in income                                                  561
------------------------------------------------------------------------------------------
Interest income not recognized                                                     $ 1,617
------------------------------------------------------------------------------------------

Loans past due 90 days and still accruing interest increased $9.1 million at December 31, 1996 compared to December 31, 1995. Approximately 50% of this increase was related to the credit card portfolio, discussed above.

At December 31, 1996, the Company's mortgage banking subsidiary held residential real estate loans of approximately $16.8 million at lower of cost or market, which are to be resold to secondary markets within approximately three months.

The Parent and a venture capital subsidiary had debt and equity investments with a carrying value of $4.9 million in 13 companies or partnerships at December 31, 1996. A $30 million limited partnership venture fund was organized by the Company in 1993 with 49% outside participation, which is managed by a subsidiary. The Company's investment in this partnership was approximately $7.2 million at December 31, 1996. Management believes the potential for long-term gains in this type of investment activity outweighs the potential risk of losses.

There were no loan concentrations of multiple borrowers in similar activities at December 31, 1996 which exceeded 5% of total loans. The Company's aggregate legal lending limit to any single or related borrowing entities is in excess of $100 million. The largest exposures generally do not exceed $50 million.

INVESTMENT SECURITIES
PORTFOLIO ANALYSIS

At December 31, 1996, available for sale securities totaled $2.67 billion, which included a net unrealized gain in fair value of $29.5 million. The amount of the related after tax unrealized gain reported in stockholders' equity was $18.2 million. Non-marketable equity securities, which are carried at cost (less allowances for other than temporary declines in value) are generally held by the Parent and non-banking subsidiaries due to regulatory restrictions, except for Federal Reserve Bank stock held by banking subsidiaries.

The average balances of investment securities (excluding the unrealized gain/loss) were $2.63 billion in 1996 compared to $2.65 billion in 1995 and $2.80 billion in 1994. The average tax equivalent yield was 6.28% in 1996, 6.23% in 1995 and 5.88% in 1994. There was little change in tax equivalent interest income earned on investment securities in 1996 compared to 1995 and 1994. Tax equivalent interest income increased slightly in 1996 compared to 1995, mainly due to a $57.6 million increase in the average balances invested in U.S. government and federal agency securities, partially offset by a $66.4 million decrease in investments in CMO's and asset-backed securities. Tax equivalent interest income decreased $245 thousand in 1995 compared to 1994, mainly due to a decrease of $370.6 million in average balances invested in U.S. government and agency securities, partially offset by increases in average balances invested in CMO's and asset-backed securities and state and municipal obligations, and an increase of 33 basis points earned on U.S. government and federal agency securities.

The 1996 fair values below include gross unrealized gains of $41.1 million which are partially offset by gross unrealized losses of $11.6 million. Included are net unrealized gains of $14.6 million on the investment portfolio of the Parent, which consists primarily of equity securities, with gross unrealized gains of $15.1 million partially offset by gross unrealized losses of $590 thousand.

Investment securities (excluding trading securities) at year end for the past two years are shown as follows:

                                           December 31
-----------------------------------------------------------
(In thousands)                          1996        1995
-----------------------------------------------------------
Amortized Cost:
U.S. government and
 federal agency obligations          $1,705,869  $1,684,679
State and municipal obligations          98,886     124,352
CMO's and asset-backed securities       705,848     666,334
Other debt securities                   108,453      11,011
Equity securities                        61,693      55,599
-----------------------------------------------------------
Total                                $2,680,749  $2,541,975
-----------------------------------------------------------

Fair Value:
U.S. government and
 federal agency obligations          $1,717,945  $1,707,111
State and municipal obligations         101,293     128,043
CMO's and asset-backed securities       703,515     670,522
Other debt securities                   108,442      10,982
Equity securities                        79,055      68,726
-----------------------------------------------------------
Total                                $2,710,250  $2,585,384
-----------------------------------------------------------

A summary of maturities by category of investment securities and the weighted average yield for each range of maturities as of December 31, 1996, is presented in the financial statements note on Investment Securities. U.S. government and federal agency securities comprise 63% of the investment portfolio at December 31, 1996, with a weighted average yield of 6.20% and an estimated average maturity of 2.6 years; CMO's and asset-backed securities comprise 26% with a weighted average yield of 6.22% and an estimated average maturity of 3.9 years.

Other debt and equity securities above include Federal Reserve Bank stock and other bonds, notes, corporate stock (held primarily by non-banking entities) and debentures. The tax equivalent yield on these securities in 1996 computed on average balances invested was approximately 6.89%.

DEPOSITS AND BORROWINGS

Deposits are the primary funding source for the Company's banks, and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits have remained largely unchanged, totaling $8.17 billion at year end 1996 and $8.19 billion at year end 1995. At year end

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (CONT.)

1996, 22% of total deposits were in non-interest bearing demand, 49% in savings and interest bearing demand and 26% in time open and C.D.'s under $100,000. At year end 1995, total deposits were comprised of 22% in non-interest bearing demand, 48% in savings and interest bearing demand and 28% in time open and C.D.'s under $100,000. Core deposits (defined as all non-interest and interest bearing deposits, excluding short-term C.D.'s of $100,000 and over) supported 93% of average earning assets in 1996 and 1995. Average balances by major deposit category for the last six years appear on pages 36 and 37. The maturity schedule of time deposits of $100,000 and over outstanding at December 31, 1996, appears in the financial statements note on Fair Value of Financial Instruments.

Short-term borrowings consist mainly of federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan accounts. These amounted to $526.8 million at year end 1996 and $362.9 million at year end 1995, which was an increase of $163.9 million. This increase was the result of growth in federal funds purchased and securities sold under agreements to repurchase. The Company's long-term debt, which was approximately $14 million at year end 1996 and 1995, consists mainly of mortgages and borrowings from the Federal Home Loan Bank.

LIQUIDITY AND CAPITAL RESOURCES

The liquid assets of the Parent consist primarily of available for sale securities, which include readily marketable equity securities and commercial paper, and securities purchased under agreements to resell. Total investment securities and repurchase agreements were $94.4 million at cost and $108.9 million at fair value at December 31, 1996 ($10.0 million of which is pledged under a self-insured officer and director liability program) compared to $79.1 million at cost and $90.1 million at fair value at December 31, 1995. Total liabilities of the Parent at December 31, 1996 decreased to $12.6 million compared to $44.3 million at December 31, 1995 mainly because of a $31.0 million liability recorded at year end 1995 for a significant treasury stock purchase settling in 1996. The Parent had no third-party short-term borrowings or long-term debt at December 31, 1996. Primary sources of funds for the Parent are dividends and management fees from its subsidiary banks, which were $120.3 million and $14.0 million, respectively, in 1996. The Parent also collected $21.6 million from subsidiary banks to reimburse data processing costs paid by the Parent. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent's commercial paper, which management believes is readily marketable, has a P1 rating from Moody's and an A1 rating from Standard & Poor's. No commercial paper was outstanding during the past three years. The Company is also rated A by Thomson BankWatch with a corresponding short-term rating of TBW-1. This credit availability, along with available secured short-term borrowings from affiliate banks, should provide adequate funds to meet any outstanding or future commitments of the Parent. Management is not aware of any factors that would cause these ratings to be adversely impacted.

The liquid assets held by bank subsidiaries include available for sale securities, which consist mainly of investments in U.S. government and federal agency securities and mortgage-backed securities. The available for sale bank portfolio totaled $2.57 billion at December 31, 1996, including an unrealized net gain of $12.0 million.

The Company (on a consolidated basis) continues to maintain a sound equity to asset ratio of 9.53%, based on 1996 average balances. At December 31, 1996, the Company and each of its banking subsidiaries met minimum risk based capital requirements. Consolidated Tier I and Total capital ratios were 13.06% and 14.20%, respectively, and the leverage ratio was 8.84%.

The cash flows from the operating, investing and financing activities of the Company resulted in a net increase in cash and due from banks of $58.4 million in 1996. The cash generated by operating activities, which amounted to $214.7 million in 1996, provides a high degree of liquidity. Most of the Company's investing activities arise from customer lending and the investment of funds in available for sale securities and short-term federal funds sold and repurchase agreements. The net cash required by investing activities was $242.3 million in 1996. The liquidity needs arising from these activities are largely satisfied by maturities of the same in addition to a major financing item, the customer deposit base, and short-term borrowings of federal funds purchased. Future short-term liquidity needs for daily operations are not expected to vary significantly and the Company maintains adequate liquidity to meet that cash flow. The Company's sound equity base, along with its low debt level, common and preferred stock availability, and excellent debt ratings, provide several alternatives for future financing. Future acquisitions may utilize partial funding through one or more of these options.

Cash and stock requirements for acquisitions, funding of various employee benefit programs and dividends were as follows:

-------------------------------------------------------------
(In thousands)                            1996   1995    1994
-------------------------------------------------------------
Cash used in acquisitions              $    --  $94.1   $ 2.7
Acquisition-related issuance
 of treasury stock                          --   12.0    44.5
Acquisition-related issuance
 of new stock                               --   75.7     3.5
Other purchases of
 treasury stock                           78.4   40.0    52.8
Exercise of stock options, sales to
 affiliate non-employee directors
 and restricted stock awards              (4.0)  (4.1)   (8.2)
Cash dividends                            27.5   26.0    21.1
-------------------------------------------------------------

In February 1996, the Board of Directors authorized the Company to purchase up to 2,000,000 shares of common stock, in either the open market or privately negotiated transactions, to be used for employee benefit programs and stock dividends. At December 31, 1996, the Company had acquired approximately 1,288,000 shares under the 1996 authorization.

Various commitments and contingent liabilities arise in the normal course of business which are properly not recorded on the balance sheet. The most significant of these are loan commitments totaling $2.07 billion (excluding approximately $1.97 billion in unused approved lines of credit related to credit card loan agreements) and standby letters of credit, net of participations to non-affiliated companies, totaling $145.4 million at December 31, 1996. The Company has various other financial instruments with off-balance-sheet risk, such as commercial letters of credit, foreign exchange contracts to purchase and sell foreign currency, and interest rate swap agreements. Management does not anticipate any material losses arising from commitments and contingent liabilities and believes there are no material commitments to extend credit that represent risks of an unusual nature.

INTEREST RATE SENSITIVITY

The Company's Asset/Liability Management Committee monitors the interest rate sensitivity of the Company's balance sheet on a monthly basis. The Company's policy is to minimize the impact of changing rates on net interest income by maintaining a reasonable balance of rate sensitive assets and liabilities. The Company continually reviews the repricing characteristics of its assets and liabilities and the rates paid and charged for deposits and loans. Deposit rates are reviewed at least weekly and loan rates are monitored closely, particularly on larger commercial relationships.

Interest rate risk is evaluated using various tools, including interest sensitivity analysis and simulation techniques. The following schedule presents the Company's interest sensitivity analysis as of December 31, 1996 and identifies the repricing characteristics of the balance sheet and resulting difference between assets and liabilities repricing within selected time intervals. In this analysis the interest sensitivity position is balanced when an equal amount of assets and liabilities reprice during a given time interval. Excess assets or liabilities repricing in a given time period result in the "Interest sensitivity GAP" shown in the schedule below. A positive gap indicates that more assets than liabilities will reprice in a given time period, while a negative gap indicates that more liabilities will reprice.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (CONT.)

The schedule indicates that the Company is liability sensitive in time intervals of less than one year and means that interest bearing liabilities can reprice faster than earning assets. This is supported by the fact that 71% of the Company's deposits are of the non-maturity type. This would indicate that the net interest margin should improve when interest rates decline and decline when interest rates increase.

While this interest sensitivity analysis is a widely used measure of interest rate risk, it provides an incomplete picture of the sensitivity position of the Company and should be used only in conjunction with other factors of financial performance. In addition to changes in market interest rates, the Company's net interest margin is also impacted by changes in funding demands. When these demands increase, deposit rates can also increase, and in a declining interest rate environment, the result could be a decrease in the net interest margin. In the same way, it is possible for the net interest margin to increase in a rising interest rate environment, which could happen if funding demands are low and allow a slower increase in the rates paid on deposits. Accordingly, even though the interest sensitivity analysis may be used as an indication of interest margin direction and interest rate risk, it does not factor in all the variables necessary to evaluate true interest rate risk.

For these reasons, the Company also evaluates its interest rate risk position using simulation models and other evaluation tools to monitor and manage its balance sheet and related earnings potential. Such simulation models are prepared regularly during the year using differing interest rate projections to better understand the operating environment. The Company purchases outside interest rate projections from a national vendor for use in these simulation models. The Company has set policy limits of interest rate risk to be assumed in the normal course of business and continually monitors such limits based on simulation models. The Company has been successful in meeting the interest rate sensitivity objectives set forth in its policy and has been well within the policy limits all year.

The Company does not use any off-balance-sheet derivative products to a significant degree, but rather uses traditional methods of managing its assets and liabilities while maintaining its normal high credit standards. Management believes the Company is appropriately positioned for future interest rate movements.

The following is an analysis of sensitivity gaps of interest earning assets and interest bearing liabilities:

REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS
December 31, 1996
                                               1-3           4-6         7-12        2-5        Over 5
(In thousands)                                Months        Months      Months      Years        Years     Total
--------------------------------------------------------------------------------------------------------------------
Interest earning assets:
 Loans, net of unearned income.............  $ 2,660,193   $ 209,529   $1,015,988  $1,355,586   $231,046  $5,472,342
 Investment securities.....................      152,247      11,211      227,531   2,151,343    179,183   2,721,515
 Federal funds sold and securities
 purchased under agreements to resell.......      368,690          --           --          --         --    368,690
--------------------------------------------------------------------------------------------------------------------
Total interest earning assets..............    3,181,130     220,740    1,243,519   3,506,929    410,229   8,562,547
--------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
 Time open & C.D.'s of less than $100,000..      519,036     443,107      558,164     600,414     17,485   2,138,206
 Time open & C.D.'s of $100,000 & over.....       65,573      42,924       54,469      42,642        555     206,163
 Savings and interest bearing demand.......    4,021,376          --           --          --         --   4,021,376
 Federal funds purchased and securities
 sold under agreements to repurchase........      526,807          --           --          --         --    526,807
 Long-term debt and other borrowings.......           91       3,294        3,155       4,943      2,637      14,120
--------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities.........    5,132,883     489,325      615,788     647,999     20,677   6,906,672
--------------------------------------------------------------------------------------------------------------------
Interest sensitivity GAP...................  $(1,951,753)  $(268,585)  $  627,731  $2,858,930   $389,552  $1,655,875
====================================================================================================================

IMPACT OF RECENTLY ISSUED
ACCOUNTING STANDARDS

The Company adopted three new Statements of Financial Accounting Standards
(SFAS) in 1996: SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets"; SFAS No. 122, "Accounting for Mortgage Servicing Rights"; and SFAS No. 123, "Accounting for Stock-Based Compensation."

SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 122 requires that both purchased and internally originated mortgage servicing rights be capitalized and amortized to income over the estimated servicing period. The impact of adopting these two pronouncements was immaterial to the consolidated financial statements.

The Company decided not to adopt the optional accounting treatment outlined by SFAS No. 123 for stock-based compensation awards. Accordingly, the Company will continue to account for stock compensation awards under the guidelines of Accounting Principles Board Opinion No. 25. The Company has disclosed, in the notes to the consolidated financial statements, the pro forma net income and net income per share as if the optional accounting treatment under SFAS No. 123 was adopted.

EFFECTS OF INFLATION

The impact of inflation on financial institutions differs significantly from that exerted on industrial entities. Financial institutions are not heavily involved in large capital expenditures used in the production, acquisition or sale of products. Virtually all assets and liabilities of financial institutions are monetary in nature and represent obligations to pay or receive fixed and determinable amounts not affected by future changes in prices. Changes in interest rates have a significant effect on the earnings of financial institutions. Higher interest rates generally follow the rising demand of borrowers and the corresponding increased funding requirements of financial institutions. Although interest rates are viewed as the price of borrowing funds, the behavior of interest rates differs significantly from the behavior of the prices of goods and services. Prices of goods and services may be directly related to that of other goods and services while the price of borrowing relates more closely to the inflation rate in the prices of those goods and services. As a result, when the rate of inflation slows, interest rates tend to decline while absolute prices for goods and services remain at higher levels. Interest rates are also subject to restrictions imposed through monetary policy, usury laws and other artificial constraints. The rate of inflation has been relatively low over the past few years.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (Cont.)

AVERAGE BALANCE SHEETS--AVERAGE RATES AND YIELDS

                                                                    Years Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                               1996                              1995                              1994
------------------------------------------------------------------------------------------------------------------------------------
                                                          Average                           Average                          Average
                                              Interest     Rates                Interest     Rates                Interest    Rates
(Dollars in thousands)            Average     Income/     Earned/   Average     Income/     Earned/    Average    Income/    Earned/
                                  Balance     Expense      Paid     Balance     Expense      Paid      Balance    Expense      Paid
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans: (A)
 Business (B)                   $1,670,328   $131,652      7.88%  $1,703,933   $141,872      8.33%   $1,392,650   $ 99,111     7.12%
 Construction and development      168,220     14,670      8.72      130,346     12,227      9.38       115,628      9,372     8.11
 Real estate -- business           719,377     61,845      8.60      693,539     61,958      8.93       538,793     43,256     8.03
 Real estate -- personal           990,069     77,568      7.83      954,956     74,571      7.81       759,338     53,473     7.04
 Personal banking                1,262,166    109,065      8.64    1,258,729    110,202      8.76     1,013,462     80,513     7.94
 Credit card                       511,424     67,493     13.20      420,049     58,368     13.90       360,194     47,082    13.07
------------------------------------------------------------------------------------------------------------------------------------
Total loans                      5,321,584    462,293      8.69    5,161,552    459,198      8.90     4,180,065    332,807     7.96
------------------------------------------------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal
  agency                         1,763,146    108,451      6.15    1,705,562    105,216      6.17     2,076,150    121,339     5.84
 State & municipal
  obligations (B)                  115,021      9,060      7.88      123,152      9,577      7.78        46,602      3,549     7.62
 CMO's and asset-backed
  securities                       653,301     40,913      6.26      719,747     44,928      6.24       586,935     35,132     5.99
 Trading account securities          6,500        345      5.30        3,975        240      6.03         4,168        159     3.82
 Other marketable securities (B)    51,320      3,529      6.88       66,368      4,110      6.19        69,870      4,191     6.00
 Other non-marketable
  securities                        36,820      2,542      6.90       26,407        685      2.59        20,424        631     3.09
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities      2,626,108    164,840      6.28    2,645,211    164,756      6.23     2,804,149    165,001     5.88
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and
 securities purchased under
 agreements to resell              467,103     25,334      5.42      205,547     12,075      5.87       132,672      5,457     4.11
------------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets    8,414,795    652,467      7.75    8,012,310    636,029      7.94     7,116,886    503,265     7.07
------------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses     (98,312)                          (95,884)                           (86,664)
Unrealized gain (loss) on
 investment securities              21,675                           (13,983)                           (15,424)
Cash and due from banks            623,523                           607,656                            555,171
Land, buildings and equipment
 -- net                            208,967                           205,702                            194,159
Other assets                       194,278                           209,168                            149,568
------------------------------------------                        ----------                         ----------
Total assets                    $9,364,926                        $8,924,969                         $7,913,696
==========================================                        ==========                         ==========

LIABILITIES AND EQUITY
Interest bearing deposits:
 Savings                        $  299,018      7,165      2.40   $  312,049      7,954      2.55    $  273,032      6,618     2.42
 Interest bearing demand         3,656,476    121,367      3.32    3,329,272    112,729      3.39     3,247,965     84,037     2.59
 Time open & C.D.'s of less
  than $100,000                  2,195,628    119,366      5.44    2,206,655    118,267      5.36     1,826,661     77,884     4.26
 Time open & C.D.'s of
  $100,000 and over                223,723     11,606      5.19      213,950     11,430      5.34       155,813      6,213     3.99
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 deposits                        6,374,845    259,504      4.07    6,061,926    250,380      4.13     5,503,471    174,752     3.18
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
 Federal funds purchased and
  securities sold under
  agreements to repurchase         449,831     21,427      4.76      442,413     23,792      5.38       287,642     10,384     3.61
 Long-term debt and other
  borrowings (C)                    14,690      1,054      7.17       16,195      1,146      7.08         7,129        542     7.60
------------------------------------------------------------------------------------------------------------------------------------
Total borrowings                   464,521     22,481      4.84      458,608     24,938      5.44       294,771     10,926     3.71
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 liabilities                     6,839,366    281,985      4.12%   6,520,534    275,318      4.22%    5,798,242    185,678     3.20%
------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand
 deposits                        1,559,157                         1,497,474                          1,341,721
Other liabilities                   74,374                            60,527                             37,515
Stockholders' equity               892,029                           846,434                            736,218
------------------------------------------                        ----------                         ----------
Total liabilities and equity    $9,364,926                        $8,924,969                         $7,913,696
====================================================================================================================================
Net interest margin (T/E)                    $370,482                          $360,711                           $317,587
====================================================================================================================================
Net yield on interest earning
 assets                                                    4.40%                             4.50%                             4.46%
====================================================================================================================================
Percentage increase in net
 interest margin (T/E) over
 the prior year                                            2.71%                            13.58%                            10.52%
====================================================================================================================================

(A) Loans on non-accrual status are included in the computation of average balances. Included in interest income above are loan fees and late charges, net of amortization of deferred loan origination costs, which are immaterial. Credit card income from merchant discounts and net interchange fees are not included in loan income.

(B) Interest income and yields are presented on a fully-taxable equivalent basis using the Federal statutory income tax rate. Business loan interest income includes tax free loan income of $3,934,000 in 1996, $4,259,000 in 1995, $3,916,000 in 1994, $4,281,000 in 1993 and $4,722,000 in 1992, including tax equivalent adjustments of $1,323,000 in 1996, $1,438,000


                                                            Years Ended December 31
----------------------------------------------------------------------------------------------------------------
                                                        1993                              1992
----------------------------------------------------------------------------------------------------------------
                                                                     Average                         Average
                                                        Interest     Rates                Interest    Rates
(Dollars in thousands)                 Average          Income/     Earned/    Average    Income/    Earned/
                                       Balance          Expense      Paid      Balance    Expense     Paid
--------------------------------------------------------------------------------------------------------------
ASSETS
Loans: (A)
 Business (B)                         $1,281,458       $ 81,416       6.35%  $1,160,801   $ 78,418      6.76%
 Construction and development            102,825          7,746       7.53      115,019      8,692      7.56
 Real estate -- business                 493,503         37,505       7.60      401,444     33,219      8.27
 Real estate -- personal                 716,273         53,428       7.46      624,071     54,124      8.67
 Personal banking                        920,157         75,080       8.16      876,678     77,931      8.89
 Credit card                             321,618         44,141      13.72      296,272     44,726     15.10
--------------------------------------------------------------------------------------------------------------
Total loans                            3,835,834        299,316       7.80    3,474,285    297,110      8.55
--------------------------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal
  agency                               2,497,041        143,395       5.74    2,094,399    130,918      6.25
 State & municipal
  obligations (B)                         41,141          3,181       7.73       26,566      2,246      8.45
 CMO's and asset-backed
  securities                              60,425          3,552       5.88            -          -         -
 Trading account securities                4,731            220       4.66        7,420        477      6.43
 Other marketable securities (B)          70,837          3,933       5.55      122,476      6,069      4.96
 Other non-marketable
  securities                              21,024            924       4.39       17,996        959      5.33
--------------------------------------------------------------------------------------------------------------
Total investment securities            2,695,199        155,205       5.76    2,268,857    140,669      6.20
--------------------------------------------------------------------------------------------------------------
Federal funds sold and
 securities purchased under
 agreements to resell                    282,625          8,735       3.09      422,732     15,379      3.64
--------------------------------------------------------------------------------------------------------------
Total interest earning assets          6,813,658        463,256       6.80    6,165,874    453,158      7.35
--------------------------------------------------------------------------------------------------------------
Less allowance for loan losses           (83,767)                               (68,344)
Unrealized gain (loss) on                     -                                      -
 investment securities
Cash and due from banks                  573,494                                508,594
Land, buildings and equipment
 -- net                                  196,809                                183,109
Other assets                             149,909                                132,021
--------------------------------------------------------------------------------------------------------------
Total assets                          $7,650,103                             $6,921,254
==============================================================================================================

LIABILITIES AND EQUITY
Interest bearing deposits:
 Savings                              $  248,681          6,012       2.42   $  188,332      5,979      3.17
 Interest bearing demand               3,124,098         78,995       2.53    2,788,635     88,330      3.17
 Time open & C.D.'s of less
  than $100,000                        1,790,418         77,165       4.31    1,786,175     93,752      5.25
 Time open & C.D.'s of
  $100,000 and over                      138,271          5,038       3.64      135,805      5,826      4.29
--------------------------------------------------------------------------------------------------------------
Total interest bearing
 deposits                              5,301,468        167,210       3.15    4,898,947    193,887      3.96
--------------------------------------------------------------------------------------------------------------
Borrowings:
 Federal funds purchased and
  securities sold under
  agreements to repurchase               318,951          8,141       2.55      271,181      8,071      2.98
 Long-term debt and other
  borrowings (C)                           7,118            554       7.79       12,566      1,021      8.13
--------------------------------------------------------------------------------------------------------------
Total borrowings                         326,069          8,695       2.67      283,747      9,092      3.20
--------------------------------------------------------------------------------------------------------------
Total interest bearing
 liabilities                           5,627,537        175,905       3.13%   5,182,694    202,979      3.92%
--------------------------------------------------------------------------------------------------------------
Non-interest bearing demand
 deposits                              1,302,634                              1,121,481
Other liabilities                         50,902                                 60,619
Stockholders' equity                     669,030                                556,460
--------------------------------------------------------------------------------------------------------------
Total liabilities and equity          $7,650,103                             $6,921,254
==============================================================================================================
Net interest margin (T/E)                            $  287,351                           $250,179
==============================================================================================================
Net yield on interest earning
 assets                                                               4.22%                             4.06%
==============================================================================================================
Percentage increase in net
 interest margin (T/E) over
 the prior year                                                      14.86%                            11.12%
==============================================================================================================





-----------------------------------------------------------------------
                                                     1991
-----------------------------------------------------------------------
                                                                            Average
                                                              Average       Balance
                                                   Interest    Rates       Five Year
(Dollars in thousands)                 Average     Income/    Earned/      Compound
                                       Balance     Expense      Paid      Growth Rate
------------------------------------------------------------------------------------------
ASSETS
Loans: (A)
 Business (B)                        $1,056,376    $ 92,112      8.72%         9.60%
 Construction and development           108,478      10,202      9.40          9.17
 Real estate -- business                390,611      38,190      9.78         12.99
 Real estate -- personal                570,654      56,996      9.99         11.65
 Personal banking                       869,369      89,039     10.24          7.74
 Credit card                            263,731      43,288     16.41         14.16
------------------------------------------------------------------------------------------
Total loans                           3,259,219     329,827     10.12         10.30
------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal
  agency                              1,654,517     131,738      7.96          1.28
 State & municipal
  obligations (B)                        13,395       1,702     12.71         53.73
 CMO's and asset-backed
  securities                                  -           -         -            NA
 Trading account securities               5,433         357      6.57          3.65
 Other marketable securities (B)        294,895      18,784      6.37        (29.51)
 Other non-marketable
  securities                             16,647         611      3.67         17.21
------------------------------------------------------------------------------------------
Total investment securities           1,984,887     153,192      7.72          5.76
------------------------------------------------------------------------------------------
Federal funds sold and
 securities purchased under
 agreements to resell                   489,869      28,434      5.80          (.95)
------------------------------------------------------------------------------------------
Total interest earning assets         5,733,975     511,453      8.92          7.97
------------------------------------------------------------------------------------------
Less allowance for loan losses          (59,441)                              10.59
Unrealized gain (loss) on                    -                                  NA
 investment securities
Cash and due from banks                 447,756                                6.85
Land, buildings and equipment
 -- net                                 177,984                                3.26
Other assets                            117,905                               10.50
------------------------------------------------------------------------------------------
Total assets                         $6,418,179                                7.85%
==========================================================================================

LIABILITIES AND EQUITY
Interest bearing deposits:
 Savings                             $  148,972       7,260      4.87         14.95%
 Interest bearing demand              2,379,299     120,358      5.06          8.97
 Time open & C.D.'s of less
  than $100,000                       1,840,020     127,949      6.95          3.60
 Time open & C.D.'s of
  $100,000 and over                     198,130      12,212      6.16          2.46
------------------------------------------------------------------------------------------
Total interest bearing
 deposits                             4,566,421     267,779      5.86          6.90
------------------------------------------------------------------------------------------
Borrowings:
 Federal funds purchased and
  securities sold under
  agreements to repurchase              293,986      15,016      5.11          8.88
 Long-term debt and other
  borrowings (C)                         38,711       3,522      9.10        (17.62)
------------------------------------------------------------------------------------------
Total borrowings                        332,697      18,538      5.57          6.90
------------------------------------------------------------------------------------------
Total interest bearing
 liabilities                          4,899,118     286,317      5.84%         6.90
------------------------------------------------------------------------------------------
Non-interest bearing demand
 deposits                               968,123                               10.00
Other liabilities                        69,951                                1.23
Stockholders' equity                    480,987                               13.15
------------------------------------------------------------------------------------------
Total liabilities and equity         $6,418,179                               7.85%
==========================================================================================
Net interest margin (T/E)                          $225,136
==========================================================================================
Net yield on interest earning
 assets                                                          3.93%
==========================================================================================
Percentage increase in net
 interest margin (T/E) over
 the prior year                                                  4.74%
==========================================================================================

in 1995, $1,378,000 in
1994, $1,517,000 in 1993 and $1,644,000 in 1992. State and municipal interest income includes tax equivalent adjustments of $2,956,000 in 1996, $3,075,000 in 1995, $1,097,000 in 1994, $944,000 in 1993 and $641,000 in 1992. Interest income on other marketable securities includes tax equivalent adjustments of $585,000 in 1996, $513,000 in 1995, $509,000 in 1994, $382,000 in 1993 and $252,000 in
1992.

(C) Interest expense of $125,000, $60,000, $14,000, $17,000 and $66,000 which was capitalized on construction projects in 1996, 1995, 1994, 1993 and 1992, respectively, is not deducted from the interest expense shown above.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (Cont.)

     QUARTERLY AVERAGE BALANCE SHEETS--AVERAGE RATES AND YIELDS

                                                                Year Ended December 31, 1996
----------------------------------------------------------------------------------------------------------------------
                                             Fourth Quarter    Third Quarter      Second Quarter      First Quarter
----------------------------------------------------------------------------------------------------------------------
                                                     Average          Average             Average              Average
                                                      Rates            Rates                Rates               Rates
(Dollars in millions)                       Average  Earned/  Average  Earned/   Average   Earned/   Average   Earned/
                                            Balance   Paid    Balance   Paid     Balance    Paid     Balance    Paid
----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:
  Business (A)                              $1,644     7.82%   $1,670    7.89%   $1,686      7.84%   $1,682     7.97%
  Construction and development                 168     8.64       164    8.63       169      8.71       171     8.89
  Real estate -- business                      750     8.53       723    8.58       703      8.65       701     8.63
  Real estate -- personal                    1,003     7.77       985    7.73       991      7.83       981     8.01
  Personal banking                           1,287     8.53     1,244    8.61     1,254      8.69     1,265     8.74
  Credit card                                  531    13.12       517   13.10       503     12.99       494    13.60
----------------------------------------------------------------------------------------------------------------------
Total loans                                  5,383     8.63     5,303    8.66     5,306      8.66     5,294     8.80
----------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government & federal agency           1,753     6.18     1,796    6.13     1,789      6.14     1,714     6.16
  State & municipal obligations (A)            107     7.91       115    7.72       118      8.02       120     7.87
  CMO's and asset-backed securities            669     6.22       664    6.21       633      6.32       648     6.31
  Trading account securities                     8     7.16         4     .77         8      5.78         7     5.09
  Other marketable securities (A)               69     7.34        53    6.35        45      6.47        37     7.27
  Other non-marketable securities               40    16.95        39    5.95        34      2.05        34      .95
----------------------------------------------------------------------------------------------------------------------
Total investment securities                  2,646     6.46     2,671    6.21     2,627      6.22     2,560     6.22
----------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
  purchased under agreements to resell         451     5.42       386    5.41       454      5.38       579     5.47
----------------------------------------------------------------------------------------------------------------------
Total interest earning assets                8,480     7.78     8,360    7.73     8,387      7.72     8,433     7.79
----------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses                 (98)               (98)              (99)                (98)
Unrealized gain on investment securities        20                  -                14                  52
Cash and due from banks                        597                624               616                 657
Land, buildings and equipment -- net           209                208               208                 210
Other assets                                   184                189               197                 208
----------------------------------------------------------------------------------------------------------------------
Total assets                                $9,392             $9,283            $9,323              $9,462
======================================================================================================================
LIABILITIES AND EQUITY

Interest bearing deposits:
  Savings                                    $  288    2.41    $  296    2.41    $  306      2.35    $  306     2.41
  Interest bearing demand                     3,673    3.32     3,651    3.29     3,665      3.30     3,638     3.37
  Time open & C.D.'s under $100,000           2,150    5.38     2,174    5.38     2,213      5.39     2,246     5.58
  Time open & C.D.'s $100,000 & over            208    5.19       220    5.14       234      5.13       232     5.30
----------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits               6,319    4.04     6,341    4.03     6,418      4.04     6,422     4.17
----------------------------------------------------------------------------------------------------------------------
Borrowings:
  Federal funds purchased and securities
    sold under agreements to repurchase         464    4.70       425    4.78       429      4.75       481     4.83
  Long-term debt and other borrowings            15    7.21        15    7.16        15      7.32        15     7.02
----------------------------------------------------------------------------------------------------------------------
Total borrowings                                479    4.77       440    4.86       444      4.83       496     4.90
----------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities            6,798    4.09%    6,781    4.09%    6,862      4.09%    6,918     4.22%
----------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits          1,626             1,556             1,507               1,546
Other liabilities                                64                66                71                  96
Stockholders' equity                            904               880               883                 902
----------------------------------------------------------------------------------------------------------------------
Total liabilities and equity                 $9,392            $9,283            $9,323              $9,462
======================================================================================================================
Net interest margin (T/E)                    $   96            $   92            $   91              $   91
======================================================================================================================
Net yield on interest earning assets                   4.50%              4.41%              4.37%              4.33%
======================================================================================================================
(A) Includes tax equivalent calculations


                                                                 Year Ended December 31, 1995
-------------------------------------------------------------------------------------------------------------------------------
                                             Fourth Quarter        Third Quarter         Second Quarter       First Quarter
-------------------------------------------------------------------------------------------------------------------------------
                                                        Average               Average              Average              Average
                                                         Rates                 Rates                Rates                Rates
(Dollars in millions)                       Average     Earned/    Average    Earned/   Average    Earned/   Average    Earned/
                                            Balance      Paid      Balance     Paid     Balance     Paid     Balance     Paid
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:
 Business (A)                                 $1,761      8.24%    $1,802      8.24%    $1,765      8.50%    $1,485      8.32%
 Construction and development                    139      9.19        129      9.23        125      9.48        130      9.64
 Real estate -- business                         713      8.84        728      8.83        716      9.14        615      8.91
 Real estate -- personal                         990      7.93        996      7.94        984      7.76        848      7.57
 Personal banking                              1,306      8.82      1,312      8.86      1,282      8.78      1,132      8.52
 Credit card                                     457     13.77        426     13.99        405     14.19        390     13.64
-------------------------------------------------------------------------------------------------------------------------------
Total loans                                    5,366      8.90      5,393      8.89      5,277      8.98      4,600      8.80
-------------------------------------------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal agency              1,669      6.17      1,632      6.20      1,722      6.19      1,803      6.12
 State & municipal obligations (A)               133      8.00        144      7.77        141      7.94         73      7.07
 CMO's and asset-backed securities               681      6.22        689      6.14        761      6.27        749      6.33
 Trading account securities                        5      5.83          4      5.49          3      7.45          3      5.65
 Other marketable securities (A)                  46      6.76         55      5.79         75      6.00         89      6.31
 Other non-marketable securities                  33      1.39         26      4.15         25      3.00         22      2.08
-------------------------------------------------------------------------------------------------------------------------------
Total investment securities                    2,567      6.23      2,550      6.24      2,727      6.27      2,739      6.18
-------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to resell            366      5.81        301      5.80         86      6.20         65      6.14
-------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                  8,299      7.94      8,244      7.96      8,090      8.04      7,404      7.80
-------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses                   (98)                 (98)                 (98)                 (88)
Unrealized gain (loss) on investment
 securities                                       28                   17                  (19)                 (84)
Cash and due from banks                          645                  640                  589                  555
Land, buildings and equipment -- net             210                  210                  209                  194
Other assets                                     224                  224                  221                  166
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                   $9,308               $9,237               $8,992               $8,147
================================================================================================================================
LIABILITIES AND EQUITY
Interest bearing deposits:
 Savings                                      $  312      2.52     $  323      2.54     $  330      2.56     $  283      2.58
 Interest bearing demand                       3,505      3.47      3,403      3.48      3,289      3.38      3,115      3.20
 Time open & C.D.'s under $100,000             2,261      5.59      2,302      5.53      2,267      5.34      1,993      4.92
 Time open & C.D.'s $100,000 & over              230      5.47        224      5.53        217      5.44        184      4.84
-------------------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits                6,308      4.25      6,252      4.26      6,103      4.13      5,575      3.84
-------------------------------------------------------------------------------------------------------------------------------
Borrowings:
 Federal funds purchased and securities
  sold under agreements to repurchase             430      5.30        461      5.37        475      5.52        403      5.30
 Long-term debt and other borrowings              15      7.41         16      7.27         18      7.42         16      6.14
-------------------------------------------------------------------------------------------------------------------------------
Total borrowings                                 445      5.37        477      5.43        493      5.59        419      5.34
-------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities             6,753      4.33%     6,729      4.34%     6,596      4.24%     5,994      3.95%
-------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits           1,569                1,559                1,494                1,365
Other liabilities                                 93                   66                   54                   29
Stockholders' equity                             893                  883                  848                  759
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity                  $9,308               $9,237               $8,992               $8,147
===============================================================================================================================
Net interest margin (T/E)                     $   93               $   92               $   92               $   84
===============================================================================================================================
Net yield on interest earning assets                      4.42%                4.42%                4.58%                4.61%
===============================================================================================================================

(A) Includes tax equivalent calculations.

CONSOLIDATED BALANCE SHEETS
Commerce Bancshares, Inc. and Subsidiaries


                                                                December 31
------------------------------------------------------------------------------
(In thousands)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
ASSETS
Loans, net of unearned income                         $5,472,342    $5,317,813
Allowance for loan losses                                (98,223)      (98,537)
------------------------------------------------------------------------------
Net loans                                              5,374,119     5,219,276
------------------------------------------------------------------------------
Investment securities:
 Available for sale                                    2,670,420     2,552,264
 Trading account                                          11,265         9,369
 Other non-marketable                                     39,830        33,120
------------------------------------------------------------------------------
Total investment securities                            2,721,515     2,594,753
------------------------------------------------------------------------------
Federal funds sold and securities
  purchased under agreements to resell                   368,690       523,302
Cash and due from banks                                  833,260       774,852
Land, buildings and equipment -- net                     209,777       210,033
Goodwill and core deposit premium -- net                  87,928       101,184
Customers' acceptance liability                            1,259         9,435
Other assets                                             101,638       141,116
------------------------------------------------------------------------------
Total assets                                          $9,698,186    $9,573,951
==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest bearing demand                          $1,800,684    $1,828,950
 Savings and interest bearing demand                   4,021,376     3,891,801
 Time open and C.D.'s of less than $100,000            2,138,206     2,253,390
 Time open and C.D.'s of $100,000 and over               206,163       218,951
------------------------------------------------------------------------------
Total deposits                                         8,166,429     8,193,092
------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase                    526,807       362,903
Long-term debt and other borrowings                       14,120        14,562
Other liabilities                                         65,300       110,176
Acceptances outstanding                                    1,259         9,435
------------------------------------------------------------------------------
Total liabilities                                      8,773,915     8,690,168
------------------------------------------------------------------------------
Stockholders' equity:
 Preferred stock, $1 par value
  Authorized and unissued 2,000,000 shares                     -             -
 Common stock, $5 par value
  Authorized 80,000,000 shares;
    issued 37,565,369 shares in 1996 and 1995            187,827       187,827
 Capital surplus                                         104,292        84,415
 Retained earnings                                       621,689       618,388
 Treasury stock of 187,977 shares in 1996
 and 861,951 shares in 1995, at cost                      (7,422)      (32,980)
Unearned employee benefits                                  (340)         (716)
 Unrealized securities gain -- net of tax                 18,225        26,849
------------------------------------------------------------------------------
Total stockholders' equity                               924,271       883,783
------------------------------------------------------------------------------
Total liabilities and stockholders' equity            $9,698,186    $9,573,951
==============================================================================
See accompanying notes to financial statements


CONSOLIDATED STATEMENTS OF INCOME
Commerce Bancshares, Inc. and Subsidiaries

                                                                                         For the Years Ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                                  1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                                           $460,970       $457,760         $331,429
Interest on investment securities                                                     161,299        161,168          163,395
Interest on federal funds sold and securities purchased under
 agreements to resell                                                                  25,334         12,075            5,457
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                 647,603        631,003          500,281
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits:
 Savings and interest bearing demand                                                  128,532        120,683           90,655
 Time open and C.D.'s of less than $100,000                                           119,366        118,267           77,884
 Time open and C.D.'s of $100,000 and over                                             11,606         11,430            6,213
Interest on federal funds purchased and securities sold under
 agreements to repurchase                                                              21,427         23,792           10,384
Interest on long-term debt and other borrowings                                           929          1,086              528
-----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                281,860        275,258          185,664
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                   365,743        355,745          314,617
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                              24,522         14,629            5,845
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                   341,221        341,116          308,772
-----------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Trust fees                                                                             36,622         33,454           28,180
Deposit account charges and other fees                                                 54,506         44,658           39,971
Credit card transaction fees                                                           26,586         23,341           19,318
Trading account profits and commissions                                                 5,982          5,158            4,903
Net gains on securities transactions                                                    3,293            897            2,354
Other                                                                                  32,173         25,642           26,302
-----------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                                             159,162        133,150          121,028
-----------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries and employee benefits                                                        165,291        157,853          144,015
Net occupancy                                                                          21,456         20,294           18,017
Equipment                                                                              15,185         14,256           13,159
Supplies and communication                                                             24,697         24,139           19,633
Data processing                                                                        20,778         20,997           16,837
Federal deposit insurance                                                               2,124          8,807           15,349
Marketing                                                                              11,698         11,611           10,833
Other                                                                                  56,725         47,527           44,235
-----------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                                            317,954        305,484          282,078
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                            182,429        168,782          147,722
Less income taxes                                                                      62,917         61,142           51,611
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           $119,512       $107,640         $ 96,111
-----------------------------------------------------------------------------------------------------------------------------------
Net income per common and common equivalent share                                    $   3.11       $   2.71         $   2.59
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average common and common equivalent
 shares outstanding                                                                    38,450         39,693           37,167
Cash dividends per common share                                                      $   .724       $   .653         $   .570
-----------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
Commerce Bancshares, Inc. and Subsidiaries
                                                              For the Years Ended December 31
------------------------------------------------------------------------------------------------
(In thousands)                                                   1996        1995        1994
------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                   $   119,512   $ 107,640   $  96,111
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for loan losses                                       24,522      14,629       5,845
  Provision for depreciation and amortization                     31,134      31,173      25,741
  Accretion of investment security discounts                      (5,630)     (5,656)     (1,704)
  Amortization of investment security premiums                    20,194      24,596      32,057
  Provision for deferred income taxes                              3,303       3,549      (6,651)
  Net gains on securities transactions                            (3,293)       (897)     (2,354)
  Net (increase) decrease in trading account securities           (1,230)     (4,859)      2,182
  (Increase) decrease in interest receivable                      10,190          19     (10,309)
  Increase (decrease) in interest payable                         (1,214)     10,863       5,033
  Other changes, net                                              17,194      14,204      (9,203)
------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                      214,682     195,261     136,748
------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES

Net cash received (paid) in acquisitions                              --     (33,226)     13,031
Cash paid in sales of branches                                   (38,134)         --          --
Proceeds from sales of available for sale securities             704,120     917,063     808,253
Proceeds from maturities of available for sale securities        496,928     535,722     230,303
Purchases of available for sale securities                    (1,351,654)   (930,080)   (821,250)
Net (increase) decrease in federal funds sold and
 securities purchased under agreements to resell                 154,612    (424,202)    299,393
Net increase in loans                                           (188,731)   (222,684)   (278,953)
Purchases of premises and equipment                              (26,436)    (25,798)    (19,057)
Sales of premises and equipment                                    7,000       8,673       8,789
------------------------------------------------------------------------------------------------
  Net cash provided (used) by investing activities              (242,295)   (174,532)    240,509
------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

Net increase (decrease) in non-interest bearing demand,
 savings and interest bearing demand deposits                    131,861     265,672    (252,099)
Net increase (decrease) in time open and C.D.'s                 (107,418)     53,208      91,804
Net increase (decrease) in federal funds purchased and
 securities sold under agreements to repurchase                  163,904     (59,843)   (119,777)
Repayment of long-term debt                                         (495)     (8,805)       (438)
Purchases of treasury stock                                      (78,408)    (40,024)    (52,755)
Issuance under stock purchase, option and benefit plans            4,039       4,149       8,152
Cash dividends paid on common stock                              (27,462)    (26,039)    (21,124)
------------------------------------------------------------------------------------------------
  Net cash provided (used) by financing activities                86,021     188,318    (346,237)
------------------------------------------------------------------------------------------------
  Increase in cash and cash equivalents                           58,408     209,047      31,020
Cash and cash equivalents at beginning of year                   774,852     565,805     534,785
------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                   $   833,260   $ 774,852   $ 565,805
================================================================================================

See accompanying notes to financial statements.

STATEMENTS OF STOCKHOLDERS' EQUITY
Commerce Bancshares, Inc. and Subsidiaries

                                                                                                  Unearned      Net
                                                    Common     Capital   Retained     Treasury    Employee   Unrealized
(In thousands)                                       Stock     Surplus   Earnings      Stock      Benefits   Gain (Loss)    Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                         $161,192   $ 17,051   $545,424    $ (8,982)    $(2,065)  $       -     $712,620
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 96,111                                           96,111
1/1/94 adoption of SFAS 115 --
 net unrealized gain on available for
 sale securities                                                                                               47,116       47,116
Change in unrealized gain (loss) on
 available for sale securities                                                                               (107,232)    (107,232)
Purchase of treasury stock                                                            (52,793)                             (52,793)
Cash dividends paid ($.570 per share)                                     (21,124)                                         (21,124)
Issuance under stock purchase, option,
 award and benefit plans, net                                   (1,023)                 9,420          20                    8,417
Purchase acquisitions                                   571      2,519                 40,207                               43,297
5% stock dividend                                     8,088     35,992    (44,080)                                               -
ESOP benefit earned                                                 36                              1,750                    1,786
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                          169,851     54,575    576,331     (12,148)       (295)    (60,116)     728,198
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                107,640                                          107,640
Change in unrealized gain (loss) on
 available for sale securities                                                                                 86,927       86,927
Purchase of treasury stock                                                            (71,368)         33                  (71,335)
Cash dividends paid ($.653 per share)                                     (26,039)                                         (26,039)
Issuance under stock purchase, option
 and award plans, net                                           (2,797)                 8,241        (454)                   4,990
Purchase acquisitions                                             (435)                 5,315                                4,880
Pooling acquisition, net                             13,371     (4,872)    32,360       7,625                      38       48,522
5% stock dividend, net                                4,605     37,944    (71,904)     29,355                                    -
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                          187,827     84,415    618,388     (32,980)       (716)     26,849      883,783
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                119,512                                          119,512
Change in unrealized gain (loss) on
 available for sale securities                                                                                 (8,624)      (8,624)
Purchase of treasury stock                                                            (47,844)         24                  (47,820)
Cash dividends paid ($.724 per share)                                     (27,462)                                         (27,462)
Issuance under stock purchase, option
 and award plans, net                                           (3,217)                 7,747         352                    4,882
5% stock dividend, net                                          23,094    (88,749)     65,655                                    -
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                         $187,827   $104,292   $621,689    $ (7,422)    $  (340)  $  18,225     $924,271
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

Notes to Financial Statements
Commerce Bancshares, Inc. and Subsidiaries



SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company follows generally accepted accounting principles (GAAP) and reporting practices applicable to the banking industry. The preparation of financial statements under GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. While the financial statements reflect management's best estimates and judgment, actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its substantially wholly-owned subsidiaries (after elimination of all material intercompany balances and transactions). Certain amounts for prior years have been reclassified to conform to the current year presentation.

ACQUISITIONS/INTANGIBLE ASSETS

The Company amortizes the cost in excess of the fair value of net assets acquired in purchase business combinations (goodwill) using the straight-line method over periods of 15-20 years. When facts and circumstances indicate potential impairment, the Company evaluates the recoverability of asset carrying values, including goodwill, using estimates of undiscounted future cash flows over remaining asset lives. Any impairment loss is measured by the excess of carrying values over fair values. Core deposit intangibles are amortized over a maximum of 10 years using accelerated methods. Results of operations of companies acquired in purchase business combinations are included from the date of acquisition.

LOANS

Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in management's judgment, the collectibility of interest or principal in the normal course of business is doubtful. Loan and commitment fees are deferred and recognized as income over the life of the loan or commitment as an adjustment of yield.

ALLOWANCE/PROVISION
FOR LOAN LOSSES

The provision for loan losses is based upon management's estimate of the amount required to maintain an adequate allowance for losses, reflective of the risks in the loan portfolio. This estimate is based upon reviews of the portfolio, past loan loss experience, current economic conditions and such other factors, which in management's judgment, deserve current recognition. Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest.

INVESTMENTS IN DEBT AND
EQUITY SECURITIES

Securities classified as available for sale are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Premiums and discounts are amortized to interest income over the estimated lives of the securities. Gains and losses are calculated using the specific identification method. Trading account securities are carried at fair value with unrealized gains and losses recorded as non-interest income. Investments in equity securities without readily determinable fair values are stated at cost, less allowances for other than temporary declines in value.

PROPERTY AND EQUIPMENT

Land is stated at cost, and buildings and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods. Maintenance and repairs are charged to expense as incurred.

INCOME TAXES

The Company and its eligible subsidiaries file consolidated income tax returns. Deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

TREASURY STOCK

Purchases of the Company's common stock are recorded at cost. Upon reissuance, treasury stock is reduced based upon the average cost basis of shares held.

INCOME PER SHARE

Income per share data is based on the weighted average number of common shares and common equivalent shares outstanding during each year. All per share data has been restated to reflect the 5% stock dividend distributed on December 13, 1996.

ACQUISITIONS

The Company has signed a definitive agreement to merge with Shawnee Bank Shares, Inc., a one-bank holding company in the metropolitan Kansas City area with assets of $205 million. The merger will be recorded as a stock transaction accounted for as a pooling of interests. Completion of this acquisition is anticipated during the second quarter of 1997; it is not expected to have a material impact on the financial statements of the Company.

During 1995, the Company acquired four banks with an aggregate purchase price of $181.8 million. Three of the acquisitions were accounted for under the purchase method of accounting and one was accounted for as a pooling of interests. The Company issued common stock valued at $82.8 million in its acquisition of The Peoples Bank of Bloomington, Illinois, in March 1995 in a transaction recorded under the pooling of interests method of accounting. The Peoples Bank had assets of $444 million at the date of acquisition. Union National Bank of Wichita, Kansas, was acquired for cash of $86.7 million in April 1995 in a transaction accounted for under the purchase method of accounting. Union National Bank had assets of $673 million at the acquisition date. In March and May 1995, the Company acquired the Cotton Exchange Bank in Kennett, Missouri, and the Chillicothe State Bank in Chillicothe, Illinois. Aggregate consideration paid in these two transactions, which were accounted for using the purchase method, consisted of cash of $7.4 million and treasury stock valued at $4.9 million. Total goodwill and core deposit intangible assets recorded by the Company in connection with the three purchase acquisitions was $64.9 million.

During 1994, the Company acquired five banks in transactions which were all accounted for as purchases. The aggregate purchase price of these acquisitions was $50.7 million, and included treasury stock valued at $44.5 million, new common stock valued at $3.5 million, and $2.7 million of cash. Total assets of acquired banks aggregated $376 million. Goodwill and core deposit intangible assets recorded as a result of these acquisitions was $11.6 million.

Financial statements for periods prior to the consummation of acquisitions accounted for as poolings have not been restated because such restated amounts do not differ materially from the Company's historical financial statements. The following schedule summarizes pro forma consolidated financial data as if the 1994 and 1995 acquisitions had been consummated on January 1, 1994:

(In thousands, except per share data)                       1995        1994
--------------------------------------------------------------------------------
Net interest income plus non-interest income               $497,653    $497,697
Net income                                                  103,909     101,737
Net income per share                                           2.58        2.46
================================================================================

LOANS AND ALLOWANCE FOR LOSSES

Major classifications of loans at December 31, 1996 and 1995 are as follows:

--------------------------------------------------------------------------------
(In thousands)                                              1996        1995
--------------------------------------------------------------------------------
Business                                                 $1,700,678  $1,716,080
Real estate -- construction                                 182,474     168,031
Real estate -- business                                     758,650     695,558
Real estate -- personal                                   1,010,572     983,249
Personal banking                                          1,256,684   1,258,809
Credit card                                                 563,284     496,086
--------------------------------------------------------------------------------
Total loans                                              $5,472,342  $5,317,813
================================================================================

Loans to directors and executive officers of the Parent and its significant subsidiaries and to their associates are summarized as follows:

(In thousands)
--------------------------------------------------------------------------------
Balance at January 1, 1996                                           $  152,246
--------------------------------------------------------------------------------
 Additions                                                              199,261
 Amounts collected                                                      177,753
 Amounts written off                                                          -
--------------------------------------------------------------------------------
Balance at December 31, 1996                                         $  173,754
--------------------------------------------------------------------------------

Management believes all loans to directors and executive officers have been made in the ordinary course of business with normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. There were no outstanding loans at December 31, 1996, to principal holders of the Company's common stock.

The Company's lending activity is generally centered in Missouri and its contiguous states. The Company maintains a diversified portfolio with no significant industry concentrations of credit risk. Loans and loan commitments are extended under the Company's normal credit standards, controls, and monitoring features. Most credit commitments are short term in nature, and maturities generally do not exceed five years. Credit terms typically provide for floating rates of interest, and fixed rates are generally not set for more than three to five years. Collateral is commonly required and would include such assets as marketable securities and cash equivalent assets, accounts receivable and inventory, equipment, other forms of personal property, and real estate. At December 31, 1996, unfunded loan commitments totaled $2,073,614,000 (excluding $1,967,388,000 in unused approved lines of credit related to credit card loan agreements) which could be drawn by customers subject to certain review and terms of agreement.

A summary of the allowance for loan losses is as follows:


                               Years Ended December 31
-------------------------------------------------------
(In thousands)                 1996     1995     1994
-------------------------------------------------------
Balance, January 1            $98,537  $87,179  $85,830
-------------------------------------------------------
Additions:
 Provision for loan losses     24,522   14,629    5,845
 Allowances of
  acquired banks                    -   12,932    2,953
-------------------------------------------------------
Total additions                24,522   27,561    8,798
-------------------------------------------------------
Deductions:
 Loan losses                   31,914   23,272   15,155
 Less recoveries                7,078    7,069    7,706
-------------------------------------------------------
Net loan losses                24,836   16,203    7,449
=======================================================
Balance, December 31          $98,223  $98,537  $87,179
=======================================================

Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest. The net amount of interest income recorded on such loans during their impairment period was not significant. The Company ceased recognition of interest income on loans with a book value of $13,945,000 and $16,234,000 at December 31, 1996 and 1995, respectively. The interest income not recognized on non-accrual loans was $1,617,000, $1,868,000 and $2,051,000 during 1996, 1995 and 1994, respectively. Loans 90 days delinquent and still accruing interest amounted to $24,806,000 and $15,690,000 at December 31, 1996 and 1995, respectively. Real estate and other assets acquired in foreclosure amounted to approximately $2,600,000 and $3,900,000 at December 31, 1996 and 1995, respectively.

INVESTMENT SECURITIES

A summary of the available for sale investment securities by maturity groupings as of December 31, 1996 follows below. The weighted average yield for each range of maturities was calculated using the yield on each security within that range weighted by the amortized cost of each security at December 31, 1996. Yields on tax exempt securities have not been adjusted for tax exempt status.

                                                          Weighted
                                  Amortized      Fair      Average
(Dollars in thousands)               Cost       Value       Yield
------------------------------------------------------------------
U.S. government and federal agency obligations:
Within 1 year                     $  240,885  $  243,535    5.82%
After 1 but within 5 years         1,463,188   1,472,575    6.26
After 5 but within 10 years            1,264       1,254    5.07
After 10 years                           532         581    5.36
------------------------------------------------------------------
Total U.S. government
 and federal agency
 obligations                       1,705,869   1,717,945    6.20
==================================================================
State and municipal obligations:
Within 1 year                         18,332      18,348    5.30
After 1 but within 5 years            54,927      56,367    5.38
After 5 but within 10 years           22,777      23,634    5.47
After 10 years                         2,850       2,944    5.69
------------------------------------------------------------------
Total state and
 municipal obligations                98,886     101,293    5.39
==================================================================
CMO's and asset-
 backed securities                   705,848     703,515    6.22
==================================================================
Other debt securities:
Within 1 year                        108,032     108,022
After 1 but within 5 years               412         411
After 10 years                             9           9
------------------------------------------------------------------
 Total other
 debt securities                     108,453     108,442
==================================================================
Equity securities                     21,863      39,225
==================================================================
Total available for
 sale investment
 securities                       $2,640,919  $2,670,420
==================================================================

The unrealized gains and losses by type are as follows:

                                                                                      Gross       Gross
                                                           Amortized   Unrealized   Unrealized     Fair
(In thousands)                                                Cost        Gains       Losses      Value
----------------------------------------------------------------------------------------------------------
December 31, 1996
U.S. government and
 federal agency
 obligations                                               $1,705,869  $   16,838    $  4,762   $1,717,945
State and municipal
 obligations                                                   98,886       2,478          71      101,293
CMO's and asset-backed
 securities                                                   705,848       3,815       6,148      703,515
Other debt securities                                         108,453           -          11      108,442
Equity securities                                              21,863      17,952         590       39,225
----------------------------------------------------------------------------------------------------------
Total                                                      $2,640,919     $41,083    $ 11,582   $2,670,420
----------------------------------------------------------------------------------------------------------
December 31, 1995
U.S. government and
 federal agency
 obligations                                               $1,684,679     $24,172    $  1,740   $1,707,111
State and municipal
 obligations                                                  124,352       3,735          44      128,043
CMO's and asset-backed
 securities                                                   666,334       7,119       2,931      670,522
Other debt securities                                          11,011           5          34       10,982

Equity securities                                              22,479      14,901       1,774       35,606
----------------------------------------------------------------------------------------------------------
Total                                                      $2,508,855     $49,932    $  6,523   $2,552,264
----------------------------------------------------------------------------------------------------------

The following table presents proceeds from sales of securities and the components of net securities gains.

(In thousands)                                                                   1996      1995      1994
-----------------------------------------------------------------------------------------------------------
Proceeds from sales                                                            $704,120  $917,063  $808,253
-----------------------------------------------------------------------------------------------------------
Realized gains                                                                 $  4,600  $  3,188  $  2,742
Realized losses                                                                   1,307     2,291       388
-----------------------------------------------------------------------------------------------------------
Net realized gains                                                             $  3,293  $    897  $  2,354
-----------------------------------------------------------------------------------------------------------

Investment securities with a par value of $1,021,998,000 and $1,081,509,000 were pledged at December 31, 1996 and 1995, respectively, to secure public deposits and for other purposes as required by law. Except for U.S. government and federal agency obligations, no investment in a single issuer exceeds 10% of stockholders' equity.

LAND, BUILDINGS AND EQUIPMENT
Land, buildings and equipment consist of the following at December 31, 1996 and 1995:

(In thousands)                                                                            1996      1995
----------------------------------------------------------------------------------------------------------
Land                                                                                    $ 51,676  $ 52,146
Buildings and improvements                                                               247,949   244,413
Equipment                                                                                130,657   119,366
----------------------------------------------------------------------------------------------------------
Total                                                                                    430,282   415,925
----------------------------------------------------------------------------------------------------------
Less accumulated depreciation
 and amortization                                                                        220,505   205,892
----------------------------------------------------------------------------------------------------------
Net land, buildings and
 equipment                                                                              $209,777  $210,033
----------------------------------------------------------------------------------------------------------

Depreciation expense of $19,183,000, $19,578,000 and $18,243,000 for 1996, 1995
and 1994, respectively, was included in net occupancy expense, equipment expense and other expense in the Consolidated Statements of Income. Repairs and maintenance expense of $13,082,000, $11,182,000 and $9,945,000 for 1996, 1995 and 1994, respectively, was included in net occupancy expense, equipment expense and other expense.

BORROWINGS
Short-term borrowings of the Company consisted of federal funds purchased and securities sold under agreements to repurchase by subsidiary banks of the following:

(Dollars in thousands)                                                           1996       1995
---------------------------------------------------------------------------------------------------
Balance:
Average                                                                        $449,831   $ 42,413
Year end                                                                        526,807    362,903
Maximum month-end
during year                                                                     526,807    589,270
---------------------------------------------------------------------------------------------------
Interest rate:
Average                                                                             4.8%       5.4%
Year end                                                                            5.0%       4.8%
---------------------------------------------------------------------------------------------------

Long-term debt of the Company was $14,120,000 at December 31, 1996, including $9,200,000 borrowed from the Federal Home Loan Bank by a subsidiary bank acquired in 1995. Such borrowings carry an average rate of 6.4%, and require payments of $6,200,000 and $3,000,000 in 1997 and 1998, respectively.

None of the Company's borrowings have any related compensating balance requirements which restrict the usage of Company assets. However, regulations of the Federal Reserve System require reserves to be maintained by all banking institutions according to the types and amounts of certain deposit liabilities. These requirements restrict usage of a portion of the amounts shown as consolidated "Cash and due from banks" from everyday usage in operation of the banks. The minimum reserve requirements for the subsidiary banks at December 31, 1996 totaled $112,137,000.

Cash payments for interest on deposits and borrowings during 1996, 1995 and 1994 on a consolidated basis amounted to $282,792,000, $264,503,000 and $180,645,000, respectively.

Notes to Financial Statements
Commerce Bancshares, Inc. and Subsidiaries (CONT.)

INCOME TAXES
Total income taxes for 1996, 1995 and 1994 were allocated as shown in the following tables.

Income tax expense from operations for the years ended December 31, 1996, 1995 and 1994 consists of:

(In thousands)                   Current  Deferred    Total
------------------------------------------------------------
Year ended December 31, 1996:
 U.S. Federal                    $54,550   $ 3,303   $57,853
 State and local                   5,064         -     5,064
------------------------------------------------------------
                                 $59,614   $ 3,303   $62,917
============================================================
Year ended December 31, 1995:
 U.S. Federal                    $52,639   $ 3,549   $56,188
 State and local                   4,954         -     4,954
------------------------------------------------------------
                                 $57,593   $ 3,549   $61,142
============================================================
Year ended December 31, 1994:
 U.S. Federal                    $54,113   $(6,651)  $47,462
 State and local                   4,149         -     4,149
------------------------------------------------------------
                                 $58,262   $(6,651)  $51,611
============================================================

Income tax expense (benefits) allocated directly to stockholders' equity for the years ended December 31, 1996, 1995 and 1994 consists of:

(In thousands)                            1996      1995      1994
--------------------------------------------------------------------
Unrealized gain (loss) on securities
 available for sale                     $(5,284)  $53,447   $(36,887)
Compensation expense for tax
 purposes in excess of amounts
 recognized for financial
 reporting purposes                        (292)     (324)      (114)
Deductible dividends paid on
 unallocated shares held by the ESOP          -         -        (36)
--------------------------------------------------------------------
Income tax expense (benefits)
 allocated to stockholders' equity      $(5,576)  $53,123   $(37,037)
====================================================================

Actual income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 35% as a result of the following:

(In thousands)                       1996      1995      1994
--------------------------------------------------------------
Computed "expected" tax expense    $63,850   $59,073   $51,703
Increase (reduction) in income
 taxes resulting from:
  Amortization of goodwill           1,499     1,444       724
  Tax exempt income                 (2,625)   (2,829)   (1,392)
  Tax deductible dividends on
   allocated shares held by
   the Company's ESOP                 (678)     (665)     (567)
  State and local income taxes,
   net of Federal income
   tax benefit                       3,601     3,631     2,159
  Other, net                        (2,730)      488    (1,016)
--------------------------------------------------------------
Total income tax expense           $62,917   $61,142   $51,611
==============================================================

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

(In thousands)                                     1996      1995
------------------------------------------------------------------
Deferred tax assets:
 Loans, principally due to allowance
  for loan losses                               $41,766   $41,956
 Foreclosed property, due to writedowns
  for financial reporting purposes                  283       629
 Unearned fee income, due to earlier
  recognition for tax purposes                    1,269     1,630
 Deferred compensation, principally due to
  accrual for financial reporting purposes        1,269       930
 Accrued expenses, principally due to
  accrual for financial reporting purposes        2,342     2,645
 Net operating loss carryforwards of
  acquired companies                                252       572
 Other                                              449       503
-----------------------------------------------------------------
Total gross deferred tax assets                  47,630    48,865
-----------------------------------------------------------------
Deferred tax liabilities:
 Investment securities, principally
  due to discount accretion                       3,393     2,338
 Capitalized interest                             1,002       952
 Unrealized gain on securities
  available for sale                             11,276    16,560
 Land, buildings and equipment, principally
  due to write-up in value in purchase
  accounting entries for financial reporting     22,249    19,426
 Core deposit intangible, principally due
  to purchase accounting entries for
  financial reporting                             8,100     9,979
 Pension benefit obligation, due to
  recognition of the excess pension
  asset for financial reporting purposes          2,451     2,725
 Other                                                5         4
-----------------------------------------------------------------
Total gross deferred tax liabilities             48,476    51,984
-----------------------------------------------------------------
Net deferred tax liability                      $  (846)  $(3,119)
=================================================================

Cash payments of income taxes, net of refunds and interest received, amounted to $64,860,000, $52,268,000 and $56,887,000 on a consolidated basis during 1996,
1995 and 1994, respectively. The Parent had net receipts of $1,644,000, $3,010,000, and $4,170,000 during 1996, 1995 and 1994, respectively, from tax benefits.

EMPLOYEE BENEFIT PLANS

Employee benefits charged to operating expenses aggregated $23,963,000, $21,207,000 and $20,036,000 for 1996, 1995 and 1994, respectively.
Substantially all of the Company's employees are covered by a noncontributory defined benefit pension plan. Participants are fully vested after five years of service and the benefits are based on years of participation and average annualized earnings. The Company's funding policy is to contribute funds to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. The following items are components of the net pension cost for the years ended December 31, 1996, 1995 and 1994:

(In thousands)                                      1996     1995        1994
--------------------------------------------------------------------------------
Service cost-benefits
  earned during the year                            $ 2,647   $ 2,311   $ 2,183
Interest cost on projected
  benefit obligation                                  3,343     3,152     3,080
Actual plan assets value
  (increase) decrease                                (5,578)   (8,219)    1,287
Net amortization and deferral                           429     3,695    (5,732)
--------------------------------------------------------------------------------
Net periodic pension cost                           $   841   $   939   $   818
================================================================================


The following table sets forth the pension plan's funded status, using a valuation date of September 30, 1996 and 1995:

(In thousands)                                                 1996      1995
--------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation, including vested
    benefits of $41,693,000 in 1996 and
    $36,186,000 in 1995                                      $(42,635) $(36,495)
  Additional benefits based on estimated future salary
    levels                                                     (7,367)  (11,499)
--------------------------------------------------------------------------------
    Projected benefit obligation                              (50,002)  (47,994)
--------------------------------------------------------------------------------
Plan assets at fair value                                      55,078    54,642
Plan assets in excess of projected benefit obligation           5,076     6,648
Unrecognized net loss from past experience different from
  that assumed and effects of change in assumptions             7,403     7,475
Prior service benefit not yet recognized in net pension
  cost                                                         (1,800)   (1,965)
Unrecognized net transition asset being recognized over
  15 years                                                     (3,830)   (4,468)
--------------------------------------------------------------------------------
Prepaid pension cost included in other assets                $  6,849   $ 7,690
================================================================================

Assumptions used in computing the funded status were:

                                                            1996   1995   1994
--------------------------------------------------------------------------------
Discount rate                                               7.25%  7.75%  7.00%
Rate of increase in future compensation levels              5.00%  5.00%  5.00%
Long-term rate of return on assets                          8.50%  8.00%  8.00%
================================================================================

At December 31, 1996, approximately 87% of plan assets were invested in U.S. government bonds and corporate bonds and equities.

In addition to the pension plan, substantially all of the Company's employees are covered by a contributory defined contribution plan, the Participating Investment Plan. Under the plan, the Company makes matching contributions, which aggregated $2,320,000 in 1996, $2,352,000 in 1995 and $838,000 in 1994.

The Company formed an employee stock ownership plan (ESOP) in 1987 and borrowed funds from an unaffiliated lender to acquire shares for the ESOP. The final principal payment was made in December 1994 and the ESOP assets were merged into the Participating Investment Plan. The Company's contributions to the ESOP charged to salaries and benefits aggregated $368,000 and $1,359,000 in 1995 and 1994, respectively. No contribution was made to the ESOP in 1996.

STOCK OPTION PLANS,
RESTRICTED STOCK AWARDS AND
DIRECTORS STOCK PURCHASE PLAN*

The Company has reserved 5,595,187 shares of its common stock for issuance under various stock option plans offered to certain key employees of the Company and its subsidiaries. Options are granted, by action of the Board of Directors, to acquire stock at fair market value at the date of the grant, for a term of 5 to 10 years. At December 31, 1996, 2,940,891 shares remain available for option grants under these programs. The following table summarizes option activity over the last three years and current options outstanding.

NOTES TO FINANCIAL STATEMENTS
COMMERCE BANCSHARES, INC. AND SUBSIDIARIES (CONT.)

                                                        Number of   Option Price
                                                          Shares      Per Share
--------------------------------------------------------------------------------
Outstanding -
  December 31, 1993                                       962,592      $18.85
    Granted                                               265,543       26.99
    Canceled                                               (5,613)      26.33
    Exercised                                            (142,882)      12.61
--------------------------------------------------------------------------------
Outstanding -
  December 31, 1994                                     1,079,640      $21.64
    Granted                                               310,144       26.39
    Canceled                                              (24,780)      27.02
    Exercised                                            (235,490)      15.43
--------------------------------------------------------------------------------
Outstanding -
  December 31, 1995                                     1,129,514      $24.12
    Granted                                               281,595       33.84
    Canceled                                              (18,645)      29.75
    Exercised                                            (181,350)      16.95
--------------------------------------------------------------------------------
Outstanding -
  December 31, 1996                                     1,211,114      $27.37
================================================================================

The options expire as follows:  206,284 in 2002; 221,348 in 2003; 234,589 in
2004; 275,775 in 2005 and 273,118 in 2006. Options outstanding at December 31, 1996 were exercisable at prices ranging from $20.16 to $33.93.

The Company has a restricted stock award plan under which 173,643 shares of common stock are reserved at December 31, 1996. The plan allows for awards to key employees, by action of the Board of Directors, with restrictions as to transferability, sale, pledging, or assigning, among others, prior to the end of the restriction period. The restriction period may not exceed 10 years. The Company issued awards totaling 7,716 shares in 1996, 23,029 shares in 1995 and 3,183 shares in 1994, resulting in deferred compensation amounts of $257,000, $632,000 and $86,000, respectively. Approximately $189,000, $178,000 and
$106,000 was amortized to salaries expense in 1996, 1995 and 1994, respectively. Unamortized deferred compensation of $340,000, $716,000 and $295,000 has been recorded as a reduction of stockholders' equity at December 31, 1996, 1995 and 1994, respectively.

The Company has a directors stock purchase plan whereby outside directors of the Company and its subsidiaries may elect to use their directors' fees to purchase Company stock at market value each month-end. Remaining shares reserved for this plan total 144,647 at December 31, 1996. In 1996, 23,591 shares were purchased at an average price of $36.29 and in 1995, 27,947 shares were purchased at an average price of $30.62.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced by approximately $1,423,000, or $.04 per share in 1996 and $845,000, or $.02 per share in 1995. The fair value of the options granted during 1996 is estimated as $3,228,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 2.0%, volatility of 24.0%, risk-free interest rate of 6.1%, and an expected life of 7.6 years. Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and 3 years for the 1996 and 1995 options, respectively. Compensation cost for options granted prior to January 1, 1995 is not considered.

*All share and per share amounts in this note have been restated for the 5% stock dividend distributed on the $5 par common stock in December 1996.

COMMON STOCK

Under a Rights Agreement dated August 23, 1988, as amended in the amended and restated rights agreement with Commerce Bank, N.A., as rights agent, dated as of July 19, 1996, certain rights have attached to the common stock. Under certain circumstances relating to the acquisition of, or tender offer for, a specified percentage of the Company's outstanding common stock, holders of the common stock may exercise the rights and purchase shares of Series A Preferred Stock or, at a discount, common stock of the Company or an acquiring company.

In February 1996, the Board of Directors authorized the Company to purchase up to 2,000,000 shares of common stock, in either the open market or privately negotiated transactions, in order to provide future funding for employee benefit programs and stock dividends. This action began after the completion of the stock repurchase program authorized in 1995. Approximately 1,288,000 shares have been acquired under the 1996 approval through December 31, 1996.

On December 13, 1996, the Company distributed its third consecutive 5% stock dividend on the $5 par common stock. All per share data in this report has been restated to reflect the stock dividend. The table below is a summary of share activity in 1996.

                                     Issued          Treasury
                                     Shares           Shares
---------------------------------------------------------------
December 31, 1995                  37,565,369           861,951
Purchases of treasury stock                 -         1,313,761
Sales under employee
 and director plans                         -          (204,994)
5% stock dividend                           -        (1,782,741)
---------------------------------------------------------------
December 31, 1996                  37,565,369           187,977
===============================================================

REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that could have a direct material effect on the Company's financial statements. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Tier I capital to total average assets (leverage ratio), and minimum ratios of Tier I and Total capital to risk-weighted assets (as defined). The minimum required leverage ratio is 4%, the minimum Tier I capital ratio is 4%, and the minimum Total capital ratio is 8%. The Company's actual capital amounts and ratios at the last two year ends are as follows:

(In thousands)                         1996              1995
---------------------------------------------------------------
Risk-Weighted Assets                $6,283,359       $6,045,112
Tier I Capital                      $  820,609       $  756,452
Total Capital                       $  892,177       $  829,784
Tier I Capital Ratio                     13.06%           12.51%
Total Capital Ratio                      14.20%           13.73%
Leverage Ratio                           8.24%             8.27%
---------------------------------------------------------------

Management believes that, at December 31, 1996, the Company meets all capital requirements to which it is subject.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of estimated fair values for financial instruments held by the Company. Fair value estimates, methods and assumptions are set forth below.

LOANS

Fair values are estimated for various groups of loans segregated by 1) type of loan, 2) fixed/adjustable interest terms and 3) performing/non-performing status.

The fair value of performing loans, except student, home equity and credit card loans, is calculated by discounting scheduled cash flows through contractual maturity using market rates that reflect credit and interest rate risk. The cash flows through maturity for individual loans are aggregated for the Company's asset/liability analysis. Rate forecasts are purchased from an outside company specializing in rate forecasting. Discount rates are computed for each loan category using these rate forecasts adjusted by the Company's interest spread and other considerations management deems necessary. Student loans are valued under the Company's current contract with SALLIE MAE. Home equity loans reprice monthly and their fair value approximates carrying value. Fair value of non-accrual loans approximates their carrying value, because such loans are recorded at the appraised or estimated recoverable value of the collateral or the underlying cash flow.

Notes to Financial Statements
Commerce Bancshares, Inc. and Subsidiaries (CONT.)

Estimated fair value of credit card loans approximates the existing balances outstanding at year end because management believes the current credit card yield is equal to the current market rate for similar instruments. This estimate does not include the additional value that relates to future cash flows from new loans generated from existing card holders over the estimated life of the customer relationship.

The "Carrying Amount" of loans in the schedule below excludes deferred or unamortized fees and costs related to the loan transaction.

INVESTMENT SECURITIES

The fair values of the debt and equity instruments in the available for sale and trading sections of the investment security portfolio are estimated based on prices published in financial newspapers or bid quotations received from securities dealers. The fair value of those equity investments for which a market source is not readily available is estimated at carrying value.

A breakdown of investment securities by category and maturity is provided in the financial statements note on Investment Securities. Fair value estimates are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership, possible tax ramifications or estimated transaction costs.


FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND CASH AND DUE FROM BANKS

The carrying amounts of federal funds sold and securities purchased under agreements to resell and cash and due from banks approximate fair value.
Federal funds sold and securities purchased under agreements to resell generally mature in 90 days or less and present little or no risk.

DEPOSITS

Statement 107 specifies that the fair value of deposits with no stated maturity is equal to the amount payable on demand. Such deposits include savings and interest and non-interest bearing demand deposits. The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the three-month Treasury indices and yield curves supplied by an external company specializing in rate forecasting. Discount rates are computed for each deposit category using these rate forecasts adjusted by the Company's interest spread and other considerations management deems necessary.

The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds.

BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase mature or reprice within 90 days; therefore, their fair value approximates carrying value. The fair value of long-term debt is estimated by discounting contractual maturities using an estimate of the current market rate for similar instruments.

The estimated fair values of the Company's financial instruments are as follows:


                                                               1996                          1995
-------------------------------------------------------------------------------------------------------------
(In thousands)                                        Carrying      Estimated       Carrying       Estimated
                                                       Amount      Fair Value        Amount       Fair Value
-------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Loans                                                $5,454,627     $5,470,412     $5,304,975      $5,320,033
Available for sale investment securities              2,670,420      2,670,420      2,552,264       2,552,264
Trading account securities                               11,265         11,265          9,369           9,369
Other non-marketable securities                          39,830         39,830         33,120          33,120
Federal funds sold and securities purchased under
 agreements to resell                                   368,690        368,690        523,302         523,302
Cash and due from banks                                 833,260        833,260        774,852         774,852
-------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Non-interest bearing demand deposits                 $1,800,684     $1,800,684     $1,828,950      $1,828,950
Savings and interest bearing demand deposits          4,021,376      4,021,376      3,891,801       3,891,801
Time open and C.D.'s:
 Maturing in year 1                                   1,653,009      1,652,333      1,775,924       1,779,138
 Maturing in year 2                                     387,005        385,191        324,239         326,457
 Maturing in year 3                                     158,332        157,734        155,160         156,587
 Maturing in year 4                                      92,995         93,603        120,396         122,758
 Maturing in year 5                                      39,484         38,936         75,076          78,222
 Maturing in over 5 years                                13,544         13,452         21,546          22,635
Federal funds purchased and securities sold under
 agreements to repurchase                               526,807        526,807        362,903         362,903
Long-term debt and other borrowings                      14,120         14,802         14,562          15,533
-------------------------------------------------------------------------------------------------------------

OFF-BALANCE-SHEET
FINANCIAL INSTRUMENTS

The fair value of letters of credit and commitments to extend credit is based on the fees currently charged to enter into similar agreements. The aggregate of these fees is not material.

Foreign exchange contracts are generally executed at a customer's request and an offsetting contract is executed, eliminating the Company's exposure. Interest rate swap contracts are entered into by the Company to limit its interest rate risk. The fair value of these contracts is determined by contacting appropriate brokers for the current cost of selling, purchasing or closing out the various contracts. The fair values of the foreign exchange contracts and interest rate swaps are not material.

These instruments are also referenced in either the financial statements notes on Financial Instruments with Off-Balance-Sheet Risk or Loans and Allowance for Losses.

LIMITATIONS

Fair value estimates are made at a specific point in time based on relevant market information. They do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for many of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, risk characteristics and economic conditions. These estimates are subjective, involve uncertainties and cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK

The Company engages in various transactions with off-balance-sheet risk in the normal course of business to meet customer financing needs. The Company uses the same credit policies in making the commitments and conditional obligations described below as it does for on-balance-sheet instruments. Issuance of standby and

NOTES TO FINANCIAL STATEMENTS
Commerce Bancshares, Inc. and Subsidiaries (CONT.)

commercial letters of credit beneficially assist customers engaged in a wide range of commercial enterprise and international trade. Standby letters of credit serve as payment assurances to a third party in the event the bank's customer fails to perform its financial and/or contractual obligations. Most expire over the next 12 months and are secured by 1) a line of credit with, 2) a certificate of deposit held by, 3) marketable securities held by, or 4) a deed of trust held by a banking subsidiary. At December 31, 1996, standby letters of credit outstanding of the banking subsidiaries amounted to $145,376,000, net of $3,426,000 participated to non-affiliated companies. Commercial letters of credit generally finance the purchase of imported goods and provide a payment engagement against presentation of documents meeting the terms and conditions set forth in the letter of credit instrument. There were $37,022,000 outstanding commercial letters of credit at December 31, 1996. Transactions involving securities described as "when-issued" are treated as conditional transactions in a security authorized for issuance but not yet actually issued. Purchases and sales of when-issued securities for which settlement date has not occurred are not to be reflected in the financial statements until settlement date. At December 31, 1996, the Company had commitments to purchase and sell when-issued securities of $19,632,000 and $28,229,000, respectively. Losses arising from these transactions have not been and are not expected to be material.

The Company enters into foreign exchange contracts to purchase and sell foreign currency. Most of the contracts offset each other and risk arises only if one of the contracts is not performed and the currency must be bought or sold at the prevailing market rate. The Company also enters into interest rate swap contracts to limit its interest rate risk. The notional value of these contracts was $102,399,000 at December 31, 1996. The current credit exposure (or replacement cost) across all off-balance-sheet derivative contracts covered by the risk-based capital standards was $2,713,000 at December 31, 1996.

See financial statements note on Loans and Allowance for Losses for a discussion of unfunded loan commitments.

COMMITMENTS AND CONTINGENCIES

The Company leases certain premises and equipment, all of which were classified as operating leases. The rent expense under such arrangements amounted to $2,361,000, $2,079,000 and $1,619,000 in 1996, 1995 and 1994, respectively. A summary of minimum lease commitments follows:


(In thousands)                            Type of Property
---------------------------------------------------------------------
                                  Real                       Total
Years Ended December 31         Property     Equipment    Commitments
---------------------------------------------------------------------
 1997                            $ 1,900        $286       $ 2,186
 1998                              1,824         137         1,961
 1999                              1,672           5         1,677
 2000                              1,513           5         1,518
 2001                              1,544           4         1,548
 After                            19,829           -        19,829
---------------------------------------------------------------------
Total minimum lease payments                               $28,719
=====================================================================

All leases expire prior to 2055. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, the future minimum lease commitments will not be less than the amounts shown for 1997.

The Company incurred expense of $9,505,000 in 1996, $8,648,000 in 1995 and $7,139,000 in 1994 under an agreement to outsource certain data processing services. Future payments will adjust for inflation and transaction volume.

The Company owns approximately 51% interest in a venture capital partnership, with an original commitment to fund $15,456,000 over the ten-year life of the partnership. Contributions to the partnership were $3,030,000 in January 1997, $1,515,000 in 1996, $3,030,000 in 1995 and $1,515,000 in 1994.

In the normal course of business, the Company had certain lawsuits pending at December 31, 1996. In the opinion of management, after consultation with legal counsel, none of these suits will have a significant effect on the financial condition and results of operations of the Company.

PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Following are the condensed financial statements of Commerce Bancshares, Inc. (Parent only) for the periods indicated:

CONDENSED BALANCE SHEETS

                                                                               December 31
----------------------------------------------------------------------------------------------
(In thousands)                                                                1996     1995
----------------------------------------------------------------------------------------------
ASSETS
Investment in consolidated subsidiaries:
  Banks                                                                    $783,014  $794,826
  Non-banks                                                                  25,081    24,081
Receivables from subsidiaries, net of borrowings                              8,042     8,498
Cash                                                                            121       396
Securities purchased under agreements to resell                               7,338    42,168
Investment securities:
  Available for sale                                                         90,845    39,872
  Other non-marketable                                                       10,728     8,019
Other assets                                                                 11,674    10,255
----------------------------------------------------------------------------------------------
Total assets                                                               $936,843  $928,115
==============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued taxes and other liabilities                      $ 12,572  $ 44,332
----------------------------------------------------------------------------------------------
Total liabilities                                                            12,572    44,332
----------------------------------------------------------------------------------------------
Stockholders' equity                                                        924,271   883,783
----------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                 $936,843  $928,115
==============================================================================================

CONDENSED STATEMENTS OF INCOME
                                                               For the Years Ended December 31
----------------------------------------------------------------------------------------------
(In thousands)                                                     1996       1995     1994
----------------------------------------------------------------------------------------------

INCOME
Dividends received:
  Bank subsidiaries                                            $120,024    $124,129  $129,104
  Non-bank subsidiaries                                             250           -     3,795
Earnings of consolidated subsidiaries, net of dividends            (393)    (13,057)  (34,827)
Interest on investment securities                                 3,886       2,992     1,871
Interest on securities purchased under agreements to resell         244         228       565
Management fees charged subsidiaries                             13,951      13,024    12,867
Data processing fees charged subsidiaries                        21,596      18,030    16,817
Net gains (losses) on securities transactions                      (507)        226       442
Other                                                                69         201        23
----------------------------------------------------------------------------------------------
Total income                                                    159,120     145,773   130,657
==============================================================================================

EXPENSE
Salaries and employee benefits                                   21,981      19,992    19,118
Marketing                                                           123         207       440
External data processing                                          9,041       8,658     7,143
Other                                                            10,621      10,354    10,876
----------------------------------------------------------------------------------------------
Total expense                                                    41,766      39,211    37,577
----------------------------------------------------------------------------------------------
Income tax expense (benefit)                                     (2,158)     (1,078)   (3,031)
----------------------------------------------------------------------------------------------
Net income                                                     $119,512    $107,640  $ 96,111
==============================================================================================

Commerce Bancshares, Inc. and Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS

                                                                              For the Years Ended December 31
--------------------------------------------------------------------------------------------------------------
(In thousands)                                                                   1996        1995       1994
--------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                    $ 119,512   $ 107,640   $ 96,111
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Earnings of consolidated subsidiaries, net of dividends                           393      13,057     34,827
  Other adjustments, net                                                         (1,883)      3,521      1,441
--------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       118,022     124,218    132,379
--------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Cash paid in acquisitions                                                             -     (94,102)         -
Increase in investment in subsidiaries, net                                        (438)     (4,283)      (433)
(Increase) decrease in receivables from subsidiaries, net of borrowings             456      (1,359)    (6,753)
Proceeds from sales of investment securities                                        627      12,943      3,634
Proceeds from maturities of investment securities                               249,023     263,557     58,503
Purchases of investment securities                                             (298,241)   (271,748)   (65,423)
Net (increase) decrease in securities purchased under agreements to resell       34,830      34,504    (56,363)
Net (purchases) sales of equipment                                               (2,723)     (1,513)        79
--------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                           (16,466)    (62,001)   (66,756)
--------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Purchases of treasury stock                                                     (78,408)    (40,024)   (52,755)
Sales of treasury stock                                                           4,039       4,149      8,152
Cash dividends paid on common stock                                             (27,462)    (26,039)   (21,124)
--------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                          (101,831)    (61,914)   (65,727)
--------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                        (275)        303       (104)
Cash at beginning of year                                                           396          93        197
--------------------------------------------------------------------------------------------------------------
Cash at end of year                                                           $     121   $     396   $     93
==============================================================================================================

Dividends paid by the Parent were substantially provided from subsidiary bank dividends. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent charges fees to its subsidiaries for management services provided, which are allocated to the subsidiaries based primarily on total average assets. The Parent also charges data processing fees, which are allocated to the subsidiaries based on transaction volume. The Parent makes advances to certain non-banking subsidiaries and subsidiary bank holding companies. Advances are made to the Parent by certain subsidiary bank holding companies for investment in temporary liquid securities. Interest on such advances is based on market rates.

At December 31, 1996, the Parent had lines of credit for general corporate purposes of $20,000,000 with subsidiary banks. At December 31, 1996, the Parent had no borrowings from the subsidiary banks. Investment securities held by the Parent, which consist primarily of common stock and commercial paper, included an unrealized gain in fair value of $14,553,000 at December 31, 1996. The corresponding net of tax unrealized gain included in stockholders' equity was $9,074,000. Also included in stockholders' equity was the unrealized net of tax gain in fair value of investment securities held by subsidiaries, which amounted to $9,151,000 at December 31, 1996.

Under a security agreement related to self-insurance for officer and director liability, $10,000,000 in market value of the Parent's investment securities were pledged at December 31, 1996.

Independent Auditors' Report

The Board of Directors
Commerce Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

January 31, 1997
Kansas City, Missouri

--------------------------------------------------------------------------------
Statement of Management's Responsibility
Commerce Bancshares, Inc. and Subsidiaries

FINANCIAL STATEMENTS

Commerce Bancshares, Inc. is responsible for the preparation, integrity, and fair presentation of its published financial statements. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates of management.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions over time, the effectiveness of an internal control system may vary.

Management assessed its internal control structure over financial reporting as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Commerce Bank, N.A. (St. Louis), Commerce Bank, N.A. (Kansas City), Commerce Bank, N.A. (Wichita), and Commerce Bank, N.A. (Illinois) maintained an effective internal control structure over financial reporting as of December 31, 1996.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders as designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Commerce Bank, N.A. (St. Louis), Commerce Bank, N.A. (Kansas City), Commerce Bank, N.A. (Wichita), and Commerce Bank, N.A. (Illinois), subsidiary insured depository institutions of Commerce Bancshares, Inc., complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 1996.

Notes to Financial Statements
Commerce Bancshares, Inc. and Subsidiaries (CONT.)

SUMMARY OF QUARTERLY STATEMENTS OF INCOME
Years Ended December 31, 1996, 1995 and 1994

                                                                       For the Quarter Ended
------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                       12/31/96    9/30/96    6/30/96     3/31/96
------------------------------------------------------------------------------------------------------
Interest income                                            $ 164,676   $161,147   $159,706    $162,074
Interest expense                                             (69,891)   (69,618)   (69,791)    (72,560)
------------------------------------------------------------------------------------------------------
Net interest income                                           94,785     91,529     89,915      89,514
Non-interest income                                           43,257     40,449     38,660      36,796
Salaries and employee benefits                               (42,009)   (40,971)   (41,154)    (41,157)
Other expense                                                (38,295)   (39,106)   (37,811)    (37,451)
Provision for loan losses                                     (7,459)    (6,082)    (5,428)     (5,553)
------------------------------------------------------------------------------------------------------
Income before income taxes                                    50,279     45,819     44,182      42,149
Income taxes                                                 (17,823)   (14,964)   (15,264)    (14,866)
------------------------------------------------------------------------------------------------------
Net income                                                 $  32,456   $ 30,855   $ 28,918    $ 27,283
------------------------------------------------------------------------------------------------------
Net income per common and common equivalent share*         $     .85   $    .81   $    .75    $    .70
------------------------------------------------------------------------------------------------------
Weighted average common and common equivalent
 shares outstanding*                                          38,382     38,129     38,415      38,879
------------------------------------------------------------------------------------------------------

                                                                       For the Quarter Ended
------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                       12/31/95    9/30/95    6/30/95     3/31/95
------------------------------------------------------------------------------------------------------
Interest income                                            $ 164,672   $164,091   $160,644    $141,596
Interest expense                                             (73,603)   (73,590)   (69,756)    (58,309)
------------------------------------------------------------------------------------------------------
Net interest income                                           91,069     90,501     90,888      83,287
Non-interest income                                           36,469     34,194     31,899      30,588
Salaries and employee benefits                               (39,901)   (41,156)   (39,650)    (37,146)
Other expense                                                (38,384)   (35,849)   (38,934)    (34,464)
Provision for loan losses                                     (5,939)    (3,927)    (1,930)     (2,833)
------------------------------------------------------------------------------------------------------
Income before income taxes                                    43,314     43,763     42,273      39,432
Income taxes                                                 (15,066)   (16,153)   (15,514)    (14,409)
------------------------------------------------------------------------------------------------------
Net income                                                 $  28,248   $ 27,610   $ 26,759    $ 25,023
------------------------------------------------------------------------------------------------------
Net income per common and common equivalent share*         $     .71   $    .69   $    .66    $    .65
------------------------------------------------------------------------------------------------------
Weighted average common and common equivalent
 shares outstanding*                                          39,808     40,189     40,347      38,405
------------------------------------------------------------------------------------------------------

                                                                       For the Quarter Ended
------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                       12/31/94    9/30/94    6/30/94     3/31/94
------------------------------------------------------------------------------------------------------
Interest income                                            $ 134,878   $127,860   $121,491    $116,052
Interest expense                                             (52,400)   (47,274)   (43,731)    (42,259)
------------------------------------------------------------------------------------------------------
Net interest income                                           82,478     80,586     77,760      73,793
Non-interest income                                           30,431     30,101     32,550      27,946
Salaries and employee benefits                               (35,280)   (35,489)   (37,239)    (36,007)
Other expense                                                (37,709)   (34,498)   (35,208)    (30,648)
Provision for loan losses                                     (2,051)      (276)    (2,063)     (1,455)
------------------------------------------------------------------------------------------------------
Income before income taxes                                    37,869     40,424     35,800      33,629
Income taxes                                                 (13,597)   (15,215)   (11,216)    (11,583)
------------------------------------------------------------------------------------------------------
Net income                                                 $  24,272   $ 25,209   $ 24,584    $ 22,046
------------------------------------------------------------------------------------------------------
Net income per common and common equivalent share*         $     .65   $    .68   $    .66    $    .60
------------------------------------------------------------------------------------------------------
Weighted average common and common equivalent
 shares outstanding*                                          37,163     37,065     37,383      37,058
------------------------------------------------------------------------------------------------------
* Restated for stock dividend distributed December 1996

OFFICERS AND DIRECTORS

(List not included in EDGARized exhibit.)

                                 Inside Back Cover