Form 10-K, Exhibit 13
period 1997-12-31
COMMERCE BANCSHARES INC /MO/
filed 1998-03-13
CIK 22356

                                                                Exhibit 13

                       MISSION STATEMENT

      COMMERCE BANK WILL BE THE PREFERRED PROVIDER OF
      TARGETED FINANCIAL SERVICES IN OUR COMMUNITIES BASED
      ON STRONG CUSTOMER RELATIONSHIPS.

      WE WILL STRENGTHEN THESE RELATIONSHIPS BY PROVIDING
      THE RIGHT SOLUTIONS THAT COMBINE OUR TECHNOLOGY,
      EXPERTISE AND FINANCIAL STRENGTH.

      OUR GOAL IS TO CREATE CUSTOMER LOYALTY,
      SHAREHOLDER VALUE AND EMPLOYEE SATISFACTION.

              Be accessible.  Offer solutions.  Build relationships.


CONTENTS                                   ANNUAL MEETING
Chairman's Letter            Page 2        The annual meeting of Shareholders
                                           will be held Wednesday, April 15,
Management Report            Page 11       1998 at 10:00 a.m. in The Plaza,
                                           Ritz-Carlton, 100 Carondelet
Management's Discussion and                Plaza, Clayton, Missouri 63105
Analysis of Consolidated
Financial Condition and                    TRANSFER AGENT, REGISTRAR
Results of Operations        Page 22       AND DIVIDEND DISBURSING AGENT
                                           First Chicago Trust Company of
Financial Statements of Commerce           New York, P.O. Box 2500, Jersey
Bancshares, Inc. and                       City, New Jersey 07303-2500,
Subsidiaries                 Page 42       800-446-2617.

Notes to Financial                         NOTICE
Statements                   Page 46       Shareholders, analysts or
                                           potential investors desiring
Independent Auditors'                      additional information may make
Report                       Page 60       their requests in writing to Mr.
                                           Jeffery D. Aberdeen, Controller,
Directors and Officers       Page 63       at the address of the Company.

DIVIDEND REINVESTMENT PROGRAM
Commerce Brokerage Services, Inc.* offers Equity Dividend Reinvestment for securities held within a Commerce brokerage account. Our brokerage customers may elect this option for more than 6,200 individual securities, including the common stock of Commerce Bancshares, Inc. For information, please contact any of our Regional Investment Specialists or one of our main brokerage offices:
        St. Louis    314-746-8777          Kansas City    816-234-2416
                     800-356-1606                         800-772-SAVE

* An affiliate of Commerce Bancshares, Inc. and a registered broker-dealer.

FINANCIAL HIGHLIGHTS

(This page not included in the EDGARized exhibit.)

CHAIRMAN'S LETTER

(This section not included in the EDGARized exhibit.)

                                                                        2 - 7

MANAGEMENT REPORT

(This section not included in the EDGARized exhibit.)

                                                                       8 - 20

Commerce Bancshares, Inc.
CONTENTS

                                                                   Pages
                                                                   -----
Common Stock Data                                                  Below
Management's Discussion and Analysis of Consolidated
 Financial Condition and Results of Operations                 22 through 41
Consolidated Financial Statements:
 Balance Sheets                                                      42
 Statements of Income                                                43
 Statements of Cash Flows                                            44
 Statements of Stockholders' Equity                                  45
Notes to Financial Statements                                  46 through 60
Independent Auditors' Report                                         60
Statement of Management's Responsibility                             61
Summary of Quarterly Statements of Income                            62
================================================================================

COMMON STOCK DATA
Commerce Bancshares, Inc. (Parent)

The following table sets forth the high and low prices of actual transactions for the Company's common stock (CBSH) and cash dividends paid for the periods indicated (restated for the 1997 stock dividend).

                                                                         Cash
1997                                             High         Low      Dividends
--------------------------------------------------------------------------------
First Quarter                                   $48.10      $42.26       $.195
Second Quarter                                   45.95       40.00        .195
Third Quarter                                    57.02       42.86        .195
Fourth Quarter                                   70.25       53.69        .195

1996
--------------------------------------------------------------------------------
First Quarter                                   $34.81      $31.52       $.172
Second Quarter                                   33.45       30.95        .172
Third Quarter                                    36.73       30.16        .172
Fourth Quarter                                   47.14       35.03        .172

1995
--------------------------------------------------------------------------------
First Quarter                                   $26.56      $23.32       $.155
Second Quarter                                   27.86       26.13        .155
Third Quarter                                    34.45       26.13        .155
Fourth Quarter                                   34.69       32.18        .155

Commerce Bancshares, Inc. common shares are publicly traded in the over-the-counter market on the NASDAQ National Market System. The Company had 5,694 shareholders of record as of December 31, 1997.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes. The historical trends reflected in the restated financial information presented below are not reflective of anticipated future results.

KEY RATIOS
-------------------------------------------------------------------------------------------------------------------------
                                                                       1997        1996       1995       1994       1993
-------------------------------------------------------------------------------------------------------------------------
(Based on average balance sheets):
Return on total assets                                                  1.37%      1.28%      1.21%      1.21%      1.14%
Return on stockholders' equity                                         14.08      13.40      12.72      13.05      12.99
Efficiency ratio                                                       59.94      60.96      62.60      65.10      64.58
Loans to deposits                                                      70.93      67.07      68.28      61.07      58.08
Net yield on interest earning assets (on a tax equivalent basis)        4.61       4.40       4.50       4.46       4.22
Non-interest bearing deposits to total deposits                        21.35      19.65      19.81      19.60      19.72
Equity to total assets                                                  9.74       9.53       9.48       9.30       8.75
Cash dividend payout ratio                                             23.24      23.28      24.07      22.07      21.28
=========================================================================================================================
SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                  1997      1996       1995       1994       1993
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                $ 397,774   $365,743   $355,745   $314,617   $284,524
Provision for loan losses                                             31,354     24,522     14,629      5,845     11,381
Non-interest income                                                  180,092    159,162    133,150    121,028    121,423
Non-interest expense                                                 344,450    317,954    305,484    282,078    257,316
Net income                                                           132,702    119,512    107,640     96,111     86,894
Net income per share-basic*                                             3.40       2.99       2.60       2.48       2.28
Net income per shares-diluted*                                          3.36       2.97       2.59       2.46       2.26
Total assets                                                      10,306,941  9,698,186  9,573,951  8,035,574  8,047,413
Loans                                                              6,224,381  5,472,342  5,317,813  4,432,662  4,024,075
Investment securities                                              2,664,931  2,721,515  2,594,753  2,645,420  2,805,630
Deposits                                                           8,700,578  8,166,429  8,193,092  6,990,430  6,839,470
Long-term debt                                                         7,102     14,120     14,562      6,487      6,894
Stockholders' equity                                                 980,784    924,271    883,783    728,198    712,620
Cash dividends per common share*                                        .781       .689       .622       .543       .480
=========================================================================================================================

*Restated for 5% stock dividend distributed in December 1997 and adoption of SFAS No. 128

RESULTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------------
                                                                                     $ Change               % Change
(Dollars in thousands)                                                          '97-'96    '96-'95'    '97-'96   '96-'95
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                             $32,031    $ 9,998        8.8%       2.8%
Provision for loan losses                                                         6,832      9,893       27.9       67.6
Non-interest income                                                              20,930     26,012       13.2       19.5
Non-interest expense                                                             26,496     12,470        8.3        4.1
Income taxes                                                                      6,443      1,775       10.2        2.9
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $13,190    $11,872       11.0%      11.0%
=========================================================================================================================

Consolidated net income for 1997 was $132.7 million, an 11.0% increase over 1996 net income. Diluted earnings per share increased 13.1% to $3.36 in 1997 compared to $2.97 in 1996. The return on assets was 1.37% in 1997, compared to 1.28% in 1996, while the return on equity increased to 14.08%. The increase in net income was mainly due to strong growth in the net interest margin, mainly as a result of growth in loans, coupled with a 13.2% growth in non-interest income, but offset by a higher provision for loan losses and higher non-interest expense. The improvement in non-interest income resulted from an increase in credit card, trust and other money management fee income, while growth in non-interest expense occurred due to increases in incentive compensation and higher data processing costs.

Net income was $119.5 million in 1996 compared to $107.6 million in 1995, with a 14.7% increase in diluted earnings per share. The $11.9 million increase over 1995 included significant growth in non-interest income, mainly due to increases in fees from deposit accounts, credit cards and trust services, combined with gains on investment securities. The change in non-interest expense included lower federal deposit insurance expense, coupled with relatively flat costs for marketing and data processing.

Over the past several years, the Company has focused on improving internal efficiency and profitability. Through a series of internal mergers, the number of bank charters was reduced from 16 in 1995 to 6 in 1996. The Company has continued this process in 1997 by merging its two large banks, thereby reducing its existing charters by one. This merger should further streamline and improve operations and result in enhancements for customers.

In 1997, two Kansas banks with assets of $295 million were acquired at a cost of $53.2 million in treasury stock and $4.3 million in cash. In 1995, banks with assets totaling $1.2 billion were acquired at a cost of $12.0 million in treasury stock, $75.7 million in newly issued common stock and $94.1 million in cash. Certain of these transactions have been recorded using the pooling of interests method of accounting. However, prior year financial results have not been restated for these poolings because those restated amounts do not differ materially from the Company's historical operating results.

The Company has signed a definitive agreement to merge with Pittsburg Bancshares, Inc., a one-bank Kansas holding company with four locations and approximately $120 million in assets. The merger is expected to be completed in the first quarter of 1998, subject to regulatory and stockholder approval. It is not expected to have a material effect on the financial statements of the Company.

The Board of Directors declared a fourth annual consecutive 5% stock dividend on October 3, 1997, payable on December 12, 1997. All per share and average share data in this report has been restated to reflect the 1997 stock dividend.

NET INTEREST INCOME
The following table summarizes the changes in net interest income on a fully tax equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates. Changes not solely due to volume or rate changes are allocated to rate. Management believes this allocation method, applied on a consistent basis, provides meaningful comparisons between the respective periods.

---------------------------------------------------------------------------------------------------------------------------
                                                             1997                                    1996
---------------------------------------------------------------------------------------------------------------------------
                                                          Change due to                         Change due to
                                                     Average       Average                   Average      Average
(In thousands)                                       Volume         Rate        Total        Volume        Rate     Total
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME, FULLY TAXABLE EQUIVALENT BASIS
Loans                                                 $ 41,682     $ 2,674   $ 44,356        $18,857   $(15,762)   $ 3,095
Investment securities:
 U.S. government & federal agency securities           (10,067)      1,511     (8,556)         3,553       (318)     3,235
 State & municipal securities                           (1,237)        (48)    (1,285)          (632)       115       (517)
 Other securities                                       13,174      (1,506)    11,668         (4,656)     2,022     (2,634)
Federal funds sold and securities purchased
 under agreements to resell                            (11,962)        275    (11,687)        15,362     (2,103)    13,259
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                   31,590       2,906     34,496         32,484    (16,046)    16,438
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Savings                                                     48          97        145           (332)      (457)      (789)
Interest bearing demand                                  7,351      (1,999)     5,352         17,014     (8,376)     8,638
Time open & C.D.'s of less than $100,000                (1,332)     (1,236)    (2,568)          (353)     1,452      1,099
Time open & C.D.'s of $100,000 and over                   (594)        268       (326)           555       (379)       176
Federal funds purchased and securities
 sold under agreements to repurchase                         6         769        775             24     (2,389)    (2,365)
Long-term debt and other borrowings                       (224)         21       (203)          (106)        14        (92)
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                   5,255      (2,080)     3,175         16,802    (10,135)     6,667
---------------------------------------------------------------------------------------------------------------------------
Net interest income, fully taxable equivalent basis   $ 26,335     $ 4,986   $ 31,321        $15,682   $ (5,911)   $ 9,771
===========================================================================================================================

                                                                                                                   23

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations [Cont.]


Net interest income was $397.8 million in 1997, $365.7 million in 1996 and $355.7 million in 1995. Compared to the prior year, net interest income increased $32.0 million, or 8.8%, in 1997 and increased $10.0 million, or 2.8%, in 1996. The increase in 1997 was the result of strong growth in average loans which increased by 9.3%, coupled with slightly higher earning asset rates and relatively stable deposit costs. The increase in net interest income in 1996 resulted from average loan growth of $160.0 million, but was partially offset by higher deposit costs and slightly lower rates on earning assets. The net yield on earning assets was 4.61% in 1997, 4.40% in 1996 and 4.50% in 1995. The net yield on earning assets increased 21 basis points in 1997 compared to 1996. Average interest earning assets increased 3.5% in 1997 over 1996, compared to 5.0% in 1996 over 1995. Average interest bearing liabilities increased 1.0% in 1997 compared to 4.9% in 1996. A portion of the 1996 increase over 1995 was due to acquisitions in 1995 of banks with assets of $1.2 billion.

Tax equivalent interest income was $687.0 million in 1997, $652.5 million in 1996 and $636.0 million in 1995; and represents an increase of $34.5 million, or 5.3%, in 1997 and an increase of $16.4 million, or 2.6%, in 1996. The increased interest income in 1997 was due mainly to growth in average loans of $493.6 million, or 9.3%, partially offset by a $220.7 million decrease in average balances invested in short-term federal funds sold and securities purchased under agreements to resell. Average loan yields improved slightly. Loans represented 67% of average interest earning assets in 1997, investment securities represented 30% and short-term federal funds sold and securities purchased under agreement to resell represented 3%. Average balances and rates earned on investment securities in total increased slightly; during the year investments in U.S. government and federal agencies were shifted to CMO's and other marketable securities. The increase in interest income in 1996 compared to 1995 was due to increases in average balances on loans and federal funds sold/resell agreements, partially offset by lower rates earned on these categories.

Total interest expense was $285.1 million in 1997, $281.9 million in 1996 and $275.3 million in 1995. The $3.2 million increase in 1997 interest expense compared to 1996 was due mainly to increases in average interest bearing deposits. Total average interest bearing deposits increased by $73.4 million in 1997, fueled mainly by growth in the Company's Premium Money Market deposit accounts and long-term certificates of deposit, but partially offset by declines in interest checking, investment savings and short-term certificates of deposit. Overall deposit rates remained stable during the year in most categories but reflected lower interest checking rates paid. Premium and other money market, interest checking, savings and certificates of deposit represented 39%, 19%, 5% and 37%, respectively, of total average interest bearing deposits. Interest expense increased $6.6 million, or 2.4%, in 1996 over 1995. Again, growth in Premium Money Market accounts contributed significantly to the increase in interest expense over 1995. Partially offsetting was a decline of 6 basis points in rates paid on total average deposits.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Management records the provision for loan losses, on an individual bank basis, in amounts sufficient to result in an allowance for loan losses that will cover current net charge-offs and risks believed to be inherent in the loan portfolio of each bank. Amounts charged against current income are based on such factors as past loan loss experience, current loan portfolio mix, evaluation of actual and potential losses in the loan portfolio, prevailing regional and national economic conditions that might have an impact on the portfolio, regular reviews and examinations of the loan portfolio conducted by internal loan reviewers supervised by Commerce Bancshares, Inc. (the Parent), and reviews and examinations by bank regulatory authorities. The balance in the allowance for loan losses is reduced when a loan or part thereof is considered by management to be uncollectible. Recoveries on loans previously charged off are added back to the allowance. During periods of growth in the loan portfolio, a portion of the provision may be taken to reflect management's desire to maintain a satisfactory allowance to protect the Company from those losses which occur as a natural part of doing business.

As with any financial institution, weak economic conditions, higher inflation, interest rates, or unemployment may lead to increased losses in the loan portfolio. Conversely, improvements in economic conditions tend to reduce the amounts charged against the allowance. Management has established various controls in order to limit future losses at the lending affiliates, such as: 1) a "watch list" of possible problem loans, 2) specific loan retention limits in relation to the size of each affiliate and market, 3) documented policies concerning loan administration (loan file documentation, disclosures, approvals, etc.) and 4) a loan review staff employed by the Parent which travels to subsidiary bank markets to audit for adherence to established Company controls and to review the quality and anticipated collectibility of the portfolio. Management determines which loans are possibly uncollectible or represent a greater risk of loss and makes additional provision to expense, if necessary, to maintain the allowance at a satisfactory level on an individual bank basis.

The allowance for loan losses at December 31, 1997, was 1.70% of loans outstanding compared to 1.79% at year end 1996. The allowance for loan losses at year end covered non-performing assets (defined as non-accrual loans, loans 90 days delinquent and still accruing interest, and foreclosed real estate) by 217%. Net charge-offs totaled $27.9 million in 1997 compared to $24.8 million in 1996. The ratio of net charge-offs to average loans outstanding in 1997 was
 .48% compared to .47% in 1996 and .31% in 1995. The increase in net charge-offs in 1997 compared to 1996 was mainly attributable to higher net credit card losses coupled with improved loss experience in other consumer lending areas and continued favorable commercial lending experience. The provision for loan losses was $31.4 million, exceeding 1997 net charge-offs by $3.4 million, compared to a provision of $24.5 million in 1996 and $14.6 million in 1995.

A subsidiary bank is an issuer of Visa and MasterCard credit cards. Credit card loans outstanding at year end 1997 amounted to $548.9 million, or 8.8% of total loans. The percentage of consumer loans outstanding which are generated through revolving credit balances and cash advances is significantly higher for Commerce than it is for a banking group that does not issue credit cards. Because credit card loans traditionally have a higher than average ratio of net charge-offs to loans outstanding when compared with other portfolio segments, management requires that a separate allowance for loan losses on credit card loans be maintained which, on a consolidated basis, was $16.1 million or 2.93% of credit card loans outstanding at December 31, 1997. Net charge-offs amounted to 3.81% of average credit card loans in 1997 compared to 2.92% in 1996. During 1997, the banking industry experienced increasing credit losses on these loans primarily due to high levels of consumer installment and revolving debt, rising delinquency, and decade-high levels of personal bankruptcies. Net charge-offs at major banks this year have ranged from 4% to over 7% of credit card loans. The Company has also experienced an increase in losses on credit card loans due to these same factors. However, its net charge-off experience has been significantly lower than industry averages.

Other than as previously noted, management is not aware of any significant risks in the current loan portfolio mix that would result from concentrations of loans within any particular market, industry, or portfolio segment. Other than for the credit card risk mentioned above, management does not allocate the allowance for loan losses. It is deemed to be a general reserve available for all types of loan losses. The allowance at year end 1997 represented a 3.79 times multiple of net loan losses for the year just ended.

Based on current economic conditions, management considers the December 31, 1997 allowance adequate to cover the possible risk of loss in the loan portfolio at the present time. Various appraisals and estimates of current value influence the calculation of the required allowance at any point in time. If economic conditions in the region deteriorate significantly, it is possible that additional assets would be classified as non-performing, and accordingly, additional provision for possible losses would be required. Such an event and its duration cannot be predicted at this time.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations [Cont.]


  The schedule which follows summarizes the relationship between loan balances and activity in the allowance for loan losses:

                                                                           Years Ended December 31
  --------------------------------------------------------------------------------------------------------------------------
  (Dollars in thousands)                            1997            1996            1995            1994            1993
  --------------------------------------------------------------------------------------------------------------------------
  Net loans outstanding at end of period (A)    $ 6,224,381     $ 5,472,342     $ 5,317,813     $ 4,432,662     $ 4,024,075
  ==========================================================================================================================
  Average loans outstanding (A)                 $ 5,815,192     $ 5,321,584     $ 5,161,552     $ 4,180,065     $ 3,835,834
  ==========================================================================================================================
  Allowance for loan losses:
    Balance at beginning of period              $    98,223     $    98,537     $    87,179     $    85,830      $   77,149
  --------------------------------------------------------------------------------------------------------------------------
    Additions to allowance through
      charges to expense                             31,354          24,522          14,629           5,845          11,381
  --------------------------------------------------------------------------------------------------------------------------
    Allowances of acquired banks                      4,275              --          12,932           2,953           3,661
  --------------------------------------------------------------------------------------------------------------------------
    Recovery of loans previously charged off:
      Business                                        2,992           1,739           1,632           2,540           3,690
      Construction                                      340              --              --               3             508
      Business real estate                              500             416             542             663             562
      Personal real estate                               70             123              99             226             141
      Personal banking                                3,420           2,628           2,633           2,259           2,528
      Credit card                                     2,927           2,172           2,163           2,015           1,947
  --------------------------------------------------------------------------------------------------------------------------
        Total recoveries                             10,249           7,078           7,069           7,706           9,376
  --------------------------------------------------------------------------------------------------------------------------
    Loans charged off:
      Business                                        5,734           4,912           3,422           2,511           3,858
      Construction                                      300              --              --              --              12
      Business real estate                              113             205             391           1,243             418
      Personal real estate                              401             341             208             196             395
      Personal banking                                8,472           9,327           7,413           3,442           3,897
      Credit card                                    23,163          17,129          11,838           7,763           7,157
  --------------------------------------------------------------------------------------------------------------------------
        Total loans charged off                      38,183          31,914          23,272          15,155          15,737
  --------------------------------------------------------------------------------------------------------------------------
      Net loans charged off                          27,934          24,836          16,203           7,449           6,361
  --------------------------------------------------------------------------------------------------------------------------
    Balance at end of period                    $   105,918     $    98,223     $    98,537      $   87,179      $   85,830
  ==========================================================================================================================
  Ratio of net charge-offs to average
    loans outstanding                                   .48%            .47%            .31%            .18%            .17%
  Ratio of allowance to loans at end of period         1.70%           1.79%           1.85%           1.97%           2.13%
  Ratio of provision to average loans outstanding       .54%            .46%            .28%            .14%            .30%
  ==========================================================================================================================

  (A) Net of unearned income; before deducting allowance for loan losses

  NON-INTEREST INCOME
  ----------------------------------------------------------------------------------------------------------------------------
                                                                                                              % Change
  (Dollars in thousands)                                        1997         1996           1995         '97-'96      '96-'95
  ----------------------------------------------------------------------------------------------------------------------------
  Trust fees                                                 $ 41,224     $  35,536       $ 32,378          16.0%         9.8%
  Deposit account charges and other fees                       57,223        54,506         44,658           5.0         22.1
  Credit card transaction fees                                 30,703        26,586         23,341          15.5         13.9
  Trading account profits and commissions                       7,420         5,982          5,158          24.0         16.0
  Net gains on securities transactions                          3,253         3,293            897          (1.2)       267.1
  Other                                                        40,269        33,259         26,718          21.1         24.5
  ----------------------------------------------------------------------------------------------------------------------------
  Total non-interest income                                  $180,092      $159,162       $133,150          13.2%        19.5%
  ============================================================================================================================
  As a % of operating income (net interest income
    plus non-interest income)                                    31.2%         30.3%          27.2%
  Operating income per full-time equivalent employee         $  115.9      $  108.1       $  100.0
  ============================================================================================================================


Non-interest income totaled $180.1 million in 1997, $159.2 million in 1996 and $133.2 million in 1995. The increase in non-interest income in 1997 of 13.2% resulted mainly from double digit growth in credit card transaction fees, trust fees, and other money management areas including bond, brokerage and mutual fund activities. The growth in credit card fees, which totaled $4.1 million, resulted from increased sales from both merchant and cardholder customers. Trust fee income grew $5.7 million as a result of new account growth and improved market conditions. Included in the other income category are gains on sales of student loans and leveraged leases, which increased $3.1 million in 1997 over 1996. Also included in other income are various types of fee income, such as other money management, non-customer ATM and international transaction fees. These fees increased $5.0 million compared to the prior year.

In 1996 compared to 1995, deposit account charges increased $9.8 million, partially due to fee restructuring and added cash management fees. Trust fees increased $3.2 million, reflecting increased new business coupled with improvement in market value of assets upon which some fees are based. Credit card transaction fees grew by $3.2 million. Included in other income were gains on sales of branches and fixed assets, which totaled $3.1 million more than in 1995.

In 1997, the Parent and a venture capital subsidiary contributed net gains on equity securities transactions of $3.5 million. Banking subsidiaries contributed net gains of $2.2 million and $480 thousand in 1996 and 1995, respectively, on portfolio investment securities, with the remaining net gains attributable to sales of equity securities by the Parent and a venture capital subsidiary.

NON-INTEREST EXPENSE
--------------------------------------------------------------------------------------------------------------
                                                                                                  % Change
(Dollars in thousands)                                            1997      1996      1995   '97-'96   '96-'95
--------------------------------------------------------------------------------------------------------------
Salaries                                                      $156,497  $141,328  $136,646      10.7%      3.4%
Employee benefits                                               22,598    23,963    21,207      (5.7)     13.0
Net occupancy                                                   21,570    21,456    20,294        .5       5.7
Equipment                                                       16,492    15,185    14,256       8.6       6.5
Supplies and communication                                      25,838    24,697    24,139       4.6       2.3
Data processing                                                 24,628    20,778    20,997      18.5      (1.0)
Federal deposit insurance                                        1,120     2,124     8,807     (47.3)    (75.9)
Marketing                                                       12,757    11,698    11,611       9.1        .7
Goodwill and core deposit premium amortization                   9,778    11,448    11,094     (14.6)      3.2
Foreclosed property expense, net                                 1,114     2,406       164     (53.7)       NM
Other                                                           52,058    42,871    36,269      21.4      18.2
--------------------------------------------------------------------------------------------------------------
Total non-interest expense                                    $344,450  $317,954  $305,484       8.3%      4.1%
==============================================================================================================
Efficiency ratio (non-interest expense as a % of operating
 income excluding net gains on securities transactions)           59.9%     61.0%     62.6%
Salaries and benefits as a % of total non-interest expense        52.0%     52.0%     51.7%
Number of full-time equivalent employees                         4,985     4,854     4,890
==============================================================================================================

Non-interest expense totaled $344.5 million in 1997, $318.0 million in 1996 and $305.5 million in 1995. In 1997 compared to 1996, salaries increased $15.2 million, or 10.7%, which includes increased payroll costs for incentive pay on new business, while employee benefits decreased $1.4 million, or 5.7%. Equipment expense includes an increase in data processing equipment depreciation of $813 thousand. Data processing expense increased $3.9 million, partially because of increases in fee related credit card transaction volumes and higher charges by other information service providers. Goodwill and core deposit premium amortization decreased because of the effect of accelerated amortization methods, partially offset by additional goodwill recorded in a September 1997 purchase acquisition. Other expense above includes increases in professional fees of $1.9 million and software expenses of $1.9 million.

In 1996 compared to 1995, salaries increased $4.7 million, or 3.4%, which reflected an overall reduction in full-time equivalent employees, partially offset by higher benefit costs, mainly in the health care area. Federal deposit insurance expense decreased $6.7 million due to a decrease in the assessment rate which began in mid 1995. Included in 1996 federal deposit insurance expense was a $1.3 million one-time charge in connection with the recapitalization of the Savings Association Insurance Fund.

Since 1996, the Company has undertaken steps to address the issues and exposures related to the Year 2000 which may affect key financial, operational and information

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (Cont.)


systems. During this period, assessments of key financial, operational and information systems were completed. System modifications are underway for all major financial, operational and information systems. Plans to test system modifications as well as modifications to other operational systems will continue into 1998. The Company expects to substantially complete all Year 2000 conversion projects by the end of 1998. These costs, which are expensed as incurred, have not been material to date and are not expected to have a material impact on the Company's earnings in the future.

INCOME TAXES

Income tax expense was $69.4 million, $62.9 million and $61.1 million in 1997, 1996 and 1995, respectively. The effective tax rate on income from operations was 34.3%, 34.5% and 36.2% in 1997, 1996 and 1995, respectively. The difference between these effective tax rates and the federal statutory rate of 35% was mainly due to state and local income taxes and non-deductible goodwill amortization, offset by tax exempt interest income on state and municipal obligations. The lower effective tax rates in 1997 and 1996 were due to lower state income taxes and in 1996, the contribution of an appreciated asset.

FINANCIAL CONDITION
LOAN PORTFOLIO ANALYSIS

A breakdown of average balances invested in each category of loans appears on page 38. Classifications of consolidated loans by major category at December 31 for each of the past five years are as follows:

                                                            Balance at December 31
------------------------------------------------------------------------------------------------------
(In thousands)                             1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------
Business                                $2,056,862   $1,700,678   $1,716,080   $1,393,979   $1,380,452
Real estate--construction                  233,209      182,474      168,031      127,948       90,102
Real estate--business                      926,107      758,650      695,558      586,769      533,467
Real estate--personal                    1,148,236    1,010,572      983,249      813,134      734,771
Personal banking                         1,311,081    1,256,684    1,258,809    1,120,366      917,683
Credit card                                548,886      563,284      496,086      390,466      367,600
------------------------------------------------------------------------------------------------------
Total loans, net of unearned income     $6,224,381   $5,472,342   $5,317,813   $4,432,662   $4,024,075
======================================================================================================

The contractual maturities of loan categories at December 31, 1997, and a breakdown of those loans between predetermined rate and floating rate loans are as follows:

                                               Principal Payments Due
------------------------------------------------------------------------------------------------------
                                            In       After One       After
                                         One Year   Year Through      Five
(In thousands)                           or Less     Five Years      Years                     Total
------------------------------------------------------------------------------------------------------
Business                                $1,315,811   $  702,430     $ 38,621                 2,056,862
Real estate--construction                  161,898       65,030        6,281                   233,209
Real estate--business                      299,815      533,090       93,202                   926,107
Real estate--personal                      105,749      215,646      826,841                 1,148,236
------------------------------------------------------------------------------------------------------
Total                                   $1,883,273   $1,516,196     $964,945                 4,364,414
======================================================================================================
Personal banking (1)                                                                         1,311,081
Credit card (2)                                                                                548,886
------------------------------------------------------------------------------------------------------
Total loans, net of unearned income                                                         $6,224,381
======================================================================================================
Loans with predetermined rate           $  762,020   $  773,332     $224,844                $1,760,196
Loans with floating rate                 1,121,253      742,864      740,101                 2,604,218
------------------------------------------------------------------------------------------------------
Total                                   $1,883,273   $1,516,196     $964,945                $4,364,414
======================================================================================================

(1) Personal banking loans with floating rate totaled $461,847,000.
(2) Credit card loans with floating rate totaled $481,570,000.

Total loans grew $752.0 million, or 13.7%, during 1997 compared to growth of $154.5 million, or 2.9%, during 1996. The growth in 1997 came principally from business, business real estate and construction loans, which grew 20.9%, 22.1% and 27.8%, respectively. This growth in 1997 was partly reflective of the effects of two bank acquisitions during the year in which the Company acquired loans of approximately $150 million, plus the effects of a strong economy throughout many of the markets the Company serves. Additionally, other banking consolidations in a number of the markets have provided the Company an opportunity to establish new customer relationships.

The Company currently generates approximately 29% of its loan portfolio in the St. Louis regional market and 23% in the Kansas City regional market. The portfolio is diversified from a commercial and retail standpoint, with 51.6% in loans to business and 48.4% in loans to individual consumers. Such a balanced approach to loan portfolio management and an aversion toward credit concentrations, from an industry, geographic and product perspective, have enabled the Company to avoid problem loan levels and loan losses that characterized the banking industry in the early 1990s.

Loans by type as a percentage of total loans follows:

------------------------------------------------------------------------------
                                                                December 31
                                                               1997      1996
------------------------------------------------------------------------------
Business                                                       33.0%     31.1%
Real estate--construction                                       3.7       3.3
Real estate--business                                          14.9      13.9
Real estate--personal                                          18.5      18.4
Personal banking                                               21.1      23.0
Credit card                                                     8.8      10.3
------------------------------------------------------------------------------
Total loans                                                   100.0%    100.0%
==============================================================================

BUSINESS LOANS

Total business loans amounted to $2.06 billion at December 31, 1997, compared to $1.70 billion at December 31, 1996, an increase of $356.2 million, or 20.9%. Approximately $25 million of the growth resulted from the acquisition of two banks during 1997, while the remaining growth came predominately from growth in the Kansas City and St. Louis markets.

This group of loans is comprised primarily of loans to customers in the regional trade area of the bank subsidiaries in the central Midwest, encompassing the states of Missouri, Kansas, Illinois and adjacent Midwestern markets. The bank subsidiaries generally do not participate in credits of large, publicly traded companies unless operations are maintained in the local communities or regional markets. The portfolio is diversified from an industry standpoint and includes businesses engaged in manufacturing, wholesaling, retailing, agribusiness, insurance, financial services, public utilities, and other service businesses. Emphasis is upon middle-market and community businesses with known local management and financial stability. Consistent with management's strategy and emphasis upon relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. There were net loan charge-offs in this category of $2.7 million in 1997 compared to $3.2 million in 1996. Non-accrual business loans increased to $15.1 million (.7% of business loans) at December 31, 1997, compared to $7.0 million (.4% of business loans) at December 31, 1996. Continued growth in business loans will be based upon strong solicitation efforts in a highly competitive market environment for quality loans. Asset quality is, in part, a function of management's consistent application of conservative underwriting standards. Therefore, portfolio growth in 1998 is dependent upon the strength of the economy, the actions of the Federal Reserve with regard to targets for economic growth and inflationary tendencies, and the competitive environment as previously described.

REAL ESTATE--CONSTRUCTION

The portfolio of loans in this category amounted to $233.2 million at December 31, 1997, compared to $182.5 million at year end 1996, reflecting growth of $50.7 million, or 27.8%. Over 60% of this growth was the result of bank acquisitions in which $37 million in construction loans were acquired. Non-accrual loans in this category were $1.9 million at year end 1997 compared to $552 thousand at year end 1996. The portfolio consists of

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (Cont.)


residential construction, commercial construction and land development loans, predominantly in the local markets of the Company's banking subsidiaries. Commercial construction loans are for small and medium-sized office and medical buildings, manufacturing and warehouse facilities, strip shopping centers, and other commercial properties. Exposure to larger speculative office and rental space is minimal. Residential construction and land development loans are primarily located in the Kansas City and St. Louis metropolitan areas. The Company experienced $40 thousand net recoveries in 1997 and no loan losses in 1996. Management is not aware of any significant adverse exposure in this category.

REAL ESTATE--BUSINESS

Total business real estate loans were $926.1 million at December 31, 1997, reflecting growth of $167.5 million, or 22.1%. Again, bank acquisitions contributed $35 million to this loan growth, while the remainder of the growth came from the Company's major markets in Missouri, Kansas and Illinois. Non-accrual balances have decreased at December 31, 1997 to $4.3 million, or .5% of the loans in this category, compared to $4.4 million at year end 1996. The Company experienced net recoveries of $387 thousand in 1997 and $211 thousand in 1996. This category includes mortgage loans secured by commercial properties which are primarily located in the local and regional trade territories of the customers of the affiliate banks. The economic conditions in local markets are generally strong, positively impacting debt service capabilities and collateral values for both owner-occupied and investment real estate. Significant deterioration is not anticipated in 1998, provided that the economy performs at or near the Federal Reserve's target level for growth.

REAL ESTATE--PERSONAL

The mortgage loans in this category are extended, predominantly, for owner-occupied residential properties. At December 31, 1997, there were $1.15 billion in loans outstanding compared to $1.01 billion at December 31, 1996, reflecting growth of $137.7 million, or 13.6%. This growth is partly attributable to loans of $33 million acquired in bank mergers in 1997. The Company has not experienced significant problem credits in this category recently as there were net charge-offs of $331 thousand in 1997 compared to $218 thousand in 1996. The non-accrual balances of loans in this category were $1.9 million, or .2% of the category, at December 31, 1997 and 1996. The five year history of net charge-offs on the real estatepersonal loan category reflects nominal losses and credit quality is considered to be above average.

PERSONAL BANKING

Total personal banking loans were $1.31 billion at December 31, 1997, and reflected growth of $54.4 million, or 4.3% over the previous year. Net charge-offs were $5.1 million in 1997 compared to $6.7 million in 1996. The majority of personal banking loan losses were related to indirect paper purchases generally secured by automobiles. This consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, securities purchases, home improvements, recreational and educational purposes. This category also includes $180.1 million of home equity loan balances at December 31, 1997, with an additional $303.0 million in unused lines of credit that can be drawn at the discretion of the borrower. These home equity lines are secured by first or second mortgages on residential property of the borrower. The underwriting terms for the home equity line product permit borrowing availability, in the aggregate, generally up to 80% of the appraised value of the collateral property. Given reasonably stable real estate values over time, the collateral margin improves with the regular amortization of prior mortgage loans. Approximately 35% of the loans in the personal banking category are extended on a floating interest rate basis.

CREDIT CARD

Total credit card loans amounted to $548.9 million at December 31, 1997, compared to $563.3 million at December 31, 1996, representing a $14.4 million decline. The credit card portfolio is concentrated within regional markets served by the Company. Approximately 57.4% of the households in Missouri that own a Commerce credit card product also maintain a deposit relationship with a subsidiary bank. The Company has a variety of credit card products, which offer ATM access to either advances against the credit card account or transactions against related deposit accounts. Approximately 88% of the outstanding credit card loans have a floating interest rate. Net charge-offs amounted to $20.2 million in 1997, which was a $5.3 million increase over 1996. Such losses were attributable to higher delinquencies and bankruptcies and were noted as part of national trends throughout the industry. The net charge-off ratios of 3.8% in 1997 and 2.9% in 1996 continue, however, to be well below national averages. Future growth in this portfolio is anticipated through targeted marketing and product design to segmented groups. During 1998, it is anticipated that new products will continue to be introduced or extended to affiliate bank markets to fill in product line gaps for consumers, along with products aimed at the corporate and small business markets. The Company refrains from national pre-approved mailing techniques which have caused some of the credit card problems experienced by other banking companies. Current delinquency ratios are in line with past charge-off results. Significant changes in loss trends, when compared to the fourth quarter of 1997 results, are not currently anticipated by management.

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

A schedule of non-performing assets according to risk category follows:

                                                                                    December 31
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                        1997         1996         1995         1994         1993
=======================================================================================================================
Non-accrual                                                 $23,382      $13,945      $16,234      $11,385      $14,328
Past due 90 days and still accruing interest                 24,383       24,806       15,690       13,090        7,289
-----------------------------------------------------------------------------------------------------------------------
Total impaired loans                                         47,765       38,751       31,924       24,475       21,617
Real estate acquired in foreclosure                             994        1,136        1,955        7,290       10,057
-----------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                 $48,759      $39,887      $33,879      $31,765      $31,674
=======================================================================================================================
Non-performing assets
 as a percentage of total loans                                 .78%         .73%         .64%         .72%         .79%
=======================================================================================================================
Non-performing assets
 as a percentage of total assets                                .47%         .41%         .35%         .40%         .39%
=======================================================================================================================

The effect of non-accruing loans on interest income for 1997 is presented below:


(In thousands)
----------------------------------------------------------------
Gross amount of interest that would have been recorded
  at original rate                                        $2,782
Interest that was reflected in income                        980
----------------------------------------------------------------
Interest income not recognized                            $1,802
================================================================

Non-accrual loans increased $9.4 million over 1996, mainly in the business category. Loans past due 90 days and still accruing interest decreased $423 thousand at December 31, 1997 compared to December 31, 1996. Loans past due 90 days and still accruing interest increased $9.1 million at December 31, 1996 compared

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations (Cont.)


to December 31, 1995. Approximately 50% of the 1996 increase was related to the credit card portfolio, discussed above.

At December 31, 1997, the Company's mortgage banking subsidiary held residential real estate loans of approximately $22.4 million at lower of cost or market, which are to be resold to secondary markets within approximately three months.

The Parent and a venture capital and investment banking subsidiary had debt and equity investments with a carrying value of $8.1 million in 10 companies or partnerships at December 31, 1997. A $30 million limited partnership venture fund was organized by the Company in 1993 with 49% outside participation, which is managed by a subsidiary. The Company's investment in this partnership was approximately $9.2 million at December 31, 1997. Management believes the potential for long-term gains in this type of investment activity outweighs the potential risk of losses.

There were no loan concentrations of multiple borrowers in similar activities at December 31, 1997 which exceeded 5% of total loans. The Company's aggregate legal lending limit to any single or related borrowing entities is in excess of $100 million. The largest such exposures generally do not exceed $50 million.

INVESTMENT SECURITIES PORTFOLIO ANALYSIS

At December 31, 1997, available for sale securities totaled $2.61 billion, which included a net unrealized gain in fair value of $47.0 million. The amount of the related after tax unrealized gain reported in stockholders' equity was $29.1 million. Non-marketable equity securities, which are carried at cost (less allowances for other than temporary declines in value) are generally held by the Parent and non-banking subsidiaries due to regulatory restrictions, except for Federal Reserve Bank stock held by banking subsidiaries.

During 1997, the total investment securities portfolio decreased $74.1 million to $2.62 billion (excluding unrealized gains/losses) compared to $2.69 billion at the previous year end. This decrease was generally the result of regular maturities of investment securities which proceeds were used to fund added loan growth realized during the year. Partly offsetting this decline was an additional $110.7 million in investment securities from bank acquisitions. The average tax equivalent yield was 6.29% in 1997 and 6.28% in 1996.

Investment securities (excluding trading securities) at year end for the past two years are shown as follows:

                                                            December 31
------------------------------------------------------------------------------
(In thousands)                                            1997         1996
------------------------------------------------------------------------------
Amortized Cost
U.S. government and
 federal agency obligations                           $1,448,402    $1,705,869
State and municipal obligations                           91,906        98,886
CMO's and asset-backed securities                        832,211       705,848
Other debt securities                                    174,031       108,453
Equity securities                                         64,857        61,693
------------------------------------------------------------------------------
Total                                                 $2,611,407    $2,680,749
==============================================================================

Fair Value
U.S. government and
 federal agency obligations                           $1,461,593    $1,717,945
State and municipal obligations                           94,115       101,293
CMO's and asset-backed securities                        837,056       703,515
Other debt securities                                    173,972       108,442
Equity securities                                         91,718        79,055
------------------------------------------------------------------------------
Total                                                 $2,658,454    $2,710,250
==============================================================================

A summary of maturities by category of investment securities and the weighted average yield for each range of maturities as of December 31, 1997, is presented in the financial statements note on Investment Securities on page 49. U.S. government and federal agency securities comprise 55% of the investment portfolio at December 31, 1997, with a weighted average yield of 6.25% and an estimated average maturity of 2.5 years; CMO's and asset-backed securities comprise 31% with a weighted average yield of 6.31% and an estimated average maturity of 3.2 years.

Other debt and equity securities above include Federal Reserve Bank stock and other bonds, notes, corporate stock (held primarily by non-banking entities) and debentures. The tax equivalent yield on these securities in 1997 computed on average balances invested was approximately 5.51%.

DEPOSITS AND BORROWINGS

Deposits are the primary funding source for the Company's banks, and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits were $8.70 billion at year end 1997 and $8.17 billion at year end 1996, reflecting growth of $534.1 million, or 6.5%. Bank acquisitions during 1997 added $253.0 million of this total growth. At year end 1997, 24% of total deposits were in non-interest bearing demand, 48% in savings and interest bearing demand and 25% in time open and C.D.'s under $100,000. At year end 1996, total deposits were comprised of 22% in non-interest bearing demand, 49% in savings and interest bearing demand and 26% in time open and C.D.'s under $100,000. Core deposits (defined as all non-interest and interest bearing deposits, excluding short-term C.D.'s of $100,000 and over) supported 93% of average earning assets in 1997 and 1996. Average balances by major deposit category for the last six years appear on pages 38 and 39. The maturity schedule of time deposits of $100,000 and over outstanding at December 31, 1997 appears in the financial statements note on Fair Value of Financial Instruments.

Short-term borrowings consist mainly of federal funds purchased and securities sold under agreements to repurchase. Balances outstanding at year end 1997 were $512.6 million, a $14.2 million decrease from $526.8 million outstanding at year end 1996. The Company's long-term debt, which was approximately $7 million at year end 1997, consists mainly of mortgages and borrowings from the Federal Home Loan Bank.

LIQUIDITY AND CAPITAL RESOURCES

The liquid assets of the Parent consist primarily of available for sale securities, which include readily marketable equity securities and commercial paper, and securities purchased under agreements to resell. Total investment securities and repurchase agreements were $71.7 million at cost and $92.4 million at fair value at December 31, 1997 ($10.0 million of which is pledged under a self-insured officer and director liability program) compared to $94.4 million at cost and $108.9 million at fair value at December 31, 1996. Total liabilities of the Parent at December 31, 1997 decreased to $10.6 million compared to $12.6 million at December 31, 1996. The Parent had no third-party short-term borrowings or long-term debt at December 31, 1997. Primary sources of funds for the Parent are dividends and management fees from its subsidiary banks, which were $103.8 million and $16.8 million, respectively, in 1997. The Parent also collected $27.6 million from subsidiary banks to reimburse data processing costs paid by the Parent. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent's commercial paper, which management believes is readily marketable, has a P1 rating from Moody's and an A1 rating from Standard & Poor's. No commercial paper was outstanding during the past three years. The Company is also rated A by Thomson BankWatch with a corresponding short-term rating of TBW-1. This credit availability, along with available secured short-term borrowings from an affiliate bank, should provide adequate funds to meet any outstanding or future commitments of the Parent. Management is not aware of any factors that would cause these ratings to be adversely impacted.

The liquid assets held by bank subsidiaries include available for sale securities, which consist mainly of investments in U.S. government and federal agency securities and mortgage-backed securities. The available for sale bank portfolio totaled $2.52 billion at December 31, 1997, including an unrealized net gain of $20.0 million. Investment securities maturing in 1998 and 1999 total approximately $447 million and $351 million, respectively.

The Company (on a consolidated basis) continues to maintain a sound equity to assets ratio of 9.74%, based on 1997 average balances. At December 31, 1997, the Company and each of its banking subsidiaries met minimum risk based capital requirements. Consolidated

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (Cont.)

Tier I and Total capital ratios were 12.10% and 13.22%, respectively, and the leverage ratio was 8.81%.

The cash flows from the operating, investing and financing activities of the Company resulted in a net increase in cash and due from banks of $145.0 million in 1997. The cash generated by operating activities, which amounted to $216.4 million in 1997, provides a high degree of liquidity. Most of the Company's investing activities arise from customer lending and the investment of funds in available for sale securities and short-term federal funds sold and repurchase agreements. The net cash required by investing activities was $210.3 million in 1997. The liquidity needs arising from these activities are largely satisfied by maturities of the same in addition to a major financing item, the customer deposit base, and short-term borrowings of federal funds purchased. Future short-term liquidity needs for daily operations are not expected to vary significantly and the Company maintains adequate liquidity to meet that cash flow. The Company's sound equity base, along with its low debt level, common and preferred stock availability, and excellent debt ratings, provide several alternatives for future financing. Future acquisitions may utilize partial funding through one or more of these options.

Cash and stock requirements for acquisitions, funding of various employee benefit programs and dividends were as follows:

----------------------------------------------------------
(In millions)                         1997    1996    1995
----------------------------------------------------------
Cash used in acquisitions            $ 4.3   $  --   $94.1
Acquisition-related issuance of
  treasury stock                      53.2      --    12.0
Acquisition-related issuance of
  new stock                             --      --    75.7
Purchases of treasury stock           94.1    78.4    40.0
Exercise of stock options, sales to
  affiliate non-employee directors
  and restricted stock awards         (2.6)   (4.0)   (4.1)
Cash dividends                        30.4    27.5    26.0
==========================================================

In February 1997, the Board of Directors authorized the Company to purchase up to 2,000,000 shares of common stock, in either the open market or privately negotiated transactions, to be used for employee benefit programs and stock dividends. At December 31, 1997, the Company had acquired approximately 1,645,000 shares under the 1997 authorization.

Various commitments and contingent liabilities arise in the normal course of business which are properly not recorded on the balance sheet. The most significant of these are loan commitments totaling $2.52 billion (excluding approximately $2.03 billion in unused approved lines of credit related to credit card loan agreements) and standby letters of credit, net of participations to non-affiliated companies, totaling $169.4 million at December 31, 1997. The Company has various other financial instruments with off-balance-sheet risk, such as commercial letters of credit, foreign exchange contracts to purchase and sell foreign currency, and interest rate swap agreements. Management does not anticipate any material losses arising from commitments and contingent liabilities and believes there are no material commitments to extend credit that represent risks of an unusual nature.

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

Interest rate risk is evaluated using various tools, including interest sensitivity analysis and simulation techniques. The following schedule presents the Company's interest sensitivity analysis as of December 31, 1997 and identifies the repricing characteristics of the balance sheet and resulting difference between assets and liabilities repricing within selected time intervals. In this analysis the interest sensitivity position is balanced when an equal amount of assets and liabilities reprice during a given time interval. Excess assets or liabilities repricing in a given time period result in the "Interest sensitivity GAP" shown in the following schedule. A positive gap indicates that more assets than liabilities will reprice in a given time period, while a negative gap indicates that more liabilities will reprice.

The schedule indicates that the Company is liability sensitive in time intervals of less than one year and means that interest bearing liabilities can reprice faster than earning assets. This is supported by the fact that 73% of the Company's deposits are of the non-maturity type. This would indicate that the net interest margin should improve when interest rates decline and decline when interest rates increase.

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

For these reasons, the Company also evaluates its interest rate risk position using simulation models and other evaluation tools to monitor and manage its balance sheet and related earnings potential. Such models are prepared regularly during the year using a variety of assumptions, including rates of loan and deposit growth, product pricing and elasticity, and various interest rate scenarios based on outside market rate projections that the Company purchases from a national vendor. The Company has set policy limits of interest rate risk to be assumed in the normal course of business and continually monitors such limits through its simulation process. The Company has been successful in meeting the interest rate sensitivity objectives set forth in its policy and has been well within the policy limits all year.

While the overall conclusions drawn by this simulation process have remained fairly consistent over time, changes in market factors and the Company's overall position generally cause variations in the specific results with each cycle of iterations. At December 31, 1997, the simulation results showed that the interest rate risk position of the Company was relatively neutral, as the impact of a gradual parallel 100 basis point rise or fall in interest rates over the next 12 months was calculated to be approximately 1% of net interest income.

The Company does not use any off-balance-sheet derivative products to a significant degree, but rather uses traditional methods of managing its assets and liabilities while maintaining its normal high credit standards. Management believes the Company is appropriately positioned for future interest rate movements.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations [Cont.]

The following is an analysis of sensitivity gaps of interest earning assets and interest bearing liabilities:

REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS
December 31, 1997

                                                  1-3         4-6            7-12          2-5         Over 5
(In thousands)                                   Months      Months         Months        Years        Years        Total
----------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Loans, net of unearned income               $ 2,984,873   $ 203,370    $1,288,089    $1,511,286     $236,763   $6,224,381
  Investment securities                           223,955      28,890       282,796     1,933,828      195,462    2,664,931
  Federal funds sold and securities
    purchased under agreements to resell          132,980          --            --            --           --      132,980
----------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                   3,341,808     232,260     1,570,885     3,445,114      432,225    9,022,292
----------------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
  Time open & C.D.'s of less than $100,000        528,816     438,183       496,189       672,158       15,373    2,150,719
  Time open & C.D.'s of $100,000 & over            71,096      36,090        54,659        53,312          733      215,890
  Savings and interest bearing demand           4,209,141          --            --            --           --    4,209,141
  Federal funds purchased and securities
    sold under agreements to repurchase           512,558          --            --            --           --      512,558
  Long-term debt and other borrowings                 268       3,109           242         2,262        1,326        7,207
----------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities              5,321,879     477,382       551,090       727,732       17,432    7,095,515
----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity GAP                      $(1,980,071)  $(245,122)   $1,019,795    $2,717,382     $414,793   $1,926,777
============================================================================================================================

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
In January 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", for the provisions that became effective at that date. This SFAS provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption did not have a material effect on the Company's financial statements. The Financial Accounting Standards Board also issued SFAS No. 127, "Deferral of the Provisions of FASB Statement 125", which deferred to January 1, 1998 certain provisions of SFAS No. 125. The adoption of SFAS No. 127 is not expected to have a material effect on the Company's financial statements.

SFAS No. 130, "Reporting Comprehensive Income", requires the reporting of comprehensive income and its components in the 1998 financial statements. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner sources, and excludes investments by and distributions to owners. Comprehensive income includes net income and other items of comprehensive income meeting the above criteria. The Company's most significant component of other comprehensive income is the unrealized holding gains and losses on available for sale securities.

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires reporting about operating segments, products and services, geographic areas, and major customers. Its objective is to provide information about the different types of business activities and economic environments in which businesses operate. The first disclosures will be required in the 1998 Annual Report.

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


CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations [Cont.]

AVERAGE BALANCE SHEETS  AVERAGE RATES AND YIELDS

                                                                               Years Ended December 31
--------------------------------------------------------------------------------------------------------------------------------
                                                                1997                                1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                              Average                              Average
                                                                   Interest    Rates                   Interest     Rates
  (Dollars in thousands)                            Average        Income/    Earned/       Average    Income/     Earned/
                                                    Balance        Expense     Paid         Balance    Expense      Paid
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans: (A)
  Business (B)                                    $1,835,546       $146,304      7.97%       $1,670,328   $131,652     7.88%
  Construction and development                       247,530         21,458      8.67           168,220     14,670     8.72
  Real estate - business                             824,356         70,539      8.56           719,377     61,845     8.60
  Real estate - personal                           1,068,668         84,255      7.88           990,069     77,568     7.83
  Personal banking                                 1,308,293        112,572      8.60         1,262,166    109,065     8.64
  Credit card                                        530,799         71,521     13.47           511,424     67,493    13.20
--------------------------------------------------------------------------------------------------------------------------------
Total loans                                        5,815,192        506,649      8.71         5,321,584    462,293     8.69
--------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government & federal agency                 1,599,452         99,895      6.25         1,763,146    108,451     6.15
  State & municipal obligations (B)                   99,328          7,775      7.83           115,021      9,060     7.88
  CMO's and asset-backed securities                  789,039         50,030      6.34           653,301     40,913     6.26
  Trading account securities                           8,358            444      5.32             6,500        345     5.30
  Other marketable securities (B)                    111,140          6,624      5.96            51,320      3,529     6.88
  Other non-marketable securities                     43,529          1,899      4.36            36,820      2,542     6.90
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities                        2,650,846        166,667      6.29         2,626,108    164,840     6.28
--------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
  purchased under agreements to resell               246,361         13,647      5.54           467,103     25,334     5.42
--------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                      8,712,399        686,963      7.88         8,414,795    652,467     7.75
--------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses                      (102,145)                                   (98,312)
Unrealized gain (loss) on investment
  securities                                          25,903                                     21,675
Cash and due from banks                              635,444                                    623,523
Land, buildings and equipment-net                    213,087                                    208,967
Other assets                                         187,513                                    194,278
------------------------------------------------------------                                 ----------
Total assets                                      $9,672,201                                 $9,364,926
============================================================                                 ==========
LIABILITIES AND EQUITY
Interest bearing deposits:
  Savings                                         $  301,010          7,310      2.43        $  299,018      7,165     2.40
  Interest bearing demand                          3,776,101        126,719      3.36         3,656,476    121,367     3.32
  Time open & C.D.'s of less than $100,000         2,160,892        116,798      5.41         2,195,628    119,366     5.44
  Time open & C.D.'s of $100,000 and over            210,283         11,280      5.36           223,723     11,606     5.19
--------------------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits                    6,448,286        262,107      4.06         6,374,845    259,504     4.07
--------------------------------------------------------------------------------------------------------------------------------
Borrowings:
  Federal funds purchased and securities
    sold under agreements to repurchase              450,439         22,202      4.93           449,831     21,427     4.76
  Long-term debt and other borrowings (C)             11,565            851      7.37            14,690      1,054     7.17
--------------------------------------------------------------------------------------------------------------------------------
Total borrowings                                     462,004         23,053      4.99           464,521     22,481     4.84
--------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                 6,910,290        285,160      4.13%        6,839,366    281,985     4.12%
--------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits               1,750,171                                  1,559,157
Other liabilities                                     69,539                                     74,374
Stockholders' equity                                 942,201                                    892,029
------------------------------------------------------------                                -----------
Total liabilities and equity                      $9,672,201                                 $9,364,926
============================================================                                 ==========
Net interest margin (T/E)                                          $401,803                               $370,482
================================================================================================================================
Net yield on interest earning assets                                             4.61%                                 4.40%
================================================================================================================================
Percentage increase in net interest
  margin (T/E) over the prior year                                               8.45%                                 2.71%
================================================================================================================================

--------------------------------------------------------------------------------------
                                                               1995
--------------------------------------------------------------------------------------
                                                                              Average
                                                                   Interest    Rates
  (Dollars in thousands)                            Average        Income/    Earned/
                                                    Balance        Expense     Paid
--------------------------------------------------------------------------------------
ASSETS
Loans: (A)
  Business (B)                                    $1,703,933       $141,872      8.33%
  Construction and development                       130,346         12,227      9.38
  Real estate - business                             693,539         61,958      8.93
  Real estate - personal                             954,956         74,571      7.81
  Personal banking                                 1,258,729        110,202      8.76
  Credit card                                        420,049         58,368     13.90
--------------------------------------------------------------------------------------
Total loans                                        5,161,552        459,198      8.90
--------------------------------------------------------------------------------------
Investment securities:
  U.S. government & federal agency                 1,705,562        105,216      6.17
  State & municipal obligations (B)                  123,152          9,577      7.78
  CMO's and asset-backed securities                  719,747         44,928      6.24
  Trading account securities                           3,975            240      6.03
  Other marketable securities (B)                     66,368          4,110      6.19
  Other non-marketable securities                     26,407            685      2.59
--------------------------------------------------------------------------------------
Total investment securities                        2,645,211        164,756      6.23
--------------------------------------------------------------------------------------
Federal funds sold and securities
  purchased under agreements to resell               205,547         12,075      5.87
--------------------------------------------------------------------------------------
Total interest earning assets                      8,012,310        636,029      7.94
--------------------------------------------------------------------------------------
Less allowance for loan losses                       (95,884)
Unrealized gain (loss) on investment
  securities                                         (13,983)
Cash and due from banks                              607,656
Land, buildings and equipment-net                    205,702
Other assets                                         209,168
------------------------------------------------------------
Total assets                                      $8,924,969
============================================================
LIABILITIES AND EQUITY
Interest bearing deposits:
  Savings                                         $  312,049          7,954      2.55
  Interest bearing demand                          3,329,272        112,729      3.39
  Time open & C.D.'s of less than $100,000         2,206,655        118,267      5.36
  Time open & C.D.'s of $100,000 and over            213,950         11,430      5.34
--------------------------------------------------------------------------------------
Total interest bearing deposits                    6,061,926        250,380      4.13
--------------------------------------------------------------------------------------
Borrowings:
  Federal funds purchased and securities
    sold under agreements to repurchase              442,413         23,792      5.38
  Long-term debt and other borrowings (C)             16,195          1,146      7.08
--------------------------------------------------------------------------------------
Total borrowings                                     458,608         24,938      5.44
--------------------------------------------------------------------------------------
Total interest bearing liabilities                 6,520,534        275,318      4.22%
--------------------------------------------------------------------------------------
Non-interest bearing demand deposits               1,497,474
Other liabilities                                     60,527
Stockholders' equity                                 846,434
--------------------------------------------------------------------------------------
Total liabilities and equity                      $8,924,969
======================================================================================
Net interest margin (T/E)                                          $360,711
======================================================================================
Net yield on interest earning assets                                             4.50%
======================================================================================
Percentage increase in net interest
  margin (T/E) over the prior year                                              13.58%
======================================================================================

(A) Loans on non-accrual status are included in the computation of average balances. Included in interest income above are loan fees and late charges, net of amortization of deferred loan origination costs, which are immaterial. Credit card income from merchant discounts and net interchange fees are not included in loan income.

(B) Interest income and yields are presented on a fully-taxable equivalent basis using the Federal statutory income tax rate. Business loan interest income includes tax free loan income of $3,144,000 in 1997, $3,934,000 in 1996, $4,259,000 in 1995, $3,916,000 in 1994 and $4,281,000 in 1993, including tax equivalent adjustments of $1,045,000 in 1997, $1,323,000 in 1996, $1,438,000 in
1995, $1,378,000 in 1994 and $1,517,000 in 1993. State and municipal interest income includes tax equivalent adjustments of $2,583,000 in 1997, $2,956,000 in

                                           Years Ended December 31
----------------------------------------------------------------------------------------------------
                1994                                1993                          1992
----------------------------------------------------------------------------------------------------    Average
                         Average                           Average                           Average    Balance
              Interest    Rates                 Interest    Rates                 Interest    Rates    Five Year
  Average     Income/    Earned/   Average      Income/    Earned/    Average     Income/    Earned/   Compound
  Balance     Expense     Paid     Balance      Expense     Paid      Balance     Expense     Paid    Growth Rate
------------------------------------------------------------------------------------------------------------------
$1,392,650    $ 99,111     7.12%  $1,281,458    $ 81,416     6.35%  $1,160,801    $ 78,418     6.76%      9.60%
   115,628       9,372     8.11      102,825       7,746     7.53      115,019       8,692     7.56      16.57
   538,793      43,256     8.03      493,503      37,505     7.60      401,444      33,219     8.27      15.48
   759,338      53,473     7.04      716,273      53,428     7.46      624,071      54,124     8.67      11.36
 1,013,462      80,513     7.94      920,157      75,080     8.16      876,678      77,931     8.89       8.34
   360,194      47,082    13.07      321,618      44,141    13.72      296,272      44,726    15.10      12.37
------------------------------------------------------------------------------------------------------------------
 4,180,065     332,807     7.96    3,835,834     299,316     7.80    3,474,285     297,110     8.55      10.85
------------------------------------------------------------------------------------------------------------------

 2,076,150     121,339     5.84    2,497,041     143,395     5.74    2,094,399     130,918     6.25      (5.25)
    46,602       3,549     7.62       41,141       3,181     7.73       26,566       2,246     8.45      30.18
   586,935      35,132     5.99       60,425       3,552     5.88           --          --       --         NA
     4,168         159     3.82        4,731         220     4.66        7,420         477     6.43       2.41
    69,870       4,191     6.00       70,837       3,933     5.55      122,476       6,069     4.96      (1.92)
    20,424         631     3.09       21,024         924     4.39       17,996         959     5.33      19.32
------------------------------------------------------------------------------------------------------------------
 2,804,149     165,001     5.88    2,695,199     155,205     5.76    2,268,857     140,669     6.20       3.16
------------------------------------------------------------------------------------------------------------------

   132,672       5,457     4.11      282,625       8,735     3.09      422,732      15,379     3.64     (10.24)
------------------------------------------------------------------------------------------------------------------
 7,116,886     503,265     7.07    6,813,658     463,256     6.80    6,165,874     453,158     7.35       7.16
------------------------------------------------------------------------------------------------------------------
   (86,664)                          (83,767)                          (68,344)                           8.37

   (15,424)                               --                                --                              NA
   555,171                           573,494                           508,594                            4.55
   194,159                           196,809                           183,109                            3.08
   149,568                           149,909                           132,021                            7.27
----------                        ----------                        ----------                          ----------
$7,913,696                        $7,650,103                        $6,921,254                            6.92%
==========                        ==========                        ==========                          ==========



$  273,032       6,618     2.42   $  248,681       6,012     2.42   $  188,332       5,979     3.17       9.83%
 3,247,965      84,037     2.59    3,124,098      78,995     2.53    2,788,635      88,330     3.17       6.25
 1,826,661      77,884     4.26    1,790,418      77,165     4.31    1,786,175      93,752     5.25       3.88
   155,813       6,213     3.99      138,271       5,038     3.64      135,805       5,826     4.29       9.14
------------------------------------------------------------------------------------------------------------------
 5,503,471     174,752     3.18    5,301,468     167,210     3.15    4,898,947     193,887     3.96       5.65
------------------------------------------------------------------------------------------------------------------


   287,642      10,384     3.61      318,951       8,141     2.55      271,181       8,071     2.98      10.68
     7,129         542     7.60        7,118         554     7.79       12,566       1,021     8.13      (1.65)
------------------------------------------------------------------------------------------------------------------
   294,771      10,926     3.71      326,069       8,695     2.67      283,747       9,092     3.20      10.24
------------------------------------------------------------------------------------------------------------------
 5,798,242     185,678     3.20%   5,627,537     175,905     3.13%   5,182,694     202,979     3.92%      5.92
------------------------------------------------------------------------------------------------------------------
 1,341,721                         1,302,634                         1,121,481                            9.31
    37,515                            50,902                            60,619                            2.78
   736,218                           669,030                           556,460                           11.11
----------                        ----------                        ----------                          ----------
$7,913,696                        $7,650,103                        $6,921,254                            6.92%
==================================================================================================================
              $317,587                          $287,351                          $250,179
==================================================================================================================
                           4.46%                            4.22%                              4.06%
==================================================================================================================

                          10.52%                           14.86%                             11.12%
==================================================================================================================

1996, $3,075,000 in 1995, $1,097,000 in 1994 and $944,000 in 1993. Interest
income on other marketable securities includes tax equivalent adjustments of $459,000 in 1997, $585,000 in 1996, $513,000 in 1995, $509,000 in 1994 and
$382,000 in 1993.

(C) Interest expense of $58,000, $125,000, $60,000, $14,000 and $17,000 which was capitalized on construction projects in 1997, 1996, 1995, 1994 and 1993, respectively, is not deducted from the interest expense shown above.

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations [Cont.]

QUARTERLY AVERAGE BALANCE SHEETS--AVERAGE RATES AND YIELDS

                                                                              Year Ended December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                       Fourth Quarter      Third Quarter      Second Quarter       First Quarter
-----------------------------------------------------------------------------------------------------------------------------------
                                                               Average             Average             Average             Average
                                                                Rates               Rates               Rates               Rates
(Dollars in millions)                                Average   Earned/   Average   Earned/   Average   Earned/   Average   Earned/
                                                     Balance    Paid     Balance    Paid     Balance    Paid     Balance    Paid
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:
 Business (A)                                         $1,992      8.06%   $1,870      7.93%   $1,779      8.04%   $1,698      7.84%
 Construction and development                            261      8.83       304      8.63       231      8.64       192      8.54
 Real estate--business                                   888      8.53       842      8.54       803      8.62       764      8.54
 Real estate--personal                                 1,136      7.86     1,078      7.87     1,050      7.91     1,009      7.90
 Personal banking                                      1,355      8.58     1,324      8.55     1,287      8.64     1,265      8.64
 Credit card                                             527     13.81       526     13.55       525     13.17       546     13.36
-----------------------------------------------------------------------------------------------------------------------------------
Total loans                                            6,159      8.73     5,944      8.68     5,675      8.73     5,474      8.71
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal agency                      1,474      6.22     1,590      6.25     1,652      6.25     1,686      6.26
 State & municipal obligations (A)                        98      7.77       101      7.64       100      8.07        98      7.83
 CMO's and asset-backed securities                       838      6.40       824      6.29       777      6.33       716      6.34
 Trading account securities                               10      5.14        10      5.58         7      6.03         6      4.34
 Other marketable securities (A)                         112      5.83       101      5.89       116      6.00       116      6.11
 Other non-marketable securities                          44      (.03)       43      5.67        43      6.40        43      5.62
-----------------------------------------------------------------------------------------------------------------------------------
Total investment securities                            2,576      6.21     2,669      6.29     2,695      6.33     2,665      6.31
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to resell                    229      5.62       166      5.74       231      5.61       362      5.35
-----------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                          8,964      7.93     8,779      7.90     8,601      7.90     8,501      7.82
-----------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses                          (105)               (104)               (102)                (98)
Unrealized gain on investment securities                  44                  33                   3                  24
Cash and due from banks                                  677                 661                 606                 595
Land, buildings and equipment--net                       213                 215                 214                 210
Other assets                                             194                 183                 191                 182
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                          $9,987              $9,767              $9,513              $9,414
===================================================================================================================================

LIABILITIES AND EQUITY
Interest bearing deposits:
  Savings                                             $  303      2.44    $  308      2.43    $  306      2.43    $  286      2.40
  Interest bearing demand                              3,841      3.35     3,747      3.38     3,768      3.35     3,748      3.35
  Time open & C.D.'s under $100,000                    2,169      5.44     2,185      5.40     2,163      5.40     2,126      5.38
  Time open & C.D.'s $100,000 & over                     220      5.44       212      5.45       205      5.34       204      5.22
-----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits                        6,533      4.07     6,452      4.09     6,442      4.06     6,364      4.05
-----------------------------------------------------------------------------------------------------------------------------------
Borrowings:
  Federal funds purchased and securities
    sold under agreements to repurchase                  468      5.00       485      4.92       401      5.02       448      4.78
  Long-term debt and other borrowings                      9      7.46        10      7.31        13      7.33        14      7.35
-----------------------------------------------------------------------------------------------------------------------------------
Total borrowings                                         477      5.05       495      4.97       414      5.09       462      4.86
-----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                     7,010      4.14%    6,947      4.15%    6,856      4.12%    6,826      4.10%
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits                   1,903               1,804               1,689               1,600
Other liabilities                                         94                  67                  49                  67
Stockholders' equity                                     980                 949                 919                 921
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity                          $9,987              $9,767              $9,513              $9,414
===================================================================================================================================
Net interest margin (T/E)                             $  106              $  102              $   99              $   95
===================================================================================================================================
Net yield on interest earning assets                              4.69%               4.61%               4.62%               4.52%
===================================================================================================================================

(A) Includes tax equivalent calculations.

                                                                     Year Ended December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------
                                               Fourth Quarter       Third Quarter       Second Quarter       First Quarter
-----------------------------------------------------------------------------------------------------------------------------
                                                          Average             Average             Average            Average
                                                          Rates               Rates               Rates               Rates
          (Dollars in millions)                Average    Earned/  Average    Earned/   Average   Earned/  Average    Earned/
                                               Balance     Paid    Balance     Paid     Balance    Paid    Balance     Paid
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:
 Business (A)                                   $1,644      7.82%   $1,670      7.89%   $1,686      7.84%   $1,682      7.97%
 Construction and development                      168      8.64       164      8.63       169      8.71       171      8.89
 Real estate--business                             750      8.53       723      8.58       703      8.65       701      8.63
 Real estate--personal                           1,003      7.77       985      7.73       991      7.83       981      8.01
 Personal banking                                1,287      8.53     1,244      8.61     1,254      8.69     1,265      8.74
 Credit card                                       531     13.12       517     13.10       503     12.99       494     13.60
-----------------------------------------------------------------------------------------------------------------------------
Total loans                                      5,383      8.63     5,303      8.66     5,306      8.66     5,294      8.80
-----------------------------------------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal agency                1,753      6.18     1,796      6.13     1,789      6.14     1,714      6.16
 State & municipal obligations (A)                 107      7.91       115      7.72       118      8.02       120      7.87
 CMO's and asset-backed securities                 669      6.22       664      6.21       633      6.32       648      6.31
 Trading account securities                          8      7.16         4       .77         8      5.78         7      5.09
 Other marketable securities (A)                    69      7.34        53      6.35        45      6.47        37      7.27
 Other non-marketable securities                    40     16.95        39      5.95        34      2.05        34       .95
-----------------------------------------------------------------------------------------------------------------------------
Total investment securities                      2,646      6.46     2,671      6.21     2,627      6.22     2,560      6.22
-----------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to resell              451      5.42       386      5.41       454      5.38       579      5.47
-----------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                    8,480      7.78     8,360      7.73     8,387      7.72     8,433      7.79
-----------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses                     (98)                (98)                (99)                (98)
Unrealized gain on investment securities            20        --                            14                  52
Cash and due from banks                            597                 624                 616                 657
Land, buildings and equipment--net                 209                 208                 208                 210
Other assets                                       184                 189                 197                 208
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                    $9,392              $9,283              $9,323              $9,462
=============================================================================================================================

LIABILITIES AND EQUITY

Interest bearing deposits:
 Savings                                        $  288      2.41    $  296      2.41    $  306      2.35    $  306      2.41
 Interest bearing demand                         3,673      3.32     3,651      3.29     3,665      3.30     3,638      3.37
 Time open & C.D.'s under $100,000               2,150      5.38     2,174      5.38     2,213      5.39     2,246      5.58
 Time open & C.D.'s $100,000 & over                208      5.19       220      5.14       234      5.13       232      5.30
-----------------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits                  6,319      4.04     6,341      4.03     6,418      4.04     6,422      4.17
-----------------------------------------------------------------------------------------------------------------------------
Borrowings:
 Federal funds purchased and securities
  sold under agreements to repurchase              464      4.70       425      4.78       429      4.75       481      4.83
 Long-term debt and other borrowings                15      7.21        15      7.16        15      7.32        15      7.02
-----------------------------------------------------------------------------------------------------------------------------
Total borrowings                                   479      4.77       440      4.86       444      4.83       496      4.90
-----------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities               6,798      4.09%    6,781      4.09%    6,862      4.09%    6,918      4.22%
-----------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits             1,626               1,556               1,507               1,546
Other liabilities                                   64                  66                  71                  96
Stockholders' equity                               904                 880                 883                 902
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity                    $9,392              $9,283              $9,323              $9,462
=============================================================================================================================
Net interest margin (T/E)                       $   96              $   92              $   91              $   91
=============================================================================================================================
Net yield on interest earning assets              4.50%               4.41%               4.37%               4.33%
=============================================================================================================================

(A) Includes tax equivalent calculations.

Consolidated Balance Sheets
Commerce Bancshares, Inc. and Subsidiaries

                                                                         December 31
----------------------------------------------------------------------------------------------
                                                                    1997             1996
----------------------------------------------------------------------------------------------
                                                                       (In thousands)
ASSETS
Loans, net of unearned income                                    $6,224,381       $5,472,342
Allowance for loan losses                                          (105,918)         (98,223)
----------------------------------------------------------------------------------------------
Net loans                                                         6,118,463        5,374,119
----------------------------------------------------------------------------------------------
Investment securities:
  Available for sale                                              2,614,040        2,670,420
  Trading account                                                     6,477           11,265
  Other non-marketable                                               44,414           39,830
----------------------------------------------------------------------------------------------
Total investment securities                                       2,664,931        2,721,515
----------------------------------------------------------------------------------------------
Federal funds sold and securities
  purchased under agreements to resell                              132,980          368,690
Cash and due from banks                                             978,239          833,260
Land, buildings and equipment -  net                                214,209          209,777
Goodwill and core deposit premium - net                              85,377           87,928
Customers' acceptance liability                                         900            1,259
Other assets                                                        111,842          101,638
----------------------------------------------------------------------------------------------
Total assets                                                    $10,306,941       $9,698,186
==============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand                                   $ 2,124,828       $1,800,684
  Savings and interest bearing demand                             4,209,141        4,021,376
  Time open and C.D.'s of less than $100,000                      2,150,719        2,138,206
  Time open and C.D.'s of $100,000 and over                         215,890          206,163
----------------------------------------------------------------------------------------------
Total deposits                                                    8,700,578        8,166,429
----------------------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase                               512,558          526,807
Long-term debt and other borrowings                                   7,207           14,120
Other liabilities                                                   104,914           65,300
Acceptances outstanding                                                 900            1,259
----------------------------------------------------------------------------------------------
Total liabilities                                                 9,326,157        8,773,915
----------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, $1 par value
    Authorized and unissued 2,000,000 shares                             --               --
  Common stock, $5 par value
    Authorized 80,000,000 shares; issued 38,857,209
     shares in 1997 and 37,565,369 shares in 1996                   194,286          187,827
  Capital surplus                                                   145,847          104,292
  Retained earnings                                                 626,387          621,689
  Treasury stock of 210,596 shares in 1997
    and 187,977 shares in 1996, at cost                             (14,252)          (7,422)
  Unearned employee benefits                                           (601)            (340)
  Unrealized securities gain - net of tax                            29,117           18,225
----------------------------------------------------------------------------------------------
Total stockholders' equity                                          980,784          924,271
==============================================================================================
Total liabilities and stockholders' equity                      $10,306,941       $9,698,186
==============================================================================================

See accompanying notes to financial statements.

Consolidated Statements of Income
Commerce Bancshares, Inc. and Subsidiaries

                                                                 For the Years Ended December 31
---------------------------------------------------------------------------------------------------
(In thousands, except per share data)                            1997          1996          1995
---------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                     $505,604      $460,970      $457,760
Interest on investment securities                               163,625       161,299       161,168
Interest on federal funds sold and securities
  purchased under agreements to resell                           13,647        25,334        12,075
---------------------------------------------------------------------------------------------------
Total interest income                                           682,876       647,603       631,003
---------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits:
  Savings and interest bearing demand                           134,029       128,532       120,683
  Time open and C.D.'s of less than $100,000                    116,798       119,366       118,267
  Time open and C.D.'s of $100,000 and over                      11,280        11,606        11,430
Interest on federal funds purchased and securities
  sold under agreements to repurchase                            22,202        21,427        23,792
Interest on long-term debt and other borrowings                     793           929         1,086
---------------------------------------------------------------------------------------------------
Total interest expense                                          285,102       281,860       275,258
---------------------------------------------------------------------------------------------------
Net interest income                                             397,774       365,743       355,745
Provision for loan losses                                        31,354        24,522        14,629
---------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             366,420       341,221       341,116
---------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Trust fees                                                       41,224        35,536        32,378
Deposit account charges and other fees                           57,223        54,506        44,658
Credit card transaction fees                                     30,703        26,586        23,341
Trading account profits and commissions                           7,420         5,982         5,158
Net gains on securities transactions                              3,253         3,293           897
Other                                                            40,269        33,259        26,718
---------------------------------------------------------------------------------------------------
Total non-interest income                                       180,092       159,162       133,150
---------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries and employee benefits                                  179,095       165,291       157,853
Net occupancy                                                    21,570        21,456        20,294
Equipment                                                        16,492        15,185        14,256
Supplies and communication                                       25,838        24,697        24,139
Data processing                                                  24,628        20,778        20,997
Marketing                                                        12,757        11,698        11,611
Goodwill and core deposit                                         9,778        11,448        11,094
Other                                                            54,292        47,401        45,240
---------------------------------------------------------------------------------------------------
Total non-interest expense                                      344,450       317,954       305,484
---------------------------------------------------------------------------------------------------
Income before income taxes                                      202,062       182,429       168,782
Less income taxes                                                69,360        62,917        61,142
---------------------------------------------------------------------------------------------------
Net income                                                     $132,702      $119,512      $107,640
===================================================================================================
Net income per share-basic                                     $   3.40      $   2.99      $   2.60
Net income per share-diluted                                   $   3.36      $   2.97      $   2.59
===================================================================================================
Cash dividends per common share                                $   .781      $   .689      $   .622
===================================================================================================
See accompanying notes to financial statements.

Consolidated Statements of Cash Flows
Commerce Bancshares, Inc. and Subsidiaries

                                                                                     For the Years Ended December 31
---------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                      1997           1996            1995
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                     $   132,702      $   119,512      $ 107,640
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Provision for loan losses                                                       31,354           24,522         14,629
    Provision for depreciation and amortization                                     30,433           31,134         31,173
    Accretion of investment security discounts                                      (5,681)          (5,630)        (5,656)
    Amortization of investment security premiums                                     9,140           20,194         24,596
    Provision for deferred income taxes                                             16,731            3,303          3,549
    Net gains on securities transactions                                            (3,253)          (3,293)          (897)
    Net (increase) decrease in trading account securities                            1,412           (1,230)        (4,859)
    Decrease in interest receivable                                                  6,750           10,190             19
    Increase (decrease) in interest payable                                          1,622           (1,214)        10,863
    Other changes, net                                                              (4,771)          17,194         14,204
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          216,439          214,682        195,261
---------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Net cash received (paid) in acquisitions                                             6,200               --        (33,226)
Cash paid in sales of branches                                                          --          (38,134)            --
Proceeds from sales of available for sale securities                               534,452          704,120        917,063
Proceeds from maturities of available for sale securities                          904,695          496,928        535,722
Purchases of available for sale securities                                      (1,258,881)      (1,351,654)      (930,080)
Net (increase) decrease in federal funds sold and
  securities purchased under agreements to resell                                  244,235          154,612       (424,202)
Net increase in loans                                                             (621,438)        (188,731)      (222,684)
Purchases of premises and equipment                                                (27,621)         (26,436)       (25,798)
Sales of premises and equipment                                                      8,085            7,000          8,673
---------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                             (210,273)        (242,295)      (174,532)
---------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net increase in non-interest bearing demand,
  savings and interest bearing demand deposits                                     350,260          131,861        265,672
Net increase (decrease) in time open and C.D.s                                     (68,346)        (107,418)        53,208
Net increase (decrease) in federal funds purchased and
  securities sold under agreements to repurchase                                   (14,249)         163,904        (59,843)
Repayment of long-term debt                                                         (6,952)            (495)        (8,805)
Purchases of treasury stock                                                        (94,067)         (78,408)       (40,024)
Issuance under stock purchase, option and benefit plans                              2,599            4,039          4,149
Cash dividends paid on common stock                                                (30,432)         (27,462)       (26,039)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          138,813           86,021        188,318
---------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                              144,979           58,408        209,047
Cash and cash equivalents at beginning of year                                     833,260          774,852        565,805
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $   978,239      $   833,260      $ 774,852
===========================================================================================================================

See accompanying notes to financial statements.

Statements of Stockholders' Equity
Commerce Bancshares, Inc. and Subsidiaries

                                                                                                 Unearned       Net
                                                    Common     Capital    Retained    Treasury   Employee   Unrealized
(In thousands)                                       Stock     Surplus    Earnings     Stock     Benefits   Gain (Loss)    Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                          $169,851  $ 54,575   $ 576,331    $(12,148)     $(295)    $(60,116)   $728,198
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 107,640                                         107,640
Change in unrealized gain (loss) on
 available for sale securities                                                                                  86,927      86,927
Purchase of treasury stock                                                             (71,368)        33                  (71,335)
Cash dividends paid ($.622 per share)                                      (26,039)                                        (26,039)
Issuance under stock purchase,
 option and award plans, net                                    (2,797)                  8,241       (454)                   4,990
Purchase acquisitions                                             (435)                  5,315                               4,880
Pooling acquisition, net                              13,371    (4,872)     32,360       7,625                      38      48,522
5% stock dividend, net                                 4,605    37,944     (71,904)     29,355                                  --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                           187,827    84,415     618,388     (32,980)      (716)      26,849     883,783
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 119,512                                         119,512
Change in unrealized gain (loss) on
 available for sale securities                                                                                  (8,624)     (8,624)
Purchase of treasury stock                                                             (47,844)        24                  (47,820)
Cash dividends paid ($.689 per share)                                      (27,462)                                        (27,462)
Issuance under stock purchase,
 option and award plans, net                                    (3,217)                  7,747        352                    4,882
5% stock dividend, net                                          23,094     (88,749)     65,655                                  --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                           187,827   104,292     621,689      (7,422)      (340)      18,225     924,271
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 132,702                                         132,702
Change in unrealized gain (loss) on
 available for sale securities                                                                                  10,892      10,892
Purchase of treasury stock                                                             (96,296)                            (96,296)
Cash dividends paid ($.781 per share)                                      (30,432)                                        (30,432)
Issuance under stock purchase,
 option and award plans, net                                    (2,953)                  9,458       (261)                   6,244
Purchase acquisition                                             1,383                   9,256                              10,639
Pooling acquisition                                            (37,200)     17,612      42,352                              22,764
5% stock dividend, net                                 6,459    80,325    (115,184)     28,400                                  --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                          $194,286  $145,847   $ 626,387    $(14,252)     $(601)    $ 29,117    $980,784
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.

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

DERIVATIVES

The Company is exposed to market risk, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility relating to these exposures, the Company's risk management policies permit its use of derivative products. The Company uses derivatives on a limited basis, but more often manages normal asset and liability positions by altering the products it offers and by selling portions of specific loan or investment portfolios as necessary. The Company does not trade in derivative financial instruments for speculative purposes. Management believes the Company has and will be able to continue to position itself to handle these risks satisfactorily, without significant use of derivatives.


TREASURY STOCK

Purchases of the Company's common stock are recorded at cost. Upon reissuance, treasury stock is reduced based upon the average cost basis of shares held.

INCOME PER SHARE

Basic income per share is computed using the weighted average number of common shares outstanding during each year. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year. All per share data has been restated to reflect the 5% stock dividend distributed on December 12, 1997 and the adoption of SFAS No. 128.

ACQUISITIONS

The Company has signed a definitive agreement to acquire City National Bank of Pittsburg, Kansas, with assets of $120 million. The merger will be recorded as a stock transaction accounted for as a pooling of interests. Subject to regulatory and stockholder approvals, completion of the acquisition is anticipated in the first quarter of 1998. It is not expected to have a material impact on the financial statements of the Company.

In May 1997, the Company acquired Shawnee State Bank, located in the Kansas City metropolitan area, with assets of $202 million. The acquisition was recorded as pooling of interests. The Citizens National Bank in Independence, Kansas, was acquired in September 1997 in a purchase transaction. The Citizens National Bank had assets of $93 million at acquisition date. Total consideration paid in these two transactions was cash of $4.3 million and treasury stock valued at $53.2 million. Goodwill of $7.2 million was recorded by the Company in the Citizens purchase transaction.

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

Financial statements for periods prior to the consummation of acquisitions accounted for as poolings have not been restated because such restated amounts do not differ materially from the Company's historical financial statements. The following schedule summarizes pro forma consolidated financial data as

Notes to Financial Statements [Cont.]
Commerce Bancshares, Inc. and Subsidiaries

if the 1997 acquisitions had been consummated on January 1, 1996:


(In thousands, except per share data)     1997         1996
-------------------------------------------------------------
Net interest income
 plus non-interest income               $583,892     $539,394
Net income                               133,978      123,065
Net income per share -- diluted             3.35         2.97
=============================================================

LOANS AND ALLOWANCE FOR LOSSES

Major classifications of loans at December 31, 1997 and 1996 are as follows:


(In thousands)                            1997        1996
------------------------------------------------------------
Business                              $2,056,862  $1,700,678
Real estate -- construction              233,209     182,474
Real estate -- business                  926,107     758,650
Real estate -- personal                1,148,236   1,010,572
Personal banking                       1,311,081   1,256,684
Credit card                              548,886     563,284
------------------------------------------------------------
Total loans                           $6,224,381  $5,472,342
============================================================

Loans to directors and executive officers of the Parent and its significant subsidiaries and to their associates are summarized as follows:

(In thousands)
----------------------------------------
Balance at January 1, 1997      $ 58,192
----------------------------------------
 Additions                        83,957
 Amounts collected               100,936
 Amounts written off                  --
----------------------------------------
Balance at December 31, 1997    $ 41,213
========================================

Management believes all loans to directors and executive officers have been made in the ordinary course of business with normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. There were no outstanding loans at December 31, 1997, to principal holders of the Company's common stock.

The Company's lending activity is generally centered in Missouri and its contiguous states. The Company maintains a diversified portfolio with no significant industry concentrations of credit risk. Loans and loan commitments are extended under the Company's normal credit standards, controls, and monitoring features. Most credit commitments are short term in nature, and maturities generally do not exceed five years. Credit terms typically provide for floating rates of interest, and fixed rates are generally not set for more than three to five years. Collateral is commonly required and would include such assets as marketable securities and cash equivalent assets, accounts receivable and inventory, equipment, other forms of personal property, and real estate. At December 31, 1997, unfunded loan commitments totaled $2,520,944,000 (excluding $2,034,191,000 in unused approved lines of credit related to credit card loan agreements) which could be drawn by customers subject to certain review and terms of agreement.

A summary of the allowance for loan losses is as follows:



                                          Years Ended December 31
---------------------------------------------------------------------
(In thousands)                          1997       1996        1995
---------------------------------------------------------------------
Balance, January 1                   $ 98,223    $98,537      $87,179
---------------------------------------------------------------------
Additions:
 Provision for loan losses             31,354     24,522       14,629
 Allowances of
  acquired banks                        4,275         --       12,932
---------------------------------------------------------------------
Total additions                        35,629     24,522       27,561
---------------------------------------------------------------------
Deductions:
 Loan losses                           38,183     31,914       23,272
 Less recoveries                       10,249      7,078        7,069
---------------------------------------------------------------------
Net loan losses                        27,934     24,836       16,203
---------------------------------------------------------------------
Balance, December 31                 $105,918    $98,223      $98,537
=====================================================================

Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest. The net amount of interest income recorded on such loans during their impairment period was not significant. The Company ceased recognition of interest income on loans with a book value of $23,382,000 and $13,945,000 at December 31, 1997 and 1996, respectively. The interest income not recognized on non-accrual loans was $1,802,000, $1,617,000 and $1,868,000 during 1997, 1996 and 1995, respectively. Loans 90 days delinquent and still accruing interest amounted to $24,383,000 and $24,806,000 at December 31, 1997 and 1996, respectively. Real estate and other assets acquired in foreclosure amounted to approximately $3,600,000 and $2,600,000 at December 31, 1997 and 1996,
respectively.

INVESTMENT SECURITIES

A summary of the available for sale investment securities by maturity groupings as of December 31, 1997 follows below. The weighted average yield for each range of maturities was calculated using the yield on each security within that range weighted by the amortized cost of each security at December 31, 1997. Yields on tax exempt securities have not been adjusted for tax exempt status.

                                                                                         Weighted
                                                            Amortized        Fair         Average
(Dollars in thousands)                                         Cost          Value         Yield
-------------------------------------------------------------------------------------------------
U.S. government and federal agency obligations:
  Within 1 year                                            $  251,266     $  251,637        6.47%
  After 1 but within 5 years                                1,194,777      1,207,479        6.20
  After 5 but within 10 years                                   2,036          2,077        7.13
  After 10 years                                                  323            400        5.21
-------------------------------------------------------------------------------------------------
Total U.S. government and federal agency obligations        1,448,402      1,461,593        6.25
=================================================================================================
State and municipal obligations:
  Within 1 year                                                17,754         17,856        5.19
  After 1 but within 5 years                                   55,721         57,079        5.26
  After 5 but within 10 years                                  16,361         17,026        5.44
  After 10 years                                                2,070          2,154        5.77
-------------------------------------------------------------------------------------------------
Total state and municipal obligations                          91,906         94,115        5.29
=================================================================================================
CMO's and asset-backed securities                             832,211        837,056        6.31
=================================================================================================
Other debt securities:
  Within 1 year                                               173,914        173,855
  After 1 but within 5 years                                      110            110
  After 5 but within 10 years                                       7              7
-------------------------------------------------------------------------------------------------
Total other debt securities                                   174,031        173,972
=================================================================================================
Equity securities                                              20,443         47,304
=================================================================================================
Total available for sale investment securities             $2,566,993     $2,614,040
=================================================================================================

The unrealized gains and losses by type are as follows:

                                                                             Gross           Gross
                                                           Amortized      Unrealized      Unrealized      Fair
(In thousands)                                                Cost           Gains          Losses        Value
----------------------------------------------------------------------------------------------------------------
December 31, 1997
U.S. government and federal agency obligations             $1,448,402    $ 14,001         $   810      $1,461,593
State and municipal obligations                                91,906       2,271              62          94,115
CMO's and asset-backed securities                             832,211       7,284           2,439         837,056
Other debt securities                                         174,031          17              76         173,972
Equity securities                                              20,443      27,661             800          47,304
-----------------------------------------------------------------------------------------------------------------
Total                                                      $2,566,993    $ 51,234         $ 4,187      $2,614,040
=================================================================================================================
December 31, 1996
U.S. government and federal agency obligations             $1,705,869    $ 16,838         $ 4,762      $1,717,945
State and municipal obligations                                98,886       2,478              71         101,293
CMO's and asset-backed securities                             705,848       3,815           6,148         703,515
Other debt securities                                         108,453          --              11         108,442
Equity securities                                              21,863      17,952             590          39,225
-----------------------------------------------------------------------------------------------------------------
Total                                                      $2,640,919    $ 41,083         $11,582      $2,670,420
=================================================================================================================

The following table presents proceeds from sales of securities and the components of net securities gains.

(In thousands)                                     1997         1996         1995
-----------------------------------------------------------------------------------
Proceeds from sales                              $534,452     $704,120     $917,063
===================================================================================
Realized gains                                   $  4,564     $  4,600     $  3,188
Realized losses                                     1,311        1,307        2,291
-----------------------------------------------------------------------------------
Net realized gains                               $  3,253     $  3,293     $    897
===================================================================================

Investment securities with a par value of $897,023,000 and $1,021,998,000 were pledged at December 31, 1997 and 1996, respectively, to secure public deposits and for other purposes as required by law. Except for U.S. government and federal agency obligations, no investment in a single issuer exceeds 10% of stockholders' equity.

Notes to Financial Statements [Cont.]
Commerce Bancshares, Inc. and Subsidiaries

LAND, BUILDINGS AND EQUIPMENT

Land, buildings and equipment consist of the following at December 31, 1997 and 1996:

        (In thousands)             1997      1996
---------------------------------------------------
Land                             $ 52,616  $ 51,676
Buildings and improvements        256,167   247,949
Equipment                         146,143   130,657
---------------------------------------------------
Total                             454,926   430,282
---------------------------------------------------
Less accumulated depreciation
 and amortization                 240,717   220,505
---------------------------------------------------
Net land, buildings and
 equipment                       $214,209  $209,777
===================================================

Depreciation expense of $19,678,000, $19,183,000 and $19,578,000 for 1997, 1996
and 1995, respectively, was included in net occupancy expense, equipment expense and other expense in the Consolidated Statements of Income. Repairs and maintenance expense of $14,016,000, $13,082,000 and $11,182,000 for 1997, 1996
and 1995, respectively, was included in net occupancy expense, equipment expense and other expense.

BORROWINGS

Short-term borrowings of the Company consisted primarily of federal funds purchased and securities sold under agreements to repurchase by subsidiary banks. The following presents balance and interest rate information on these borrowings.

 (Dollars in thousands)     1997      1996      1995
------------------------------------------------------
Balance:
Average                   $450,439  $449,831  $442,413
Year end                   512,558   526,807   362,903
Maximum month-end
 during year               549,907   526,807   589,270
------------------------------------------------------
Interest rate:
Average                        4.9%      4.8%      5.4%
Year end                       5.2%      5.0%      4.8%
======================================================

Long-term debt of the Company was $7,102,000 at December 31, 1997, including $3,000,000 which will be repaid in 1998.

None of the Company's borrowings have any related compensating balance requirements which restrict the usage of Company assets. However, regulations of the Federal Reserve System require reserves to be maintained by all banking institutions according to the types and amounts of certain deposit liabilities. These requirements restrict usage of a portion of the amounts shown as consolidated "Cash and due from banks" from everyday usage in operation of the banks. The minimum reserve requirements for the subsidiary banks at December 31, 1997 totaled $148,108,000.

Cash payments for interest on deposits and borrowings during 1997, 1996 and 1995 on a consolidated basis amounted to $283,281,000, $282,792,000 and $264,503,000, respectively.

INCOME TAXES

Total income taxes for 1997, 1996 and 1995 were allocated as shown in the following tables.

Income tax expense from operations for the years ended December 31, 1997, 1996 and 1995 consists of:

        (In thousands)           Current  Deferred   Total
-----------------------------------------------------------
Year ended December 31, 1997:
 U.S. federal                    $50,573   $15,917  $66,490
 State and local                   2,056       814    2,870
-----------------------------------------------------------
                                 $52,629   $16,731  $69,360
===========================================================
Year ended December 31, 1996:
 U.S. federal                    $54,550   $ 3,303  $57,853
 State and local                   5,064        --    5,064
-----------------------------------------------------------
                                 $59,614   $ 3,303  $62,917
===========================================================
Year ended December 31, 1995:
 U.S. federal                    $52,639   $ 3,549  $56,188
 State and local                   4,954        --    4,954
-----------------------------------------------------------
                                 $57,593   $ 3,549  $61,142
===========================================================

Income tax expense (benefits) allocated directly to stockholders' equity for the years ended December 31, 1997, 1996 and 1995 consists of:

      (In thousands)            1997       1996     1995
----------------------------------------------------------
Unrealized gain (loss) on
 securities available for
  sale                       $  6,546    $(5,284)  $53,447
Compensation expense for
 tax purposes in excess of
 amounts recognized for
 financial reporting purposes  (1,470)      (292)     (324)

----------------------------------------------------------
Income tax expense
 (benefits) allocated to
 stockholders' equity        $  5,076    $(5,576)  $53,123
==========================================================

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

(In thousands)                           1997      1996
----------------------------------------------------------
Deferred tax assets:
 Loans, principally due to
  allowance for loan losses            $ 47,216   $41,766
 Unearned fee income, due to
  earlier recognition for
  tax purposes                            1,030     1,269
 Deferred compensation,
  principally due to accrual for
  financial reporting purposes            1,870     1,269
 Accrued expenses, principally
  due to accrual for
  financial reporting purposes            1,164     2,342
 Net operating loss carryforwards
  of acquired companies                     191       252
 Other                                      327       732
----------------------------------------------------------
Total gross deferred tax assets          51,798    47,630
----------------------------------------------------------
Deferred tax liabilities:
 Investment securities,
  principally due to
  discount accretion                      4,135     3,393
 Capitalized interest                       909     1,002
 Unrealized gain on
  securities available for sale          17,822    11,276
 Land, buildings and equipment,
  principally due to write-up in
  value in purchase accounting
  entries for finanical reporting        22,711    22,249
 Core deposit intangible, principally
  due to purchase accounting entries
  for financial reporting                 6,150     8,100
 Pension benefit obligation, due to
  recognition of the excess pension
  asset for financial reporting
  purposes                                2,098     2,451
 Realignment of corporate entities       21,167        --
 Other                                    2,862         5
----------------------------------------------------------
Total gross deferred tax  liabilities    77,854    48,476
----------------------------------------------------------
Net deferred tax liability             $(26,056)  $  (846)
==========================================================

Actual income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

(In thousands)                    1997      1996      1995
-------------------------------------------------------------
Computed "expected"
 tax expense                     $70,722   $63,850   $59,073
Increase (reduction) in
 income taxes resulting from:
  Amortization of
   goodwill                        1,628     1,499     1,444
  Tax exempt income               (2,240)   (2,625)   (2,829)
  Tax deductible
   dividends on
   allocated shares held by
   the Company's ESOP               (720)     (678)     (665)
  State and local income
   taxes, net of federal
   income tax benefit              1,866     3,601     3,631
  Other, net                      (1,896)   (2,730)      488
-------------------------------------------------------------
Total income tax expense         $69,360   $62,917   $61,142
=============================================================

Cash payments of income taxes, net of refunds and interest received, amounted to $36,335,000, $64,860,000 and $52,268,000 on a consolidated basis during 1997,
1996 and 1995, respectively. The Parent had net receipts of $846,000, $1,644,000, and $3,010,000 during 1997, 1996 and 1995, respectively, from tax benefits.

EMPLOYEE BENEFIT PLANS

Employee benefits charged to operating expenses aggregated $22,598,000, $23,963,000 and $21,207,000 for 1997, 1996 and 1995, respectively. Substantially all of the Company's employees are covered by a noncontributory defined benefit pension plan. Participants are fully vested after five years of service and the benefits are based on years of participation and average annualized earnings. The Company's funding policy is to contribute funds to a trust as necessary to

Notes to Financial Statements [Cont.]
Commerce Bancshares, Inc. and Subsidiaries

provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. The following items are components of the net pension cost for the years ended December 31, 1997, 1996 and 1995:

(In thousands)                   1997       1996        1995
---------------------------------------------------------------
Service cost--benefits
 earned during the year         $  2,731    $ 2,647    $ 2,311
Interest cost on projected
 benefit obligation                3,767      3,343      3,152
Actual plan assets value
 (increase) decrease             (11,816)    (5,578)    (8,219)

Net amortization and deferral      6,323        429      3,695
---------------------------------------------------------------
Net periodic pension cost       $  1,005    $   841    $   939
===============================================================

The following table sets forth the pension plan's funded status, using a valuation date of September 30, 1997 and 1996:


                                                  1997       1996
--------------------------------------------------------------------
                                                  (In thousands)
Actuarial present value of benefit obligation:
 Accumulated benefit obligation,
  including vested benefits of
  $47,071,000 in 1997 and
  $41,693,000 in 1996                           $(48,816)  $(42,635)
 Additional benefits based on
  estimated future salary levels                  (8,745)    (7,367)
--------------------------------------------------------------------
  Projected benefit obligation                   (57,561)   (50,002)
Plan assets at fair value                         62,774     55,078
--------------------------------------------------------------------
Plan assets in excess of projected
 benefit obligation                                5,213      5,076
Unrecognized net loss from past
 experience different from that assumed
 and effects of change in assumptions              5,456      7,403
Prior service benefit not yet recognized
 in net pension cost                              (1,634)    (1,800)
Unrecognized net transition asset
 being recognized over 15 years                   (3,191)    (3,830)
--------------------------------------------------------------------
Prepaid pension cost included in
 other assets                                   $  5,844   $  6,849
====================================================================

Assumptions used in computing the plan's funded status were:

                            1997    1996    1995
-------------------------------------------------
Discount rate               7.25%   7.75%   7.25%
Rate of increase in future
 compensation levels        5.00%   5.00%   5.00%
Long-term rate of return
 on assets                  9.00%   8.50%   8.00%
=================================================

At December 31, 1997, approximately 83% of plan assets were invested in U.S. government bonds and corporate bonds and equities.

In addition to the pension plan, substantially all of the Company's employees are covered by a contributory defined contribution plan (401K), the Participating Investment Plan. Under the plan, the Company makes matching contributions, which aggregated $2,466,000 in 1997, $2,320,000 in 1996 and $2,352,000 in 1995. The Company formed an employee stock ownership plan (ESOP) in 1987 and borrowed funds from an unaffiliated lender to acquire shares for the ESOP. The final principal payment was made in December 1994 and the ESOP assets were merged into the Participating Investment Plan. The Company's final contribution to the ESOP, which was charged to salaries and benefits, was $368,000 in 1995.

STOCK OPTION PLANS,
RESTRICTED STOCK AWARDS AND
DIRECTORS STOCK PURCHASE PLAN*

The Company has reserved 5,874,947 shares of its common stock for issuance under various stock option plans offered to certain key employees of the Company and its subsidiaries. Options are granted, by action of the Board of Directors, to acquire stock at fair market value at the date of the grant, for a term of 10 years.

At December 31, 1997, 2,794,490 shares remain available for option grants under these programs. The following tables summarize option activity over the last three years and current options outstanding.

                                          1997                          1996                         1995
-------------------------------------------------------------------------------------------------------------------
                                             Weighted                      Weighted                     Weighted
                                             Average                       Average                       Average
                                Shares     Option Price     Shares       Option Price      Shares      Option Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning
 of year                       1,271,113      $26.06       1,185,433        $22.97       1,133,065       $20.61
-------------------------------------------------------------------------------------------------------------------
Granted                          299,368       44.71         295,675         32.23         325,651        25.13
Cancelled                         (6,821)      37.37         (19,577)        28.33         (26,019)       25.73
Exercised                       (157,415)      24.83        (190,418)        16.14        (247,264)       14.70
-------------------------------------------------------------------------------------------------------------------
Outstanding at end of year     1,406,245      $30.12       1,271,113        $26.06       1,185,433       $22.97
===================================================================================================================

                                           Options Outstanding                    Options Exercisable
--------------------------------------------------------------------------------------------------------
                                                 Weighted
                                Number           Average       Weighted         Number         Weighted
                            Outstanding at      Remaining       Average     Exercisable at      Average
 Range of                    December 31       Contractual     Exercise      December 31       Exercise
Exercise Prices                 1997              Life           Price          1997            Price
--------------------------------------------------------------------------------------------------------
$19.20-$25.05                  423,834          6.0 years       $22.84         356,369          $22.43
$25.06-$26.46                  417,858          5.7 years        26.04         416,409           26.04
$26.47-$44.61                  561,141          8.6 years        38.49         205,333           36.38
$44.62-$55.71                    3,412          9.8 years        55.58             854           55.58
--------------------------------------------------------------------------------------------------------
$19.20-$55.71                1,406,245          6.9 years       $30.12         978,965          $26.92
========================================================================================================

The Company has a restricted stock award plan under which 182,325 shares of common stock are reserved, and 118,271 shares remain available for grant at December 31, 1997. The plan allows for awards to key employees, by action of the Board of Directors, with restrictions as to transferability, sale, pledging, or assigning, among others, prior to the end of the restriction period. The restriction period may not exceed 10 years. The Company issued awards totaling 9,976 shares in 1997, 8,102 shares in 1996 and 24,180 shares in 1995, resulting in deferred compensation amounts of $461,000, $257,000 and $632,000, respectively. Approximately $165,000, $189,000 and $178,000 was amortized to salaries expense in 1997, 1996 and 1995, respectively. Unamortized deferred compensation of $601,000, $340,000 and $716,000 has been recorded as a reduction of stockholders' equity at December 31, 1997, 1996 and 1995, respectively.

The Company has a directors stock purchase plan whereby outside directors of the Company and its subsidiaries may elect to use their directors' fees to purchase Company stock at market value each month-end. Remaining shares reserved for this plan total 134,635 at December 31, 1997. In 1997, 17,251 shares were purchased at an average price of $49.91 and in 1996, 24,771 shares were purchased at an average price of $34.56.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and diluted earnings per share would have been reduced by approximately $1,636,000, or $.04 per share in 1997 and $1,423,000, or $.04 per share in 1996.

Notes to Financial Statements [Cont.]
Commerce Bancshares, Inc. and Subsidiaries

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model.


(Dollars in thousands)                                1997        1996
------------------------------------------------------------------------
Fair value at grant date                              $3,534      $3,228
Assumptions:
 Dividend yield                                         2.0%        2.0%
 Volatility                                            21.0%       24.0%
 Risk-free interest rate                                5.8%        6.1%
 Expected life                                     7.8 years   7.6 years
========================================================================

*All share and per share amounts in this note have been restated for the 5% stock dividend distributed on the $5 par common stock in December 1997 and the adoption of SFAS No. 128.

COMMON STOCK

Statement of Financial Accounting Standards No. 128 required the reporting of two measurements of performance over the reporting periods. Basic income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted income per share gives effect to all dilutive potential common shares that were outstanding during the year. The shares used in the calculation of basic and diluted income per share, which have been restated for the annual 5% stock dividends, are shown below.


                                    For the Years Ended December 31
-------------------------------------------------------------------
(In thousands)                             1997      1996      1995
-------------------------------------------------------------------
Weighted average common
 shares outstanding                      38,994    39,917    41,391
Stock options                               529       280       248
-------------------------------------------------------------------
                                         39,523    40,197    41,639
===================================================================

Under a Rights Agreement dated August 23, 1988, as amended in the amended and restated rights agreement with Commerce Bank, N.A. as rights agent, dated as of July 19, 1996, certain rights have attached to the common stock. Under certain circumstances relating to the acquisition of, or tender offer for, a specified percentage of the Company's outstanding common stock, holders of the common stock may exercise the rights and purchase shares of Series A Preferred Stock or, at a discount, common stock of the Company or an acquiring company.

In February 1997, the Board of Directors authorized the Company to purchase up to 2,000,000 shares of common stock, in either the open market or privately negotiated transactions, in order to provide future funding for employee benefit programs and stock dividends. This action began after the completion of the stock repurchase program authorized in 1996. Approximately 1,645,000 shares have been acquired under the 1997 approval through December 31, 1997.

On December 12, 1997, the Company distributed its fourth consecutive 5% stock dividend on the $5 par common stock. All per share data in this report has been restated to reflect the stock dividend. The table below is a summary of share activity in 1997.


--------------------------------------------------------------------------------
Purchases of common stock                                              1,898,304
Issuance of stock:
 Sales under employee and director plans                                 179,379
 Purchase acquisition                                                    197,488
 Pooling acquisition                                                     940,315
 5% stock dividend                                                     1,850,343
================================================================================

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio), and minimum ratios of Tier 1 and Total capital to risk-weighted assets (as defined). The minimum required leverage ratio is 4%, the minimum Tier 1 capital ratio is 4%, and the minimum Total capital ratio is 8%.

The Company's actual capital amounts and ratios at the last two year ends are as follows:

(Dollars in thousands)                                     1997          1996
--------------------------------------------------------------------------------
Risk-Weighted Assets                                    $7,178,225    $6,283,359
Tier 1 Capital                                          $  868,535    $  820,609
Total Capital                                           $  949,291    $  892,177
Tier 1 Capital Ratio                                        12.10%        13.06%
Total Capital Ratio                                         13.22%        14.20%
Leverage Ratio                                               8.81%         8.84%
================================================================================

Management believes that, at December 31, 1997, the Company meets all capital requirements to which it is subject.

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

The fair value of performing loans, except student and credit card loans, is calculated by discounting scheduled cash flows through contractual maturity using market rates that reflect credit and interest rate risk. The cash flows through maturity for individual loans are aggregated for the Company's asset/liability analysis. Rate forecasts are purchased from an outside company specializing in rate forecasting. Discount rates are computed for each loan category using these rate forecasts adjusted by the Company's interest spread and other considerations management deems necessary. Student loans are valued under the Company's current contract with SALLIE MAE. Fair value of non-accrual loans approximates their carrying value, because such loans are recorded at the appraised or estimated recoverable value of the collateral or the underlying cash flow.

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

DEPOSITS

Statement 107 specifies that the fair value of deposits with no stated maturity is equal to the amount payable

Commerce Bancshares, Inc. and Subsidiaries


on demand. Such deposits include savings and interest and non-interest bearing demand deposits. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rates are estimated using like-term Treasury indices and yield curves supplied by an external company specializing in rate forecasting. Discount rates are computed for each deposit category using these rate forecasts adjusted by the Company's interest spread and other considerations management deems necessary.

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

The estimated fair values of the Company's financial instruments are as follows:

                                                              1997                         1996
-----------------------------------------------------------------------------------------------------------
                                                      Carrying     Estimated       Carrying      Estimated
(In thousands)                                         Amount      Fair Value       Amount       Fair Value
-----------------------------------------------------------------------------------------------------------

FINANCIAL ASSETS
Loans                                                $6,237,039    $6,272,858      $5,454,627    $5,470,412
Available for sale investment securities              2,614,040     2,614,040       2,670,420     2,670,420
Trading account securities                                6,477         6,477          11,265        11,265
Other non-marketable securities                          44,414        44,414          39,830        39,830
Federal funds sold and securities purchased under
 agreements to resell                                   132,980       132,980         368,690       368,690
Cash and due from banks                                 978,239       978,239         833,260       833,260
-----------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Non-interest bearing demand deposits                 $2,124,828    $2,124,828      $1,800,684    $1,800,684
Savings and interest bearing demand deposits          4,209,141     4,209,141       4,021,376     4,021,376
Time open and C.D.'s:
 Maturing in year 1                                   1,584,470     1,589,614       1,653,009     1,652,333
 Maturing in year 2                                     523,248       525,733         387,005       385,191
 Maturing in year 3                                     152,351       153,350         158,332       157,734
 Maturing in year 4                                      47,775        48,122          92,995        93,603
 Maturing in year 5                                      42,659        42,971          39,484        38,936
 Maturing in over 5 years                                16,106        16,313          13,544        13,452
Federal funds purchased and securities
 sold under agreements to repurchase                    512,558       512,558         526,807       526,807
Long-term debt and other borrowings                       7,207         7,343          14,120        14,802
===========================================================================================================

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

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK

The Company engages in various transactions with off-balance-sheet risk in the normal course of business to meet customer financing needs. The Company uses the same credit policies in making the commitments and conditional obligations described below as it does for on-balance-sheet instruments. Issuance of standby and commercial letters of credit beneficially assist customers engaged in a wide range of commercial enterprise and international trade. Standby letters of credit serve as payment assurances to a third party in the event the bank's customer fails to perform its financial and/or contractual obligations. Most expire over the next 12 months and are secured by 1) a line of credit with, 2) a certificate of deposit held by, 3) marketable securities held by, or 4) a deed of trust held by a banking subsidiary. At December 31, 1997, standby letters of credit outstanding of the banking subsidiaries amounted to $169,387,000, net of $2,830,000 participated to non-affiliated companies. Commercial letters of credit generally finance the purchase of imported goods and provide a payment engagement against presentation of documents meeting the terms and conditions set forth in the letter of credit instrument. There were $28,085,000 outstanding commercial letters of credit at December 31, 1997. Transactions involving securities described as "when-issued" are treated as conditional transactions in a security authorized for issuance but not yet actually issued. Purchases and sales of when-issued securities for which settlement date has not occurred are not to be reflected in the financial statements until settlement date. At December 31, 1997, the Company's commitments to purchase and sell when-issued securities were not material.

The Company enters into foreign exchange contracts to purchase and sell foreign currency. Most of the contracts offset each other and risk arises only if one of the contracts is not performed and the currency must be bought or sold at the prevailing market rate. The Company also enters into interest rate swaps and other contracts to purchase securities to limit its interest rate risk. The notional value of these contracts was $266,438,000 at December 31, 1997. The current credit exposure (or replacement cost) across all off-balance-sheet derivative contracts covered by the risk-based capital standards was $6,277,000 at December 31, 1997.

See financial statements note on Loans and Allowance for Losses for a discussion of unfunded loan commitments.

COMMITMENTS AND CONTINGENCIES

The Company leases certain premises and equipment, all of which were classified as operating leases. The rent expense under such arrangements amounted to $2,401,000, $2,361,000 and $2,079,000 in 1997, 1996 and 1995, respectively. A summary of minimum lease commitments follows:

(In thousands)                           Type of Property
--------------------------------------------------------------------------------
Years Ended                              Real                        Total
December 31                              Property       Equipment    Commitments
--------------------------------------------------------------------------------
 1998                                    $ 1,955        $246         $ 2,201
 1999                                      1,809          39           1,848
 2000                                      1,623           5           1,628
 2001                                      1,606           4           1,610
 2002                                      1,507          --           1,507
 After                                    18,480          --          18,480
--------------------------------------------------------------------------------
Total minimum
lease payments                                                       $27,274
================================================================================

All leases expire prior to 2055. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, the future minimum lease commitments will not be less than the amounts shown for 1998.

The Company incurred expense of $11,989,000 in 1997, $9,505,000 in 1996 and $8,648,000 in 1995 under an agreement to outsource certain data processing services. Future payments will adjust for inflation and transaction volume.

The Company owns approximately 51% interest in a venture capital partnership, with an original commitment to fund $15,456,000 over the ten-year life of the partnership. Contributions to the partnership were $2,273,000 in January 1998, $3,030,000 in 1997, $1,515,000 in 1996 and $3,030,000 in 1995.

In the normal course of business, the Company had certain lawsuits pending at December 31, 1997. In the opinion of management, after consultation with legal counsel, none of these suits will have a significant effect on the financial condition and results of operations of the Company.

PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are the condensed financial statements of Commerce Bancshares, Inc. (Parent only) for the periods indicated:

CONDENSED BALANCE SHEETS

                                                                              December 31
---------------------------------------------------------------------------------------------
(In thousands)                                                              1997       1996
---------------------------------------------------------------------------------------------
ASSETS
Investment in consolidated subsidiaries:
  Banks                                                                   $847,645   $783,014
  Non-banks                                                                 29,104     25,081
Receivables from subsidiaries, net of borrowings                            10,583      8,042
Cash                                                                           167        121
Securities purchased under agreements to resell                              7,100      7,338
Investment securities:
  Available for sale                                                        73,339     90,845
  Other non-marketable                                                      11,968     10,728
Other assets                                                                11,447     11,674
---------------------------------------------------------------------------------------------
Total assets                                                              $991,353   $936,843
=============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, accrued taxes and other liabilities                     $ 10,569   $ 12,572
---------------------------------------------------------------------------------------------
Total liabilities                                                           10,569     12,572
---------------------------------------------------------------------------------------------
Stockholders' equity                                                       980,784    924,271
---------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                $991,353   $936,843
=============================================================================================

CONDENSED STATEMENTS OF INCOME

                                                                             For the Years Ended December 31
------------------------------------------------------------------------------------------------------------
(In thousands)                                                                1997       1996       1995
------------------------------------------------------------------------------------------------------------
INCOME
Dividends received:
 Bank subsidiaries                                                          $103,626   $120,024   $124,129
 Non-bank subsidiaries                                                           200        250         --
Earnings of consolidated subsidiaries, net of dividends                       28,628       (393)   (13,057)
Interest on investment securities                                              4,326      3,886      2,992
Interest on securities purchased under agreements to resell                      233        244        228
Management fees charged subsidiaries                                          16,842     13,951     13,024
Data processing fees charged subsidiaries                                     27,638     21,596     18,030
Net gains (losses) on securities transactions                                  1,967       (507)       226
Other                                                                            702         69        201
------------------------------------------------------------------------------------------------------------
Total income                                                                 184,162    159,120    145,773
============================================================================================================
EXPENSE
Salaries and employee benefits                                                28,525     21,981     19,992
Marketing                                                                        351        123        207
External data processing                                                      11,552      9,041      8,658
Other                                                                         13,928     10,621     10,354
------------------------------------------------------------------------------------------------------------
Total expense                                                                 54,356     41,766     39,211
------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                                  (2,896)    (2,158)    (1,078)
------------------------------------------------------------------------------------------------------------
Net income                                                                  $132,702   $119,512   $107,640
============================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS

                                                                             For the Years Ended December 31
------------------------------------------------------------------------------------------------------------
(In thousands)                                                                1997       1996       1995
------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                  $132,702   $119,512   $107,640
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Earnings of consolidated subsidiaries, net of dividends                    (28,628)       393     13,057
  Other adjustments, net                                                      (3,824)    (1,883)     3,521
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                    100,250    118,022    124,218
------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Cash paid in acquisitions                                                         --         --    (94,102)
(Increase) decrease in investment in subsidiaries, net                           457       (438)    (4,283)
(Increase) decrease in receivables from subsidiaries, net of borrowings       (2,541)       456     (1,359)
Proceeds from sales of investment securities                                   2,538        627     12,943
Proceeds from maturities of investment securities                            474,729    249,023    263,557
Purchases of investment securities                                          (453,391)   298,241)   271,748)
Net decrease in securities purchased under agreements to resell                  238     34,830     34,504
Net purchases of equipment                                                      (334)    (2,723)    (1,513)
------------------------------------------------------------------------------------------------------------
Net cash provided (used) by investing activities                              21,696    (16,466)   (62,001)
------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Purchases of treasury stock                                                  (94,067)   (78,408)   (40,024)
Sales of treasury stock                                                        2,599      4,039      4,149
Cash dividends paid on common stock                                          (30,432)   (27,462)   (26,039)
------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                       (121,900)  (101,831)   (61,914)
------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                       46       (275)       303
Cash at beginning of year                                                        121        396         93
------------------------------------------------------------------------------------------------------------
Cash at end of year                                                        $     167   $    121   $    396
============================================================================================================

Notes to Financial Statements [Cont.]
Commerce Bancshares, Inc. and Subsidiaries

     Dividends paid by the Parent were substantially provided from subsidiary bank dividends. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent charges fees to its subsidiaries for management services provided, which are allocated to the subsidiaries based primarily on total average assets. The Parent also charges data processing fees, which are allocated to the subsidiaries based on transaction volume. The Parent makes advances to non-banking subsidiaries and subsidiary bank holding companies. Advances are made to the Parent by subsidiary bank holding companies for investment in temporary liquid securities. Interest on such advances is based on market rates.

     At December 31, 1997, the Parent had lines of credit for general corporate purposes of $20,000,000 with a subsidiary bank. At December 31, 1997, the Parent had no borrowings from the subsidiary bank.

     Investment securities held by the Parent, which consist primarily of common stock and commercial paper, included an unrealized gain in fair value of $20,702,000 at December 31, 1997. The corresponding net of tax unrealized gain included in stockholders' equity was $12,886,000. Also included in stockholders' equity was the unrealized net of tax gain in fair value of investment securities held by subsidiaries, which amounted to $16,231,000 at December 31, 1997.

     Under a security agreement related to self-insurance for officer and director liability, $10,000,000 in market value of the Parent's investment securities were pledged at December 31, 1997.

================================================================================

Independent Auditors' Report

     The Board of Directors
     Commerce Bancshares, Inc.:

     We have audited the accompanying consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

     /s/ KPMG Peat Marwick LLP

     January 30, 1998
     Kansas City, Missouri

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

     Management assessed its internal control structure over financial reporting as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Wichita, Kansas) maintained effective internal control structures over financial reporting as of December 31, 1997. Commerce Bank, N.A. (Kansas City, Missouri) and Commerce Bank, N.A. (St. Louis, Missouri), prior year reporting banks, were merged to form Commerce Bank, N.A. (Missouri) effective December 31, 1997.

     COMPLIANCE WITH LAWS
     AND REGULATIONS

     Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders as designated by the FDIC as safety and soundness laws and regulations.

     Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Wichita, Kansas), subsidiary insured depository institutions of Commerce Bancshares, Inc., complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 1997.

SUMMARY OF QUARTERLY STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995

                                                          For the Quarter Ended
------------------------------------------------------------------------------------------
(In thousands, except per share data)           12/31/97    9/30/97    6/30/97    3/31/97
------------------------------------------------------------------------------------------
Interest income                                 $178,039    $173,686   $168,339   $162,812
Interest expense                                 (73,054)    (72,628)   (70,395)   (69,025)
------------------------------------------------------------------------------------------
Net interest income                              104,985     101,058     97,944     93,787
Non-interest income                               49,457      46,687     42,385     41,563
Salaries and employee benefits                   (46,571)    (45,818)   (43,708)   (42,998)
Other expense                                    (44,228)    (41,826)   (40,185)   (39,116)
Provision for loan losses                         (8,716)     (7,807)    (7,293)    (7,538)
------------------------------------------------------------------------------------------
Income before income taxes                        54,927      52,294     49,143     45,698
Income taxes                                     (18,179)    (18,072)   (16,810)   (16,299)
------------------------------------------------------------------------------------------
Net income                                      $ 36,748    $ 34,222   $ 32,333   $ 29,399
==========================================================================================
Net income per share basic*                     $    .94    $    .88   $    .83   $    .75
Net income per share diluted*                   $    .93    $    .87   $    .82   $    .74
==========================================================================================
Weighted average shares basic*                    38,936      38,924     39,086     39,032
Weighted average shares diluted*                  39,628      39,461     39,510     39,494
==========================================================================================

                                                          For the Quarter Ended
------------------------------------------------------------------------------------------
(In thousands, except per share data)           12/31/96    9/30/96    6/30/96    3/31/96
------------------------------------------------------------------------------------------
Interest income                                 $164,676    $161,147   $159,706   $162,074
Interest expense                                 (69,891)    (69,618)   (69,791)   (72,560)
------------------------------------------------------------------------------------------
Net interest income                               94,785      91,529     89,915     89,514
Non-interest income                               43,257      40,449     38,660     36,796
Salaries and employee benefits                   (42,009)    (40,971)   (41,154)   (41,157)
Other expense                                    (38,295)    (39,106)   (37,811)   (37,451)
Provision for loan losses                         (7,459)     (6,082)    (5,428)    (5,553)
------------------------------------------------------------------------------------------
Income before income taxes                        50,279      45,819     44,182     42,149
Income taxes                                     (17,823)    (14,964)   (15,264)   (14,866)
------------------------------------------------------------------------------------------
Net income                                      $ 32,456    $ 30,855   $ 28,918   $ 27,283
==========================================================================================
Net income per share basic*                     $    .82    $    .78   $    .72   $    .67
Net income per share diluted*                   $    .81    $    .77   $    .72   $    .67
==========================================================================================
Weighted average shares basic*                    39,389      39,598     40,124     40,568
Weighted average shares diluted*                  39,818      39,817     40,336     40,823
==========================================================================================

                                                          For the Quarter Ended
------------------------------------------------------------------------------------------
(In thousands, except per share data)           12/31/95    9/30/95    6/30/95    3/31/95
------------------------------------------------------------------------------------------
Interest income                                 $164,672    $164,091   $160,644   $141,596
Interest expense                                 (73,603)    (73,590)   (69,756)   (58,309)
------------------------------------------------------------------------------------------
Net interest income                               91,069      90,501     90,888     83,287
Non-interest income                               36,469      34,194     31,899     30,588
Salaries and employee benefits                   (39,901)    (41,156)   (39,650)   (37,146)
Other expense                                    (38,384)    (35,849)   (38,934)   (34,464)
Provision for loan losses                         (5,939)     (3,927)    (1,930)    (2,833)
------------------------------------------------------------------------------------------
Income before income taxes                        43,314      43,763     42,273     39,432
Income taxes                                     (15,066)    (16,153)   (15,514)   (14,409)
------------------------------------------------------------------------------------------
Net income                                      $ 28,248    $ 27,610   $ 26,759   $ 25,023
==========================================================================================
Net income per share basic*                     $    .68    $    .66   $    .64   $    .62
Net income per share diluted*                   $    .68    $    .66   $    .63   $    .62
==========================================================================================
Weighted average shares basic*                    41,426      41,817     42,166     40,135
Weighted average shares diluted*                  41,775      42,106     42,354     40,299
==========================================================================================

* Restated for 5% stock dividend distributed in December 1997 and adoption of SFAS No. 128

OFFICERS, DIRECTORS, COMMUNITY BANK DIRECTORS, FEATURED DIRECTORS

(These lists not included in EDGARized exhibit.)

                                             63 through inside back cover