Form 10-K, Exhibit 13
period 1998-12-31
COMMERCE BANCSHARES INC /MO/
filed 1999-03-16
CIK 22356

                                                             Exhibit 13

THANKS TO INTEGRAL INVOLVEMENT IN OUR COMMUNITIES, COMMERCE BANCSHARES, INC. has established and maintains a long-standing position of leadership. This market-driven approach has provided us with the distinct competitive ability to create value and generate growth.

Throughout this report, you will read of the innovative ways we continually build and strengthen our communities. We develop specific banking services that solve financial challenges for our customers.
We make mortgage loans to customers who might otherwise not be able to enjoy the benefits of home ownership. Our employees are highly-involved in community events and programs.
Our foundations award grants directly to worthy organizations. Intrinsic to all of these activities is our approach to building our communities, and our company, incorporated in our mission statement: Be accessible. Offer solutions. Build relationships.

Commerce Bancshares, Inc. is the holding company for Commerce Bank, which operates in 300 locations throughout Missouri, Kansas and Illinois. The company offers a full line of banking services, including investment management and securities brokerage. Operating subsidiaries are involved in mortgage banking, credit-related insurance, venture capital, and real estate activities.

CONTENTS                             ANNUAL MEETING
Chairman's Letter       Page 2       The annual meeting of Shareholders will
                                     be held Wednesday, April 21, 1999 at
Management Report       Page 8       9:30 a.m. in the 18th Floor Board Room,
                                     Commerce Bank Building, 1000 Walnut,
Management's Discussion              Kansas City, Missouri.
and Analysis of Consolidated         TRANSFER AGENT, REGISTRAR
Financial Condition and              AND DIVIDEND DISBURSING AGENT
Results of Operations   Page 27      First Chicago Trust Company of New York,
                                     a division of EquiServe, P.O. Box 2500,
Financial Statements of              Jersey City, New Jersey 07303-2500,
Commerce Bancshares, Inc.            800-317-4445.
and Subsidiaries        Page 46
                                     NOTICE
Notes to Financial                   Shareholders, analysts or potential
Statements              Page 50      investors desiring additional
                                     information may make their requests in
Independent Auditors'                writing to Mr. Jeffery D. Aberdeen,
Report                  Page 64      Controller, at the address of the
                                     Company.
Directors and Officers  Page 67

DIVIDEND REINVESTMENT PROGRAM
Commerce Brokerage Services, Inc.* offers Equity Divident Reinvestment for securities held within a Commerce brokerage account. Our brokerage customers may elect this option for more than 6,200 individual securities, including the common stock of Commerce Bancshares, Inc. For information, please contact any of our Regional Investment Specialists or one of our main brokerage offices:
         St. Louis   314-746-8777       Kansas City   816-234-2416
                     800-356-1606                     800-772-SAVE
*An affiliate of Commerce Bancshares, Inc. and a registered broker-dealer.

FINANCIAL HIGHLIGHTS                                    1

(This page not included in the EDGARized exhibit.)

CHAIRMAN'S LETTER                                       2 - 7

(This section not included in the EDGARized exhibit.)

MANAGEMENT REPORT                                       8 - 24

(This section not included in the EDGARized exhibit.)

                                                                        25
                COMMERCE BANCSHARES, INC. 1998 FINANCIAL REVIEW
                -----------------------------------------------

                               Common Stock Data
                                      26

             Management's Discussion and Analysis of Consolidated
                 Financial Condition and Results of Operations
                                      27

                      Consolidated Financial Statements:
                                Balance Sheets
                                      46
                             Statements of Income
                                      47
                           Statements of Cash Flows
                                      48
                      Statements of Stockholders' Equity
                                      49

                         Notes to Financial Statements
                                      50

                         Independent Auditors' Report
                                      64

                   Statement of Management's Responsibility
                                      65

                   Summary of Quarterly Statements of Income

 26
              COMMON STOCK DATA COMMERCE BANCSHARES, INC.(PARENT)

The following table sets forth the high and low prices of actual transactions for the Company's common stock (CBSH) and cash dividends paid for the periods indicated (restated for the three for two stock split and 5% stock dividend distributed in 1998).

                                                                       Cash
1998                                             High     Low     Dividends
---------------------------------------------------------------------------
First Quarter                                   $46.83   $39.36   $.138
Second Quarter                                   48.21    42.86    .138
Third Quarter                                    49.17    36.67    .138
Fourth Quarter                                   46.55    32.38    .138


1997
---------------------------------------------------------------------------
First Quarter                                   $30.54   $26.83   $.124
Second Quarter                                   29.18    25.40    .124
Third Quarter                                    36.21    27.21    .124
Fourth Quarter                                   44.60    34.09    .124


1996
---------------------------------------------------------------------------
First Quarter                                   $22.10   $20.01   $.109
Second Quarter                                   21.24    19.65    .109
Third Quarter                                    23.32    19.15    .109
Fourth Quarter                                   29.93    22.24    .109

Commerce Bancshares, Inc. common shares are publicly traded in the over-the-counter market on the NASDAQ National Market System. The Company had 5,904 shareholders of record as of December 31, 1998.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS
                  COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes. The historical trends reflected in the financial information presented below are not necessarily reflective of anticipated future results.

KEY RATIOS
------------------------------------------------------------------------------------------------------------------------------------
                                                                  1998            1997            1996        1995       1994
------------------------------------------------------------------------------------------------------------------------------------
(Based on average balance sheets):
Return on total assets                                            1.43%            1.37%           1.28%       1.21%      1.21%
Return on stockholders' equity                                   14.58            14.08           13.40       12.72       13.05
Efficiency ratio                                                 58.30            58.24           58.76       60.33       63.84
Loans to deposits                                                75.24            70.93           67.07       68.28       61.07
Net yield on interest earning assets (tax equivalent basis)       4.56             4.61            4.40        4.50        4.46
Non-interest bearing deposits to total deposits                  18.50            21.35           19.65       19.81       19.60
Equity to total assets                                            9.83             9.74            9.53        9.48        9.30
Cash dividend payout ratio                                       22.81            23.24           23.28       24.07       22.07
====================================================================================================================================

SELECTED FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                             1998            1997            1996         1995       1994
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        $   427,745      $   397,774      $  365,743  $  355,745  $  314,617
Provision for loan losses                                       36,874           31,354          24,522      14,629       5,845
Non-interest income                                            214,037          180,092         159,162     133,150     121,028
Non-interest expense                                           379,344          344,450         317,954     305,484     282,078
Net income                                                     150,091          132,702         119,512     107,640      96,111
Net income per share-basic*                                       2.46             2.16            1.90        1.65        1.57
Net income per share-diluted*                                     2.42             2.13            1.89        1.64        1.56
Total assets                                                11,402,023       10,306,941       9,698,186   9,573,951   8,035,574
Loans                                                        7,046,852        6,224,381       5,472,342   5,317,813   4,432,662
Investment securities                                        3,031,716        2,664,931       2,721,515   2,594,753   2,645,420
Deposits                                                     9,530,197        8,700,578       8,166,429   8,193,092   6,990,430
Long-term debt                                                  27,130            7,102          14,120      14,562       6,487
Stockholders' equity                                         1,080,785          980,784         924,271     883,783     728,198
Cash dividends per common share*                                  .552             .496            .438        .395        .345
====================================================================================================================================

*Restated for the three for two stock split and 5% stock dividend distributed in 1998.

RESULTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
                                                                               $ Change                 % Change
(Dollars in thousands)                                                   `98-`97     `97-`96       `98-`97    `97-`96
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                      $29,971     $32,031        7.5%       8.8%
Provision for loan losses                                                  5,520       6,832       17.6       27.9
Non-interest income                                                       33,945      20,930       18.8       13.2
Non-interest expense                                                      34,894      26,496       10.1        8.3
Income taxes                                                               6,113       6,443        8.8       10.2
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $17,389     $13,190       13.1%      11.0%
====================================================================================================================================

Consolidated net income for 1998 was $150.1 million, a 13.1% increase over 1997 income. Diluted earnings per share increased 13.6% to $2.42 in 1998 compared to $2.13 in 1997. The return on assets was 1.43% in 1998, compared to 1.37% in 1997, while the return on equity increased to 14.58%. The increase in net income of $17.4 million was mainly due to growth in net interest income of $30.0 million coupled with strong growth in non-interest income of $33.9 million, but offset by higher non-interest expense which was up 10.1% over the previous year. Also, the provision for loan losses increased over the previous year by $5.5 million. The growth in the net interest margin mainly resulted from loan growth which improved the mix of higher earning assets. Additionally, growth in non-interest bearing deposits helped to fund a higher level of earning assets. Non-interest income grew mainly in the areas of trust, deposit account and credit card fees, while non-interest expense increased mainly in the areas of salaries and benefits and data processing costs.

Net income for 1997 was $132.7 million compared to $119.5 million in 1996, with a 12.7% increase in diluted earnings per share. The $13.2 million increase in net income over 1996 was mainly due to strong loan growth, which boosted net interest income, coupled with 13.2% growth in non-interest income. Offsetting these increases were a higher provision for loan losses and higher non-interest expense. The improvement in non-interest income resulted from an increase in credit card, trust and other money management fee income, while growth in non-interest expense occurred due to increases in incentive compensation and higher data processing costs.

28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]

During 1998, the Company acquired four banks, all located in Kansas. City National Bank of Pittsburg was acquired on March 1, 1998, and three additional banks, Columbus State Bank, Fidelity State Bank in Garden City and Heritage Bank of Olathe, were acquired on November 1, 1998. The combined acquisitions brought assets of approximately $430 million at 15 new locations, and required the issuance of stock valued at $84.0 million. These acquisitions were recorded under the pooling of interests method of accounting. Prior year financial results have not been restated for these poolings because those restated amounts do not differ materially from the Company's historical operating results.

In 1997, two banks located in Kansas, with assets of $295 million, were acquired at a cost of $53.2 million in treasury stock and $4.3 million in cash. The effects of their acquisition were not material to the financial statements of the Company.

The Board of Directors declared a three for two stock split in the form of a 50% stock dividend, which was distributed on March 30, 1998. All share and per share data in this report has been restated to reflect the stock split. The Company distributed a 5% stock dividend for the fifth consecutive year on December 18, 1998. All per share and average share data in this report has been restated to reflect the 1998 5% stock dividend.

Net Interest Income The following table summarizes the changes in net interest
-------------------
income on a fully tax equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates. Changes not solely due to volume or rate changes are allocated to rate. Management believes this allocation method, applied on a consistent basis, provides meaningful comparisons between the respective periods.

------------------------------------------------------------------------------------------------------------------------------------
                                                                           1998                              1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                        CHANGE DUE TO                    Change Due To
                                                                     AVERAGE   AVERAGE                Average    Average
(In Thousands)                                                        VOLUME      RATE     TOTAL       Volume       Rate   Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME, FULLY TAXABLE EQUIVALENT BASIS
------------------------------------------------
Loans                                                                $ 63,290  $(14,607)   $ 48,683   $  41,682  $  2,674  $  44,356
Investment securities:
         U.S. government & federal agency securities                  (11,309)   (1,237)    (12,546)    (10,067)    1,511    (8,556)
         State & municipal securities                                     (52)      186         134      (1,237)      (48)   (1,285)
         Other securities                                               7,298       (16)      7,282      13,174    (1,506)   11,668
Federal funds sold and securities purchased
         under agreements to resell                                     2,558      (424)      2,134     (11,962)      275   (11,687)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                                  61,785   (16,098)     45,687      31,590     2,906    34,496
====================================================================================================================================

INTEREST EXPENSE
----------------
Savings                                                                   409      (350)         59          48        97       145
Interest bearing demand                                                18,434   (10,380)      8,054       7,351    (1,999)    5,352
Time open & C.D.'s of less than $100,000                                2,129      (346)      1,783     (1,332)    (1,236)   (2,568)
Time open & C.D.'s of $100,000 and over                                 2,385        48       2,433       (594)       268      (326)
Federal funds purchased and securities
    sold under agreements to repurchase                                 4,032      (407)      3,625          6        769       775
Long-term debt and other borrowings                                       102      (459)       (357)      (224)        21      (203)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                 27,491   (11,894)     15,597      5,255     (2,080)    3,175
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME, FULLY TAXABLE EQUIVALENT BASIS                  $ 34,294  $ (4,204)   $ 30,090   $ 26,335   $  4,986  $ 31,321
====================================================================================================================================

Net interest income was $427.7 million in 1998, $397.8 million in 1997 and $365.7 million in 1996. Compared to the prior year, net interest income increased $30.0 million, or 7.5%, in 1998 and increased $32.0 million, or 8.8%, in 1997. The increase in 1998 resulted from average loan growth of 13.4%, which improved the mix of higher earning assets. However, this was partially offset by a 15.9% increase in average interest bearing demand deposits. While interest earning assets experienced an overall rate decline of 15 basis points, rates paid on interest bearing liabilities declined 22 basis points, which coupled with the loan growth helped provide a relatively stable net yield on earning assets. The net interest income increase in 1997 was the result of 9.3% growth in average loans, slightly higher earning asset rates, and relatively stable deposit costs. The net yield on earning assets was 4.56% in 1998, 4.61% in 1997 and 4.40% in 1996. Average interest earning assets increased 8.7% in 1998 over 1997, compared to 3.5% in 1997 over 1996. Average interest bearing liabilities increased 11.3% in 1998 compared to 1.0% in 1997.

Tax equivalent interest income was $732.7 million in 1998, $687.0 million in 1997 and $652.5 million in 1996; and represents an increase of $45.7 million, or 6.7%, in 1998 and an increase of $34.5 million, or 5.3%, in 1997. Growth of $781.6 million, or 13.4%, in average loan balances, plus a slight increase in average overnight investments, provided most of the growth in interest income compared to 1997. This growth was offset somewhat by a decrease of 29 basis points in average loan rates earned, reflecting several downward adjustments to the prime and federal funds rates occurring late in the year. Also, investment securities (mainly in U.S. government and federal agency securities) decreased $67.8 million as some maturing investment securities were used to fund loan growth. Loans represented 70% of average interest earning assets in 1998, investment securities represented 27% and short-term federal funds sold and securities purchased under agreement to resell represented 3%. The increase in 1997 over 1996 was due mainly to growth in average loans of $493.6 million, or 9.3%, partially offset by a $220.7 million decrease in average overnight investments. Average loan yields improved slightly compared to 1996.

Total interest expense was $300.7 million in 1998, $285.1 million in 1997 and $281.9 million in 1996. Interest expense increased $15.6 million, or 5.5%, in 1998 over 1997. Interest on deposits increased $12.3 million due to growth of $601.7 million in average interest bearing demand deposits (mainly Premium Money Market accounts), which was partially offset by a decrease in rates paid on these deposits of 28 basis points. Premium and other money market deposits represented 57% of total average interest bearing deposits in 1998. The $3.2 million increase in 1997 interest expense compared to 1996 was due mainly to increases in average interest bearing deposits. Total average interest bearing deposits increased $73.4 million in 1997, mainly from growth in the Company's Premium Money Market deposit accounts and long-term certificates of deposit. This growth was partially offset by declines in interest checking, investment savings and short-term certificates of deposit. Deposit rates remained stable during the year in most categories but reflected lower rates paid on interest checking accounts.

PROVISION AND ALLOWANCE FOR LOAN LOSSES Management records the provision for
---------------------------------------
loan losses, on an individual bank basis, in amounts sufficient to result in an allowance for loan losses that will cover current net charge-offs and risks believed to be inherent in the loan portfolio of each bank. Amounts charged against current income are based on such factors as past loan loss experience, current loan portfolio mix, evaluation of actual and potential losses in the loan portfolio, prevailing regional and national economic conditions that might have an impact on the portfolio, regular reviews and examinations of the loan portfolio conducted by internal loan reviewers supervised by Commerce Bancshares, Inc. (the Parent), and reviews and examinations by bank regulatory authorities. The balance in the allowance for loan losses is reduced when a loan or part thereof is considered by management to be uncollectible. Recoveries on loans previously charged off are added back to the allowance. During periods of growth in the loan portfolio, a portion of the provision may be taken to reflect management's desire to maintain a satisfactory allowance to protect the Company from those losses which occur as a natural part of doing business.

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

The allowance for loan losses at December 31, 1998, was 1.66% of loans outstanding compared to 1.70% at year end 1997. The allowance for loan losses at year end covered non-performing assets (defined as non-accrual loans, loans 90 days delinquent and still accruing interest, and foreclosed real estate) by 261%. Net charge-offs totaled $31.5 million in 1998 compared to $27.9 million in 1997. The ratio of net charge-offs to average loans outstanding in 1998 and 1997 was .48% compared to .47% in 1996. The provision for loan losses was $36.9 million, exceeding 1998 net charge-offs by $5.4 million, compared to a provision of $31.4 million in 1997 and $24.5 million in 1996.

30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]

A subsidiary bank is an issuer of Visa and MasterCard credit cards. Credit card loans outstanding at year end 1998 amounted to $532.9 million, or 7.6% of total loans. The percentage of consumer loans outstanding which are generated through revolving credit balances and cash advances is significantly higher for Commerce than it is for a banking group that does not issue credit cards. Because credit card loans traditionally have a higher than average ratio of net charge-offs to loans outstanding when compared with other portfolio segments, management requires that a separate allowance for loan losses on credit card loans be maintained which, on a consolidated basis, was $16.6 million or 3.11% of credit card loans outstanding at December 31, 1998. Net charge-offs amounted to 3.87% of average credit card loans in 1998 compared to 3.81% in 1997. During 1998, the banking industry continued to experience significant credit losses on these loans primarily due to high levels of consumer installment and revolving debt, above normal delinquencies, and decade-high levels of personal bankruptcies. Net charge-offs at major banks have recently ranged from 4% to over 7% of credit card loans. The Company has also experienced losses on credit card loans that are above historical levels due to these same factors. However, its net charge-off experience has been significantly lower than industry averages.

Other than as previously noted, management is not aware of any significant risks in the current loan portfolio mix that would result from concentrations of loans within any particular market, industry, or portfolio segment. Other than for the credit card risk mentioned above, management does not allocate the allowance for loan losses. It is deemed to be a general reserve available for all types of loan losses. The allowance at year end 1998 represented a 3.72 times multiple of net loan losses for the year just ended.

Based on current economic conditions, management considers the December 31, 1998 allowance adequate to cover the possible risk of loss in the loan portfolio at the present time. Various appraisals and estimates of current value influence the calculation of the required allowance at any point in time. If economic conditions in the region deteriorate significantly, it is possible that additional assets would be classified as non-performing, and accordingly, additional provision for possible losses would be required. Such an event and its duration cannot be predicted at this time.

The schedule which follows summarizes the relationship between loan balances and activity in the allowance for loan losses:

                                                                      Years ended December 31
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                            1998            1997               1996            1995               1994
------------------------------------------------------------------------------------------------------------------------------------
Net loans outstanding at end of period (A)   $7,046,852        $6,224,381        $5,472,342       $5,317,813        $4,432,662
------------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding (A)                $6,596,831        $5,815,192        $5,321,584       $5,161,552        $4,180,065
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
   Balance at beginning of period            $  105,918        $   98,223        $   98,537       $   87,179        $   85,830
------------------------------------------------------------------------------------------------------------------------------------
   Additions to allowance through
     charges to expense                          36,874            31,354            24,522           14,629             5,845
------------------------------------------------------------------------------------------------------------------------------------
   Allowances of acquired banks                   5,808             4,275                 -           12,932             2,953
------------------------------------------------------------------------------------------------------------------------------------
   Recovery of loans previously charged off:
     Business                                     2,578             2,992             1,739            1,632             2,540
     Construction                                   402               340                 -                -                 3
     Business real estate                           651               500               416              542               663
     Personal real estate                            83                70               123               99               226
     Personal banking                             3,533             3,420             2,628            2,633             2,259
     Credit card                                  3,611             2,927             2,172            2,163             2,015
------------------------------------------------------------------------------------------------------------------------------------
       Total recoveries                          10,858            10,249             7,078            7,069             7,706
------------------------------------------------------------------------------------------------------------------------------------
   Loans charged off:
     Business                                     7,827             5,734             4,912            3,422             2,511
     Construction                                   211               300                 -                -                 -
     Business real estate                           212               113               205              391             1,243
     Personal real estate                           279               401               341              208               196
     Personal banking                            10,372             8,472             9,327            7,413             3,442
     Credit card                                 23,465            23,163            17,129           11,838             7,763
------------------------------------------------------------------------------------------------------------------------------------
       Total loans charged off                   42,366            38,183            31,914           23,272            15,155
------------------------------------------------------------------------------------------------------------------------------------
     Net loans charged off                       31,508            27,934            24,836           16,203             7,449
------------------------------------------------------------------------------------------------------------------------------------
   Balance at end of period                  $  117,092        $  105,918      $     98,223      $    98,537       $    87,179
------------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average
   loans outstanding                                .48%              .48%              .47%             .31%              .18%
Ratio of allowance to loans at end of period       1.66%             1.70%             1.79%            1.85%             1.97%
Ratio of provision to average loans outstanding     .56%              .54%              .46%             .28%              .14%
------------------------------------------------------------------------------------------------------------------------------------

(A) Net of unearned income; before deducting allowance for loan losses

NON-INTEREST INCOME
-------------------

                                                                                                 % Change
(DOLLARS IN THOUSANDS)                                        1998      1997      1996      `98-'97   `97-'96
------------------------------------------------------------------------------------------------------------------------------------
Trust fees                                                 $  50,460  $ 41,224   $ 35,536     22.4%     16.0%
Deposit account charges and other fees                        63,145    57,223     54,506     10.3       5.0
Credit card transaction fees                                  36,786    30,703     26,586     19.8      15.5
Trading account profits and commissions                        8,733     7,420      5,982     17.7      24.0
Net gains on securities transactions                           6,894     3,253      3,293    111.9      (1.2)
Other                                                         48,019    40,269     33,259     19.2      21.1
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST INCOME                                  $ 214,037  $180,092   $159,162     18.8%     13.2%
------------------------------------------------------------------------------------------------------------------------------------
As a % of operating income (net interest income
     plus non-interest income)                                  33.4%     31.2%      30.3%
Operating income per full-time equivalent employee         $   123.3  $  115.9   $  108.1
------------------------------------------------------------------------------------------------------------------------------------

Non-interest income totaled $214.0 million in 1998, and represented an increase of $33.9 million, or 18.8%, over the previous year. The increase in non-interest income was the result of strong growth in trust, deposit account and credit card fees, all of which achieved double digit growth. The growth in trust fees was the result of increases in fees from both the personal trust and employee benefit areas. Deposit account fees increased mainly as a result of new account growth coupled with improved procedures over fee collection. The growth in credit card fees was a result of increased transaction volumes in both the cardholder and merchant areas, in addition to growth in the Company's debit card product. Other income included increases in fees for non-customer ATM usage, official check float income and customer check income, which increased over $4 million in 1998 compared to 1997. This category also included gains on sales of student loans, which amounted to $4.6 million in 1998 compared to $3.0 million in 1997.

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations [CONT.]
32
Non-interest income increased $20.9 million, or 13.2% in 1997 compared to 1996. Growth in credit card fees was $4.1 million, resulting from increased sales from both merchant and cardholder customers. Trust fee income grew $5.7 million as a result of new account growth and improved market conditions. Included in the other income category were gains on sales of student loans and leveraged leases, which increased $3.1 million in 1997 over 1996. Also included in other income were various types of fees, including other money management, non-customer ATM and international transaction fees. These fees increased $5.0 million in 1997 compared to 1996.

The Parent and a venture capital subsidiary contributed net gains on equity securities transactions of $5.3 million in 1998, $3.5 million in 1997 and $1.1 million in 1996. Banking subsidiaries contributed net gains of $1.6 million and $2.2 million in 1998 and 1996, respectively, and net losses of $222 thousand in 1997, on portfolio investment securities.

Non-Interest Expense
--------------------

                                                                % Change
(Dollars in thousands)           1998     1997    1996    `98-'97  `97-'96
---------------------------------------------------------------------------
Salaries                      $172,835 $156,497  $141,328   10.4%    10.7%
Employee benefits               25,255   22,598    23,963   11.8     (5.7)
Net occupancy                   23,805   21,570    21,456   10.4       .5
Equipment                       18,148   16,492    15,185   10.0      8.6
Supplies and communication      29,867   25,838    24,697   15.6      4.6
Data processing                 30,654   24,628    20,778   24.5     18.5
Marketing                       12,206   12,757    11,698   (4.3)     9.1
Goodwill and core deposit
 premium                         9,193    9,778    11,448   (6.0)   (14.6)
Other                           57,381   54,292    47,401    5.7     14.5
---------------------------------------------------------------------------
Total non-interest expense    $379,344 $344,450  $317,954   10.1%     8.3%
===========================================================================
Efficiency ratio (non
 -interest expense as a
 % of operating
 income, excluding net
 gains on securities
 transactions
 and goodwill/core deposit
 premium amortization)            58.3%    58.2%     58.8%
Salaries and benefits as
 a % of total non-interest
 expense                          52.2%    52.0%     52.0%
Number of full-time
 equivalent employees            5,206    4,985     4,854
---------------------------------------------------------------------------

Non-interest expense of $379.3 million in 1998 increased $34.9 million, or 10.1%, over the previous year. The increase was mainly the result of higher salaries and benefits coupled with higher costs for data processing, supplies and occupancy. Salaries expense increased $16.3 million, or 10.4%, mainly due to additional staffing and incentive pay for new product sales. Increased health care and employment taxes contributed to the $2.7 million increase in benefits costs. Data processing costs increased $6.0 million due to higher charges by information service providers, which are partly based on growth in the Company's customers, products and services. Occupancy costs grew partly due to the outsourcing of certain property management functions which were previously salaried, while supplies and communication costs increased mainly in the areas of telephone and general office supplies. Other expense included higher losses in the check collection and clearing areas.

In 1997 compared to 1996, salaries increased $15.2 million, or 10.7%, which included increased payroll costs for incentive pay, while employee benefits decreased $1.4 million, or 5.7%. Equipment expense included an increase in data processing equipment depreciation of $813 thousand. Data processing expense increased $3.9 million, partially because of increases in fee related credit card transaction volumes and higher charges by other information service providers. Goodwill and core deposit premium amortization decreased because of the effect of accelerated amortization methods, partially offset by additional goodwill recorded in a September 1997 purchase acquisition. Other expense included increases in professional fees and software expenses.

The costs and status of the Year 2000 project are addressed in a following separate discussion.

Income Taxes Income tax expense was $75.5 million, $69.4 million and $62.9
------------
million in 1998, 1997 and 1996, respectively. The effective tax rate on income from operations was 33.5%, 34.3% and 34.5% in 1998, 1997 and 1996, respectively. The effective tax rates were lower than the federal statutory rate of 35% mainly due to tax initiatives undertaken by the Company and tax exempt interest on state and municipal obligations. These factors were partly offset by state and local income taxes and non-deductible goodwill amortization.

                                                                          33
FINANCIAL CONDITION

Loan Portfolio Analysis A breakdown of average balances invested in each
-----------------------
category of loans appears on page 42. Classifications of consolidated loans by major category at December 31 for each of the past five years are as follows:

                                                                              Balance at December 31
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                      1998             1997             1996            1995             1994
--------------------------------------------------------------------------------------------------------------------------------
Business                                        $2,464,168      $ 2,056,862       $ 1,700,678     $ 1,716,080      $ 1,393,979
Real estate-construction                           325,360          233,209           182,474         168,031          127,948
Real estate-business                             1,000,380          926,107           758,650         695,558          586,769
Real estate-personal                             1,315,041        1,148,236         1,010,572         983,249          813,134
Personal banking                                 1,409,022        1,311,081         1,256,684       1,258,809        1,120,366
Credit card                                        532,881          548,886           563,284         496,086          390,466
--------------------------------------------------------------------------------------------------------------------------------
Total loans, net of unearned income             $7,046,852      $ 6,224,381       $ 5,472,342     $ 5,317,813      $ 4,432,662
================================================================================================================================

The contractual maturities of loan categories at December 31, 1998, and a breakdown of those loans between predetermined rate and floating rate loans is as follows:

                                                Principal Payments Due
---------------------------------------------------------------------------------------------------
                                             In       After One         After
                                       One Year    Year Through         Five
(In thousands)                          or Less      Five Years         Years               Total
---------------------------------------------------------------------------------------------------
Business                             $1,747,429   $   653,565       $   63,174         $ 2,464,168
Real estate-construction                197,212       114,908           13,240             325,360
Real estate-business                    301,532       595,628          103,220           1,000,380
Real estate-personal                    125,356       248,614          941,071           1,315,041
---------------------------------------------------------------------------------------------------
Total                                $2,371,529   $ 1,612,715       $1,120,705           5,104,949
===================================================================================================
Personal banking (1)                                                                     1,409,022
Credit card (2)                                                                            532,881
---------------------------------------------------------------------------------------------------
Total loans, net of unearned income                                                    $ 7,046,852
===================================================================================================
Loans with predetermined rate        $1,129,598   $ 1,015,130       $  404,145         $ 2,548,873
Loans with floating rate              1,241,931       597,585          716,560           2,556,076
---------------------------------------------------------------------------------------------------
Total                                $2,371,529   $ 1,612,715       $1,120,705         $ 5,104,949
===================================================================================================

(1)  Personal banking loans with floating rate totaled $476,977,000.
(2)  Credit card loans with floating rate totaled $465,035,000.

Total loans grew $822.5 million, or 13.2%, during 1998 compared to growth of $752.0 million, or 13.7%, during 1997. The growth in 1998 came principally from business, personal real estate and construction loans, which grew 19.8%, 14.5% and 39.5%, respectively. This growth in 1998 included the effect of bank acquisitions during the year in which the Company acquired loans of approximately $238 million, plus the effects of a strong economy throughout many of the markets the Company serves. Additionally, other banking consolidations in a number of the markets continue to provide the Company an opportunity to establish new customer relationships.

The Company currently generates approximately 25% of its loan portfolio in the St. Louis regional market and 22% in the Kansas City regional market. The portfolio is diversified from a business and retail standpoint, with 53.8% in loans to business and 46.2% in loans to individual consumers. Such a balanced approach to loan portfolio management and an aversion toward credit concentrations, from an industry, geographic and product perspective, have enabled the Company to avoid problem loan levels and loan losses that characterized the banking industry in the early 1990s.

Loans by type as a percentage of total loans follows:

--------------------------------------------------------------
                                             December 31
                                           1998        1997
--------------------------------------------------------------
Business                                    35.0%      33.0%
Real estate-construction                    4.6        3.7
Real estate-business                       14.2       14.9
Real estate-personal                       18.6       18.5
Personal banking                           20.0       21.1
Credit card                                 7.6        8.8
--------------------------------------------------------------
Total loans                               100.0%     100.0%
==============================================================

Business Loans Total business loans amounted to $2.46 billion at December 31,
--------------
1998, compared to $2.06 billion at December 31, 1997, an increase of $407.3 million, or 19.8%. Approximately $109 million of the growth resulted from the acquisition of several banks during 1998, while the remaining growth came predominately from growth in the Kansas City and St. Louis markets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]
34

This group of loans is comprised primarily of loans to customers in the regional trade area of the bank subsidiaries in the central Midwest, encompassing the states of Missouri, Kansas, Illinois and adjacent Midwestern markets. The bank subsidiaries generally do not participate in credits of large, publicly traded companies unless operations are maintained in the local communities or regional markets. The portfolio is diversified from an industry standpoint and includes businesses engaged in manufacturing, wholesaling, retailing, agribusiness, insurance, financial services, public utilities, and other service businesses. Emphasis is upon middle-market and community businesses with known local management and financial stability. Consistent with management's strategy and emphasis upon relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. There were net loan charge-offs in this category of $5.2 million in 1998 compared to $2.7 million in 1997. Non-accrual business loans decreased to $6.6 million (.3% of business loans) at December 31, 1998, compared to $15.1 million (.7% of business loans) at December 31, 1997. Continued growth in business loans will be based upon strong solicitation efforts in a highly competitive market environment for quality loans. Asset quality is, in part, a function of management's consistent application of conservative underwriting standards. Therefore, portfolio growth in 1999 is dependent upon the strength of the economy, the actions of the Federal Reserve with regard to targets for economic growth and inflationary tendencies, and the competitive environment as previously described.

REAL ESTATE-CONSTRUCTION  The portfolio of loans in this category amounted to
------------------------
$325.4 million at December 31, 1998, compared to $233.2 million at year end 1997, reflecting growth of $92.2 million, or 39.5%. Non-accrual loans in this category were $7.2 million at year end 1998 compared to $1.9 million at year end 1997. The 1998 non-accrual balance includes one $4.5 million loan. The portfolio consists of residential construction, commercial construction and land development loans, predominantly in the local markets of the Company's banking subsidiaries. Commercial construction loans are for small and medium-sized office and medical buildings, manufacturing and warehouse facilities, strip shopping centers, and other commercial properties. Exposure to larger speculative office and rental space remains low. Residential construction and land development loans are primarily located in the Kansas City and St. Louis metropolitan areas. The Company experienced $191 thousand net recoveries in 1998 and $40 thousand net recoveries in 1997. Management is not aware of any significant adverse exposure in this category.

REAL ESTATE-BUSINESS Total business real estate loans were $1.00 billion at
--------------------
December 31, 1998, reflecting growth of $74.3 million, or 8.0%. Again, bank acquisitions contributed $58 million to this loan growth, while the remainder of the growth came from the Company's major markets in Missouri, Kansas and Illinois. Non-accrual balances have decreased at December 31, 1998 to $2.8 million, or .3% of the loans in this category, compared to $4.3 million at year end 1997. The Company experienced net recoveries of $439 thousand in 1998 and $387 thousand in 1997. This category includes mortgage loans secured by commercial properties which are primarily located in the local and regional trade territories of the customers of the affiliate banks. The economic conditions in local markets are generally strong, positively impacting debt service capabilities and collateral values for both owner-occupied and investment real estate. Significant deterioration is not anticipated in 1999, provided that the economy performs at or near the Federal Reserve's target level for growth.

REAL ESTATE-PERSONAL The mortgage loans in this category are extended,
--------------------
predominantly, for owner-occupied residential properties. At December 31, 1998, there were $1.32 billion in loans outstanding compared to $1.15 billion at December 31, 1997, reflecting growth of $166.8 million, or 14.5%. This growth is partly attributable to loans of $47 million acquired in bank mergers in 1998. The Company has not experienced significant problem credits in this category recently as there were net charge-offs of $196 thousand in 1998 compared to $331 thousand in 1997. The non-accrual balances of loans in this category were $947 thousand, or .1% of the category, at December 31, 1998, compared to $1.9 million at year end 1997. The five year history of net charge-offs on the real estate-personal loan category reflects nominal losses, and credit quality is considered to be strong.

PERSONAL BANKING Total personal banking loans were $1.41 billion at December 31,
----------------
1998, and reflected growth of $97.9 million, or 7.5% over the previous year. Approximately $24 million of this loan growth was due to bank acquisitions. Net charge-offs were $6.8 million in 1998 compared to $5.1 million in 1997. The majority of personal banking loan losses were related to indirect paper purchases generally secured by automobiles. This consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, securities purchases, home improvements, recreational and educational purposes. This category also includes $181.2 million of home equity loan balances at December 31, 1998, with an additional $313.6 million in unused lines of credit that can be drawn at the discretion of the borrower. These home equity lines are secured by first or second mortgages on residential property of the borrower. The underwriting terms for the home equity line product permit borrowing availability, in the aggregate, generally up to 80% of the appraised value of the collateral property. Given reasonably stable real estate values over time, the collateral margin improves with the regular amortization of prior mortgage loans. Approximately 34% of the loans in the personal banking category are extended on a floating interest rate basis.

CREDIT CARD Total credit card loans amounted to $532.9 million at December 31,
-----------
1998, compared to $548.9 million at December 31, 1997, representing a $16.0 million decline. The credit card portfolio is concentrated within regional markets served by the Company. Approximately 58% of the households in Missouri that own a Commerce credit card product also maintain a deposit relationship with a subsidiary bank. The Company has a variety of credit card products, which offer ATM access to either advances against the credit card account or transactions against related deposit accounts. Approximately 87% of the outstanding credit card loans have a floating interest rate. Net charge-offs amounted to $19.9 million in 1998, which was a $382 thousand decrease from 1997. Such losses were attributable to continuing high delinquencies and bankruptcies and were noted as part of national trends throughout the industry. The net charge-off ratios of 3.9% in 1998 and 3.8% in 1997 continue, however, to be well below national averages. Future growth in this portfolio is anticipated through targeted marketing and product design to segmented groups. During 1999, it is anticipated that new products will continue to be introduced or extended to affiliate bank markets, including newly acquired banking subsidiaries, to fill in product line gaps for consumers, along with products aimed at the corporate and small business markets. The Company refrains from national pre-approved mailing techniques which have caused some of the credit card problems experienced by other banking companies. Current delinquency ratios are in line with past charge-off results. Significant changes in loss trends are not currently anticipated by management.

RISK ELEMENTS OF LOAN PORTFOLIO Management reviews the loan portfolio
-------------------------------
continuously for evidence of problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status, the need for additional allowance for loan loss, and (if appropriate) partial or full charge-off. Those loans on which management does not expect to collect payments consistent with acceptable and agreed upon terms of repayment (generally, loans that are 90 days past due as to principal and/or interest payments) are placed on non-accrual status. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on non-accrual status only as interest is received and so long as management is satisfied there is no impairment of collateral values. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.


A schedule of non-performing assets according to risk category follows:

                                                                                      December 31
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                            1998        1997      1996        1995     1994
---------------------------------------------------------------------------------------------------------------------
Non-accrual                                                      $17,831    $23,382    $13,945    $16,234    $11,385
Past due 90 days and still accruing interest                      24,529     24,383     24,806     15,690     13,090
---------------------------------------------------------------------------------------------------------------------
Total impaired loans                                              42,360     47,765     38,751     31,924     24,475
Real estate acquired in foreclosure                                2,521        994      1,136      1,955      7,290
---------------------------------------------------------------------------------------------------------------------
TOTAL NON-PERFORMING ASSETS                                      $44,881    $48,759    $39,887    $33,879    $31,765
---------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of total loans                 .64%       .78%       .73%       .64%       .72%
---------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percentage of total assets                .39%       .47%       .41%       .35%       .40%
---------------------------------------------------------------------------------------------------------------------

36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]


The effect of non-accruing loans on interest income for 1998 is presented below:

(In thousands)
------------------------------------------------------------------------------
Gross amount of interest that would have been recorded
    at original rate                                                   $2,519
Interest that was reflected in income                                     583
------------------------------------------------------------------------------
Interest income not recognized                                         $1,936
==============================================================================

Non-accrual loans decreased $5.6 million from 1997. Non-accrual business loans decreased $8.5 million, and non-accrual construction and land development loans increased $5.2 million. Loans past due 90 days and still accruing interest increased $146 thousand at December 31, 1998 compared to December 31, 1997. Real estate which was acquired in foreclosure increased $1.5 million over year end 1997. Much of the increase was related to loans in recent bank acquisitions.

At December 31, 1998, the Company's mortgage banking subsidiary held residential real estate loans of approximately $22.0 million at lower of cost or market, which are to be resold to secondary markets within approximately three months.

The Parent and a venture capital and investment banking subsidiary had debt and equity investments with a carrying value of $6.7 million in 7 companies or partnerships at December 31, 1998. The venture capital subsidiary was recently designated a Missouri Certified Capital Company, which will expand its investment parameters to include Missouri businesses with less than $4 million in revenues. The Company organized a $30 million limited partnership venture fund in 1993 with 49% outside participation, which is managed by a subsidiary. At December 31, 1998, the Company's investment in this partnership was approximately $10.7 million. Management believes the potential for long-term gains in this type of investment activity outweighs the potential risk of losses.

There were no loan concentrations of multiple borrowers in similar activities at December 31, 1998 which exceeded 5% of total loans. The Company's aggregate legal lending limit to any single or related borrowing entities is in excess of $100 million. The largest such exposures generally do not exceed $50 million.

INVESTMENT SECURITIES ANALYSIS During 1998, total investment securities
------------------------------
increased $328.1 million to $2.95 billion (excluding unrealized gains/losses) compared to $2.62 billion at the previous year end. Bank acquisitions contributed $135.8 million of the increase. Most of the remaining increase was in purchases of commercial paper. The average tax equivalent yield was 6.25% in 1998 and 6.29% in 1997.

At December 31, 1998, available for sale securities totaled $2.99 billion, which included a net unrealized gain in fair value of $85.8 million. The amount of the related after tax unrealized gain reported in stockholders' equity was $53.1 million. Non-marketable equity securities, which are carried at cost (less allowances for other than temporary declines in value) are generally held by the Parent and non-banking subsidiaries due to regulatory restrictions, except for Federal Reserve Bank stock held by banking subsidiaries.

Investment securities at year end for the past two years are shown as follows:

                                                            December 31
-----------------------------------------------------------------------------
(In thousands)                                        1998           1997
-----------------------------------------------------------------------------
AMORTIZED COST
U.S. government and
    federal agency obligations                    $1,408,279      $1,448,402
State and municipal obligations                       98,426          91,906
CMO's and asset-backed securities                    962,267         832,211
Other debt securities                                419,259         174,031
Equity securities                                     43,499          64,857
Trading securities                                    14,210           6,477
-----------------------------------------------------------------------------
TOTAL                                             $2,945,940      $2,617,884
=============================================================================

FAIR VALUE
U.S. government and
    federal agency obligations                    $1,448,547      $1,461,593
State and municipal obligations                      101,785          94,115
CMO's and asset-backed securities                    974,377         837,056
Other debt securities                                419,413         173,972
Equity securities                                     73,384          91,718
Trading securities                                    14,210           6,477
-----------------------------------------------------------------------------
TOTAL                                             $3,031,716      $2,664,931
=============================================================================

A summary of maturities by category of investment securities and the weighted average yield for each range of maturities as of December 31, 1998, is presented in the Investment Securities note to the financial statements. U.S. government and federal agency securities comprise 48% of the investment portfolio at December 31, 1998, with a weighted average yield of 5.99% and an estimated average maturity of 2.3 years; CMO's and asset-backed securities comprise 32% with a weighted average yield of 6.29% and an estimated average maturity of 3.1 years.

Other debt and equity securities above include Federal Reserve Bank stock and other bonds, notes, corporate stock (held primarily by non-banking entities) and debentures. The tax equivalent yield on these securities in 1998 computed on average balances invested was approximately 5.85%.

DEPOSITS AND BORROWINGS Deposits are the primary funding source for the
-----------------------
Company's banks, and are acquired
from a broad base of local markets, including both individual and corporate customers. Total deposits were $9.53 billion at year end 1998 and $8.70 billion at year end 1997, reflecting growth of $829.6 million, or 9.5%. Bank acquisitions during 1998 added $363.8 million of this total growth. At year end 1998, 17% of total deposits were in non-interest bearing demand, 56% in savings and interest bearing demand and 24% in time open and C.D.'s under $100,000. At year end 1997, total deposits were comprised of 24% in non-interest bearing demand, 48% in savings and interest bearing demand and 25% in time open and C.D.'s under $100,000. The 7% decline in non-interest bearing demand deposits as a percentage of total deposits was mainly due to internal changes made in deposit classifications for operational purposes. Core deposits (defined as all non-interest and interest bearing deposits, excluding short-term C.D.'s of $100,000 and over) supported 92% of average earning assets in 1998 and 93% in 1997. Average balances by major deposit category for the last six years appear on pages 42 and 43. The maturity schedule of time deposits of $100,000 and over outstanding at December 31, 1998 appears in the financial statements note on Fair Value of Financial Instruments.

Short-term borrowings consist mainly of federal funds purchased and securities sold under agreements to repurchase. Balances outstanding at year end 1998 were $617.8 million, a $105.3 million increase from $512.6 million outstanding at year end 1997. The Company's long-term debt amounted to $27.1 million at year end 1998, of which $10.7 million was borrowed from the Federal Home Loan Bank and $12.4 million was borrowed from insurance companies to fund the Missouri Certified Capital Company.

LIQUIDITY AND CAPITAL RESOURCES

The liquid assets of the Parent consist primarily of available for sale securities, which include readily marketable equity securities and commercial paper, and securities purchased under agreements to resell. Total investment securities and repurchase agreements were $92.4 million at cost and $119.0 million at fair value at December 31, 1998 compared to $60.4 million at cost and $81.1 million at fair value at December 31, 1997. Total liabilities of the Parent at December 31, 1998 increased to $14.2 million compared to $10.6 million at December 31, 1997. The Parent had no third-party short-term borrowings or long-term debt during 1998. Primary sources of funds for the Parent are dividends and management fees from its subsidiary banks, which were $142.3 million and $20.7 million, respectively, in 1998. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent's commercial paper, which management believes is readily marketable, has a P1 rating from Moody's and an A1 rating from Standard & Poor's. No commercial paper was outstanding during the past three years. The Company is also rated A by Thomson BankWatch with a corresponding short-term rating of TBW-1. This credit availability, along with available secured short-term borrowings from an affiliate bank, should provide adequate funds to meet any outstanding or future commitments of the Parent. Management is not aware of any factors that would cause these ratings to be adversely impacted.

The liquid assets held by bank subsidiaries include available for sale securities, which consist mainly of investments in U.S. government and federal agency securities and mortgage-backed securities. The available for sale bank portfolio totaled $2.85 billion at December 31, 1998, including an unrealized net gain of $55.2 million. Investment securities maturing in 1999 and 2000 total approximately $730 million and $386 million, respectively.

The Company (on a consolidated basis) continues to maintain a sound equity to assets ratio of 9.83%, based on 1998 average balances. At December 31, 1998, the Company and each of its banking subsidiaries exceeded the minimum risk based capital requirements. Consolidated Tier I and Total capital ratios were 11.30% and 12.59%, respectively, and the leverage ratio was 8.80%. The minimum ratios for well-capitalized banks are 6.00% for Tier I capital, 10.00% for Total capital and 5.00% for the leverage ratio.

The cash flows from the operating, investing and financing activities of the Company resulted in a net decrease in cash and due from banks of $239.6 million in 1998. The net cash required by investing activities was $921.4 million, and resulted in significant net increases in loans and investment securities. The liquidity needs arising from these activities were partly satisfied by a $465.6 million increase in the customer deposit base. In addition, the cash generated by operating activities, which amounted to $216.9 million in 1998, provides a high degree of liquidity. Future short-term liquidity needs for daily operations are not expected to vary significantly and the Company maintains adequate liquidity to meet that cash flow. The Company's sound equity base, along with its low debt level, common and preferred stock availability, and excellent debt ratings, provide several

38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]

alternatives for future financing. Future acquisitions may utilize partial funding through one or more of these options.

Cash and stock requirements for acquisitions, funding of various employee benefit programs and dividends were as follows:

----------------------------------------------------------------------
(In millions)                                 1998     1997     1996
----------------------------------------------------------------------
USE OF CASH
Cash used in acquisitions                    $   .9   $  4.3  $     -
Purchases of treasury stock                    85.1     94.1     78.4
Exercise of stock options, sales to
     affiliate non-employee directors
     and restricted stock awards, net          (3.7)    (2.6)    (4.0)
Cash dividends                                 33.7     30.4     27.5
USE OF STOCK
Acquisition-related issuance of
     treasury stock                            66.9     53.2        -
Acquisition-related issuance of new stock      17.1        -        -
----------------------------------------------------------------------

In February 1998, the Board of Directors authorized the Company to purchase additional shares of common stock, bringing the total purchase authorization to 3,000,000 shares. The Company has routinely used these reacquired shares to fund stock dividends and employee benefit programs. At December 31, 1998, the Company had acquired approximately 1,565,000 shares under the 1998 authorization.

Various commitments and contingent liabilities arise in the normal course of business which are properly not recorded on the balance sheet. The most significant of these are loan commitments totaling $2.88 billion (excluding approximately $2.16 billion in unused approved lines of credit related to credit card loan agreements) and standby letters of credit, net of participations to non-affiliated companies, totaling $238.7 million at December 31, 1998. The Company has various other financial instruments with off-balance-sheet risk, such as commercial letters of credit, foreign exchange contracts to purchase and sell foreign currency, and interest rate swap agreements. Management does not anticipate any material losses arising from commitments and contingent liabilities and believes there are no material commitments to extend credit that represent risks of an unusual nature.

INTEREST RATE SENSITIVITY

The Asset/Liability Management Committee measures and manages the Company's interest rate risk sensitivity on a monthly basis to maintain stability in earnings throughout various rate environments. The Committee evaluates the Company's risk position to determine whether the level of exposure is significant enough to hedge a potential decline in earnings or whether the Company can safely increase risk to enhance returns. Three main analytical tools provide management insight into the Company's exposure to changing rates; repricing or GAP reports, twelve month net interest income simulations, and market value analyses. These measurement tools indicate that the Company is currently well within acceptable risk guidelines as set by management and that interest rate risk is low.

The repricing schedule which follows illustrates the repricing mismatch within the Company's interest sensitive assets and liabilities. This schedule provides management with a snapshot of the maturity or repricing timing of asset and liability principal cash flows. The interest sensitivity gap portrays the timing of net repricing risk within the Company's balance sheet. A negative sensitivity gap would indicate that more liabilities will be repricing within that particular time frame such that, if rates rise, liabilities will be repricing up faster than assets. A positive gap would indicate the opposite. GAP reports can be somewhat misleading in that they typically capture only the repricing timing within the balance sheet, while they fail to capture other significant risks such as basis risk and embedded options risk. Basis risk involves the potential for the spread relationship between rates to change under different rate environments, while embedded options risk addresses the potential for the alteration of the level and/or timing of cash flows given changes in rates. Quantifying these additional risks within a repricing context would make the gap position in the first year more positive, as interest bearing demand deposits would be spread out further to reflect lagged and partial repricing, and appropriate loan volumes would move in to reflect unscheduled repayment of principal due to prepayment optionality.

The Company's main interest rate measurement tool is income simulation, which forecasts net interest income over the next twelve months under different rate scenarios in order to quantify potential changes in short term accounting income. Management has set policy limits specifying acceptable levels of risk given certain rate movements; these rate movements, against which compliance is measured, include a "most likely" rate forecast provided by an outside vendor, as well as six "shock" scenarios, which are intended to capture interest rate risk under extreme adverse conditions by immediately shifting rates up and down. Simulation results indicate that the Company is well within these limits. The annual impact of a graduated 100 bp rise or fall in rates is 1% of net interest income. Income simulations are more informative than GAP reports because they are able to capture more of the dynamics within the balance sheet, such as basis risk and embedded options risk.

Simulation results also illustrate that the Company's net interest income over the next twelve months is more susceptible to declining rates than rising rates. Even though the Company has more fixed rate assets than liabilities, a large portion of the Company's deposits offer rates which are explicitly set by management. The managed nature of these deposit products allows management to limit increases in funding costs in rising rate environments, so that net interest income increases as rates rise. In declining rate environments, net interest income suffers to the extent that rates paid on the already very low paying managed products do not keep up with declining asset yields.

While net interest income simulations do a good job of capturing rate related risks to short term earnings, they do not capture risk within the current balance sheet beyond twelve months. The Company uses market value analyses to help identify longer term risk which may reside on the current balance sheet; this is considered a secondary risk measurement tool by management. The market value of equity is indicative of the present value of all future income streams generated by the current balance sheet. The Company measures the market value of equity as the net present value of all asset and liability cash flows discounted at forward rates suggested by the current Treasury curve plus appropriate credit spreads. It is the change in the market value of equity under different rate environments which gives insight into the magnitude of risk to future earnings due to rate changes. Management has set policy limits concerning potential declines in the market value of equity within which it feels comfortable that risk is relatively low. Current results show that the Company is well within these limits. Market value analyses are also particularly important in that they help management understand the price sensitivity characteristics of non-marketable bank products under different rate environments.

Overall, although the Company does have some exposure to changing rates, the interest rate risk management reports have identified the main sources of exposure and indicate that overall interest rate risk is low. The Company's balance sheet is well-diversified, exposure to volatile purchased funding is low, credit quality is excellent, the use of off-balance-sheet derivative products is insignificant, embedded options risk is low, and the Company's strong deposit base acts as a natural hedge in periods of significant rate volatility. Management believes that the Company is appropriately positioned to protect and enhance earnings throughout various rate environments.

The following is an analysis of sensitivity gaps of interest earning assets and interest bearing liabilities:

REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS
December 31, 1998

                                                  1-3            4-6           7-12           2-5         Over 5
(In thousands)                                 Months         Months         Months         Years          Years          Total
---------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Loans, net of unearned income           $ 3,166,451     $  268,842     $1,409,228    $1,788,784       $413,547    $ 7,046,852
  Investment securities                       512,446         72,491        322,864     1,874,020        249,895      3,031,716
  Federal funds sold and securities
    purchased under agreements to resell      261,535              -              -             -              -        261,535
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS               3,940,432        341,333      1,732,092     3,662,804        663,442     10,340,103
---------------------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
  Time open & C.D.'s of less than $100,000    553,914        533,616        609,552       557,392         15,361      2,269,835
  Time open & C.D.'s of $100,000 & over        93,969         62,934        101,443        48,029          1,053        307,428
  Savings and interest bearing demand       5,295,897              -              -             -              -      5,295,897
  Federal funds purchased and securities
    sold under agreements to repurchase       617,830              -              -             -              -        617,830
  Long-term debt and other borrowings             269            197            355         3,632         22,677         27,130
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES          6,561,879        596,747        711,350       609,053         39,091      8,518,120
---------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY GAP                  $(2,621,447)    $ (255,414)    $1,020,742    $3,053,751       $624,351    $ 1,821,983
---------------------------------------------------------------------------------------------------------------------------------

40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]

YEAR 2000 READINESS DISCLOSURE*

INTRODUCTION A comprehensive plan to attain Year 2000 compliance has been
------------
developed and the process of assessment, renovation, validation and implementation is underway for all major financial, operational and information systems. Year 2000 compliance generally means that computers and embedded computer chips will distinguish between the year 1900 and the year 2000. The plan encompasses two main areas of operation, the Information Services Project, which includes centralized equipment and systems, and the Corporate Business Unit Project, which includes decentralized systems such as elevators, environmental systems, alarms, vaults, personal computers and related software and systems. These projects have four general phases: (1) assessment, which includes inventorying business processes and elements that must be modified, identifying resource needs, establishing priorities and time frames, and evaluating vendor and customer efforts; (2) renovation, which includes the modification, replacement or elimination of items that are determined not to be Year 2000 compliant; (3) validation, which is the testing of items by simulating date and data conditions for the Year 2000; and (4) implementation, which involves putting the renovated systems and equipment into operation. In addition, the Company plans integrated implementation to ensure that validated items operate correctly in relation with one another.

Year 2000 planning began in 1996 and has been an ongoing process. The Company and its subsidiaries are subject to regulatory examinations by various external regulatory agencies, including the Federal Reserve and the Office of the Comptroller of the Currency. These regulatory agencies have adopted and implemented regulations that require the Company to address, on a priority basis, the Year 2000 problem. Regulatory examinations have included a review of the Company's Year 2000 efforts. These regulatory agencies will continue to perform frequent, periodic examinations to assess the Company's compliance with regulatory requirements.


STATE OF READINESS Both the Information Services and the Corporate Business Unit
------------------
Projects have completed the assessment phase for both internal and vendor-supplied items. The renovation, validation, and implementation phases are currently in progress. Mission critical items (defined to be those programs and processes that are essential to activities which present significant financial risk or risk in reputation) have been identified in the assessment phase. At December 31, 1998, approximately 14% of mission critical items in the two projects were in the renovation phase, 27% of mission critical items were in the validation phase, and 59% of mission critical items had been implemented. These percentages refer to individual systems or hardware and are not necessarily indicative of time or money spent. The Company has substantially completed the renovation of internal mission critical systems, and currently expects validation and implementation of these systems to be substantially completed by April 30, 1999. The additional step of integrated implementation, running related and interdependent programs in sequence, will begin as the individual systems are implemented.

The Company interfaces with many third parties, including customers, supply vendors, service providers, and counterparties. Some of its major systems are provided by third parties. In 1996, the Company began its communication with significant third parties to determine the extent to which the Company may be affected by those third parties' failure to remediate their own Year 2000 issues. The Company will continue to monitor the progress of third party testing and implementation procedures throughout 1999. The Company cannot at present determine the financial effect if significant third party remediation efforts fail.

COSTS TO ADDRESS YEAR 2000 ISSUES The total cost of the Company's Year 2000
---------------------------------
project is currently estimated to range between $4.5 and $5.5 million. Since inception through December 31, 1998, the cost has totaled approximately $2.1 million. This cost does not include computer equipment and software that is replaced within scheduled time frames in the normal course of business. A significant portion of these costs are not likely to be incremental costs to the Company, but rather will represent the redeployment of existing Company resources. System renovation costs for the Company are relatively low because a significant portion of the Company's software is vendor-supplied.

RISKS OF COMPANY'S YEAR 2000 ISSUES The Company's estimate of Year 2000 project
-----------------------------------
costs and the dates set forth above by which certain phases of the project are expected to be completed are based on management's best current estimates. Actual results could differ from those anticipated. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. The Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity and financial condition due to the general uncertainty inherent in the Year 2000 problem. The Company believes that, with the completion of the Year 2000 project as scheduled, the possibility of significant interruptions and failures of normal operations should be reduced.

YEAR 2000 CONTINGENCY PLANS The Company began contingency planning in mid-1997
---------------------------
to address the risk of a significant Year 2000 failure. At December 31, 1998, contingency plans have been developed for mission critical items, and these plans continue to be reevaluated and improved. Most of the contingency plans involve development of manual procedures or use of alternate systems. Viable contingency plans are difficult to develop for certain third party failures, especially in the financial market and utility infrastructures.

Readers are cautioned that forward-looking statements contained in the Year 2000 discussion above should be read in conjunction with the Company's disclosures under the heading: "Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995".

* This statement is made pursuant to the Year 2000 Information and Readiness Disclosure Act. This statement originated from the Company and concerns (1) assessments, projections, or estimates of year 2000 processing capabilities; (2) plans, objectives, or timetables for implementing or verifying year 2000 processing capabilities; (3) test plans, dates, or results; and/or (4) reviews and comments concerning year 2000 processing capabilities as defined by the Act.


IMPACT OF RECENTLY
ISSUED ACCOUNTING STANDARDS

In January 1998, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 127, "Deferral of the Effective Date of Certain Provisions of FAS Statement 125". SFAS No. 125 provided consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption did not have a material effect on the Company's financial statements.

SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" revised and standardized employers' disclosures about pension and other postretirement benefit plans. It did not change the measurement or recognition of those plans. The Company has adopted the disclosure requirements of SFAS No. 132 in the 1998 financial statements.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", will be adopted by the Company on January 1, 2000. The Statement establishes accounting and reporting standards for derivative instruments and hedging activities. All derivatives must be recognized on the balance sheet at fair value, with special accounting requirements for designated hedging activities. Certain changes in fair value must be adjusted through income. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

EFFECTS OF INFLATION

The impact of inflation on financial institutions differs significantly from that exerted on industrial entities. Financial institutions are not heavily involved in large capital expenditures used in the production, acquisition or sale of products. Virtually all assets and liabilities of financial institutions are monetary in nature and represent obligations to pay or receive fixed and determinable amounts not affected by future changes in prices. Changes in interest rates have a significant effect on the earnings of financial institutions. Higher interest rates generally follow the rising demand of borrowers and the corresponding increased funding requirements of financial institutions. Although interest rates are viewed as the price of borrowing funds, the behavior of interest rates differs significantly from the behavior of the prices of goods and services. Prices of goods and services may be directly related to that of other goods and services while the price of borrowing relates more closely to the inflation rate in the prices of those goods and services. As a result, when the rate of inflation slows, interest rates tend to decline while absolute prices for goods and services remain at higher levels. Interest rates are also subject to restrictions imposed through monetary policy, usury laws and other artificial constraints. The rate of inflation has been relatively low in recent years.

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

42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]

AVERAGE BALANCE SHEETS - AVERAGE RATES AND YIELDS

                                                                          Years Ended December 31
---------------------------------------------------------------------------------------------------------------------------
                                                                   1998                                 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                            Average                                 Average
                                                                Interest      Rates                   Interest        Rates
(Dollars In Thousands)                              Average      Income/    Earned/       Average      Income/      Earned/
                                                    Balance      Expense       Paid       Balance      Expense         Paid
---------------------------------------------------------------------------------------------------------------------------
ASSETS
------
Loans: (A)
     Business (B)                               $ 2,211,936   $  171,290       7.74%   $1,835,546   $  146,304         7.97%
     Construction and development                   257,920       21,123       8.19       247,530       21,458         8.67
     Real estate - business                         955,057       79,850       8.36       824,356       70,539         8.56
     Real estate - personal                       1,256,118       94,399       7.52     1,068,668       84,255         7.88
     Personal banking                             1,402,676      119,894       8.55     1,308,293      112,572         8.60
     Credit card                                    513,124       68,776      13.40       530,799       71,521        13.47
---------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS                                       6,596,831      555,332       8.42     5,815,192      506,649         8.71
---------------------------------------------------------------------------------------------------------------------------
Investment securities:
     U.S. government & federal agency             1,418,501       87,349       6.16     1,599,452       99,895         6.25
     State & municipal obligations (B)               98,664        7,909       8.02        99,328        7,775         7.83
     CMO's and asset-backed securities              880,617       55,555       6.31       789,039       50,030         6.34
     Trading account securities                      11,302          554       4.90         8,358          444         5.32
     Other marketable securities (B)                142,125        8,325       5.86       111,140        6,624         5.96
     Other non-marketable securities                 31,795        1,845       5.80        43,529        1,899         4.36
---------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                       2,583,004      161,537       6.25     2,650,846      166,667         6.29
---------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
     purchased under agreements to
     resell                                         292,863       15,781       5.39       246,361       13,647         5.54
---------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS                     9,472,698      732,650       7.73     8,712,399      686,963         7.88
---------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses                     (110,904)                             (102,145)
Unrealized gain (loss) on investment
     securities                                      65,420                                25,903
Cash and due from banks                             608,981                               635,444
Land, buildings and equipment-net                   218,201                               213,087
Other assets                                        215,227                               187,513
-----------------------------------------------------------                            ----------
TOTAL ASSETS                                    $10,469,623                            $9,672,201
-----------------------------------------------------------                            ----------

LIABILITIES AND EQUITY
----------------------
Interest bearing deposits:
     Savings                                    $   317,833        7,369       2.32    $  301,010        7,310         2.43
     Interest bearing demand                      4,377,794      134,773       3.08     3,776,101      126,719         3.36
     Time open & C.D.'s of less than
      $100,000                                    2,197,549      118,581       5.40     2,160,892      116,798         5.41
     Time open & C.D.'s of $100,000
      and over                                      252,628       13,713       5.43       210,283       11,280         5.36
---------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING DEPOSITS                   7,145,804      274,436       3.84     6,448,286      262,107         4.06
---------------------------------------------------------------------------------------------------------------------------
Borrowings:
     Federal funds purchased and
      securities sold under
       agreements to repurchase                     533,862       25,827       4.84       450,439       22,202         4.93
     Long-term debt and other
       borrowings (C)                                12,953          494       3.82        11,565          851         7.37
---------------------------------------------------------------------------------------------------------------------------
TOTAL BORROWINGS                                    546,815       26,321       4.81       462,004       23,053         4.99
---------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES                7,692,619      300,757       3.91%    6,910,290      285,160         4.13%
---------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits              1,622,429                             1,750,171
Other liabilities                                   125,362                                69,539
Stockholders' equity                              1,029,213                               942,201
-----------------------------------------------------------                            ----------
TOTAL LIABILITIES AND EQUITY                    $10,469,623                            $9,672,201
===========================================================================================================================
NET INTEREST MARGIN (T/E)                                    $   431,893                            $  401,803
===========================================================================================================================
NET YIELD ON INTEREST EARNING ASSETS                                           4.56%                                   4.61%
===========================================================================================================================
PERCENTAGE INCREASE IN NET INTEREST
 MARGIN (T/E) OVER THE PRIOR YEAR                                              7.49%                                   8.45%
===========================================================================================================================

--------------------------------------------------------------------------------
                                                             1996
--------------------------------------------------------------------------------
                                                                         Average
                                                           Interest         Rate
(Dollars In Thousands)                      Average         Income/      Earned/
                                            Balance         Expense         Paid
--------------------------------------------------------------------------------
ASSETS
------
Loans: (A)
     Business (B)                         $1,670,328      $ 131,652         7.88%
     Construction and development            168,220         14,670         8.72
     Real estate - business                  719,377         61,845         8.60
     Real estate - personal                  990,069         77,568         7.83
     Personal banking                      1,262,166        109,065         8.64
     Credit card                             511,424         67,493        13.20
--------------------------------------------------------------------------------
TOTAL LOANS                                5,321,584        462,293         8.69
--------------------------------------------------------------------------------
Investment securities:
     U.S. government & federal agency      1,763,146        108,451         6.15
     State & municipal obligations (B)       115,021          9,060         7.88
     CMO's and asset-backed securities       653,301         40,913         6.26
     Trading account securities                6,500            345         5.30
     Other marketable securities (B)          51,320          3,529         6.88
     Other non-marketable securities          36,820          2,542         6.90
--------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                2,626,108        164,480         6.28
--------------------------------------------------------------------------------
Federal funds sold and securities
     purchased under agreements to
     resell                                  467,103         25,334         5.42
--------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS              8,414,795        652,467         7.75
--------------------------------------------------------------------------------
Less allowance for loan losses               (98,312)
Unrealized gain (loss) on investment
     securities                               21,675
Cash and due from banks                      623,523
Land, buildings and equipment-net            208,967
Other assets                                 194,278
----------------------------------------------------
TOTAL ASSETS                              $9,364,926
----------------------------------------------------

LIABILITIES AND EQUITY
----------------------
Interest bearing deposits:
     Savings                              $  299,018          7,165         2.40
     Interest bearing demand               3,656,476        121,367         3.32
     Time open & C.D.'s of less
      than $100,000                        2,195,628        119,366         5.44
     Time open & C.D.'s of
      $100,000 and over                      223,723         11,606         5.19
--------------------------------------------------------------------------------
TOTAL INTEREST BEARING DEPOSITS            6,374,845        259,504         4.07
--------------------------------------------------------------------------------
Borrowings:
     Federal funds purchased and
      securities sold under agreements
       to repurchase                         449,831         21,427         4.76
     Long-term debt and other
       borrowings (C)                         14,690          1,054         7.17
--------------------------------------------------------------------------------
TOTAL BORROWINGS                             464,521         22,481         4.84
--------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES         6,839,366        281,985         4.12%
--------------------------------------------------------------------------------
Non-interest bearing demand deposits       1,559,157
Other liabilities                             74,374
Stockholders' equity                         892,092
----------------------------------------------------
TOTAL LIABILITIES AND EQUITY              $9,364,926
================================================================================
NET INTEREST MARGIN (T/E)                                  $370,482
================================================================================
NET YIELD ON INTEREST EARNING ASSETS                                        4.40%
================================================================================
PERCENTAGE INCREASE IN NET INTEREST
MARGIN (T/E) OVER THE PRIOR YEAR                                            2.71%
================================================================================

(A) Loans on non-accrual status are included in the computation of average balances. Included in interest income above are loan fees and late charges, net of amortization of deferred loan origination costs, which are immaterial. Credit card income from merchant discounts and net interchange fees are not included in loan income.

(B) Interest income and yields are presented on a fully-taxable equivalent basis using the Federal statutory income tax rate. Business loan interest income includes tax free loan income of $3,499,000, in 1998, $3,144,000 in 1997, $3,934,000 in 1996, $4,259,000 in 1995 and $3,916,000 in 1994, including tax equivalent adjustments of $1,122,000 in 1998, $1,045,000 in 1997, $1,323,000 in
1996, $1,438,000 in 1995 and $1,378,000 in 1994. State and municipal interest income includes tax equivalent adjustments of 2,641,000 in 1998, $2,583,000 in 1997, $2,956,000 in 1996, $3,075,000 in 1995 and $1,097,000 in 1994. Interest
income on other marketable securities includes tax equivalent adjustments of $416,000 in 1998, $459,000 in 1997, $585,000 in 1996, $513,000 in 1995 and
$509,000 in 1994.

(C) Interest expense of $31,000, $58,000, $125,000, $60,000 and $14,000 which was capitalized on construction projects in 1998, 1997, 1996, 1995 and 1994, respectively,is not deducted from the interest expense shown above.

                                                                  Years Ended December 31
-------------------------------------------------------------------------------------------------------------------------
                                                           1995                                     1994
-------------------------------------------------------------------------------------------------------------------------
                                                                       Average                    Average   Balance
                                                        Interest        Rates                    Interest     Rates
                                            Average      Income/      Earned/       Average       Income/   Earned/
                                            Balance      Expense         Paid       Balance       Expense      Paid
-------------------------------------------------------------------------------------------------------------------------
Loans: (A)
     Business (B)                        $1,703,933   $  141,872         8.33%   $1,392,650    $ 99,111      7.12%
     Construction and development           130,346       12,227         9.38       115,628       9,372      8.11
     Real estate - business                 693,539       61,958         8.93       538,793      43,256      8.03
     Real estate - personal                 954,956       74,571         7.81       759,338      53,473      7.04
     Personal banking                     1,258,729      110,202         8.76     1,013,462      80,513      7.94
     Credit card                            420,049       58,368        13.90       360,194      47,082     13.07
-------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS                               5,161,552      459,198         8.90     4,180,065     332,807      7.96
-------------------------------------------------------------------------------------------------------------------------
Investment securities:
     U.S. government & federal agency     1,705,562      105,216         6.17     2,076,150     121,339      5.84
     State & municipal obligations (B)      123,152        9,577         7.78        46,602       3,549      7.62
     CMO's and asset-backed securities      719,747       44,928         6.24       586,935      35,132      5.99
     Trading account securities               3,975          240         6.03         4,168         159      3.82
     Other marketable securities (B)         66,368        4,110         6.19        69,870       4,191      6.00
     Other non-marketable securities         26,407          685         2.59        20,424         631      3.09
-------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES               2,645,211      164,756         6.23     2,804,149     165,001      5.88
-------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
     purchased under agreements to
     resell                                 205,547       12,075         5.87       132,672       5,457      4.11
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS             8,012,310      636,029         7.94     7,116,886     503,265      7.07
-------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses              (95,884)                                (86,664)
Unrealized gain (loss) on investment
      securities                            (13,983)                                (15,424)
Cash and due from banks                     607,702                                 555,171
Land, buildings and equipment-net           205,702                                 194,159
Other assets                                209,168                                 149,568
---------------------------------------------------                              ----------
TOTAL ASSETS                             $8,924,969                              $7,913,696
===================================================                              ==========

LIABILITIES AND EQUITY
----------------------
Interest bearing deposits:
     Savings                             $  312,049        7,954         2.55    $  273,032       6,618      2.42
     Interest bearing demand              3,329,272      112,729         3.39     3,247,965      84,037      2.59
     Time open & C.D.'s of less than
      $100,000                            2,206,655      118,267         5.36     1,826,661      77,884      4.26
     Time open & C.D.'s of $100,000 and
      over                                  213,950       11,430         5.34       155,813       6,213      3.99
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING DEPOSITS           6,061,926      250,380         4.13     5,503,471     174,752      3.18
-------------------------------------------------------------------------------------------------------------------------
Borrowings:
     Federal funds purchased an
      securities sold under agreements
      to repurchase                         442,413       23,792         5.38       287,642      10,384      3.61
     Long-term debt and other borrowings
      (C)                                    16,195        1,146         7.08         7,129         542      7.60
-------------------------------------------------------------------------------------------------------------------------
TOTAL BORROWINGS                            458,608       24,938         5.44       294,771      10,926      3.71
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES        6,520,534      275,318         4.22%    5,798,242     185,678      3.20%
-------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits      1,497,474                               1,341,721
Other liabilities                            60,527                                  37,515
Stockholders' equity                        864,434                                 736,218
-------------------------------          ----------                              ----------
TOTAL LIABILITIES AND EQUITY             $8,924,969                              $7,913,696
=========================================================================================================================
NET INTEREST MARGIN (T/E)                             $  360,711                              $ 317,587
=========================================================================================================================
NET YIELD ON INTEREST EARNING ASSETS                                     4.50%                               4.46%
=========================================================================================================================
PERCENTAGE INCREASE IN NET INTEREST
 MARGIN (T/E) OVER THE PRIOR YEAR                                       13.58%                              10.52%
=========================================================================================================================

-----------------------------------------------------------------------------
                                                            1993
-----------------------------------------------------------------------------   Average
                                                                                 Balance
                                                                     Average   Five Year
                                                          Interest     Rates    Compound
                                                Average    Income/   Earned/     Balance
                                                Balance    Expense     Paid  Growth Rate
------------------------------------------------------------------------------------------
Loans: (A)
     Business (B)                            $1,281,458   $ 81,416     6.35%     11.54%
     Construction and development               102,825      7,746     7.53      20.19
     Real estate - business                     493,503     37,505     7.60      14.12
     Real estate - personal                     716,273     53,428     7.46      11.89
     Personal banking                           920,157     75,080     8.16       8.80
     Credit card                                321,618     44,141    13.72       9.79
------------------------------------------------------------------------------------------
TOTAL LOANS                                   3,835,834    299,316     7.80      11.45
------------------------------------------------------------------------------------------
Investment securities:
     U.S. government & federal agency         2,497,041    143,395     5.74     (10.69)
     State & municipal obligations (B)           41,141      3,181     7.73      19.12
     CMO's and asset-backed securities           60,425      3,552     5.88      70.89
     Trading account securities                   4,731        220     4.66      19.03
     Other marketable securities (B)             70,837      3,933     5.55      14.94
     Other non-marketable securities             21,024        924     4.39       8.62
------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                   2,695,199    155,205     5.76       (.85)
------------------------------------------------------------------------------------------
Federal funds sold and securities
     purchased under agreements to resell       282,625      8,735     3.09        .71
------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS                 6,813,658    463,256     6.80       6.81
------------------------------------------------------------------------------------------
Less allowance for loan losses                  (83,767)                          5.77
Unrealized gain (loss) on investment
     securities                                       -                            N/A
Cash and due from banks                         573,494                           1.21
Land, buildings and equipment-net               196,809                           2.09
Other assets                                    149,909                           7.50
--------------------------------------       ----------                        -----------
TOTAL ASSETS                                 $7,650,103                           6.48%
======================================       ==========                        ===========

LIABILITIES AND EQUITY
----------------------
Interest bearing deposits:
     Savings                                 $  248,681      6,012     2.42       5.03%
     Interest bearing demand                  3,124,098     78,995     2.53       6.98
     Time open & C.D.'s of less than
      $100,000                                1,790,418     77,165     4.31       4.18
     Time open & C.D.'s of $100,000
      and over                                  138,271      5,038     3.64      12.81
------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING DEPOSITS               5,301,468    167,210     3.15       6.15
------------------------------------------------------------------------------------------
Borrowings:
     Federal funds purchased an
      securities sold under agreements
      to repurchase                             318,951      8,141     2.55      10.85
     Long-term debt and other borrowings (C)      7,118        554     7.79      12.72
------------------------------------------------------------------------------------------
TOTAL BORROWINGS                                326,069      8,695     2.67      10.89
------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES            5,627,537    175,905     3.13%      6.45
------------------------------------------------------------------------------------------
Non-interest bearing demand deposits          1,302,634                           4.49
Other liabilities                                50,902                          19.75
Stockholders' equity                            669,030                           9.00
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                 $7,650,103                           6.48%
==========================================================================================
NET INTEREST MARGIN (T/E)                                 $287,351
==========================================================================================
NET YIELD ON INTEREST EARNING ASSETS                                   4.22%
==========================================================================================
PERCENTAGE INCREASE IN NET INTEREST
 MARGIN (T/E) OVER THE PRIOR YEAR                                     14.86%
==========================================================================================

(A) Loans on non-accrual status are included in the computation of average balances. Included in interest income above are loan fees and late charges, net of amortization of deferred loan origination costs, which are immaterial. Credit card income from merchant discounts and net interchange fees are not included in loan income.

(B) Interest income and yields are presented on a fully-taxable equivalent basis using the Federal statutory income tax rate. Business loan interest income includes tax free loan income of $3,499,000, in 1998, $3,144,000 in 1997, $3,934,000 in 1996, $4,259,000 in 1995 and $3,916,000 in 1994, including tax equivalent adjustments of $1,122,000 in 1998, $1,045,000 in 1997, $1,323,000 in
1996, $1,438,000 in 1995 and $1,378,000 in 1994. State and municipal interest income includes tax equivalent adjustments of 2,641,000 in 1998, $2,583,000 in 1997, $2,956,000 in 1996, $3,075,000 in 1995 and $1,097,000 in 1994. Interest
income on other marketable securities includes tax equivalent adjustments of $416,000 in 1998, $459,000 in 1997, $585,000 in 1996, $513,000 in 1995 and
$509,000 in 1994.

(C) Interest expense of $31,000, $58,000, $125,000, $60,000 and $14,000 which was capitalized on construction projects in 1998, 1997, 1996, 1995 and 1994, respectively,is not deducted from the interest expense shown above.

44
Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations [CONT.]

QUARTERLY AVERAGE BALANCE SHEETS -  AVERAGE RATES AND YIELDS

                                                                      Year ended December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                   Fourth Quarter               Third Quarter                Second Quarter       First Quarter
------------------------------------------------------------------------------------------------------------------------------------
                                               Average                       Average                 Average               Average
                                                Rates                         Rates                   Rates                 Rates
(Dollars in millions)             Average      Earned/       Average         Earned/       Average   Earned/    Average    Earned/
                                  Balance        Paid        Balance           Paid        Balance     Paid     Balance      Paid
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
------
Loans:
  Business (A)                       $ 2,301      7.46%         $ 2,223            7.79%    $ 2,233     7.85%     $2,088      7.89%
  Construction and development           307      7.82              249            8.24         242     8.32         234      8.49
  Real estate  business                  980      8.26              955            8.30         949     8.40         936      8.49
  Real estate  personal                1,309      7.32            1,279            7.37       1,250     7.57       1,184      7.84
  Personal banking                     1,492      8.36            1,431            8.65       1,345     8.61       1,341      8.58
  Credit card                            514     12.88              508           13.21         505    13.47         525     14.06
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS                            6,903      8.16            6,645            8.40       6,524     8.48       6,308      8.65
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government &
    federal agency                     1,412      6.02            1,388            6.11       1,440     6.19       1,435      6.31
  State & municipal
    obligations (A)                      100      8.12              102            7.92         100     7.87          92      8.16
  CMO's and asset-backed
    securities                           944      6.26              856            6.25         868     6.33         853      6.39
  Trading account securities              13      4.63               13            6.00          11     6.00           9      6.00
  Other marketable
    securities (A)                       213      5.65              118            5.90         124     6.44         114      5.59
  Other non-marketable securities         32      5.41               32            5.90          31     4.35          31      7.59
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES            2,714      6.14            2,509            6.21       2,574     6.28       2,534      6.39
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and
    securities purchased under
    agreements to resell                 345      4.99              326            5.53         207     5.55         294      5.59
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS          9,962      7.50            9,480            7.72       9,305     7.81       9,136      7.93
-----------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses          (116)                      (112)                       (110)                (106)
Unrealized gain on
    investment securities                 86                         59                          60                   57
Cash and due from banks                  614                        561                         624                  637
Land, buildings and
    equipment net                        222                        218                         217                  215
Other assets                             216                        221                         215                  209
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                         $10,984                    $10,427                     $10,311              $10,148
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY
----------------------
Interest bearing deposits:
  Savings                            $   325      2.07          $   317            2.39     $   322     2.40      $  307      2.43
  Interest bearing demand              4,868      2.69            4,660            2.98       4,015     3.37       3,956      3.38
  Time open & C.D.'s
    under $100,000                     2,249      5.35            2,191            5.39       2,188     5.41       2,161      5.44
  Time open & C.D.'s
    $100,000 & over                      286      5.28              249            5.48         245     5.48         229      5.50
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING DEPOSITS        7,728      3.53            7,417            3.75       6,770     4.06       6,653      4.08
-----------------------------------------------------------------------------------------------------------------------------------
Borrowings:
  Federal funds purchased
    and securities
     sold under agreements
      to repurchase                      587      4.37              531            4.93         503     5.03         515      5.10
  Long-term debt and
   other borrowings                       24      2.76               14            7.53           6     7.53           7      7.53
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL BORROWINGS                         611      4.31              545            4.85         509     5.06         522      5.13
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES     8,339      3.59%           7,962            3.83%      7,279     4.13%      7,175      4.15%
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand
  deposits                             1,427                      1,317                       1,894                1,860
Other liabilities                        151                        125                         110                  115
Stockholders' equity                   1,067                      1,023                       1,028                  998
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY         $10,984                    $10,427                     $10,311              $10,148
===================================================================================================================================
NET INTEREST MARGIN (T/E)            $   113                    $   108                     $   106              $   105
===================================================================================================================================
NET YIELD ON INTEREST
  EARNING ASSETS                                  4.50%                            4.51%                4.58%                 4.66%
===================================================================================================================================

(A) Includes tax equivalent calculations.

45

                                                                         Year ended December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                       Fourth Quarter             Third Quarter                Second Quarter      First Quarter
-----------------------------------------------------------------------------------------------------------------------------------
                                                  Average                       Average                Average            Average
                                                   Rates                         Rates                  Rates               Rates
(Dollars in millions)                Average      Earned/       Average         Earned/      Average   Earned/   Average   Earned/
                                     Balance        Paid        Balance           Paid       Balance    Paid     Balance     Paid
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
------
Loans:
  Business (A)                           $1,992      8.06%          $1,870            7.93%   $1,779      8.04%   $1,698      7.84%
  Construction and development              261      8.83              304            8.63       231      8.64       192      8.54
  Real estate  business                     888      8.53              842            8.54       803      8.62       764      8.54
  Real estate  personal                   1,136      7.86            1,078            7.87     1,050      7.91     1,009      7.90
  Personal banking                        1,355      8.58            1,324            8.55     1,287      8.64     1,265      8.64
  Credit card                               527     13.81              526           13.55       525     13.17       546     13.36
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS                               6,159      8.73            5,944            8.68     5,675      8.73     5,474      8.71
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government & federal agency        1,474      6.22            1,590            6.25     1,652      6.25     1,686      6.26
  State & municipal
   obligations (A)                           98      7.77              101            7.64       100      8.07        98      7.83
  CMO's and asset-backed securities         838      6.40              824            6.29       777      6.33       716      6.34
  Trading account securities                 10      5.14               10            5.58         7      6.03         6      4.34
  Other marketable securities (A)           112      5.83              101            5.89       116      6.00       116      6.11
  Other non-marketable securities            44      (.03)              43            5.67        43      6.40        43      5.62
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES               2,576      6.21            2,669            6.29     2,695      6.33     2,665      6.31
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
 purchased under agreements to resell       229      5.62              166            5.74       231      5.61       362      5.35
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS             8,964      7.93            8,779            7.90     8,601      7.90     8,501      7.82
-----------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan losses             (105)                     (104)                      (102)                (98)
Unrealized gain on investment
  securities                                 44                         33                         3                  24
Cash and due from banks                     677                        661                       606                 595
Land, buildings and equipment - net         213                        215                       214                 210
Other assets                                194                        183                       191                 182
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                             $9,987                     $9,767                    $9,513              $9,414
===================================================================================================================================

LIABILITIES AND EQUITY
----------------------
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

46
CONSOLIDATED BALANCE SHEETS
COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

                                                                 December 31
-------------------------------------------------------------------------------------------
                                                              1998                   1997
-------------------------------------------------------------------------------------------
                                                                 (In Thousands)
ASSETS
-------
Loans, net of unearned income                          $ 7,046,852            $ 6,224,381
Allowance for loan losses                                 (117,092)              (105,918)
-------------------------------------------------------------------------------------------
NET LOANS                                                6,929,760              6,118,463
-------------------------------------------------------------------------------------------
Investment securities:
  Available for sale                                     2,988,230              2,614,040
  Trading account                                           14,210                  6,477
  Other non-marketable                                      29,276                 44,414
-------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                              3,031,716              2,664,931
-------------------------------------------------------------------------------------------
Federal funds sold and securities
  purchased under agreements to resell                     261,535                132,980
Cash and due from banks                                    738,672                978,239
Land, buildings and equipment  net                         222,129                214,209
Goodwill and core deposit premium  net                      77,009                 85,377
Customers' acceptance liability                                808                    900
Other assets                                               140,394                111,842
-------------------------------------------------------------------------------------------
TOTAL ASSETS                                           $11,402,023            $10,306,941
===========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------
Deposits:
  Non-interest bearing demand                          $ 1,657,037            $ 2,124,828
  Savings and interest bearing demand                    5,295,897              4,209,141
  Time open and C.D.'s of less than $100,000             2,269,835              2,150,719
  Time open and C.D.'s of $100,000 and over                307,428                215,890
-------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                           9,530,197              8,700,578
-------------------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase                      617,830                512,558
Long-term debt and other borrowings                         27,130                  7,207
Acceptances outstanding                                        808                    900
Other liabilities                                          145,273                104,914
-------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                       10,321,238              9,326,157
-------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, $1 par value
  Authorized and unissued 2,000,000 shares                       -                      -
  Common stock, $5 par value
  Authorized 80,000,000 shares; issued 61,352,684
  shares in 1998 and 58,285,813 shares in 1997             306,763                291,429
  Capital surplus                                          106,159                 48,704
  Retained earnings                                        624,256                626,387
  Treasury stock of 193,208 shares in 1998
    and 315,894 shares in 1997, at cost                     (8,561)               (14,252)
  Unearned employee benefits                                  (904)                  (601)
  Accumulated other comprehensive income                    53,072                 29,117
-------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                               1,080,785                980,784
-------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $11,402,023            $10,306,941
===========================================================================================

See accompanying notes to financial statements.

CONSOLIDATED STATEMENTS OF INCOME
COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

                                                                     For the Years ended December 31
--------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                         1998                   1997                1996
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
---------------
Interest and fees on loans                             $   554,210            $   505,604            $460,970
Interest on investment securities                          158,480                163,625             161,299
Interest on federal funds sold and securities
  purchased under agreements to resell                      15,781                 13,647              25,334
--------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                      728,471                682,876             647,603
--------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
----------------
Interest on deposits:
  Savings and interest bearing demand                      142,142                134,029             128,532
  Time open and C.D.'s of less than $100,000               118,581                116,798             119,366
  Time open and C.D.'s of $100,000 and over                 13,713                 11,280              11,606
Interest on federal funds purchased and
  securities sold under agreements to repurchase            25,827                 22,202              21,427
Interest on long-term debt and other borrowings                463                    793                 929
--------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                     300,726                285,102             281,860
--------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                        427,745                397,774             365,743
Provision for loan losses                                   36,874                 31,354              24,522
--------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        390,871                366,420             341,221
--------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
-------------------
Trust fees                                                  50,460                 41,224              35,536
Deposit account charges and other fees                      63,145                 57,223              54,506
Credit card transaction fees                                36,786                 30,703              26,586
Trading account profits and commissions                      8,733                  7,420               5,982
Net gains on securities transactions                         6,894                  3,253               3,293
Other                                                       48,019                 40,269              33,259
--------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST INCOME                                  214,037                180,092             159,162
--------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
--------------------
Salaries and employee benefits                             198,090                179,095             165,291
Net occupancy                                               23,805                 21,570              21,456
Equipment                                                   18,148                 16,492              15,185
Supplies and communication                                  29,867                 25,838              24,697
Data processing                                             30,654                 24,628              20,778
Marketing                                                   12,206                 12,757              11,698
Goodwill and core deposit                                    9,193                  9,778              11,448
Other                                                       57,381                 54,292              47,401
--------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE                                 379,344                344,450             317,954
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 225,564                202,062             182,429
Less income taxes                                           75,473                 69,360              62,917
--------------------------------------------------------------------------------------------------------------------------
NET INCOME                                             $   150,091            $   132,702            $119,512
--------------------------------------------------------------------------------------------------------------------------
Net income per share - basic                           $      2.46            $      2.16            $   1.90
Net income per share - diluted                         $      2.42            $      2.13            $   1.89
==========================================================================================================================
Cash dividends per common share                        $      .552            $      .496            $   .438
==========================================================================================================================

See accompanying notes to financial statements.

48
CONSOLIDATED STATEMENTS OF CASH FLOWS
COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

                                                                                  For the years ended December 31
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                             1998                 1997               1996
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
---------------------
Net income                                                          $   150,091          $   132,702        $   119,512
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Provision for loan losses                                            36,874               31,354             24,522
    Provision for depreciation and amortization                          32,188               30,433             31,134
    Accretion of investment security discounts                           (3,978)              (5,681)            (5,630)
    Amortization of investment security premiums                          7,833                9,140             20,194
    Provision for deferred income taxes                                  10,266               16,731              3,303
    Net gains on securities transactions                                 (6,894)              (3,253)            (3,293)
    Net (increase) decrease in trading account securities                (6,345)               1,412             (1,230)
    Decrease in interest receivable                                       2,091                6,750             10,190
    Increase (decrease) in interest payable                               1,917                1,622             (1,214)
    Other changes, net                                                   (7,111)              (4,771)            17,194
------------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                               216,932              216,439            214,682
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
---------------------
Net cash received in acquisitions                                        15,113                6,200                  -
Cash paid in sales of branches                                                -                    -            (38,134)
Proceeds from sales of available for sale securities                    360,446              534,452            704,120
Proceeds from maturities of available for sale
 securities                                                           1,120,599              904,695            496,928
Purchases of available for sale securities                           (1,680,147)          (1,258,881)        (1,351,654)
Net (increase) decrease in federal
 funds sold and securities purchased under
 agreements to resell                                                  (108,420)             244,235            154,612
Net increase in loans                                                  (607,290)            (621,438)          (188,731)
Purchases of premises and equipment                                     (30,258)             (27,621)           (26,436)
Sales of premises and equipment                                           8,543                8,085              7,000
------------------------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                  (921,414)            (210,273)          (242,295)
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
---------------------
Net increase in non-interest bearing
 demand, savings and interest bearing demand deposits                   440,001              350,260            131,861
Net increase (decrease) in time open and C.D.s                           25,642              (68,346)          (107,418)
Net increase (decrease) in federal funds purchased
  and securities sold under agreements to repurchase                    102,766              (14,249)           163,904
Repayment of long-term debt                                              (3,602)              (6,952)              (495)
Additional borrowings                                                    15,245                    -                  -
Purchases of treasury stock                                             (85,132)             (94,067)           (78,408)
Issuance under stock purchase, option and benefit
  plans                                                                   3,737                2,599              4,039
Cash dividends paid on common stock                                     (33,742)             (30,432)           (27,462)
------------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                               464,915              138,813             86,021
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                       (239,567)             144,979             58,408
Cash and cash equivalents at beginning of year                          978,239              833,260            774,852
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $   738,672          $   978,239        $   833,260
====================================================================================================================================

See accompanying notes to financial statements.

STATEMENTS OF STOCKHOLDERS' EQUITY
COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

                                                                                                            Accumulated
                                                                                               Unearned           Other
                                         Common         Capital      Retained      Treasury    Employee   Comprehensive
(In Thousands, Except Per Share Data)     Stock         Surplus      Earnings         Stock    Benefits          Income     Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995            $ 187,827      $   84,415    $  618,388     $ (32,980)      $ (716)    $  26,849   $  883,783
====================================================================================================================================
Restatement for 1998 stock split         93,913         (93,913)                                                                  -
Net income                                                            119,512                                               119,512
Change in unrealized gain (loss) on
  available for sale securities                                                                                 (8,624)      (8,624)
                                                                                                                          ----------
  Total comprehensive income                                                                                                110,888
                                                                                                                          ----------
Purchase of treasury stock                                                          (47,844)           24                   (47,820)
Cash dividends paid ($.438 per share)                                 (27,462)                                              (27,462)
Issuance under stock purchase,
  option and award plans, net                            (3,217)                      7,747           352                     4,882
5% stock dividend, net                                   23,094       (88,749)       65,655                                       -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996              281,740          10,379       621,689        (7,422)         (340)      18,225      924,271
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            132,702                                               132,702
Change in unrealized gain (loss) on
  available for sale securities                                                                                 10,892       10,892
                                                                                                                          ----------
  Total comprehensive income                                                                                                143,594
                                                                                                                          ----------
Purchase of treasury stock                                                          (96,296)                                (96,296)
Cash dividends paid ($.496 per share)                                 (30,432)                                              (30,432)
Issuance under stock purchase,
  option and award plans, net                            (2,953)                      9,458          (261)                    6,244
Purchase acquisition                                      1,383                       9,256                                  10,639
Pooling acquisition                                     (37,200)       17,612        42,352                                  22,764
5% stock dividend, net                    9,689          77,095      (115,184)       28,400                                       -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997              291,429          48,704       626,387       (14,252)         (601)      29,117      980,784
====================================================================================================================================
Net income                                                            150,091                                               150,091
Change in unrealized gain (loss) on
  available for sale securities                                                                                 23,352       23,352
                                                                                                                          ----------
  Total comprehensive income                                                                                                173,443
                                                                                                                          ----------
Purchase of treasury stock                                                          (86,408)                                (86,408)
Cash dividends paid ($.552 per share)                                 (33,742)                                              (33,742)
Issuance under stock purchase,
  option and award plans, net                            (5,464)                     12,477          (303)                    6,710
Pooling acquisitions                      1,800         (43,316)       11,170        69,898                        603       40,155
5% stock dividend, net                   13,534         106,235      (129,650)        9,724                                    (157)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998            $ 306,763      $  106,159    $  624,256     $  (8,561)      $  (904)    $ 53,072   $1,080,785
====================================================================================================================================

See accompanying notes to financial statements.

 50
   NOTES TO FINANCIAL STATEMENTS COMMERCE BANCSHARES, INC. AND SUBSIDIARIES


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION The Company follows generally accepted accounting
---------------------
principles (GAAP) and reporting practices applicable to the banking industry. The preparation of financial statements under GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. While the financial statements reflect management's best estimates and judgment, actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its substantially wholly-owned subsidiaries (after elimination of all material intercompany balances and transactions). Certain amounts for prior years have been reclassified to conform to the current year presentation.

ACQUISITIONS/INTANGIBLE ASSETS The Company amortizes the cost in excess of the
------------------------------
fair value of net assets acquired in purchase business combinations (goodwill) using the straight-line method over periods of 15-20 years. When facts and circumstances indicate potential impairment, the Company evaluates the recoverability of asset carrying values, including goodwill, using estimates of undiscounted future cash flows over remaining asset lives. Any impairment loss is measured by the excess of carrying values over fair values. Core deposit intangibles are amortized over a maximum of 10 years using accelerated methods. Results of operations of companies acquired in purchase business combinations are included from the date of acquisition.

LOANS Interest on loans is accrued based upon the principal amount outstanding.
-----
The accrual of interest on loans is discontinued when, in management's judgment, the collectibility of interest or principal in the normal course of business is doubtful. Loan and commitment fees are deferred and recognized as income over the life of the loan or commitment as an adjustment of yield.

ALLOWANCE/PROVISION FOR LOAN LOSSES The provision for loan losses is based upon
-----------------------------------
management's estimate of the amount required to maintain an adequate allowance for losses, reflective of the risks in the loan portfolio. This estimate is based upon reviews of the portfolio, past loan loss experience, current economic conditions and such other factors, which in management's judgment, deserve current recognition. Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest.

INVESTMENTS IN DEBT AND EQUITY SECURITIES Securities classified as available for
-----------------------------------------
sale are carried at fair value. Their related unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders' equity. Premiums and discounts are amortized to interest income over the estimated lives of the securities. Gains and losses are calculated using the specific identification method. Trading account securities are carried at fair value with unrealized gains and losses recorded as non-interest income. Investments in equity securities without readily determinable fair values are stated at cost, less allowances for other than temporary declines in value.

PROPERTY AND EQUIPMENT Land is stated at cost, and buildings and equipment are
----------------------
stated at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods. Maintenance and repairs are charged to expense as incurred.

INCOME TAXES The Company and its eligible subsidiaries file consolidated income
------------
tax returns. Deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

DERIVATIVES The Company is exposed to market risk, including changes in interest
-----------
rates, currency exchange rates, and certain commodity prices. To manage the volatility relating to these exposures, the Company's risk management policies permit its use of derivative products. The Company uses derivatives on a limited basis, but more often manages normal asset and liability positions by altering the products it offers and by selling portions of specific loan or investment portfolios as necessary. The Company does not trade in derivative financial instruments for speculative purposes. Management believes the Company has and will be able to continue to position itself to handle these risks satisfactorily, without significant use of derivatives.

TREASURY STOCK Purchases of the Company's common stock are recorded at cost.
--------------
Upon reissuance, treasury stock is reduced based upon the average cost basis of shares held.

INCOME PER SHARE Basic income per share is computed using the weighted average
----------------
number of common shares outstanding during each year. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year. All per share data has been restated to reflect the three for two stock split and 5% stock dividend distributed in 1998.

ACQUISITIONS

In 1998, the Company acquired four Kansas banks. City National Bank of Pittsburg, Kansas, with assets of $120 million, was acquired in March for stock valued at $34.3 million. In November, the Company acquired Columbus State Bank, Fidelity State Bank in Garden City, and Heritage Bank of Olathe. These banks had combined assets of $310 million. Stock valued at $49.7 million was exchanged. The 1998 acquisitions were accounted for as poolings of interests.

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

Financial statements for periods prior to the consummation of acquisitions accounted for as poolings have not been restated because such restated amounts do not differ materially from the Company's historical financial statements. The following schedule summarizes pro forma consolidated financial data as if the 1998 and 1997 acquisitions had been consummated on January 1, 1997.

(In thousands, except per share data)                     1998        1997
-----------------------------------------------------------------------------
Net interest income plus non-interest income            $655,024    $603,513
Net income                                               153,403     138,974
Net income per share - diluted                              2.43        2.14
=============================================================================

LOANS AND ALLOWANCE FOR LOSSES

Major classifications of loans at December 31, 1998 and 1997 are as follows:

(In thousands)                                       1998             1997
------------------------------------------------------------------------------
Business                                         $2,464,168        $2,056,862
Real estate - construction                          325,360           233,209
Real estate - business                            1,000,380           926,107
Real estate - personal                            1,315,041         1,148,236
Personal banking                                  1,409,022         1,311,081
Credit card                                         532,881           548,886
------------------------------------------------------------------------------
TOTAL LOANS                                      $7,046,852        $6,224,381
==============================================================================

Loans to directors and executive officers of the Parent and its significant subsidiaries and to their associates are summarized as follows:

(In thousands)
------------------------------------------------------------------------------
Balance at January 1, 1998                           $39,641
------------------------------------------------------------------------------
     Additions                                        38,260
     Amounts collected                                46,069
     Amounts written off                                   -
------------------------------------------------------------------------------
Balance at December 31, 1998                         $31,832
==============================================================================

Management believes all loans to directors and executive officers have been made in the ordinary course of business with normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. There were no outstanding loans at December 31, 1998, to principal holders of the Company's common stock.

The Company's lending activity is generally centered in Missouri and its contiguous states. The Company maintains a diversified portfolio with limited industry concentrations of credit risk. Loans and loan commitments are extended under the Company's normal credit standards, controls, and monitoring features. Most credit commitments are short term in nature, and maturities generally do not exceed five years. Credit terms typically provide for floating rates of interest, and fixed rates are generally not set for more than three to five years. Collateral is commonly required and would include such assets as marketable securities and cash equivalent assets, accounts receivable and inventory, equipment, other forms of personal property, and real estate. At December 31, 1998, unfunded loan commitments totaled $2,882,581,000 (excluding $2,161,405,000 in unused approved lines of credit related to credit card loan agreements) which could be drawn by customers subject to certain review and terms of agreement.

A summary of the allowance for loan losses is as follows:

                                              Years ended December 31
---------------------------------------------------------------------------
(In thousands)                           1998          1997           1996
---------------------------------------------------------------------------
BALANCE, JANUARY 1                     $105,918     $ 98,223        $98,537
---------------------------------------------------------------------------
Additions:
   Provision for loan losses             36,874       31,354         24,522
   Allowances of acquired banks           5,808        4,275              -
---------------------------------------------------------------------------
TOTAL ADDITIONS                          42,682       35,629         24,522
---------------------------------------------------------------------------
Deductions:
   Loan losses                           42,366       38,183         31,914
   Less recoveries                       10,858       10,249          7,078
---------------------------------------------------------------------------
NET LOAN LOSSES                          31,508       27,934         24,836
---------------------------------------------------------------------------
BALANCE, DECEMBER 31                   $117,092     $105,918        $98,223
===========================================================================

 52
NOTES TO FINANCIAL STATEMENTS [CONT.] COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest. The net amount of interest income recorded on such loans during their impairment period was not significant. The Company ceased recognition of interest income on loans with a book value of $17,831,000 and $23,382,000 at December 31, 1998 and 1997, respectively. The interest income not recognized on non-accrual loans was $1,936,000, $1,802,000 and $1,617,000 during 1998, 1997 and 1996, respectively. Loans 90 days delinquent and still accruing interest amounted to $24,529,000 and $24,383,000 at December 31, 1998 and 1997, respectively. Real estate and other assets acquired in foreclosure amounted to $4,781,000 and $3,611,000 at December 31, 1998 and 1997, respectively.

INVESTMENT SECURITIES

A summary of the available for sale investment securities by maturity groupings as of December 31, 1998 follows below. The weighted average yield for each range of maturities was calculated using the yield on each security within that range weighted by the amortized cost of each security at December 31, 1998. Yields on tax exempt securities have not been adjusted for tax exempt status.

                                                                                                      Weighted
                                                               Amortized                   Fair        Average
(Dollars In Thousands)                                              Cost                  Value          Yield
---------------------------------------------------------------------------------------------------------------
U.S. government and federal agency obligations:
  Within 1 year                                              $   344,605            $   347,855           5.54%
  After 1 but within 5 years                                   1,034,882              1,071,050           6.15
  After 5 but within 10 years                                     24,750                 25,346           5.86
  After 10 years                                                   4,042                  4,296           5.75
---------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS           1,408,279              1,448,547           5.99
===============================================================================================================
State and municipal obligations:
  Within 1 year                                                   19,472                 19,643           5.03
  After 1 but within 5 years                                      54,003                 55,982           5.22
  After 5 but within 10 years                                     18,940                 19,981           5.68
  After 10 years                                                   6,011                  6,179           6.01
---------------------------------------------------------------------------------------------------------------
TOTAL STATE AND MUNICIPAL OBLIGATIONS                             98,426                101,785           5.32
===============================================================================================================
CMO'S AND ASSET-BACKED SECURITIES                                962,267                974,377           6.29
===============================================================================================================
Other debt securities:
  Within 1 year                                                  407,445                407,455
  After 1 but within 5 years                                      11,714                 11,858
  After 5 but within 10 years                                        100                    100
---------------------------------------------------------------------------------------------------------------
TOTAL OTHER DEBT SECURITIES                                      419,259                419,413
===============================================================================================================
EQUITY SECURITIES                                                 14,223                 44,108
===============================================================================================================
TOTAL AVAILABLE FOR SALE INVESTMENT SECURITIES                $2,902,454             $2,988,230
===============================================================================================================


The unrealized gains and losses by type are as follows:

                                                                                  Gross           Gross
                                                               Amortized     Unrealized      Unrealized             Fair
(In Thousands)                                                      Cost          Gains          Losses            Value
------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
U.S. government and federal agency obligations                $1,408,279        $40,342        $     74       $1,448,547
State and municipal obligations                                   98,426          3,369              10          101,785
CMO's and asset-backed securities                                962,267         12,686             576          974,377
Other debt securities                                            419,259            161               7          419,413
Equity securities                                                 14,223         30,037             152           44,108
------------------------------------------------------------------------------------------------------------------------
TOTAL                                                         $2,902,454        $86,595        $    819       $2,988,230
========================================================================================================================
DECEMBER 31, 1997
U.S. government and federal agency obligations                $1,448,402        $14,001        $    810       $1,461,593
State and municipal obligations                                   91,906          2,271              62           94,115
CMO's and asset-backed securities                                832,211          7,284           2,439          837,056
Other debt securities                                            174,031             17              76          173,972
Equity securities                                                 20,443         27,661             800           47,304
------------------------------------------------------------------------------------------------------------------------
TOTAL                                                         $2,566,993        $51,234        $  4,187       $2,614,040
========================================================================================================================

The following table presents proceeds from sales of securities and the components of net securities gains.

(In thousands)            1998      1997     1996
---------------------------------------------------
PROCEEDS FROM SALES   $360,446  $534,452  $704,120
---------------------------------------------------
Realized gains        $  7,588  $  4,564  $  4,600
Realized losses            694     1,311     1,307
---------------------------------------------------
NET REALIZED GAINS    $  6,894  $  3,253  $  3,293
===================================================

Investment securities with a par value of $838,676,000 and $897,023,000 were pledged at December 31, 1998 and 1997, respectively, to secure public deposits and for other purposes as required by law. Except for U.S. government and federal agency obligations, no investment in a single issuer exceeds 10% of stockholders' equity.

LAND, BUILDINGS AND EQUIPMENT

Land, buildings and equipment consist of the following at December 31, 1998 and 1997:

(In thousands)                         1998       1997
-------------------------------------------------------
Land                                $ 54,364   $ 52,616
Buildings and improvements           269,320    256,167
Equipment                            161,379    146,143
-------------------------------------------------------
Total                                485,063    454,926
-------------------------------------------------------
Less accumulated depreciation
  and amortization                   262,934    240,717
-------------------------------------------------------
NET LAND, BUILDINGS AND EQUIPMENT   $222,129   $214,209
=======================================================

Depreciation expense of $21,018,000, $19,678,000 and $19,183,000 for 1998, 1997
and 1996, respectively, was included in net occupancy expense, equipment expense and other expense in the Consolidated Statements of Income. Repairs and maintenance expense of $14,841,000, $14,016,000 and $13,082,000 for 1998, 1997
and 1996, respectively, was included in net occupancy expense, equipment expense and other expense.

BORROWINGS

Short-term borrowings of the Company consisted primarily of federal funds purchased and securities sold under agreements to repurchase by subsidiary banks. The following table presents balance and interest rate information on these borrowings.

(Dollars in thousands)           1998        1997        1996
---------------------------------------------------------------
Balance:
Average                        $533,862   $450,439    $449,831
Year end                        617,830    512,558     526,807
Maximum month-end during year   617,830    549,907     526,807
---------------------------------------------------------------
Interest rate:
Average                             4.8%       4.9%        4.8%
Year end                            4.2%       5.2%        5.0%
===============================================================

Long-term debt of the Company was $27,130,000 at December 31, 1998. This amount included $10,730,000 in borrowings from the Federal Home Loan Bank (FHLB), which carry an average rate of 5.5% and have maturity dates ranging from 2008 to 2013. Most of the borrowings from the FHLB were obligations of banks acquired in 1998. Also included in long-term debt was $12,424,000 borrowed by a venture capital subsidiary from third-party insurance companies. These borrowings will fund investment activities by the subsidiary, which was recently designated a Missouri Certified Capital Company. Because the insurance companies receive tax credits, the borrowings do not bear interest. Discounted principal of $3,259,000 is due in 2007 and $7,515,000 in 2012.

None of the Company's borrowings have any related compensating balance requirements which restrict the usage of Company assets. However, regulations of the Federal Reserve System require reserves to be maintained by all banking institutions according to the types and amounts of certain deposit liabilities. These requirements restrict usage of a portion of the amounts shown as consolidated "Cash and due from banks" from everyday usage in operation of the banks. The minimum reserve requirements for the subsidiary banks at December 31, 1998 totaled $110,451,000.

Cash payments for interest on deposits and borrowings during 1998, 1997 and 1996 on a consolidated basis amounted to $298,643,000, $283,281,000 and $282,792,000, respectively.

INCOME TAXES

Total income taxes for 1998, 1997 and 1996 were allocated as shown in the following tables.

Income tax expense from operations for the years ended December 31, 1998, 1997 and 1996 consists of:

(In thousands)        Current        Deferred       Total
---------------------------------------------------------
Year ended December 31, 1998:
  U.S. federal         $61,550       $10,697       $72,247
  State and local        3,657          (431)        3,226
----------------------------------------------------------
                       $65,207       $10,266       $75,473
==========================================================
Year ended December 31, 1997:
  U.S. federal         $50,573       $15,917       $66,490
  State and local        2,056           814         2,870
----------------------------------------------------------
                       $52,629       $16,731       $69,360
==========================================================
Year ended December 31, 1996:
  U.S. federal         $54,550       $ 3,303       $57,853
  State and local        5,064             -         5,064
----------------------------------------------------------
                       $59,614       $ 3,303       $62,917
==========================================================

54
NOTES TO FINANCIAL STATEMENTS [CONT.] COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

Income tax expense (benefits) allocated directly to stockholder's equity for the years ended December 31, 1998, 1997 and 1996 consists of:

(In thousands)                       1998       1997     1996
----------------------------------------------------------------
Unrealized gain (loss) on
  securities available for sale      $14,766   $6,546   $(5,284)
Compensation expense for tax
  purposes in excess of
  amounts recognized for
  financial reporting purposes        (1,475)  (1,470)     (292)
-----------------------------------------------------------------
INCOME TAX EXPENSE
  (BENEFITS) ALLOCATED TO
  STOCKHOLDERS' EQUITY               $13,291   $5,076   $(5,576)
=================================================================

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below.

(In thousands)                             1998        1997
--------------------------------------------------------------
Deferred tax assets:
  Loans, principally due to
    allowance for loan losses             $  50,735   $ 47,216
  Unearned fee income, due to earlier
    recognition for tax purposes                832      1,030
  Deferred compensation,
    principally due to accrual for
    financial reporting purposes              1,864      1,870
  Accrued expenses, principally due to
    accrual for financial reporting purposes  1,584      1,164
  Net operating loss carryforwards
    of acquired companies                       157        191
  Other                                         258        327
---------------------------------------------------------------
TOTAL GROSS DEFERRED TAX ASSETS              55,430     51,798
===============================================================
Deferred tax liabilities:
  Investment securities,
    principally due to discount accretion     2,168      4,135
  Capitalized interest                          896        909
  Unrealized gain on
    securities available for sale            32,588     17,822
  Land, buildings and equipment,
    principally due to write-up in
    value in purchase accounting
    entries for finanical reporting          29,230     22,711
  Core deposit intangible, principally
    due to purchase accounting entries
    for financial reporting                   4,467      6,150
  Pension benefit obligation, due to
    recognition of the excess pension
    asset for financial reporting purposes    1,773      2,098
  Realignment of corporate entities          37,850     21,167
  Other                                       2,526      2,862
----------------------------------------------------------------
TOTAL GROSS DEFERRED TAX LIABILITIES        111,498     77,854
----------------------------------------------------------------
NET DEFERRED TAX LIABILITY                $ (56,068)  $(26,056)
================================================================

Actual income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:


In thousands)                         1998     1997     1996
----------------------------------------------------------------
Computed "expected"
  tax expense                         $78,947  $70,722  $63,850
Increase (reduction) in income taxes
resulting from:
  Amortization of goodwill              1,716    1,628    1,499
  Tax exempt income                    (2,334)  (2,240)  (2,625)
  Tax deductible dividends on
    allocated shares held by
    the Company's ESOP                   (734)    (720)    (678)
  State and local income
    taxes, net of federal
    income tax benefit                  2,097    1,866    3,601
  Other, net                           (4,219)  (1,896)  (2,730)
-----------------------------------------------------------------
TOTAL INCOME TAX EXPENSE              $75,473  $69,360  $62,917
=================================================================

Cash payments of income taxes, net of refunds and interest received, amounted to $56,220,000, $36,335,000 and $64,860,000 on a consolidated basis during 1998,
1997 and 1996, respectively. The Parent had net receipts of $3,341,000, $846,000 and $1,644,000 during 1998, 1997 and 1996, respectively, from tax benefits.

EMPLOYEE BENEFIT PLANS

Employee benefits charged to operating expenses aggregated $25,255,000, $22,598,000 and $23,963,000 for 1998, 1997 and 1996, respectively. Substantially all of the Company's employees are covered by a noncontributory defined benefit pension plan. Participants are fully vested after five years of service and the benefits are based on years of participation and average annualized earnings. The Company's funding policy is to make contributions to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. The following items are components of the net pension cost for the years ended December 31, 1998, 1997 and 1996.

(In thousands)                 1998     1997     1996
----------------------------------------------------------------
Service cost-benefits
  earned during the year     $  3,329  $  2,731 $ 2,647
Interest cost on projected
  benefit obligation            4,006     3,767   3,343
Actual plan assets value
  (increase) decrease          (5,512)  (11,816) (5,578)
Net amortization and deferral    (795)    6,323     429
----------------------------------------------------------------
NET PERIODIC PENSION COST    $  1,028  $  1,005 $   841
================================================================

The following table sets forth the pension plan's funded status, using valuation dates of September 30, 1998 and 1997.

(In Thousands)                                                    1998                     1997
-------------------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
-------------------------------------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                                         $57,561                  $50,002
Service cost                                                     3,329                    2,731
Interest cost                                                    4,006                    3,767
Amendments                                                         259                        -
Benefits paid                                                   (4,314)                  (5,396)
Actuarial (gain) loss                                             (533)                   6,457
-------------------------------------------------------------------------------------------------
Projected benefit obligation at end of year                     60,308                   57,561
-------------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
-------------------------------------------------------------------------------------------------
Fair value of plan assets at beginning of year                  62,774                   55,078
Actual return on plan assets                                     3,368                   13,092
Benefits paid                                                   (4,314)                  (5,396)
-------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                        61,828                   62,774
-------------------------------------------------------------------------------------------------

Plan assets in excess of projected
  benefit obligation                                             1,520                    5,213
Unrecognized net loss from past
  experience different from that assumed
  and effects of change in assumptions                           7,067                    5,456
Prior service benefit not yet recognized
  in net pension cost                                           (1,218)                  (1,634)
Unrecognized net transition asset
  being recognized over 15 years                                (2,553)                  (3,191)
-------------------------------------------------------------------------------------------------
PREPAID PENSION COST INCLUDED IN
  OTHER ASSETS                                                 $ 4,816                  $ 5,844
-------------------------------------------------------------------------------------------------

Assumptions used in computing the plan's funded status were:

                                                     1998      1997     1996
------------------------------------------------------------------------------
Discount rate                                        6.75%     7.25%    7.75%
Rate of increase in future
  compensation levels                                5.70%     5.00%    5.00%
Long-term rate of return on assets                   9.00%     9.00%    8.50%
------------------------------------------------------------------------------

At December 31, 1998, approximately 88% of plan assets were invested in U.S. government bonds, corporate bonds and equities.

In addition to the pension plan, substantially all of the Company's employees are covered by a contributory defined contribution plan (401K), the Participating Investment Plan. Under the plan, the Company makes matching contributions, which aggregated $2,692,000 in 1998, $2,466,000 in 1997 and $2,320,000 in 1996.

STOCK OPTION PLANS, RESTRICTED STOCK AWARDS AND DIRECTORS STOCK PURCHASE PLAN*

The Company has reserved 9,253,039 shares of its common stock for issuance under various stock option plans offered to certain key employees of the Company and its subsidiaries. Options are granted, by action of the Board of Directors, to acquire stock at fair market value at the date of the grant, for a term of 10 years.

At December 31, 1998, 3,971,184 shares remain available for option grants under these programs. The following tables summarize option activity over the last three years and current options outstanding.

                                                1998                      1997                          1996
-------------------------------------------------------------------------------------------------------------------------
                                                       Weighted                  Weighted                      Weighted
                                                        Average                   Average                       Average
                                        Shares     Option Price      Shares  Option Price         Shares   Option Price
-------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT BEGINNING OF YEAR     2,214,327           $19.12   2,001,494        $16.55      1,866,548         $14.59
-------------------------------------------------------------------------------------------------------------------------
Granted                                445,174            42.85     471,505         28.39        465,688          20.46
Cancelled                              (14,694)           34.43     (10,743)        23.73        (30,834)         17.99
Exercised                             (247,379)           16.31    (247,929)        15.77       (299,908)         10.25
-------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT END OF YEAR           2,397,428           $23.73   2,214,327        $19.12      2,001,494         $16.55
=========================================================================================================================

                                                  Options Outstanding                            Options Exercisable
-------------------------------------------------------------------------------------------------------------------------
                                                        Weighted
                                       Number            Average          Weighted             Number        Weighted
                               Outstanding At          Remaining           Average     Exercisable At         Average
Range of Exercise Prices    December 31, 1998   Contractual Life    Exercise Price  December 31, 1998  Exercise Price
-------------------------------------------------------------------------------------------------------------------------
$12.19 - $16.32                       855,908          5.1 years            $15.23            855,908          $15.23
$16.59 - $20.52                       664,316          6.0 years             19.05            557,391           18.78
$26.30 - $28.33                       437,794          8.1 years             28.31            215,124           28.31
$35.15 - $47.26                       439,410          9.1 years             42.78            109,174           42.71
-------------------------------------------------------------------------------------------------------------------------
$12.19 - $47.26                     2,397,428          6.6 years            $23.73          1,737,597          $19.71
=========================================================================================================================

The Company has a restricted stock award plan under which 287,161 shares of common stock are reserved, and 165,445 shares remain available for grant at December 31, 1998. The plan allows for awards to key employees, by action of the Board of Directors, with restrictions as to transferability, sale, pledging, or assigning, among others, prior to the end of the

56
NOTES TO FINANCIAL STATEMENTS [CONT.] COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

restriction period. The restriction period may not exceed 10 years. The Company issued awards totaling 15,785 shares in 1998, 15,712 shares in 1997 and 12,760 shares in 1996, resulting in deferred compensation amounts of $687,000, $461,000 and $257,000, respectively. Approximately $276,000, $165,000 and $189,000 was
amortized to salaries expense in 1998, 1997 and 1996, respectively. Unamortized deferred compensation of $904,000, $601,000 and $340,000 has been recorded as a reduction of stockholders' equity at December 31, 1998, 1997 and 1996, respectively.

The Company has a directors stock purchase plan whereby outside directors of the Company and its subsidiaries may elect to use their directors' fees to purchase Company stock at market value each month end. Remaining shares reserved for this plan total 189,906 at December 31, 1998. In 1998, 22,150 shares were purchased at an average price of $43.61 and in 1997, 27,170 shares were purchased at an average price of $31.69.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and diluted earnings per share would have been reduced by approximately $2,947,000, or $.05 per share in 1998, $2,173,000, or $.03 per share in 1997, and $1,666,000, or $.03 per share in 1996.

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model.

(Dollars in Thousands)                      1998           1997            1996
--------------------------------------------------------------------------------
Fair value at grant date                  $5,995         $4,426          $3,310
Assumptions:
     Dividend yield                         2.0%           2.0%            2.0%
     Volatility                            24.2%          21.0%           24.0%
     Risk-free interest rate                5.0%           5.8%            6.1%
     Expected life                     6.5 years      7.8 years       7.6 years
--------------------------------------------------------------------------------

*All share and per share amounts in this note have been restated for the three for two stock split and 5% stock dividend distributed in 1998.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130 requires the reporting of comprehensive income and its components. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner sources, and excludes investments by and distributions to owners. Comprehensive income includes net income and other items of comprehensive income meeting the above criteria. The Company's only component of other comprehensive income is the unrealized holding gains and losses on available for sale securities as shown below.

                                          For The Years Ended December 31
--------------------------------------------------------------------------
(In Thousands)                                1998       1997        1996
--------------------------------------------------------------------------
Unrealized holding gains (losses)          $43,941    $19,153    $(12,467)
Less: reclassification adjustment for
  gains included in net income               5,915      1,606       1,441
--------------------------------------------------------------------------
Net unrealized gains
  (losses) on securities                    38,026     17,547     (13,908)
Income tax expense (benefit)                14,674      6,655      (5,284)
--------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME                 $23,352    $10,892    $ (8,624)
==========================================================================

SEGMENTS

Management has established three operating segments within the Company. The Consumer segment includes the retail branch network, consumer finance, bankcard, student loans and discount brokerage services. The Commercial segment provides corporate lending, leasing, and international services, as well as business, government deposit and cash management services. The Money Management segment provides traditional trust and estate tax planning services, and advisory and discretionary investment management services.

The Company's business line reporting system derives segment information by specifically attributing most assets and income statement items to a segment. The Company's internal funds transfer pricing methodology allocates a standard cost for funds used or credit for funds provided to all segment assets and liabilities using funding pools. Income and expense that directly relate to segment operations are recorded in the segment when incurred. Expenses that indirectly support the segments are allocated based on the most appropriate method available.

The Company's reportable segments are strategic lines of business that offer different products and services. They are managed separately because each line services a specific customer need, requiring different performance measurement analyses and marketing strategies.

The following tables present selected financial information by segment and reconciliations of combined segment totals to consolidated totals. There were no material intersegment revenues between the three segments. Financial data for 1998 bank acquisitions which have not yet been assimilated into the business segment and cost allocation systems are included in the Consumer segment and are not considered material.


SEGMENT INCOME STATEMENT DATA

                                                                            Money      Segment         Other/    Consolidated
(In Thousands)                                 Consumer   Commercial   Management      Totals     Elimination          Totals
-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1998:
Net interest income after loan loss expense    $  5,104     $244,795     $(18,830)      $231,069    $ 159,802       $390,871
Cost of funds allocation                        214,894      (98,183)      23,995        140,706     (140,706)             -
Non-interest income                             114,116       25,840       65,300        205,256        8,781        214,037
-----------------------------------------------------------------------------------------------------------------------------
Total net revenue                               334,114      172,452       70,465        577,031       27,877        604,908
Non-interest expense                            232,685       74,167       45,616        352,468       26,876        379,344
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     $101,429     $ 98,285     $ 24,849       $224,563    $   1,001       $225,564
=============================================================================================================================

Year Ended December 31, 1997:
Net interest income after loan loss expense    $  2,324     $213,382     $(14,391)      $201,315    $ 165,105       $366,420
Cost of funds allocation                        220,687      (80,803)      18,409        158,293     (158,293)
Non-interest income                              93,084       26,321       53,048        172,453        7,639        180,092
-----------------------------------------------------------------------------------------------------------------------------
Total net revenue                               316,095      158,900       57,066        532,061       14,451        546,512
Non-interest expense                            207,187       72,242       40,702        320,131       24,319        344,450
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     $108,908     $ 86,658     $ 16,364       $211,930    $  (9,868)      $202,062
=============================================================================================================================

Year Ended December 31, 1996:
Net interest income after loan loss expense    $ (7,564)    $179,984     $(12,983)      $159,437    $ 181,784       $341,221
Cost of funds allocation                        206,340      (60,353)      16,676        162,663     (162,663)
Non-interest income                              77,984       26,632       44,853        149,469        9,693        159,162
-----------------------------------------------------------------------------------------------------------------------------
Total net revenue                               276,760      146,263       48,546        471,569       28,814        500,383
Non-interest expense                            192,547       65,864       35,951        294,362       23,592        317,954
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     $ 84,213     $ 80,399     $ 12,595       $177,207    $   5,222       $182,429
=============================================================================================================================

The segment activity, as shown above, includes both direct and allocated items. Amounts in the "Other/Elimination" column include activity not related to the segments, such as that relating to administrative functions, and the effect of certain expense allocations to the segments.

SEGMENT BALANCE SHEET DATA

                                                                              Money    Segment         Other/    Consolidated
(In Thousands)                                Consumer      Commercial   Management     Totals    Elimination          Totals
------------------------------------------------------------------------------------------------------------------------------
Average Balances For 1998:
Assets                                          $3,384,943  $3,392,879    $75,160      $6,852,982    $3,616,641    $10,469,623
Loans                                            3,235,438   3,363,228      1,112       6,599,778        (2,947)     6,596,831
Deposits                                         6,970,588   1,764,350     24,975       8,759,913         8,320      8,768,233
===============================================================================================================================

Average Balances For 1997:
Assets                                          $3,086,178  $2,895,082    $42,223      $6,023,483    $3,648,718    $ 9,672,201
Loans                                            2,941,810   2,870,083      2,663       5,814,556           636      5,815,192
Deposits                                         6,435,869   1,726,790     35,528       8,198,187           270      8,198,457
===============================================================================================================================

The above segment balances include only those items directly associated with the segment. The "Other/Elimination" column includes unallocated bank balances not associated with a segment, (such as investment securities, federal funds sold, goodwill and core deposit premium), balances relating to certain other administrative and corporate functions, and eliminations between segment and non-segment balances. This column also includes the resulting effect of allocating such items as float, deposit reserve and capital for the purpose of computing the cost or credit for funds used/provided.

58
NOTES TO FINANCIAL STATEMENTS (CONT.) COMMERCE BANCSHARES, INC AND SUBSIDIARIES

COMMON STOCK

Statement of Financial Accounting Standards No. 128 required the reporting of two measurements of performance over the reporting periods. Basic income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted income per share gives effect to all dilutive potential common shares that were outstanding during the year. The shares used in the calculation of basic and diluted income per share, which have been restated for all stock dividends, are shown below.

                                             For The Years Ended December 31
----------------------------------------------------------------------------
(IN THOUSANDS)                                1998        1997          1996
----------------------------------------------------------------------------
Weighted average common
     shares outstanding                     61,067      61,415        62,870
Stock options                                1,037         834           440
----------------------------------------------------------------------------
                                            62,104      62,249        63,310
============================================================================

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

In February 1998, the Board of Directors approved additional purchases of the Company's common stock, bringing the total purchase authorization to 3,000,000 shares. The Company has routinely used these reacquired shares to fund employee benefit programs and annual stock dividends. Approximately 1,565,000 shares have been acquired under the 1998 approval through December 31, 1998.

On March 30, 1998, a three for two stock split in the form of a 50% stock dividend was distributed on the $5 par common stock. Accordingly, the number of shares issued was increased by 19,428,605. In addition, the Company distributed a 5% stock dividend for the fifth consecutive year on December 18, 1998. All per share data in this report has been restated to reflect the stock dividends. The table below is a summary of share activity in 1998, as restated for the three for two stock split.

==============================================================================
Purchases of common stock                                            1,822,932
Issuance of stock:
     Sales under employee and director plans                           270,435
     Pooling acquisitions                                            1,824,744
     5% stock dividend                                               2,917,310
==============================================================================

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio), and minimum ratios of Tier 1 and Total capital to risk-weighted assets (as defined). The minimum required ratios for well-capitalized banks are 6.00% for Tier I capital, 10.00% for Total capital and 5.00% for the leverage ratio.

The Company's actual capital amounts and ratios at the last two year ends are as follows:

(DOLLARS IN THOUSANDS)                                   1998          1997
==============================================================================
Risk-Weighted Assets                                  $8,426,289    $7,178,225
Tier 1 Capital                                        $  952,488    $  868,535
Total Capital                                         $1,060,692    $  949,291
Tier 1 Capital Ratio                                       11.30%        12.10%
Total Capital Ratio                                        12.59%        13.22%
Leverage Ratio                                              8.80%         8.81%
===============================================================================

Management believes that, at December 31, 1998, the Company meets all capital requirements to which it is subject.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of estimated fair values for financial instruments held by the Company. Fair value estimates, methods and assumptions are set forth below.

Loans  Fair values are estimated for various groups of loans segregated by 1)
-----
type of loan, 2) fixed/adjustable interest terms and 3) performing/non-performing status.

The fair value of performing loans is calculated by discounting all cash flows using market rates that reflect credit and interest rate risk. The cash flows through maturity for individual loans are aggregated for the Company's asset/liability analysis. Discount rates are computed for each loan category using projected market rates adjusted by the Company's interest spread and other considerations management deems necessary. Fair value of non-accrual loans approximates their carrying value because such loans are recorded at the appraised or estimated recoverable value of the collateral or the underlying cash flow.

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

Investment Securities  The fair values of the debt and equity instruments in the
---------------------
available for sale and trading sections of the investment security portfolio are estimated based on prices published in financial newspapers or bid quotations received from securities dealers. The fair value of those equity investments for which a market source is not readily available is estimated at carrying value.

A breakdown of investment securities by category and maturity is provided in the financial statements note on Investment Securities. Fair value estimates are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership, possible tax ramifications or estimated transaction costs.

Federal Funds Sold and Securities Purchased under Agreements to Resell and Cash
-------------------------------------------------------------------------------
and Due From Banks   The carrying amounts of federal funds sold and securities
------------------
purchased under agreements to resell and cash and due from banks approximate fair value. Federal funds sold and securities purchased under agreements to resell generally mature in 90 days or less and present little or no risk.

Deposits   Statement 107 specifies that the fair value of deposits with no
--------
stated maturity is equal to the amount payable on demand. Such deposits include savings and interest and non-interest bearing demand deposits. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rates are estimated using like-term Treasury indices. Discount rates are computed for each deposit category using the Treasury curve adjusted to approximate the Company's cost of funds.

The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds.

Borrowings   Federal funds purchased and securities sold under agreements to
----------
repurchase mature or reprice within 90 days; therefore, their fair value approximates carrying value. The fair value of long-term debt is estimated by discounting contractual maturities using an estimate of the current market rate for similar instruments.

60
NOTES TO FINANCIAL STATEMENTS (CONT.) COMMERCE BANCSHARES, INC AND SUBSIDIARIES

The estimated fair values of the Company's financial instruments are as follows:

                                                                 1998                     1997
---------------------------------------------------------------------------------------------------------
                                                          Carrying   Estimated      Carrying   Estimated
(In Thousands)                                             Amount    Fair Value      Amount    Fair Value
---------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
----------------
Loans                                                    $7,010,142  $7,067,656    $6,237,039  $6,272,858
Available for sale investment securities                  2,988,230   2,988,230     2,614,040   2,614,040
Trading account securities                                   14,210      14,210         6,477       6,477
Other non-marketable securities                              29,276      29,276        44,414      44,414
Federal funds sold and securities purchased under
     agreements to resell                                   261,535     261,535       132,980     132,980
Cash and due from banks                                     738,672     738,672       978,239     978,239
=========================================================================================================

FINANCIAL LIABILITIES
---------------------
Non-interest bearing demand deposits                     $1,657,037  $1,657,037    $2,124,828  $2,124,828
Savings and interest bearing demand deposits              5,295,897   5,295,897     4,209,141   4,209,141
Time open and C.D.'s:
     Maturing in year 1                                   1,811,778   1,812,142     1,584,470   1,589,614
     Maturing in year 2                                     476,520     477,148       523,248     525,733
     Maturing in year 3                                     171,192     171,419       152,351     153,350
     Maturing in year 4                                      51,399      51,489        47,775      48,122
     Maturing in year 5                                      49,969      50,047        42,659      42,971
     Maturing in over 5 years                                16,405      16,469        16,106      16,313
Federal funds purchased and securities
     sold under agreements to repurchase                    617,830     617,830       512,558     512,558
Long-term debt and other borrowings                          27,130      26,837         7,207       7,343
=========================================================================================================

Off-Balance-Sheet Financial Instruments   The fair value of letters of credit
---------------------------------------
and commitments to extend credit is based on the fees currently charged to enter into similar agreements. The aggregate of these fees is not material.

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

These instruments are also referenced in either the financial statements notes on Financial Instruments with Off-Balance- Sheet Risk or Loans and Allowance for Losses.

Limitations   Fair value estimates are made at a specific point in time based on
-----------
relevant market information. They do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for many of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, risk characteristics and economic conditions. These estimates are subjective, involve uncertainties and cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK

The Company engages in various transactions with off-balance-sheet risk in the normal course of business to meet customer financing needs. The Company uses the same credit policies in making the commitments and conditional obligations described below as it does for on-balance-sheet instruments. Issuance of standby and commercial letters of credit beneficially assist customers engaged in a wide range of commercial enterprise and international trade. Standby letters of credit serve as payment assurances to a third party in the event the bank's customer fails to perform its financial and/or contractual obligations. Most expire over the next 12 months and are secured by 1) a line of credit with, 2) a certificate of deposit held by, 3) marketable securities held by, or 4) a deed of trust held by a banking subsidiary. At December 31, 1998, standby letters of credit outstanding of the banking subsidiaries amounted to $238,745,000, net of $292,000 participated to non-affiliated companies. Commercial letters of credit generally finance the purchase of imported goods and provide a payment engagement against presentation of documents meeting the terms and conditions set forth in the letter of credit instrument. There were $22,353,000 outstanding commercial letters of credit at December 31, 1998. Transactions involving securities described as "when-issued" are treated as conditional transactions in a security authorized for issuance but not yet actually issued. Purchases and sales of when-issued securities for which settlement date has not occurred are not to be reflected in the financial statements until settlement date. At December 31, 1998, the Company's commitments to purchase and sell when-issued securities were $2,831,000.

The Company enters into foreign exchange contracts to purchase and sell foreign currency. Most of the contracts offset each other and risk arises only if one of the contracts is not performed and the currency must be bought or sold at the prevailing market rate. The Company also enters into interest rate swaps to limit its interest rate risk. The notional value of these contracts was $315,971,000 at December 31, 1998. The current credit exposure (or replacement cost) across all off-balance-sheet derivative contracts covered by the risk-based capital standards was $11,280,000 at December 31, 1998.

See financial statements note on Loans and Allowance for Losses for a discussion of unfunded loan commitments.

COMMITMENTS AND CONTINGENCIES

The Company leases certain premises and equipment, all of which were classified as operating leases. The rent expense under such arrangements amounted to $3,054,000, $2,401,000 and $2,361,000 in 1998, 1997 and 1996, respectively. A summary of minimum lease commitments follows:

(IN THOUSANDS)                 TYPE OF PROPERTY
--------------------------------------------------------------------
                                   REAL                       TOTAL
YEARS ENDED DECEMBER 31        PROPERTY      EQUIPMENT  COMMITMENTS
--------------------------------------------------------------------
     1999                       $ 2,787           $232      $ 3,019
     2000                         2,594            198        2,792
     2001                         2,383            108        2,491
     2002                         1,917             22        1,939
     2003                         1,609             19        1,628
     After                       16,726              -       16,726
--------------------------------------------------------------------
Total minimum
lease payments                                              $28,595
====================================================================

All leases expire prior to 2055. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, the future minimum lease commitments will not be less than the amounts shown for 1999.

The Company incurred expense of $15,248,000 in 1998, $11,989,000 in 1997 and $9,505,000 in 1996 under an agreement to outsource certain data processing services. Future payments will adjust for inflation and transaction volume.

The Company owns approximately 51% interest in a venture capital partnership, with an original commitment to fund $15,456,000 over the ten-year life of the partnership. Contributions to the partnership were $2,273,000 in 1998, $3,030,000 in 1997 and $1,515,000 in 1996. The Company's remaining commitment at December 31, 1998 was $2,273,000.

In the normal course of business, the Company had certain lawsuits pending at December 31, 1998. In the opinion of management, after consultation with legal counsel, none of these suits will have a significant effect on the financial condition and results of operations of the Company.

62
NOTES TO FINANCIAL STATEMENTS [CONT.] COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are the condensed financial statements of Commerce Bancshares, Inc. (Parent only) for the periods indicated:

CONDENSED BALANCE SHEETS
                                                                                             DECEMBER 31
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                            1998         1997
---------------------------------------------------------------------------------------------------------------
ASSETS
------
Investment in consolidated subsidiaries:
     Banks                                                                             $  913,447   $  847,645
     Non-banks                                                                             31,497       29,104
Receivables from subsidiaries, net of borrowings                                            7,059       10,583
Cash                                                                                          492          167
Securities purchased under agreements to resell                                             7,002        7,100
Investment securities:
     Available for sale                                                                   109,773       73,339
     Other non-marketable                                                                   2,265          665
Other assets                                                                               23,416       22,750
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                           $1,094,951   $  991,353
===============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accounts payable, accrued taxes and other liabilities                                  $   14,166   $   10,569
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                          14,166       10,569
---------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                                    1,080,785      980,784
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $1,094,951   $  991,353
===============================================================================================================

CONDENSED STATEMENTS OF INCOME

                                                                                FOR THE YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                   1998         1997        1996
---------------------------------------------------------------------------------------------------------------
INCOME
------
Dividends received:
     Bank subsidiaries                                                     $  142,316   $  103,626   $ 120,024
     Non-bank subsidiaries                                                        379          200         250
Earnings of consolidated subsidiaries, net of dividends                         8,317       28,628        (393)
Interest on investment securities                                               4,198        3,451       2,774
Interest on securities purchased under agreements to resell                       316          233         244
Management fees charged subsidiaries                                           20,719       16,842      13,951
Data processing fees charged subsidiaries                                           -       27,638      21,596
Net gains (losses) on securities transactions                                   1,101        1,967        (507)
Other                                                                           1,588        1,577       1,181
---------------------------------------------------------------------------------------------------------------
TOTAL INCOME                                                                  178,934      184,162     159,120
===============================================================================================================

EXPENSE
-------
Salaries and employee benefits                                                 19,854       28,525      21,981
Marketing                                                                         519          351         123
External data processing                                                            3       11,552       9,041
Other                                                                          10,664       13,928      10,621
---------------------------------------------------------------------------------------------------------------
TOTAL EXPENSE                                                                  31,040       54,356      41,766
---------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                                   (2,197)      (2,896)     (2,158)
---------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $  150,091   $  132,702   $ 119,512
===============================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS

                                                                               For The Years Ended December 31
----------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                   1998         1997        1996
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                 $  150,091   $  132,702   $ 119,512
Adjustments to reconcile net income to net
   cash provided by operating activities:
     Earnings of consolidated subsidiaries, net of dividends                   (8,317)     (28,628)        393
     Other adjustments, net                                                     2,168       (5,329)     (3,398)
----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     143,942       98,745     116,507
----------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
(Increase) decrease in investment in subsidiaries, net                             (3)         457        (438)
(Increase) decrease in receivables from subsidiaries, net of borrowings         3,524       (2,541)        456
Proceeds from sales of investment securities                                    6,994        2,538         627
Proceeds from maturities of investment securities                             432,963      473,204     249,023
Purchases of investment securities                                           (471,530)    (450,361)   (296,726)
Net decrease in securities purchased under agreements to resell                    98          238      34,830
Net purchases of equipment                                                       (526)        (334)     (2,723)
----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                              (28,480)      23,201     (14,951)
----------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Purchases of treasury stock                                                   (85,132)     (94,067)    (78,408)
Sales of treasury stock                                                         3,737        2,599       4,039
Cash dividends paid on common stock                                           (33,742)     (30,432)    (27,462)
----------------------------------------------------------------------------------------------------------------
NET CASH USED BY FINANCING ACTIVITIES                                        (115,137)    (121,900)   (101,831)
----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                       325           46        (275)
Cash at beginning of year                                                         167          121         396
----------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                        $      492   $      167   $     121
================================================================================================================

Dividends paid by the Parent were substantially provided from subsidiary bank dividends. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent charges fees to its subsidiaries for management services provided, which are allocated to the subsidiaries based primarily on total average assets. In 1997 and 1996, the Parent charged data processing fees, which were allocated to the subsidiaries based on transaction volume. In 1998, the data servicing department was transferred from the Parent to a subsidiary bank, with a resulting decline in related fee income, provider expense, salary and depreciation expense on the Parent. The Parent makes advances to non-banking subsidiaries and subsidiary bank holding companies. Advances are made to the Parent by subsidiary bank holding companies for investment in temporary liquid securities. Interest on such advances is based on market rates.

At December 31, 1998, the Parent had a $20,000,000 line of credit for general corporate purposes with a subsidiary bank. During 1998, the Parent had no borrowings from the subsidiary bank.

Investment securities held by the Parent, which consist primarily of common stock and commercial paper, included an unrealized gain in fair value of $26,643,000 at December 31, 1998. The corresponding net of tax unrealized gain included in stockholders' equity was $16,519,000. Also included in stockholders' equity was the unrealized net of tax gain in fair value of investment securities held by subsidiaries, which amounted to $36,553,000 at December 31, 1998.

 64
     INDEPENDENT AUDITORS' REPORT COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

The Board of Directors
Commerce Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                KPMG LLP

                                                January 29, 1999
                                                Kansas City, Missouri

                                                                             65
                   STATEMENT OF MANAGEMENT'S RESPONSIBILITY
                 COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS  Commerce Bancshares, Inc. is responsible for the
--------------------
preparation, integrity, and fair presentation of its published financial statements. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates of management.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING  Management is responsible
---------------------------------------------------
for establishing and maintaining an effective internal control structure over financial reporting. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

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

Management assessed its internal control structure over financial reporting as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Wichita, Kansas) maintained effective internal control structures over financial reporting as of December 31, 1998.

COMPLIANCE WITH LAWS AND REGULATIONS  Management is also responsible for
------------------------------------
compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders as designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Wichita, Kansas), subsidiary insured depository institutions of Commerce Bancshares, Inc., complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 1998.

66
                  SUMMARY OF QUARTERLY STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                           For The Quarter Ended
-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                  12/31/98       9/30/98        6/30/98        3/31/98
-------------------------------------------------------------------------------------------------------------
Interest income                                        $187,299      $183,468       $180,151       $177,553
Interest expense                                        (75,429)      (76,863)       (74,955)       (73,479)
-------------------------------------------------------------------------------------------------------------
Net interest income                                     111,870       106,605        105,196        104,074
Non-interest income                                      57,667        50,670         55,741         49,959
Salaries and employee benefits                          (51,061)      (48,644)       (49,879)       (48,506)
Other expense                                           (52,583)      (43,301)       (43,455)       (41,915)
Provision for loan losses                                (6,971)       (7,777)       (11,410)       (10,716)
-------------------------------------------------------------------------------------------------------------
Income before income taxes                               58,922        57,553         56,193         52,896
Income taxes                                            (18,522)      (19,839)       (18,699)       (18,413)
-------------------------------------------------------------------------------------------------------------
Net income                                             $ 40,400      $ 37,714       $ 37,494       $ 34,483
-------------------------------------------------------------------------------------------------------------
Net income per share - basic*                          $    .66      $    .62       $    .61       $    .57
Net income per share - diluted*                        $    .65      $    .61       $    .60       $    .56
-------------------------------------------------------------------------------------------------------------
Weighted average shares - basic*                         61,106        60,758         61,371         61,037
Weighted average shares - diluted*                       62,084        61,721         62,485         62,131
-------------------------------------------------------------------------------------------------------------

                                                                           For The Quarter Ended
-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                  12/31/97       9/30/97        6/30/97        3/31/97
-------------------------------------------------------------------------------------------------------------
Interest income                                        $178,039      $173,686       $168,339       $162,812
Interest expense                                        (73,054)      (72,628)       (70,395)       (69,025)
-------------------------------------------------------------------------------------------------------------
Net interest income                                     104,985       101,058         97,944         93,787
Non-interest income                                      49,457        46,687         42,385         41,563
Salaries and employee benefits                          (46,571)      (45,818)       (43,708)       (42,998)
Other expense                                           (44,228)      (41,826)       (40,185)       (39,116)
Provision for loan losses                                (8,716)       (7,807)        (7,293)        (7,538)
-------------------------------------------------------------------------------------------------------------
Income before income taxes                               54,927        52,294         49,143         45,698
Income taxes                                            (18,179)      (18,072)       (16,810)       (16,299)
-------------------------------------------------------------------------------------------------------------
Net income                                             $ 36,748      $ 34,222       $ 32,333       $ 29,399
-------------------------------------------------------------------------------------------------------------
Net income per share - basic*                          $    .60      $    .56       $    .52       $    .48
Net income per share - diluted*                        $    .59      $    .55       $    .52       $    .47
-------------------------------------------------------------------------------------------------------------
Weighted average shares - basic*                         61,324        61,305         61,560         61,475
Weighted average shares - diluted*                       62,414        62,151         62,229         62,202
-------------------------------------------------------------------------------------------------------------

                                                                        For The Quarter Ended
-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                   12/31/96       9/30/96        6/30/96        3/31/96
-------------------------------------------------------------------------------------------------------------
Interest income                                        $164,676      $161,147       $159,706       $162,074
Interest expense                                        (69,891)      (69,618)       (69,791)       (72,560)
-------------------------------------------------------------------------------------------------------------
Net interest income                                      94,785        91,529         89,915         89,514
Non-interest income                                      43,257        40,449         38,660         36,796
Salaries and employee benefits                          (42,009)      (40,971)       (41,154)       (41,157)
Other expense                                           (38,295)      (39,106)       (37,811)       (37,451)
Provision for loan losses                                (7,459)       (6,082)        (5,428)        (5,553)
-------------------------------------------------------------------------------------------------------------
Income before income taxes                               50,279        45,819         44,182         42,149
Income taxes                                            (17,823)      (14,964)       (15,264)       (14,866)
-------------------------------------------------------------------------------------------------------------
Net income                                             $ 32,456      $ 30,855       $ 28,918       $ 27,283
-------------------------------------------------------------------------------------------------------------
Net income per share - basic*                          $    .52      $    .49       $    .46       $    .43
Net income per share - diluted*                        $    .52      $    .49       $    .46       $    .42
-------------------------------------------------------------------------------------------------------------
Weighted average shares - basic*                         62,038        62,366         63,195         63,894
Weighted average shares - diluted*                       62,713        62,712         63,530         64,297
-------------------------------------------------------------------------------------------------------------

* Restated for the three for two stock split and 5% stock dividend distributed in 1998.

COMMUNITY BANK DIRECTORS

(This list not included in EDGARized exhibit.)

                                           67 through 72

OFFICERS AND DIRECTORS

(This list not included in EDGARized exhibit.)

                                           Inside Back Cover