Form 10-K, Exhibit 13
period 1999-12-31
COMMERCE BANCSHARES INC /MO/
filed 2000-03-17
CIK 22356

                                                                   Exhibit 13

WORKING TOGETHER By any measurement, Commerce Bancshares continues to grow stronger and better able to serve the needs of our diverse customers. This success comes from our ability to transform financial transactions into customer relationships. To accomplish this value-added transformation, we have trained and empowered our people to manage these relationships for the long run, using the effective tools and support we provide to make it easier for customers to get information and do business with us. We prove to our customers every day that we understand their needs, and respond with the financial products and services designed to meet their personal, family and business objectives and challenges. In addition, our employees continue to increase their involvement and profile in community events and programs. Throughout our entire organization, and in all of our communities, we are committed to maintaining and extending our mission which defines how we work:
Be accessible.  Offer solutions.  Build relationships.

CONTENTS                              ANNUAL MEETING
Chairman's Letter          Page 2     The annual meeting of Shareholders will
                                      be held Wednesday, April 19, 2000 at
                                      9:30 a.m. in The Plaza, Ritz-Carlton,
                                      100 Carondelet Plaza, Clayton, Missouri
                                      63105.

Management's Discussion               TRANSFER AGENT, REGISTRAR
and Analysis of Consolidated          AND DIVIDEND DISBURSING AGENT
Financial Condition and               First Chicago Trust Company of New York,
Results of Operations      Page 21    a division of EquiServe, P.O. Box 2500,
                                      Jersey City, New Jersey 07303-2500,
Financial Statements of               800-317-4445.
Commerce Bancshares, Inc.
and Subsidiaries           Page 40    NOTICE
                                      Shareholders, analysts or potential
Notes to Financial                    investors desiring additional
Statements                 Page 44    information may make their requests in
                                      writing to Mr. Jeffery D. Aberdeen,
Independent Auditors'                 Controller, at the address of the
Report                     Page 58    Company.

Directors and Officers     Page 61

DIVIDEND REINVESTMENT PROGRAM
Commerce Brokerage Services, Inc.* offers Equity Dividend Reinvestment for securities held within a Commerce brokerage account. Our brokerage customers may elect this option for more than 6,200 individual securities, including the common stock of Commerce Bancshares, Inc. For information, please contact any of our Regional Investment Specialists or one of our main brokerage offices:
      St. Louis     314-746-8777          Kansas City     816-234-2416
                    800-356-1606                          800-772-SAVE
*An affiliate of Commerce Bancshares, Inc. and a registered broker-dealer.

FINANCIAL HIGHLIGHTS                                     1

(This page not included in the EDGARized exhibit.)

CHAIRMAN'S LETTER                                        2 -18

(This section not included in the EDGARized exhibit.)

              COMMERCE BANCSHARES, INC. 1999 FINANCIAL REVIEW


                               Common Stock Data
                                      20


             Management's Discussion and Analysis of Consolidated
                 Financial Condition and Results of Operations
                                      21


                      Consolidated Financial Statements:
                                Balance Sheets
                                      40


                             Statements of Income
                                      41


                           Statements of Cash Flows
                                      42


                      Statements of Stockholders' Equity
                                      43


                         Notes to Financial Statements
                                      44


                         Independent Auditors' Report
                                      58


                   Statement of Management's Responsibility
                                      59


                   Summary of Quarterly Statements of Income
                                      60

Common Stock Data
Commerce Bancshares, Inc. (Parent)

The following table sets forth the high and low prices of actual transactions for the Company's common stock (CBSH) and cash dividends paid for the periods indicated (restated for the 5% stock dividend distributed in 1999).

                                       Cash
1999                High     Low  Dividends
-------------------------------------------
First Quarter     $41.55  $35.71      $.143
Second Quarter     40.83   34.64       .143
Third Quarter      39.40   32.20       .143
Fourth Quarter     39.58   32.38       .143

1998
-------------------------------------------
First Quarter     $44.60  $37.49      $.132
Second Quarter     45.92   40.82       .132
Third Quarter      46.83   34.92       .132
Fourth Quarter     44.33   30.84       .132

1997
-------------------------------------------
First Quarter     $29.08  $25.56      $.118
Second Quarter     27.79   24.19       .118
Third Quarter      34.48   25.92       .118
Fourth Quarter     42.48   32.47       .118

Commerce Bancshares, Inc. common shares are publicly traded on The Nasdaq Stock Market (NASDAQ). NASDAQ is a highly-regulated electronic securities market comprised of competing Market Makers whose trading is supported by a communications network linking them to quotation dissemination, trade reporting, and order execution systems. The Company had 5,730 shareholders of record as of December 31, 1999.

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

KEY RATIOS
--------------------------------------------------------------------------------------------------------------------------------
                                                                       1999        1998          1997         1996         1995
--------------------------------------------------------------------------------------------------------------------------------
(Based on average balance sheets):
Return on total assets                                                 1.50%        1.43%         1.37%        1.28%        1.21%
Return on stockholders' equity                                        15.40        14.58         14.08        13.40        12.72
Efficiency ratio                                                      58.53        58.30         58.24        58.76        60.33
Loans to deposits                                                     77.94        75.24         70.93        67.07        68.28
Net yield on interest earning assets (tax equivalent basis)            4.61         4.56          4.61         4.40         4.50
Non-interest bearing deposits to total deposits                       14.82        18.50         21.35        19.65        19.81
Equity to total assets                                                 9.72         9.83          9.74         9.53         9.48
Cash dividend payout ratio                                            22.05        22.81         23.24        23.28        24.07
================================================================================================================================

SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                  1999         1998          1997         1996         1995
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                             $   466,001  $   427,745   $   397,774   $  365,743   $  355,745
Provision for loan losses                                            35,335       36,874        31,354       24,522       14,629
Non-interest income                                                 236,209      214,037       180,092      159,162      133,150
Non-interest expense                                                419,015      379,344       344,450      317,954      305,484
Net income                                                          166,213      150,091       132,702      119,512      107,640
Net income per share - basic*                                          2.62         2.34          2.06         1.81         1.57
Net income per share - diluted*                                        2.59         2.30          2.03         1.80         1.56
Total assets                                                     11,400,936   11,402,023    10,306,941    9,698,186    9,573,951
Loans                                                             7,576,892    7,046,852     6,224,381    5,472,342    5,317,813
Investment securities                                             2,508,415    3,031,716     2,664,931    2,721,515    2,594,753
Deposits                                                          9,164,123    9,530,197     8,700,578    8,166,429    8,193,092
Long-term debt                                                       25,735       27,130         7,102       14,120       14,562
Stockholders' equity                                              1,079,832    1,080,785       980,784      924,271      883,783
Cash dividends per common share*                                       .571         .526          .472         .417         .376
================================================================================================================================

*Restated for the 5% stock dividend distributed in 1999.


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       $ Change                  % Change
(Dollars in thousands)                                                          '99-'98       '98-'97      '99-'98      '98-'97
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                             $38,256       $29,971          8.9%         7.5%
Provision for loan losses                                                        (1,539)        5,520         (4.2)        17.6
Non-interest income (excluding securities gains)                                 28,174        30,304         13.6         17.1
Net gains on securities transactions                                             (6,002)        3,641        (87.1)       111.9
Non-interest expense                                                             39,671        34,894         10.5         10.1
Income taxes                                                                      6,174         6,113          8.2          8.8
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $16,122       $17,389         10.7%        13.1%
================================================================================================================================

Consolidated 1999 net income was $166.2 million, which was a $16.1 million, or 10.7%, increase over the previous year. Diluted earnings per share increased 12.6% to $2.59 compared to $2.30 in 1998. The return on average assets was 1.50% compared to 1.43% in 1998, and the return on equity increased to 15.40% from 14.58% in 1998. Net interest income increased $38.3 million, or 8.9%, due in part to average loan growth of 9.4% and lower deposit costs. Loan growth was funded partly by average deposit growth of 5.6%. The provision for loan losses decreased $1.5 million from 1998, but exceeded current year net charge-offs by 20%. Non-interest income grew $22.2 million, mainly from growth in trust, deposit account and credit card fees. Non-interest expense increased $39.7 million largely because of higher salaries and data processing costs. Non-performing assets decreased to their lowest year end level since 1995, at .31% of total assets.

Net income for 1998 was $150.1 million, a 13.1% increase over 1997 income. Diluted earnings per share increased 13.3% to $2.30 in 1998 compared to $2.03 in 1997. The increase in net income of $17.4 million was mainly due to growth in net interest income of $30.0 million coupled with strong growth in non-interest income of $33.9 million, but

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)

offset by higher non-interest expense which was up 10.1% over the previous year. Also, the provision for loan losses increased over the previous year by $5.5 million. The growth in the net interest margin mainly resulted from loan growth. Non-interest income grew mainly in the areas of trust, deposit account and credit card fees, while non-interest expense increased mainly in the areas of salaries and benefits and data processing costs.

During 1998, the Company acquired four banks located in Kansas, with combined assets of approximately $430 million and 15 new locations. Stock valued at $84.0 million was issued and these acquisitions were recorded under the pooling of interests method of accounting. Prior year financial results were not restated for these poolings because those restated amounts did not differ materially from the Company's historical operating results.

In 1997, two Kansas banks, with assets of $295 million, were acquired at a cost of $53.2 million in treasury stock and $4.3 million in cash. The effects of these acquisitions were not material to the financial statements of the Company.

The Company distributed a 5% stock dividend for the sixth consecutive year on December 17, 1999. All per share and average share data in this report has been restated to reflect the stock dividend.

Net Interest Income. Net interest income is the difference between total interest income and total interest expense, resulting from the Company's lending, investing, borrowing, and deposit gathering activities. The following table summarizes the changes in net interest income on a fully tax equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates. Changes not solely due to volume or rate changes are allocated to rate. Management believes this allocation method, applied on a consistent basis, provides meaningful comparisons between the respective periods.

------------------------------------------------------------------------------------------------------------------------
                                                                     1999                             1998
------------------------------------------------------------------------------------------------------------------------
                                                          Change due to                    Change due to
                                                        Average   Average                 Average   Average
(In thousands)                                          Volume      Rate       Total       Volume    Rate        Total
------------------------------------------------------------------------------------------------------------------------
Interest income, fully taxable equivalent basis.
Loans                                                   $49,349   $(28,790)   $ 20,559   $ 63,290   $(14,607)   $ 48,683
Investment securities:
    U.S. government & federal agency securities          (9,542)    (1,942)    (11,484)   (11,309)    (1,237)    (12,546)
    State & municipal securities                           (584)       (52)       (636)       (52)       186         134)
    CMO's and asset-backed securities                    17,766     (1,516)     16,250      5,806       (281)      5,525
    Other securities                                     (1,309)       159      (1,150)     1,492        265       1,757
Federal funds sold and securities purchased
    under agreements to resell                             (299)    (1,185)     (1,484)     2,558       (424)      2,134
------------------------------------------------------------------------------------------------------------------------
Total interest income                                    55,381    (33,326)     22,055     61,785    (16,098)     45,687
------------------------------------------------------------------------------------------------------------------------

Interest expense.
Interest bearing deposits:
    Savings                                                 441     (2,027)     (1,586)       409       (350)         59
    Interest bearing demand                              13,132    (21,891)     (8,759)    18,434    (10,380)      8,054
    Time open & C.D.'s of less than $100,000             (1,428)    (7,296)     (8,724)     2,129       (346)      1,783
    Time open & C.D.'s of $100,000 and over               2,134     (1,275)        859      2,385         48       2,433
Federal funds purchased and securities
    sold under agreements to repurchase                   4,350     (2,350)      2,000      4,032       (407)      3,625
Long-term debt and other borrowings                         522       (132)        390        102       (459)       (357)
------------------------------------------------------------------------------------------------------------------------
Total interest expense                                   19,151    (34,971)    (15,820)    27,491    (11,894)     15,597
------------------------------------------------------------------------------------------------------------------------
Net interest income, fully taxable equivalent basis     $36,230   $  1,645    $ 37,875   $ 34,294   $ (4,204)   $ 30,090
========================================================================================================================

Net interest income was $466.0 million in 1999, $427.7 million in 1998 and $397.8 million in 1997. Compared to the prior year, net interest income increased $38.3 million, or 8.9%, in 1999 and increased $30.0 million, or 7.5%, in 1998. The increase in 1999 resulted from strong loan growth, which improved the mix of higher earning assets, coupled with a decline in rates paid on interest bearing liabilities of 57 basis points. These increases to net interest income were partially offset by an increase in average interest bearing liabilities and a decline in loan yields. The net interest income increase in 1998 resulted largely from similar trends. The net yield on earning assets was 4.61% in 1999, 4.56% in

1998 and 4.61% in 1997. Average interest earning assets increased 7.5% in 1999 over 1998, compared to 8.7% in 1998 over 1997. Average interest bearing liabilities increased 11.0% in 1999 compared to 11.3% in 1998.

Tax equivalent interest income was $754.7 million in 1999, $732.7 million in 1998 and $687.0 million in 1997; and represents an increase of $22.1 million, or 3.0%, in 1999 and an increase of $45.7 million, or 6.7%, in 1998. Contributing to the 1999 increase was growth of $620.0 million, or 9.4%, in average loan balances. In addition, average investments in CMO's and asset-backed securities increased $281.6 million, reflecting a shift from lower-yielding U.S. government securities. Counteracting these effects was a decline of 44 basis points in average rates earned on loans, which occurred mainly in the business and personal banking categories. The increase in interest income in 1998 over 1997 was due to average loan growth of $781.6 million, partially offset by a decline in investment security balances and lower average rates earned on loans. Loans represented 71% of average interest earning assets in 1999, investment securities represented 26%, and short-term federal funds sold and securities purchased under agreements to resell represented 3%.

Total interest expense was $284.6 million in 1999, $300.7 million in 1998 and $285.1 million in 1997. Interest expense decreased $16.1 million, or 5.4%, in 1999 compared to 1998. Interest expense on deposits decreased $18.2 million from 1998, mainly because of declines in rates paid on interest bearing demand deposits (60 basis points) and C.D.'s under $100,000 (37 basis points). These effects were partly offset by a $275.7 million increase in the Company's Premium Money Market deposit accounts. In 1998 compared to 1997, interest on deposits increased $12.3 million due to growth of $601.7 million in average interest bearing demand deposits (mainly Premium Money Market accounts), which was partially offset by a decrease in rates paid on these deposits of 28 basis points. Premium and other money market deposits represented 60% of total average interest bearing deposits in 1999.

Provision and Allowance for Loan Losses. Management records the provision for loan losses, on an individual bank basis, in amounts sufficient to result in an allowance for loan losses that will cover current net charge-offs and risks believed to be inherent in the loan portfolio of each bank. Amounts charged against current income are based on such factors as past loan loss experience, current loan portfolio mix, evaluation of actual and potential losses in the loan portfolio, prevailing regional and national economic conditions that might have an impact on the portfolio, regular reviews and examinations of the loan portfolio conducted by internal loan reviewers supervised by Commerce Bancshares, Inc. (the Parent), and reviews and examinations by bank regulatory authorities. The balance in the allowance for loan losses is reduced when a loan or part thereof is considered by management to be uncollectible. Recoveries on loans previously charged off are added back to the allowance. During periods of growth in the loan portfolio, a portion of the provision may be taken to reflect management's desire to maintain a satisfactory allowance to protect the Company from those losses which occur in the normal course of business.

As with any financial institution, weak economic conditions, higher inflation, interest rates, or unemployment may lead to increased losses in the loan portfolio. Conversely, improvements in economic conditions tend to reduce loan losses. Management has established various controls in order to limit future losses at the lending affiliates, such as: 1) a "watch list" of possible problem loans, 2) specific loan retention limits in relation to the size of each affiliate and market, 3) documented policies concerning loan administration (loan file documentation, disclosures, approvals, etc.) and 4) a loan review staff employed by the Parent which travels to subsidiary bank markets to audit for adherence to established Company controls and to review the quality and anticipated collectibility of the portfolio. Management determines which loans are possibly uncollectible or represent a greater risk of loss and makes additional provision to expense, if necessary, to maintain the allowance at a satisfactory level on an individual bank basis.

The allowance for loan losses at December 31, 1999, was 1.62% of loans outstanding compared to 1.66% at year end 1998. The allowance for loan losses at year end covered non-performing assets (defined as non-accrual loans, loans 90 days delinquent and still accruing interest, and foreclosed real estate) by 345%. Net charge-offs totaled $29.4 million in 1999 compared to $31.5 million in 1998. The ratio of net charge-offs to average loans outstanding in 1999 was .41% compared to .48% in 1998 and 1997. The provision for loan losses was $35.3 million, exceeding 1999 net charge-offs by $6.0 million, compared to a provision of $36.9 million in 1998 and $31.4 million in 1997.

A subsidiary bank is an issuer of Visa and MasterCard credit cards. Credit card loans outstanding at year end 1999 amounted

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)

to $521.8 million, or 6.9% of total loans. The percentage of consumer loans outstanding which are generated through revolving credit balances and cash advances is significantly higher for Commerce than it is for a banking group that does not issue credit cards. Because credit card loans traditionally have a higher ratio of net charge-offs to loans outstanding when compared with other portfolio segments, management evaluates the credit card allowance as a separate component to ensure its adequacy. Net charge-offs decreased to 3.28% of average credit card loans in 1999 compared to 3.87% in 1998. This decline in net charge-offs was consistent with industry trends when compared with 1998. Declining trends for credit card delinquency for the Company and the industry were also observed during 1999. The Company's net charge-off experience has been significantly better than industry averages.

Management is not aware of any other significant risks in the current loan portfolio mix that would result from concentrations of loans within any particular market, industry, or portfolio segment. Other than for the credit card risk mentioned above, management does not allocate the allowance for loan losses. It is deemed to be a general reserve available for all types of loan losses. The allowance at year end 1999 represented a 4.19 times multiple of net loan losses for the year just ended.

Based on current economic conditions, management considers the December 31, 1999 allowance adequate to cover the possible risk of loss in the loan portfolio at the present time. Various appraisals and estimates of current value influence the calculation of the required allowance at any point in time. If economic conditions in the region deteriorate significantly, it is possible that additional assets would be classified as non-performing, and accordingly, additional provision for possible losses would be required. Such an event and its duration cannot be predicted at this time.

The schedule which follows summarizes the relationship between loan balances and activity in the allowance for loan losses:

                                                                                           Years Ended December 31
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                    1999         1998         1997         1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
Net loans outstanding at end of period (A)                          $7,576,892   $7,046,852   $6,224,381   $5,472,342   $5,317,813
==================================================================================================================================
Average loans outstanding (A)                                       $7,216,867   $6,596,831   $5,815,192   $5,321,584   $5,161,552
==================================================================================================================================
Allowance for loan losses:
     Balance at beginning of period                                 $  117,092   $  105,918   $   98,223   $   98,537   $   87,179
-----------------------------------------------------------------------------------------------------------------------------------
     Additions to allowance through
         charges to expense                                             35,335       36,874       31,354       24,522       14,629
-----------------------------------------------------------------------------------------------------------------------------------
     Allowances of acquired banks                                           --        5,808        4,275           --       12,932
-----------------------------------------------------------------------------------------------------------------------------------
     Loans charged off:
         Business                                                        7,444        7,827        5,734        4,912        3,422
         Construction                                                      544          211          300           --           --
         Business real estate                                              624          212          113          205          391
         Personal real estate                                              933          279          401          341          208
         Personal banking                                               10,544       10,372        8,472        9,327        7,413
         Credit card                                                    20,449       23,465       23,163       17,129       11,838
-----------------------------------------------------------------------------------------------------------------------------------
           Total loans charged off                                      40,538       42,366       38,183       31,914       23,272
-----------------------------------------------------------------------------------------------------------------------------------
     Recovery of loans previously charged off:
         Business                                                        2,540        2,578        2,992        1,739        1,632
         Construction                                                      110          402          340           --           --
         Business real estate                                              337          651          500          416          542
         Personal real estate                                              251           83           70          123           99
         Personal banking                                                3,898        3,533        3,420        2,628        2,633
         Credit card                                                     4,017        3,611        2,927        2,172        2,163
-----------------------------------------------------------------------------------------------------------------------------------
           Total recoveries                                             11,153       10,858       10,249        7,078        7,069
-----------------------------------------------------------------------------------------------------------------------------------
         Net loans charged off                                          29,385       31,508       27,934       24,836       16,203
-----------------------------------------------------------------------------------------------------------------------------------
     Balance at end of period                                       $  123,042   $  117,092   $  105,918   $   98,223   $   98,537
===================================================================================================================================
Ratio of net charge-offs to average
     loans outstanding                                                     .41%         .48%         .48%         .47%         .31%
Ratio of allowance to loans at end of period                              1.62%        1.66%        1.70%        1.79%        1.85%
Ratio of provision to average loans outstanding                            .49%         .56%         .54%         .46%         .28%
===================================================================================================================================

(A) Net of unearned income; before deducting allowance for loan losses

Non-Interest Income.

                                                                                                                    % Change
(Dollars in thousands)                                                    1999         1998         1997      '99-'98      '98-'97
-----------------------------------------------------------------------------------------------------------------------------------
Trust fees                                                            $ 55,773     $ 50,460     $ 41,224         10.5%        22.4%
Deposit account charges and other fees                                  68,538       63,145       57,223          8.5         10.3
Credit card transaction fees                                            44,466       36,786       30,703         20.9         19.8
Trading account profits and commissions                                 10,310        8,733        7,420         18.1         17.7
Brokerage, mutual funds and annuities fees                               8,992        7,239        6,278         24.2         15.3
Net gains on securities transactions                                       892        6,894        3,253        (87.1)       111.9
Other                                                                   47,238       40,780       33,991         15.8         20.0
-----------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                             $236,209     $214,037     $180,092         10.4%        18.8%
===================================================================================================================================
Total non-interest income excluding net
     gains on securities transactions                                 $235,317     $207,143     $176,839         13.6%        17.1%
===================================================================================================================================
Non-interest income as a % of operating income
     (net interest income plus non-interest income)                       33.6%        33.4%        31.2%
Operating income per full-time equivalent employee                    $  133.0     $  123.3     $  115.9
===================================================================================================================================

Non-interest income grew to $236.2 million in 1999, an increase of 10.4% over 1998. Credit card fee income increased $7.7 million, or 20.9%, over the previous year because of growth in transaction volumes in both merchant and cardholder businesses, transaction pricing changes, and strong increases in fees charged on debit card transactions. Trust fees grew $5.3 million, or 10.5%, because of account growth and increases in the value of assets managed, especially in the personal trust area. Deposit account fees increased $5.4 million over last year mainly due to growth in overdraft fee income. Fees collected from the sales of mutual funds and annuities increased $1.5 million, or 28.4%, over 1998. Other non-interest income increased mainly due to gains on investment sales realized by a venture capital partnership in which the Company participates. This category also increased due to gains on sales of two banking branches and growth in cash management fee income. A loss on the sale of a housing development partnership partially reduced these increases. Compared to 1998, lower gains were recorded on sales of mortgage loans, which were partly offset by higher gains on student loan sales. Net gains on securities transactions were $6.0 million lower in 1999 than in 1998.

Venture capital activity produced investment gains of $3.9 million in 1999 compared to $4.6 million in 1998 and $1.8 million in 1997. Sales of other equity securites by the Parent resulted in a net loss of $53 thousand in 1999 compared to net gains of $860 thousand in 1998 and $1.8 million in 1997. Banking subsidiaries contributed net gains of $945 thousand and $1.6 million in 1999 and 1998, respectively, and net losses of $222 thousand in 1997, on sales of portfolio investment securities.

Non-interest income totaled $214.0 million in 1998, and represented an increase of $33.9 million, or 18.8%, over the previous year. The increase in non-interest income was the result of strong growth in trust, deposit account and credit card fees, all of which achieved double digit growth. The growth in trust fees was the result of increases in fees from both the personal trust and employee benefit areas. Deposit account fees increased mainly as a result of new account growth coupled with improved procedures over fee collection. The growth in credit card fees was a result of increased transaction volumes in both the cardholder and merchant areas, in addition to growth in the Company's debit card product. Other non-interest income included increases in fees for non-customer ATM usage, official check float income and customer check income, which increased over $4 million in 1998 compared to 1997. Also included were gains on sales of student loans, which amounted to $4.6 million in 1998 compared to $3.0 million in 1997.

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)


Non-Interest Expense.

                                                                                                  % Change
(Dollars in thousands)                                             1999      1998      1997   '99-'98   '98-'97
----------------------------------------------------------------------------------------------------------------
Salaries                                                       $185,866  $172,835  $156,497       7.5%     10.4%
Employee benefits                                                29,351    25,255    22,598      16.2      11.8
Net occupancy                                                    27,950    23,805    21,570      17.4      10.4
Equipment                                                        20,612    18,148    16,492      13.6      10.0
Supplies and communication                                       33,800    29,867    25,838      13.2      15.6
Data processing                                                  35,515    30,654    24,628      15.9      24.5
Marketing                                                        12,915    12,206    12,757       5.8      (4.3)
Goodwill and core deposit premium                                 8,528     9,193     9,778      (7.2)     (6.0)
Other                                                            64,478    57,381    54,292      12.4       5.7
----------------------------------------------------------------------------------------------------------------
Total non-interest expense                                     $419,015  $379,344  $344,450      10.5%     10.1%
================================================================================================================
Efficiency ratio (non-interest expense as a % of operating
  income, excluding net gains on securities transactions
  and goodwill/core deposit premium amortization)                  58.5%     58.3%     58.2%
Salaries and benefits as a % of total non-interest expense         51.4%     52.2%     52.0%
Number of full-time equivalent employees                          5,278     5,206     4,985
================================================================================================================

Non-interest expense amounted to $419.0 million in 1999, which was a $39.7 million, or 10.5%, increase over 1998. Non-interest expense increased in 1999 mainly in the areas of salaries and employee benefits, data processing, occupancy, supplies, and several other expense areas. Additional employees, merit increases, and contract programming contributed to a salary increase of 7.5% over the prior year. Increased costs for medical insurance, employment taxes, pension and 401K expense contributed to higher employee benefits. Occupancy expense increased $4.1 million compared to 1998 because of additional office space rented, lower outside tenant rent income, and higher building repairs and maintenance costs. Supplies and communication expense grew $3.9 million over 1998, and included increases in telephone costs and general office supplies related to a new data processing contract. Data processing costs increased 15.9% over the previous year, mainly due to higher charges by information service providers, partly based on growth in the Company's customers, products and services. The increase in other expense occurred partly because of higher fees paid for professional and consulting services incurred during the year, some of which were Year 2000 related.

Non-interest expense of $379.3 million in 1998 increased $34.9 million, or 10.1%, over the previous year. The increase was mainly the result of higher salaries and benefits coupled with higher costs for data processing, office supplies and occupancy. Salaries expense increased $16.3 million, or 10.4%, mainly due to additional staffing and incentive pay for new product sales. Increased health care and employment taxes contributed to the $2.7 million increase in benefits costs. Data processing costs increased $6.0 million due to higher charges by information service providers. Occupancy costs grew partly due to the outsourcing of certain property management functions which were previously salaried, while supplies and communication costs increased mainly in the areas of telephone and general office supplies. Other expense included higher losses in the check collection and clearing areas.

Income Taxes. Income tax expense was $81.6 million, $75.5 million and $69.4 million in 1999, 1998 and 1997, respectively. The effective tax rate on income from operations was 32.9%, 33.5% and 34.3% in 1999, 1998 and 1997, respectively. The effective tax rates were lower than the federal statutory rate of 35% mainly due to various tax initiatives undertaken by the Company and tax exempt interest on state and municipal obligations. These factors were partly offset by state and local income taxes and non-deductible goodwill amortization.

FINANCIAL CONDITION

Loan Portfolio Analysis. A breakdown of average balances invested in each category of loans appears on page 36. Classifications of consolidated loans by major category at December 31 for each of the past five years are as follows:

                                                         Balance at December 31
-------------------------------------------------------------------------------------------------
(In thousands)                            1999        1998        1997        1996        1995
-------------------------------------------------------------------------------------------------
Business                               $2,564,476  $2,464,168  $2,056,862  $1,700,678  $1,716,080
Real estate - construction                354,351     325,360     233,209     182,474     168,031
Real estate - business                  1,247,956   1,000,380     926,107     758,650     695,558
Real estate - personal                  1,377,903   1,315,041   1,148,236   1,010,572     983,249
Personal banking                        1,510,380   1,409,022   1,311,081   1,256,684   1,258,809
Credit card                               521,826     532,881     548,886     563,284     496,086
-------------------------------------------------------------------------------------------------
Total loans, net of unearned income    $7,576,892  $7,046,852  $6,224,381  $5,472,342  $5,317,813
=================================================================================================

The contractual maturities of loan categories at December 31, 1999, and a breakdown of those loans between predetermined rate and floating rate loans is as follows:

                                             Principal Payments Due
-------------------------------------------------------------------------------------------------
                                          In        After One       After
                                    One Year     Year Through        Five
(In thousands)                       or Less       Five Years       Years                   Total
-------------------------------------------------------------------------------------------------
Business                          $1,604,433       $  758,216  $  201,827              $2,564,476
Real estate - construction           173,343          163,808      17,200                 354,351
Real estate - business               374,941          738,604     134,411               1,247,956
Real estate - personal               103,537          264,644   1,009,722               1,377,903
-------------------------------------------------------------------------------------------------
Total                             $2,256,254       $1,925,272  $1,363,160               5,544,686
=================================================================================================
Personal banking (1)                                                                    1,510,380
Credit card (2)                                                                           521,826
-------------------------------------------------------------------------------------------------
Total loans, net of unearned income                                                    $7,576,892
=================================================================================================

Loans with predetermined rate     $1,020,218       $1,197,733  $  411,715              $2,629,666
Loans with floating rate           1,236,036          727,539     951,445               2,915,020
-------------------------------------------------------------------------------------------------
Total                             $2,256,254       $1,925,272  $1,363,160              $5,544,686
=================================================================================================

(1) Personal banking loans with floating rate totaled $568,675,000.
(2) Credit card loans with floating rate totaled $460,163,000.

Total loans grew $530.0 million, or 7.5%, during 1999 compared to growth of $822.5 million, or 13.2%, during 1998. The growth in 1999 came principally from business real estate, personal banking, and business loans, which grew 24.7%, 7.2% and 4.1%, respectively. This growth in 1999 included the effects of a strong economy throughout many of the markets the Company serves. The 1998 growth included loans of approximately $238 million which were acquired in 1998 bank acquisitions. Additionally, other banking consolidations in a number of the markets continue to provide the Company an opportunity to establish new customer relationships.

The Company currently generates approximately 29% of its loan portfolio in the St. Louis regional market and 29% in the Kansas City regional market. The portfolio is diversified from a business and retail standpoint, with 55% in loans to business and 45% in loans to individual consumers. A balanced approach to loan portfolio management and an aversion toward credit concentrations, from an industry, geographic and product perspective, have enabled the Company to sustain lower levels of problem loans and loan losses.

Loans by type as a percentage of total loans follows:

----------------------------------------------
                                December 31
                               1999     1998
----------------------------------------------
Business                       33.8%    35.0%
Real estate - construction      4.7      4.6
Real estate - business         16.5     14.2
Real estate - personal         18.2     18.6
Personal banking               19.9     20.0
Credit card                     6.9      7.6
----------------------------------------------
Total loans                   100.0%   100.0%
==============================================

Business Loans. Total business loans amounted to $2.56 billion at December 31, 1999, compared to $2.46 billion at December 31, 1998, an increase of $100.3 million, or 4.1%. The growth came predominately from growth in the Kansas City and St. Louis markets. This group of loans is comprised primarily of loans to customers in the regional trade area of

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)

the bank subsidiaries in the central Midwest, encompassing the states of Missouri, Kansas, Illinois and adjacent Midwestern markets. The bank subsidiaries generally do not participate in credits of large, publicly traded companies unless operations are maintained in the local communities or regional markets. The portfolio is diversified from an industry standpoint and includes businesses engaged in manufacturing, wholesaling, retailing, agribusiness, insurance, financial services, public utilities, and other service businesses. Emphasis is upon middle-market and community businesses with known local management and financial stability. Consistent with management's strategy and emphasis upon relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. There were net loan charge-offs in this category of $4.9 million in 1999 compared to $5.2 million in 1998. Non-accrual business loans decreased to $6.4 million (.2% of business loans) at December 31, 1999, compared to $6.6 million (.3% of business loans) at December 31, 1998. Continued growth in business loans will be based upon strong solicitation efforts in a highly competitive market environment for quality loans. Asset quality is, in part, a function of management's consistent application of conservative underwriting standards. Therefore, portfolio growth in 2000 is dependent upon 1) the strength of the economy, 2) the actions of the Federal Reserve with regard to targets for economic growth, interest rates, and inflationary tendencies, and 3) the competitive environment as previously described.

Real Estate-Construction. The portfolio of loans in this category amounted to $354.4 million at December 31, 1999, compared to $325.4 million at year end 1998, reflecting growth of $29.0 million, or 8.9%. Non-accrual loans in this category decreased to $2.5 million at year end 1999 compared to $7.2 million at year end 1998. The 1998 non-accrual balance included one $4.5 million loan. The portfolio consists of residential construction, commercial construction and land development loans, predominantly in the local markets of the Company's banking subsidiaries. Commercial construction loans are for small and medium-sized office and medical buildings, manufacturing and warehouse facilities, strip shopping centers, and other commercial properties. Exposure to larger speculative office and rental space remains low. Residential construction and land development loans are primarily located in the Kansas City and St. Louis metropolitan areas. The Company experienced $434 thousand net charge-offs in 1999 and $191 thousand net recoveries in 1998. Management is not aware of any significant adverse exposure in this category.

Real Estate-Business. Total business real estate loans were $1.25 billion at December 31, 1999, reflecting growth of $247.6 million, or 24.7%. Again, the growth came from the Company's major markets in Missouri, Kansas and Illinois. At December 31, 1999, non-accrual balances amounted to $3.6 million, or .3% of the loans in this category, compared to $2.8 million at year end 1998. The Company experienced net charge-offs of $287 thousand in 1999 and net recoveries of $439 thousand in 1998. This category includes mortgage loans secured by commercial properties which are primarily located in the local and regional trade territories of the customers of the affiliate banks. The economic conditions in local markets are generally strong, positively impacting debt service capabilities and collateral values for both owner-occupied and investment real estate. Significant deterioration is not anticipated in 2000, provided that the economy performs at or near the Federal Reserve's target level for growth.

Real Estate-Personal. The mortgage loans in this category are extended, predominantly, for owner-occupied residential properties. At December 31, 1999, there were $1.38 billion in loans outstanding compared to $1.32 billion at December 31, 1998, reflecting growth of $62.9 million, or 4.8%. The Company typically does not experience significant problem credits in this category. There were net charge-offs of $682 thousand in 1999 compared to $196 thousand in 1998. The increase was attributable to charge-offs recorded on one pool of participated home improvement loans. The non-accrual balances of loans in this category decreased to $373 thousand at December 31, 1999, compared to $947 thousand at year end 1998. The five year history of net charge-offs on the real estate-personal loan category reflects nominal losses, and credit quality is considered to be strong.

Personal Banking. Total personal banking loans were $1.51 billion at December 31, 1999, and reflected growth of $101.4 million, or 7.2% over the previous year. Net charge-offs were $6.6 million in 1999 compared to $6.8 million in 1998. The majority of personal banking loan losses were related to indirect paper purchases generally secured by automobiles. The personal banking loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, securities purchases, home improvements, recreational and educational purposes. This category also includes $201.9 million of home equity loan balances at December 31, 1999, with an additional $332.5 million in unused lines of credit that can be drawn at the discretion of the borrower. These home equity lines are secured by first or second mortgages on residential property of the borrower. The underwriting terms for the home equity line product permit borrowing availability, in the aggregate, generally up to 80% of the appraised value of the collateral property. Given reasonably stable real estate values over time, the collateral margin improves with the regular amortization of prior mortgage loans. Approximately 38% of the loans in the personal banking category are extended on a floating interest rate basis.

Credit Card. Total credit card loans amounted to $521.8 million at December 31, 1999, compared to $532.9 million at December 31, 1998, which was a decrease of 2.1%. The credit card portfolio is concentrated within regional markets served by the Company. Approximately 57% of the households in Missouri that own a Commerce credit card product also maintain a deposit relationship with a subsidiary bank. The Company has a variety of credit card products which offer ATM access to either advances against the credit card account or transactions against related deposit accounts. Approximately 88% of the outstanding credit card loans have a floating interest rate. Net charge-offs amounted to $16.4 million in 1999, which was a $3.4 million decrease from 1998. The decline in losses was consistent with lower delinquency and bankruptcy levels, following industry trends. The net charge-off ratios of 3.3% in 1999 and 3.9% in 1998 remain well below national averages. The Company refrains from national pre-approved mailing techniques which have caused some of the credit card problems experienced by other banking companies. Current delinquency ratios are in line with past charge-off results. Significant changes in loss trends are not currently anticipated by management.

Risk Elements Of Loan Portfolio. Management reviews the loan portfolio continuously for evidence of problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status, the need for additional allowance for loan loss, and (if appropriate) partial or full charge-off. Those loans on which management does not expect to collect payments consistent with acceptable and agreed upon terms of repayment (generally, loans that are 90 days past due as to principal and/or interest payments) are placed on non-accrual status. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on non-accrual status only as interest is received and so long as management is satisfied there is no impairment of collateral values. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

A schedule of non-performing assets according to risk category follows:

                                                                                            December 31
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                1999         1998         1997         1996         1995
--------------------------------------------------------------------------------------------------------------------------------
Non-accrual:
  Business                                                          $ 6,362      $ 6,590      $15,125      $ 6,978      $ 9,936
  Real estate - construction                                          2,541        7,168        1,944          552          304
  Real estate - business                                              3,644        2,787        4,314        4,373        3,364
  Real estate - personal                                                373          947        1,888        1,911        2,444
  Personal banking                                                       59          339          111          131          186
--------------------------------------------------------------------------------------------------------------------------------
Total non-accrual                                                    12,979       17,831       23,382       13,945       16,234
--------------------------------------------------------------------------------------------------------------------------------
Past due 90 days and still accruing interest:
  Business                                                            4,428        7,721        6,419        5,647        3,802
  Real estate - construction                                              1          500          580        2,138          363
  Real estate - business                                              1,202        1,797        2,857        1,021        1,025
  Real estate - personal                                              3,771        3,426        3,637        3,923        2,597
  Personal banking                                                    5,603        4,327        3,116        5,414        3,855
  Credit card                                                         6,312        6,758        7,774        6,663        4,048
--------------------------------------------------------------------------------------------------------------------------------
Total past due 90 days and still accruing interest                   21,317       24,529       24,383       24,806       15,690
--------------------------------------------------------------------------------------------------------------------------------
Total impaired loans                                                 34,296       42,360       47,765       38,751       31,924
--------------------------------------------------------------------------------------------------------------------------------
Real estate acquired in foreclosure                                   1,347        2,521          994        1,136        1,955
--------------------------------------------------------------------------------------------------------------------------------
  Total non-performing assets                                       $35,643      $44,881      $48,759      $39,887      $33,879
================================================================================================================================
Non-performing assets as a percentage of total loans                    .47%         .64%         .78%         .73%         .64%
================================================================================================================================
Non-performing assets as a percentage of total assets                   .31%         .39%         .47%         .41%         .35%
================================================================================================================================

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)

The effect of non-accruing loans on interest income for 1999 is presented below:


(In thousands)
---------------------------------------------------------------------------
Gross amount of interest that would have been recorded
  at original rate                                                   $2,012
Interest that was reflected in income                                   362
---------------------------------------------------------------------------
Interest income not recognized                                       $1,650
===========================================================================

Total non-accrual loans at year end 1999 decreased $4.9 million from 1998 levels, mainly due to a decrease of $4.6 million in non-accrual construction loans. Loans past due 90 days and still accruing interest decreased $3.2 million at year end 1999 compared to 1998 mainly due to decreases in business loans, partially offset by higher personal loan delinquencies. Real estate which was acquired in foreclosure decreased $1.2 million from year end 1998.

At December 31, 1999, the Company's mortgage banking subsidiary held residential real estate loans of approximately $7.8 million at lower of cost or market, which are to be resold to secondary markets within approximately three months.

The Company engages in various venture capital activities through direct venture investments and a venture capital subsidiary. At December 31, 1999, these debt and equity investments had a carrying value of $9.6 million and funded 9 companies or partnerships. Many of these investments are not readily marketable. In addition, the Company's venture capital subsidiary is qualified as a Missouri Certified Capital Company. This certification expands its investment opportunities to Missouri businesses with less than $4 million in revenues. Investments held under this certification were $1.6 million at year end 1999.

The Company organized a $30 million limited partnership venture fund in 1993 with 49% outside participation, which is managed by a subsidiary. At December 31, 1999, the Company's investment in this partnership was $8.5 million. Management believes the potential for long-term gains in these types of investment activity outweighs the potential risk of losses.

There were no loan concentrations of multiple borrowers in similar activities at December 31, 1999 which exceeded 5% of total loans. The Company's aggregate legal lending limit to any single or related borrowing entities is in excess of $100 million. The largest exposures generally do not exceed $50 million.

Investment Securities Analysis. During 1999, total investment securities decreased $435.7 million to $2.51 billion (excluding unrealized gains/losses) compared to $2.95 billion at the previous year end. The decrease was used to fund an increase in loans. The average tax equivalent yield on total investment securities was 6.14% in 1999 and 6.25% in 1998.

At December 31, 1999, available for sale securities totaled $2.45 billion, which included a net unrealized loss in fair value of $1.8 million. The amount of the related after tax unrealized loss reported in stockholders' equity was $1.2 million. Most of the unrealized loss in fair value occurred in CMO's and asset-backed securities, as a result of higher interest rates. This loss was largely offset by unrealized gains on marketable equity securities held by the Parent. Non-marketable equity securities, which are carried at cost (less allowances for other than temporary declines in value) are generally held by the Parent and non-banking subsidiaries due to regulatory restrictions, except for Federal Reserve Bank stock held by banking subsidiaries.

Investment securities at year end for the past two years are shown as follows:

                                            December 31
-----------------------------------------------------------------------------
(In thousands)                            1999        1998
-----------------------------------------------------------------------------
Amortized Cost
U.S. government and
  federal agency obligations           $1,144,694  $1,408,279
State and municipal obligations            79,362      98,426
CMO's and asset-backed securities       1,129,341     962,267
Other debt securities                      82,634     419,259
Equity securities                          50,560      43,499
Trading securities                         23,639      14,210
-----------------------------------------------------------------------------
Total                                  $2,510,230  $2,945,940
=============================================================================

Fair Value
U.S. government and
  federal agency obligations           $1,136,332  $1,448,547
State and municipal obligations            80,263     101,785
CMO's and asset-backed securities       1,106,975     974,377
Other debt securities                      82,262     419,413
Equity securities                          78,944      73,384
Trading securities                         23,639      14,210
-----------------------------------------------------------------------------
Total                                  $2,508,415  $3,031,716
=============================================================================

A summary of maturities by category of investment securities and the weighted average yield for each range of maturities as of December 31, 1999, is presented in the Investment Securities note to the financial statements. U.S. government and federal agency securities comprise 45% of the investment portfolio at December 31, 1999, with a weighted average yield of 6.08% and an estimated average maturity of 1.6 years; CMO's and asset-backed securities comprise 44% with a weighted average yield of 6.24% and an estimated average maturity of 4.1 years.

Other debt and equity securities above include Federal Reserve Bank stock and other bonds, notes, corporate stock

(held primarily by non-banking entities) and debentures. The tax equivalent yield on these securities in 1999 computed on average balances invested was 5.82%.

Deposits and Borrowings. Deposits are the primary funding source for the Company's banks, and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits were $9.16 billion a year end 1999 compared to $9.53 billion at year end 1998, reflecting a decline of $366.1 million, or 3.8%. Deposits by type as a percentage of total deposits follows:

                                                           December 31
---------------------------------------------------------------------------
                                                        1999         1998
---------------------------------------------------------------------------
Non-interest bearing demand                             17.3%        17.4%
Savings and interest bearing demand                     56.2         55.6
Time open and C.D.'s of less than $100,000              23.1         23.8
Time open and C.D.'s of $100,000 and over                3.4          3.2
---------------------------------------------------------------------------
Total deposits                                         100.0%       100.0%
===========================================================================

Core deposits (defined as all non-interest and interest bearing deposits, excluding short-term C.D.'s of $100,000 and over) supported 90% of average earning assets in 1999 and 92% in 1998. Average balances by major deposit category for the last six years appear on pages 36 and 37. The maturity schedule of time deposits of $100,000 and over outstanding at December 31, 1999 appears in the financial statements note on Fair Value of Financial Instruments.

Short-term borrowings consist mainly of federal funds purchased and securities sold under agreements to repurchase. Balances outstanding at year end 1999 were $1.04 billion, a $424.6 million increase over $617.8 million outstanding at year end 1998. The Company's long-term debt amounted to $25.7 million at year end 1999, of which $10.5 million was borrowed from the Federal Home Loan Bank and $12.2 million was borrowed from insurance companies to fund a venture capital initiative.

Liquidity and Capital Resources

The liquid assets of the Parent consist primarily of available for sale securities, which include readily marketable equity securities and commercial paper, and securities purchased under agreements to resell. Total investment securities and repurchase agreements were $88.2 million at cost and $113.3 million at fair value at December 31, 1999 compared to $92.4 million at cost and $119.0 million at fair value at December 31, 1998. Total liabilities of the Parent at December 31, 1999 were unchanged from $14.2 million at December 31, 1998. These liabilities consisted mainly of accrued income taxes, salaries, and employee benefits. The Parent had no third-party short-term borrowings or long-term debt during 1999. Primary sources of funds for the Parent are dividends and management fees from its subsidiary banks, which were $103.9 million and $22.7 million, respectively, in 1999. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent's commercial paper, which management believes is readily marketable, has a P1 rating from Moody's and an A1 rating from Standard & Poor's. No commercial paper was outstanding during the past three years. The Company is also rated A by Thomson BankWatch with a corresponding short-term rating of TBW-1. This credit availability, along with available secured short-term borrowings from an affiliate bank, should provide adequate funds to meet any outstanding or future commitments of the Parent. Management is not aware of any factors that would cause these ratings to be adversely impacted.

The liquid assets held by bank subsidiaries include available for sale securities, which consist mainly of investments in U.S. government, federal agency, and mortgage-backed securities. The available for sale bank portfolio totaled $2.32 billion at December 31, 1999, including an unrealized net loss of $29.7 million. Investment securities maturing in 2000 and 2001 total approximately $478 million and $418 million, respectively.

The Company continues to maintain a sound equity to assets ratio of 9.72%, based on 1999 average balances. At December 31, 1999, the Company and each of its banking subsidiaries exceeded the minimum risk based capital requirements. Consolidated Tier 1 and Total capital ratios were 11.68% and 12.99%, respectively, and the leverage ratio was 9.17%. The minimum ratios for well-capitalized banks are 6.00% for Tier 1 capital, 10.00% for Total capital and 5.00% for the leverage ratio.

The cash flows from the operating, investing and financing activities of the Company resulted in a net decrease in cash and due from banks of $53.5 million in 1999. The net cash required by investing activities was $153.8 million, which resulted from a $552.3 million net increase in loans, largely funded by a $438.7 million net decrease in investment securities. The liquidity needs arising from investing activities and the decrease in the deposit base were partly satisfied by a $424.6 million increase in short-term borrowings of federal funds purchased and securities sold under agreements to repurchase. In addition, the cash generated by

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)


operating activities provides a high degree of liquidity. Future short-term liquidity needs for daily operations are not expected to vary significantly and the Company maintains adequate liquidity to meet that cash flow. The Company's sound equity base, along with its low debt level, common and preferred stock availability, and excellent debt ratings, provide several alternatives for future financing. Future acquisitions may utilize partial funding through one or more of these options.

Cash and stock requirements for acquisitions, funding of various employee benefit programs and dividends were as follows:

---------------------------------------------------------------------------
(In millions)                                1999       1998       1997
---------------------------------------------------------------------------
Use of cash
Cash used in acquisitions                    $   -      $  .9      $ 4.3
Purchases of treasury stock                   81.6       85.1       94.1
Exercise of stock options, sales to
  affiliate non-employee directors
  and restricted stock awards, net            (3.5)      (3.7)      (2.6)
Cash dividends                                36.1       33.7       30.4
Use of stock
Acquisition-related issuance of
  treasury stock                                 -       66.9       53.2
Acquisition-related issuance of new stock        -       17.1          -
===========================================================================

In February 1999, the Board of Directors authorized the Company to purchase additional shares of common stock, bringing the total purchase authorization to 3,000,000 shares. The Company has routinely used these reacquired shares to fund stock dividends and employee benefit programs. At December 31, 1999, the Company had acquired approximately 1,854,000 shares under the 1999 authorization.

Various commitments and contingent liabilities arise in the normal course of business which are not required to be recorded on the balance sheet. The most significant of these are loan commitments totaling $3.04 billion (excluding approximately $2.44 billion in unused approved lines of credit related to credit card loan agreements) and standby letters of credit, net of participations to non-affiliated companies, totaling $246.5 million at December 31, 1999. The Company has various other financial instruments with off-balance-sheet risk, such as commercial letters of credit, foreign exchange contracts to purchase and sell foreign currency, and interest rate swap agreements. Management does not anticipate any material losses arising from commitments and contingent liabilities and believes there are no material commitments to extend credit that represent risks of an unusual nature.

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

The repricing schedule which follows illustrates the repricing mismatch within the Company's interest sensitive assets and liabilities. This schedule provides management with a snapshot of the maturity or repricing timing of asset and liability principal cash flows. The interest sensitivity gap portrays the timing of net repricing risk within the Company's balance sheet. A negative sensitivity gap would indicate that more liabilities will be repricing within that particular time frame such that, if rates rise, liabilities will be repricing up faster than assets. A positive gap would indicate the opposite. GAP reports can be somewhat misleading in that they typically capture only the repricing timing within the balance sheet, while they are less accurate in capturing other significant risks such as basis risk and embedded options risk. Basis risk involves the potential for the spread relationship between rates to change under different rate environments, while embedded options risk addresses the potential for the alteration of the level and/or timing of cash flows given changes in rates. Quantifying these additional risks within a repricing context makes the gap position in the first year more positive as interest bearing demand deposits are spread out further to reflect lagged and partial repricing.

The Company's main interest rate measurement tool is income simulation, which forecasts net interest income over the next twelve months under different rate scenarios in order to quantify potential changes in short term accounting income. Management has set policy limits specifying acceptable levels of risk given certain rate movements. These rate movements, against which compliance is measured, include a "most likely" rate forecast provided by an outside vendor, as well as six "shock" scenarios, which are intended to capture interest rate risk under extremely adverse conditions by immediately shifting rates up and down. Simulation results indicate that the Company is well within these limits. Income simulations are more informative than GAP reports because they are able to capture more of the dynamics within the balance sheet, such as basis risk and embedded options risk. One such scenario uses rates and volumes at December 31, 1999 for the twelve month projection. When this position is subjected to a graduated shift in interest rates of 100 basis points rising and 100 basis points falling, the annual impact to the Company's net interest income is as follows:

------------------------------------------------------------------
                                       Increase          % of Net
(Dollars in millions)                (Decrease)   Interest Income
------------------------------------------------------------------
100 basis points rising                   $ 1.8                .4%
100 basis points falling                   (2.8)              (.6)
==================================================================

Simulation results also illustrate that the Company's net interest income over the next twelve months is susceptible to large increases in rates. When rates rise, the Company's income suffers to the extent that borrowers refinance less, leaving the Company with lower yielding loans. Large increases in rates also accelerate the upward repricing of administered rate non-maturity deposit accounts. Generally, the repricing of these accounts lags and does not reprice in full with market rates; the Company recognizes that there is a limit to the extent that these prices can be held down.

While net interest income simulations capture rate-related risks to short term earnings, they do not capture risks within the current balance sheet beyond twelve months. The Company uses market value analyses to help identify longer term risks which may reside on the current balance sheet. This is considered a secondary risk measurement tool by management. The market value of equity is indicative of the present value of all future income streams generated by the current balance sheet. The Company measures the market value of equity as the net present value of all asset and liability cash flows discounted at forward rates suggested by the current Treasury curve plus appropriate credit and rate risk spreads. It is the change in the market value of equity under different rate environments which gives insight into the magnitude of risk to future earnings due to rate changes. Management has set policy limits concerning potential declines in the market value of equity within which it feels comfortable that risk is relatively low. Current results show that the Company is well within these limits. Market value analyses are also particularly important in that they help management understand the price sensitivity characteristics of non-marketable bank products under different rate environments.

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

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)


The following is an analysis of sensitivity gaps of interest earning assets and interest bearing liabilities:

REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS
December 31, 1999
                                                       1-3           4-6          7-12          1-5      Over 5
(In thousands)                                       Months        Months       Months        Years       Years        Total
----------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
     Loans, net of unearned income               $3,077,574   $   273,942   $1,066,494   $2,736,556  $  422,326  $ 7,576,892
     Investment securities                          254,162       157,524      257,764    1,411,703     427,262    2,508,415
     Federal funds sold and securities
       purchased under agreements to resell         238,602             -            -            -           -      238,602
----------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                     3,570,338       431,466    1,324,258    4,148,259     849,588   10,323,909
----------------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
     Time open & C.D.'s of less than $100,000       508,741       509,177      586,310      500,425       9,790    2,114,443
     Time open & C.D.'s of $100,000 & over           72,529        70,495      120,518       46,586         713      310,841
     Savings and interest bearing demand (A)      2,063,123     1,078,605      247,081    1,352,250     413,447    5,154,506
     Federal funds purchased and securities
       sold under agreements to repurchase        1,042,429             -            -            -           -    1,042,429
     Long-term debt and other borrowings                296           205          376        3,434      21,424       25,735
----------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                3,687,118     1,658,482      954,285    1,902,695     445,374    8,647,954
----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                         $ (116,780)  $(1,227,016)  $  369,973   $2,245,564  $  404,214  $ 1,675,955
============================================================================================================================
Cumulative interest sensitivity gap              $ (116,780)  $(1,343,796)  $ (973,823)  $1,271,741  $1,675,955
============================================================================================================================
Cumulative ratio of interest-sensitive assets
     to interest-sensitive liabilities                  .97           .75          .85         1.16        1.19
============================================================================================================================

(A) The Company recognizes the fact that, although savings and other interest bearing demand deposits can potentially reprice or be withdrawn at any time, slotting the entirety of these balances in the 1 to 3 month time frame dramatically overstates their sensitivity. Historical trends and analyses have shown that the majority of these deposits neither reprice fully with market rates nor will customers significantly alter balances based on changes in market rates. These balances have been spread over longer time frames to reflect these findings.

OPERATING SEGMENTS

The Company segregates financial information for use in assessing its performance and allocating resources among three operating segments. The results are determined based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible segment. These segments are defined by customer base and product type. The management process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Each segment is managed by executives who, in conjunction with the Chief Executive Officer, make strategic business decisions regarding that segment. The three reportable operating segments are Consumer, Commercial and Money Management.

Consumer. The Consumer segment includes the retail branch network, consumer finance, bankcard, student loans and discount brokerage services. Pre-tax income for 1999 was $102.1 million, an increase of $697 thousand over 1998. Direct net interest income increased $26.7 million, which was partially offset by a decrease of $16.1 million in funding credits allocated to the segment. Increases in data processing expense and assigned management costs were partly offset by increases in bankcard fee income and deposit fee income. Average loans directly related to the segment increased 8.5% over 1998, mainly in personal real estate and personal banking loans, which increased $77.8 million and $100.5 million, respectively. Average deposits increased 6.3% over 1998 balances. The acquisition of three banks in 1998 contributed to the above increases.

Commercial. The Commercial segment provides corporate lending, leasing, international services, and corporate cash management services. Pre-tax income increased $4.2 million, or 4.3%, over 1998. Direct net interest income increased $12.2 million, or 5.0%, over 1998. This increase was partly offset by increases in salaries and employee benefits and data processing expense. Compared to 1998, total average loans increased 10.4%, mainly due to a $152.1 million increase in business loans. Average deposits increased 5.1% over 1998 balances.

Money Management. The Money Management segment consists of the Investment Management Group (IMG) and the Capital Markets Group (CMG). IMG provides trust and estate planning services, and advisory and discretionary investment management services. CMG sells fixed-income securities for personal and commercial customers. Pre-tax income was $25.9 million in 1999 compared to $24.8 million in 1998, an increase of $1.1 million. Non-interest income increased due to growth in trust and bond fee income. These increases were partly offset by increases in salaries and employee benefits and data processing expense. Average deposits increased $3.3 million, or 13.1%, over 1998, mainly in non-interest bearing demand deposits.

YEAR 2000 READINESS DISCLOSURE

Over the past several years, the Company expended substantial time and effort to ensure that the computer date transition into year 2000 would be successful. To date, the Company has not experienced any significant Year 2000 problems, nor does it expect to encounter significant future problems related to Year 2000 issues. The Company continues to monitor its position and is prepared to implement contingency plans to address Year 2000 problems should they occur. The total cost of the Company's Year 2000 project, including internal staffing costs, amounted to $7.1 million from its inception through December 31, 1999.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", will be adopted by the Company on January 1, 2001. SFAS No. 137, an amendment of SFAS No. 133, deferred its effective date for one year. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. All derivatives must be recognized on the balance sheet at fair value, with special accounting requirements for designated hedging activities. Certain changes in fair value must be adjusted through income. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

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

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations [cont.]

AVERAGE BALANCE SHEETS -  AVERAGE RATES AND YIELDS
                                                                   Years Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                             1999                              1998                             1997
------------------------------------------------------------------------------------------------------------------------------------
                                                     Average                           Average                          Average
                                           Interest    Rates                 Interest    Rates                Interest    Rates
(Dollars in thousands)           Average    Income/  Earned/       Average    Income/  Earned/      Average    Income/  Earned/
                                 Balance    Expense     Paid       Balance    Expense     Paid      Balance    Expense     Paid
------------------------------------------------------------------------------------------------------------------------------------
Assets.
Loans: (A)
 Business (B)                $ 2,424,416   $177,298     7.31%  $ 2,211,936   $171,290     7.74%  $1,835,546   $146,304     7.97%
 Construction and
  development                    352,767     27,612     7.83       257,920     21,123     8.19      247,530     21,458     8.67
 Real estate - business        1,075,335     85,661     7.97       955,057     79,850     8.36      824,356     70,539     8.56
 Real estate - personal        1,337,578     97,051     7.26     1,256,118     94,399     7.52    1,068,668     84,255     7.88
 Personal banking              1,525,662    123,076     8.07     1,402,676    119,894     8.55    1,308,293    112,572     8.60
 Credit card                     501,109     65,193    13.01       513,124     68,776    13.40      530,799     71,521    13.47
------------------------------------------------------------------------------------------------------------------------------------
Total loans                    7,216,867    575,891     7.98     6,596,831    555,332     8.42    5,815,192    506,649     8.71
------------------------------------------------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal
  agency                       1,263,601     75,865     6.00     1,418,501     87,349     6.16    1,599,452     99,895     6.25
 State & municipal
  obligations (B)                 91,390      7,273     7.96        98,664      7,909     8.02       99,328      7,775     7.83
 CMO's and asset-backed
  securities                   1,162,167     71,805     6.18       880,617     55,555     6.31      789,039     50,030     6.34
 Trading account securities       13,163        845     6.42        11,302        554     4.90        8,358        444     5.32
 Other marketable
  securities (B)                 116,431      6,993     6.01       142,125      8,325     5.86      111,140      6,624     5.96
 Other non-marketable
  securities                      33,616      1,736     5.16        31,795      1,845     5.80       43,529      1,899     4.36
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities    2,680,368    164,517     6.14     2,583,004    161,537     6.25    2,650,846    166,667     6.29
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and
 securities purchased
 under agreements to resell      287,305     14,297     4.98       292,863     15,781     5.39      246,361     13,647     5.54
------------------------------------------------------------------------------------------------------------------------------------
Total interest earning
 assets                       10,184,540    754,705     7.41     9,472,698    732,650     7.73    8,712,399    686,963     7.88
------------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan
 losses                         (119,567)                         (110,904)                        (102,145)
Unrealized gain (loss)
 on investment securities         41,438                            65,420                           25,903
Cash and due from banks          590,367                           608,981                          635,444
Land, buildings and
 equipment-net                   228,236                           218,201                          213,087
Other assets                     179,450                           215,227                          187,513
----------------------------------------                      ------------                      -----------
Total assets                 $11,104,464                       $10,469,623                       $9,672,201
========================================                      ============                      ===========
Liabilities and Equity.
Interest bearing deposits:
 Savings                     $   336,845      5,783     1.72   $   317,833      7,369     2.32   $  301,010      7,310     2.43
 Interest bearing demand       5,073,867    126,014     2.48     4,377,794    134,773     3.08    3,776,101    126,719     3.36
 Time open & C.D.'s of
  less than $100,000           2,182,804    109,857     5.03     2,197,549    118,581     5.40    2,160,892    116,798     5.41
 Time open & C.D.'s of
  $100,000 and over              293,926     14,572     4.96       252,628     13,713     5.43      210,283     11,280     5.36
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 deposits                      7,887,442    256,226     3.25     7,145,804    274,436     3.84    6,448,286    262,107     4.06
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
 Federal funds purchased
  and securities sold under
  agreements to repurchase       621,160     27,827     4.48       533,862     25,827     4.84      450,439     22,202     4.93
 Long-term debt and other
  borrowings (C)                  26,627        884     3.32        12,953        494     3.82       11,565        851     7.37
------------------------------------------------------------------------------------------------------------------------------------
Total borrowings                 647,787     28,711     4.43       546,815     26,321     4.81      462,004     23,053     4.99
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 liabilities                   8,535,229    284,937     3.34%    7,692,619    300,757     3.91%   6,910,290    285,160     4.13%
------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
 demand deposits               1,372,100                         1,622,429                        1,750,171
Other liabilities                117,933                           125,362                           69,539
Stockholders' equity           1,079,202                         1,029,213                          942,201
----------------------------------------                       -----------                       ----------
Total liabilities and
 equity                      $11,104,464                       $10,469,623                       $9,672,201
====================================================================================================================================
Net interest margin (T/E)                  $469,768                          $431,893                         $401,803
====================================================================================================================================
Net yield on interest
 earning assets                                         4.61%                             4.56%                            4.61%
====================================================================================================================================
Percentage increase in net
 interest margin (T/E) over
 the prior year                                   8.77%                             7.49%                            8.45%
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

(B) Interest income and yields are presented on a fully-taxable equivalent basis using the Federal statutory income tax rate. Business loan interest income includes tax free loan income of $3,579,000 in 1999, $3,499,000 in 1998, $3,144,000 in 1997, $3,934,000 in 1996 and $4,259,000 in 1995, including tax equivalent adjustments of $1,153,000 in 1999, $1,122,000 in 1998, $1,045,000 in
1997, $1,323,000 in 1996 and $1,438,000 in 1995. State and municipal interest income includes tax equivalent adjustments of $2,375,000 in 1999, $2,641,000 in 1998, $2,583,000 in 1997, $2,956,000 in 1996 and $3,075,000 in 1995. Interest
income of other marketable securities includes tax equivalent adjustments of $551,000 in 1999, $416,000 in 1998, $459,000 in 1997, $585,000 in 1996 and
$513,000 in 1995.

                                                                   Years Ended December 31
-------------------------------------------------------------------------------------------------------------------------
                                           1996                            1995                        1994
-------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Average
                                                   Average                        Average                         Average   Balance
                                         Interest    Rates              Interest    Rates                Interest   Rates Five Year
                                Average   Income/  Earned/     Average   Income/  Earned/     Average     Income/ Earned/  Compound
                                Balance   Expense     Paid     Balance   Expense     Paid     Balance     Expense    Paid    Growth
------------------------------------------------------------------------------------------------------------------------------------
Assets.
Loans: (A)
 Business (B)                $1,670,328  $131,652    7.88%  $1,703,933  $141,872     8.33%  $1,392,650   $ 99,111   7.12%    11. 73%
 Construction and
  development                   168,220    14,670    8.72      130,346    12,227     9.38      115,628      9,372   8.11      24.99
 Real estate - business         719,377    61,845    8.60      693,539    61,958     8.93      538,793     43,256   8.03      14.82
 Real estate - personal         990,069    77,568    7.83      954,956    74,571     7.81      759,338     53,473   7.04      11.99
 Personal banking             1,262,166   109,065    8.64    1,258,729   110,202     8.76    1,013,462     80,513   7.94       8.53
 Credit card                    511,424    67,493   13.20      420,049    58,368    13.90      360,194     47,082  13.07       6.83
------------------------------------------------------------------------------------------------------------------------------------
Total loans                   5,321,584   462,293    8.69    5,161,552   459,198     8.90    4,180,065    332,807   7.96      11.54
------------------------------------------------------------------------------------------------------------------------------------
Investment securities:
 U.S. government & federal
  agency                      1,763,146   108,451    6.15    1,705,562   105,216     6.17    2,076,150    121,339   5.84      (9.45)
 State & municipal
  obligations (B)               115,021     9,060    7.88      123,152     9,577     7.78       46,602      3,549   7.62      14.42
 CMO's and asset-backed
  securities                    653,301    40,913    6.26      719,747    44,928     6.24      586,935     35,132   5.99      14.64
 Trading account securities       6,500       345    5.30        3,975       240     6.03        4,168        159   3.82      25.86
 Other marketable
  securities (B)                 51,320     3,529    6.88       66,368     4,110     6.19       69,870      4,191   6.00      10.75
 Other non-marketable
  securities                     36,820     2,542    6.90       26,407       685     2.59       20,424        631   3.09      10.48
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities   2,626,108   164,840    6.28    2,645,211   164,756     6.23    2,804,149    165,001   5.88       (.90)
------------------------------------------------------------------------------------------------------------------------------------
 Federal funds sold and
 securities purchased
 under agreements to resell     467,103    25,334    5.42      205,547    12,075     5.87      132,672      5,457   4.11      16.71
------------------------------------------------------------------------------------------------------------------------------------
Total interest earning
 assets                       8,414,795   652,467    7.75    8,012,310   636,029     7.94    7,116,886    503,265   7.07       7.43
------------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan
 losses                         (98,312)                       (95,884)                        (86,664)                        6.65
Unrealized gain (loss)
 on investment securities        21,675                        (13,983)                        (15,424)                          NA
Cash and due from banks         623,523                        607,656                         555,171                         1.24
Land, buildings and
 equipment-net                  208,967                        205,702                         194,159                         3.29
Other assets                    194,278                        209,168                         149,568                         3.71
---------------------------  ----------                     ----------                      ----------                      -------
Total assets                 $9,364,926                     $8,924,969                      $7,913,696                         7.01%
===========================  ==========                     ==========                      ==========                      =======
Liabilities and Equity.
Interest bearing deposits:
 Savings                     $  299,018     7,165    2.40   $  312,049     7,954     2.55   $  273,032      6,618   2.42       4.29%
 Interest bearing demand      3,656,476   121,367    3.32    3,329,272   112,729     3.39    3,247,965     84,037   2.59       9.33
 Time open & C.D.'s of
  less than $100,000          2,195,628   119,366    5.44    2,206,655   118,267     5.36    1,826,661     77,884   4.26       3.63
 Time open & C.D.'s of
  $100,000 and over             223,723    11,606    5.19      213,950    11,430     5.34      155,813      6,213   3.99      13.53
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 deposits                     6,374,845   259,504    4.07    6,061,926   250,380     4.13    5,503,471    174,752   3.18       7.46
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
 Federal funds purchased
  and securities sold under
  agreements to repurchase      449,831    21,427    4.76      442,413    23,792     5.38      287,642     10,384   3.61      16.65
 Long-term debt and other
  borrowings (C)                 14,690     1,054    7.17       16,195     1,146     7.08        7,129        542   7.60      30.15
------------------------------------------------------------------------------------------------------------------------------------
Total borrowings                464,521    22,481    4.84      458,608    24,938     5.44      294,771     10,926   3.71      17.05
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 liabilities                  6,839,366   281,985    4.12%   6,520,534   275,318     4.22%   5,798,242    185,678   3.20%      8.04
------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
 demand deposits              1,559,157                      1,497,474                       1,341,721                          .45
Other liabilities                74,374                         60,527                          37,515                        25.74
Stockholders' equity            892,029                        846,434                         736,218                         7.95
---------------------------  ----------                     ----------                      ----------                      -------
Total liabilities and
 equity                      $9,364,926                     $8,924,969                      $7,913,696                         7.01%
====================================================================================================================================
Net interest margin (T/E)                $370,482                       $360,711                         $317,587
====================================================================================================================================
Net yield on interest
 earning assets                                      4.40%                           4.50%                          4.46%
====================================================================================================================================
Percentage increase in net
 interest margin (T/E) over
 the prior year                              2.71%                          13.58%                         10.52%
====================================================================================================================================

(C) Interest expense of $312,000, $31,000, $58,000,$125,000 and $60,000 which was capitalized on construction projects in 1999, 1998, 1997, 1996 and 1995, respectively, is not deducted from the interest expense shown above.

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations (cont.)


QUARTERLY AVERAGE BALANCE SHEETS - AVERAGE RATES AND YIELDS

                                                            Year Ended December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                   Fourth Quarter              Third Quarter            Second Quarter           First Quarter
------------------------------------------------------------------------------------------------------------------------------------
                                            Average                    Average                     Average                  Average
                                              Rates                      Rates                       Rates                    Rates
(Dollars in millions)         Average        Earned/       Average      Earned/       Average       Earned/       Average    Earned/
                              Balance          Paid        Balance        Paid        Balance         Paid        Balance      Paid
------------------------------------------------------------------------------------------------------------------------------------
Assets.
Loans:
     Business (A)             $ 2,523        7.44%        $ 2,456        7.39%       $ 2,352         7.24%       $ 2,366       7.17%
     Construction and
      development                 355        8.02             352        7.87            354         7.67            350       7.75
     Real estate - business     1,165        7.95           1,087        7.94          1,047         8.02          1,000       7.96
     Real estate - personal     1,357        7.20           1,334        7.13          1,329         7.31          1,330       7.39
     Personal banking           1,589        8.10           1,598        7.91          1,470         8.06          1,444       8.22
     Credit card                  502       13.00             500       13.20            493        12.78            509      13.05
-----------------------------------------------------------------------------------------------------------------------------------
Total loans                     7,491        8.01           7,327        7.96          7,045         7.95          6,999       8.00
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
     U.S. government &
      federal agency            1,164        6.05           1,232        5.92          1,290         5.98          1,371       6.07
     State & municipal
      obligations (A)              86        8.00              92        7.82             93         7.91             94       8.11
     CMO's and asset-backed
      securities                1,159        6.15           1,224        6.16          1,251         6.15          1,012       6.27
     Trading account
      securities                   12        9.16              11        6.09             12         4.54             18       6.00
     Other marketable
      securities (A)               91        7.05              90        5.96             88         5.81            198       5.63
     Other non-marketable
      securities                   35        5.27              34        5.01             33         5.07             33       5.31
-----------------------------------------------------------------------------------------------------------------------------------
Total investment securities     2,547        6.20           2,683        6.08          2,767         6.10          2,726       6.17
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities
     purchased under
     agreements to resell         188        5.26             170        5.32            286         4.88            510       4.81
-----------------------------------------------------------------------------------------------------------------------------------
Total interest earning
 assets                        10,226        7.51          10,180        7.42         10,098         7.36         10,235       7.35
-----------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan
 losses                          (122)                       (120)                      (119)                       (117)
Unrealized gain on
 investment securities             13                          26                         53                          74
Cash and due from banks           599                         573                        610                         579
Land, buildings and
 equipment - net                  234                         231                        226                         222
Other assets                      188                         172                        168                         190
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                  $11,138                     $11,062                    $11,036                     $11,183
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Equity.
Interest bearing deposits:
     Savings                  $   326        1.63         $   340        1.57        $   347         1.69        $   335       1.99
     Interest bearing
      demand                    5,057        2.55           5,096        2.46          5,092         2.41          5,051       2.52
     Time open & C.D.'s
      under $100,000            2,128        4.96           2,144        4.93          2,207         5.03          2,253       5.21
     Time open & C.D.'s
      $100,000 & over             296        4.89             285        4.82            293         5.02            301       5.09
-----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 deposits                       7,807        3.25           7,865        3.18          7,939         3.20          7,940       3.36
-----------------------------------------------------------------------------------------------------------------------------------
Borrowings:
     Federal funds purchased
      and securities sold
      under agreements to
      repurchase                  723        4.83             627        4.55            526         4.21            607       4.22
     Long-term debt and
      other borrowings             27        3.35              27        3.25             27         3.25             27       3.42
-----------------------------------------------------------------------------------------------------------------------------------
Total borrowings                  750        4.78             654        4.50            553         4.16            634       4.18
-----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
 liabilities                    8,557        3.39%          8,519        3.28%         8,492         3.26%         8,574       3.42%
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
 demand deposits                1,397                       1,356                      1,348                       1,387
Other liabilities                 102                         111                        117                         142
Stockholders' equity            1,082                       1,076                      1,079                       1,080
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 equity                       $11,138                     $11,062                    $11,036                     $11,183
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin
  (T/E)                       $   121                     $   120                    $   116                     $   113
-----------------------------------------------------------------------------------------------------------------------------------
Net yield on interest
 earning assets                              4.68%                       4.67%                       4.61%                     4.49%
-----------------------------------------------------------------------------------------------------------------------------------

(A) Includes tax equivalent calculations.


                                                                     Year Ended December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                    Fourth Quarter           Third Quarter            Second Quarter             First Quarter
------------------------------------------------------------------------------------------------------------------------------------
                                             Average                  Average                   Average                    Average
                                               Rates                    Rates                     Rates                      Rates
(Dollars in millions)             Average    Earned/       Average    Earned/       Average     Earned/       Average      Earned/
                                  Balance       Paid       Balance       Paid       Balance        Paid       Balance         Paid
------------------------------------------------------------------------------------------------------------------------------------
Assets.
Loans:
   Business (A)                   $ 2,301       7.46%      $ 2,223       7.79%      $ 2,233        7.85%      $ 2,088         7.89%
   Construction and development       307       7.82           249       8.24           242        8.32           234         8.49
   Real estate - business             980       8.26           955       8.30           949        8.40           936         8.49
   Real estate - personal           1,309       7.32         1,279       7.37         1,250        7.57         1,184         7.84
   Personal banking                 1,492       8.36         1,431       8.65         1,345        8.61         1,341         8.58
   Credit card                        514      12.88           508      13.21           505       13.47           525        14.06
------------------------------------------------------------------------------------------------------------------------------------
Total loans                         6,903       8.16         6,645       8.40         6,524        8.48         6,308         8.65
------------------------------------------------------------------------------------------------------------------------------------
Investment securities:
   U.S. government &
     federal agency                 1,412       6.02         1,388       6.11         1,440        6.19         1,435         6.31
   State & municipal
     obligations (A)                  100       8.12           102       7.92           100        7.87            92         8.16
   CMO's and asset-backed
     securities                       944       6.26           856       6.25           868        6.33           853         6.39
   Trading account securities          13       4.63            13       6.00            11        6.00             9         6.00
   Other marketable securities (A)    213       5.65           118       5.90           124        6.44           114         5.59
   Other non-marketable
     securities                        32       5.41            32       5.90            31        4.35            31         7.59
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities         2,714       6.14         2,509       6.21         2,574        6.28         2,534         6.39
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and
  securities purchased under
  agreements to resell                345       4.99           326       5.53           207        5.55           294         5.59
------------------------------------------------------------------------------------------------------------------------------------
Total interest earning
  assets                            9,962       7.50         9,480       7.72         9,305        7.81         9,136         7.93
------------------------------------------------------------------------------------------------------------------------------------
Less allowance for loan
  losses                             (116)                    (112)                    (110)                     (106)
Unrealized gain on
  investment securities                86                       59                       60                        57
Cash and due from banks               614                      561                      624                       637
Land, buildings and
  equipment - net                     222                      218                      217                       215
Other assets                          216                      221                      215                       209
------------------------------------------------------------------------------------------------------------------------------------
Total assets                      $10,984                  $10,427                  $10,311                   $10,148
====================================================================================================================================

Liabilities and Equity.
Interest bearing deposits:
   Savings                        $   325       2.07       $   317       2.39       $   322        2.40       $   307         2.43
   Interest bearing
     demand                         4,868       2.69         4,660       2.98         4,015        3.37         3,956         3.38
   Time open & C.D.'s
     under $100,000                 2,249       5.35         2,191       5.39         2,188        5.41         2,161         5.44
   Time open & C.D.'s
     $100,000 & over                  286       5.28           249       5.48           245        5.48           229         5.50
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
  deposits                          7,728       3.53         7,417       3.75         6,770        4.06         6,653         4.08
------------------------------------------------------------------------------------------------------------------------------------
Borrowings:
   Federal funds purchased and
     securities sold under
     agreements to repurchase         587       4.37           531       4.93           503        5.03           515         5.10
   Long-term debt and
     other borrowings                  24       2.76            14       7.53             6        7.53             7         7.53
------------------------------------------------------------------------------------------------------------------------------------
Total borrowings                      611       4.31           545       4.85           509        5.06           522         5.13
------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
  liabilities                       8,339       3.59%        7,962       3.83%        7,279        4.13%        7,175         4.15%
------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
  demand deposits                   1,427                    1,317                    1,894                     1,860
Other liabilities                     151                      125                      110                       115
Stockholders' equity                1,067                    1,023                    1,028                       998
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
  equity                          $10,984                  $10,427                  $10,311                   $10,148
====================================================================================================================================
Net interest margin (T/E)         $   113                  $   108                  $   106                   $   105
====================================================================================================================================
Net yield on interest
  earning assets                               4.50%                     4.51%                     4.58%                      4.66%
====================================================================================================================================

(A) Includes tax equivalent calculations.

Consolidated Balance Sheets
Commerce Bancshares, Inc. and Subsidiaries

                                                December 31
--------------------------------------------------------------------------------
                                              1999                         1998
--------------------------------------------------------------------------------
                                                 (In thousands)
Assets.
Loans, net of unearned income          $ 7,576,892                  $ 7,046,852
Allowance for loan losses                 (123,042)                    (117,092)
--------------------------------------------------------------------------------
Net loans                                7,453,850                    6,929,760
--------------------------------------------------------------------------------
Investment securities:
     Available for sale                  2,451,785                    2,988,230
     Trading account                        23,639                       14,210
     Other non-marketable                   32,991                       29,276
--------------------------------------------------------------------------------
Total investment securities              2,508,415                    3,031,716
--------------------------------------------------------------------------------
Federal funds sold and securities
  purchased under agreements to resell     238,602                      261,535
Cash and due from banks                    685,157                      738,672
Land, buildings and
 equipment - net                           235,163                      222,129
Goodwill and core deposit premium - net     68,209                       77,009
Other assets                               211,540                      141,202
--------------------------------------------------------------------------------
Total assets                           $11,400,936                  $11,402,023
================================================================================

Liabilities and Stockholders' Equity.
Deposits:
     Non-interest bearing demand       $ 1,584,333                   $1,657,037
     Savings and interest
      bearing demand                     5,154,506                    5,295,897
      Time open and C.D.'s
      of less than $100,000              2,114,443                    2,269,835
     Time open and C.D.'s
      of $100,000 and over                 310,841                      307,428
--------------------------------------------------------------------------------
Total deposits                           9,164,123                    9,530,197
--------------------------------------------------------------------------------
Federal funds purchased and securities
     sold under agreements to repurchase 1,042,429                      617,830
Long-term debt and other borrowings         25,735                       27,130
Other liabilities                           88,817                      146,081
--------------------------------------------------------------------------------
Total liabilities                       10,321,104                   10,321,238
--------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, $1 par value
     Authorized and unissued 2,000,000
      shares                                     -                            -
     Common stock, $5 par value
      Authorized 100,000,000 shares;
      issued 62,428,078 shares in
      1999 and 61,352,684 shares in 1998   312,140                      306,763
     Capital surplus                       129,173                      106,159
     Retained earnings                     642,746                      624,256
     Treasury stock of
      53,829 shares in 1999
      and 193,208 shares in 1998, at cost   (2,089)                      (8,561)
     Unearned employee benefits               (916)                        (904)
     Accumulated other
      comprehensive income                  (1,222)                      53,072
--------------------------------------------------------------------------------
Total stockholders' equity               1,079,832                    1,080,785
--------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity                  $11,400,936                  $11,402,023
================================================================================

See accompanying notes to financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Commerce Bancshares, Inc. and Subsidiaries

                                               For the Years Ended December 31
--------------------------------------------------------------------------------
(In thousands, except share data)                1999          1998         1997
--------------------------------------------------------------------------------
Interest Income.
Interest and fees on loans                   $574,738      $554,210     $505,604
Interest on investment securities             161,591       158,480      163,625
Interest on federal funds sold and securities
 purchased under agreements to resell          14,297        15,781       13,647
--------------------------------------------------------------------------------
Total interest income                         750,626       728,471      682,876
--------------------------------------------------------------------------------

Interest Expense.
Interest on deposits:
     Savings and interest bearing demand      131,797       142,142      134,029
     Time open and C.D.'s of less than
      $100,000                                109,857       118,581      116,798
     Time open and C.D.'s
      of $100,000 and over                     14,572        13,713       11,280
Interest on federal funds purchased and
 securities sold under agreements to
 repurchase                                    27,827        25,827       22,202
Interest on long-term debt
 and other borrowings                             572           463          793
--------------------------------------------------------------------------------
Total interest expense                        284,625       300,726      285,102
--------------------------------------------------------------------------------
Net interest income                           466,001       427,745      397,774
Provision for loan losses                      35,335        36,874       31,354
--------------------------------------------------------------------------------
Net interest income after
 provision for loan losses                    430,666       390,871      366,420
--------------------------------------------------------------------------------

Non-Interest Income.
Trust fees                                     55,773        50,460       41,224
Deposit account charges and other fees         68,538        63,145       57,223
Credit card transaction fees                   44,466        36,786       30,703
Trading account profits and commissions        10,310         8,733        7,420
Net gains on securities transactions              892         6,894        3,253
Other                                          56,230        48,019       40,269
--------------------------------------------------------------------------------
Total non-interest income                     236,209       214,037      180,092
--------------------------------------------------------------------------------

Non-Interest Expense.
Salaries and employee benefits                215,217       198,090      179,095
Net occupancy                                  27,950        23,805       21,570
Equipment                                      20,612        18,148       16,492
Supplies and communication                     33,800        29,867       25,838
Data processing                                35,515        30,654       24,628
Marketing                                      12,915        12,206       12,757
Goodwill and core deposit                       8,528         9,193        9,778
Other                                          64,478        57,381       54,292
--------------------------------------------------------------------------------
Total non-interest expense                    419,015       379,344      344,450
--------------------------------------------------------------------------------
Income before income taxes                    247,860       225,564      202,062
Less income taxes                              81,647        75,473       69,360
--------------------------------------------------------------------------------
Net income                                   $166,213      $150,091     $132,702
================================================================================
Net income per share - basic                 $   2.62      $   2.34     $   2.06
Net income per share - diluted               $   2.59      $   2.30     $   2.03
================================================================================
Cash dividends per common share              $   .571      $   .526     $   .472
================================================================================
See accompanying notes to financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Commerce Bancshares, Inc. and Subsidiaries

                                                                    For the Years Ended December 31
---------------------------------------------------------------------------------------------------
(In thousands)                                                      1999          1998         1997
---------------------------------------------------------------------------------------------------
Operating Activities.
Net income                                                   $   166,213   $   150,091   $  132,702
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Provision for loan losses                                     35,335        36,874       31,354
    Provision for depreciation and amortization                   35,412        32,188       30,433
    Accretion of investment security discounts                    (3,064)       (3,978)      (5,681)
    Amortization of investment security premiums                  10,878         7,833        9,140
    Provision (benefit) for deferred income taxes                 (7,983)       10,266       16,731
    Net gains on securities transactions                            (892)       (6,894)      (3,253)
    Net (increase) decrease in trading account securities        (10,057)       (6,345)       1,412
    Decrease in interest receivable                                3,978         2,091        6,750
    Increase (decrease) in interest payable                       (5,124)        1,917        1,622
    Other changes, net                                           (12,970)       (7,111)      (4,771)
---------------------------------------------------------------------------------------------------
Net cash provided by operating activities                        211,726       216,932      216,439
---------------------------------------------------------------------------------------------------

Investing Activities.
Net cash received in acquisitions                                      -        15,113        6,200
Cash paid in sales of branches                                   (25,179)            -            -
Proceeds from sales of available for sale securities             117,268       360,446      534,452
Proceeds from maturities of available for sale securities      1,528,288     1,120,599      904,695
Purchases of available for sale securities                    (1,206,850)   (1,680,147)  (1,258,881)
Net (increase) decrease in federal funds sold and
  securities purchased under agreements to resell                 22,933      (108,420)     244,235
Net increase in loans                                           (552,313)     (607,290)    (621,438)
Purchases of premises and equipment                              (43,923)      (30,258)     (27,621)
Sales of premises and equipment                                    6,014         8,543        8,085
---------------------------------------------------------------------------------------------------
Net cash used by investing activities                           (153,762)     (921,414)    (210,273)
---------------------------------------------------------------------------------------------------

Financing Activities.
Net increase (decrease) in non-interest bearing demand,
  savings and interest bearing demand deposits                  (277,804)      440,001      350,260
Net increase (decrease) in time open and C.D.s                  (142,883)       25,642      (68,346)
Net increase (decrease) in federal funds purchased and
  securities sold under agreements to repurchase                 424,599       102,766      (14,249)
Repayment of long-term debt                                       (1,175)       (3,602)      (6,952)
Additional borrowings                                                  -        15,245            -
Purchases of treasury stock                                      (81,648)      (85,132)     (94,067)
Issuance under stock purchase, option and benefit plans            3,486         3,737        2,599
Cash dividends paid on common stock                              (36,054)      (33,742)     (30,432)
---------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                (111,479)      464,915      138,813
---------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                 (53,515)     (239,567)     144,979
Cash and cash equivalents at beginning of year                   738,672       978,239      833,260
---------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                     $   685,157   $   738,672  $   978,239
===================================================================================================

See accompanying notes to financial statements.

Statements of Stockholders' Equity
Commerce Bancshares, Inc. and Subsidiaries

                                                                                                           Accumulated
                                                                                               Unearned          Other
                                                Common     Capital     Retained    Treasury    Employee  Comprehensive
(In thousands, except per share data)            Stock     Surplus     Earnings       Stock    Benefits         Income        Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                    $281,740    $ 10,379    $ 621,689    $ (7,422)      $(340)       $18,225   $  924,271
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                              132,702                                             132,702
Change in unrealized gain (loss) on
  available for sale securities                                                                                 10,892       10,892
                                                                                                                         -----------
  Total comprehensive income                                                                                                143,594
                                                                                                                         -----------
Purchase of treasury stock                                                          (96,296)                                (96,296)
Cash dividends paid ($.472  per share)                                  (30,432)                                            (30,432)
Issuance under stock purchase, option
  and award plans, net                                      (2,953)                   9,458        (261)                      6,244
Purchase acquisition                                         1,383                    9,256                                  10,639
Pooling acquisition                                        (37,200)      17,612      42,352                                  22,764
5% stock dividend, net                           9,689      77,095     (115,184)     28,400                                       -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                     291,429      48,704      626,387     (14,252)       (601)        29,117      980,784
====================================================================================================================================
Net income                                                              150,091                                             150,091
Change in unrealized gain (loss) on
  available for sale securities                                                                                 23,352       23,352
                                                                                                                         -----------
  Total comprehensive income                                                                                                173,443
                                                                                                                         -----------
Purchase of treasury stock                                                          (86,408)                                (86,408)
Cash dividends paid ($.526 per share)                                   (33,742)                                            (33,742)
Issuance under stock purchase,
  option and award plans, net                               (5,464)                  12,477        (303)                      6,710
Pooling acquisitions                             1,800     (43,316)      11,170      69,898                        603       40,155
5% stock dividend, net                          13,534     106,235     (129,650)      9,724                                    (157)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                     306,763     106,159      624,256      (8,561)       (904)        53,072    1,080,785
====================================================================================================================================
Net income                                                              166,213                                             166,213
Change in unrealized gain
  (loss) on available for sale
  securities                                                                                                   (54,294)     (54,294)
                                                                                                                         -----------
  Total comprehensive income                                                                                                111,919
                                                                                                                         -----------
Purchase of treasury stock                                                          (83,172)                                (83,172)
Cash dividends paid ($.571 per share)                                   (36,054)                                            (36,054)
Issuance under stock purchase,
  option and award plans, net                               (5,944)                  12,407         (12)                      6,451
5% stock dividend, net                           5,377      28,958     (111,669)     77,237                                     (97)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                    $312,140    $129,173    $ 642,746    $ (2,089)      $(916)       $(1,222)  $1,079,832
====================================================================================================================================

See accompanying notes to financial statements.

Notes to Financial Statements
Commerce Bancshares, Inc. and Subsidiaries

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The Company follows generally accepted accounting principles (GAAP) and reporting practices applicable to the banking industry. The preparation of financial statements under GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. While the financial statements reflect management's best estimates and judgment, actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its substantially wholly-owned subsidiaries (after elimination of all material intercompany balances and transactions). Certain amounts for prior years have been reclassified to conform to the current year presentation.

Acquisitions/Intangible Assets. The Company amortizes the cost in excess of the fair value of net assets acquired in purchase business combinations (goodwill) using the straight-line method over periods of 15-20 years. When facts and circumstances indicate potential impairment, the Company evaluates the recoverability of asset carrying values, including goodwill, using estimates of undiscounted future cash flows over remaining asset lives. Any impairment loss is measured by the excess of carrying values over fair values. Core deposit intangibles are amortized over a maximum of 10 years using accelerated methods. Results of operations of companies acquired in purchase business combinations are included from the date of acquisition.

Loans. Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in management's judgment, the collectibility of interest or principal in the normal course of business is doubtful. Loan and commitment fees are deferred and recognized as income over the life of the loan or commitment as an adjustment of yield.

Allowance/Provision for Loan Losses. The provision for loan losses is based upon management's estimate of the amount required to maintain an adequate allowance for losses, reflective of the risks in the loan portfolio. This estimate is based upon reviews of the portfolio, past loan loss experience, current economic conditions and such other factors, which in management's judgment, deserve current recognition. Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest.

Investments in Debt and Equity Securities. Securities classified as available for sale are carried at fair value. Their related unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders' equity. Premiums and discounts are amortized to interest income over the estimated lives of the securities. Gains and losses are calculated using the specific identification method. Trading account securities are carried at fair value with unrealized gains and losses recorded as non-interest income. Investments in equity securities without readily determinable fair values are stated at cost, less allowances for other than temporary declines in value.

Property and Equipment. Land is stated at cost, and buildings and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods. Maintenance and repairs are charged to expense as incurred.

Income Taxes. The Company and its eligible subsidiaries file consolidated income tax returns. Deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities.

Derivatives. The Company is exposed to market risk, including changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures, the Company's risk management policies permit its use of derivative products. The Company manages potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. The Company uses derivatives on a limited basis mainly to stabilize interest rate margins and hedge against interest rate movements, or to facilitate customers' foreign exchange requirements. The Company more often manages normal asset and liability positions by altering the products it offers and by selling portions of specific loan or investment portfolios as necessary. The Company does not trade in derivative financial instruments for purely speculative purposes. Management believes the Company has and will be able to continue to position itself to manage these risks satisfactorily, without significant use of derivatives.

Treasury Stock. Purchases of the Company's common stock are recorded at cost. Upon reissuance, treasury stock is reduced based upon the average cost basis of shares held.

Income per Share. Basic income per share is computed using the weighted average number of common shares outstanding during each year. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year. All per share data has been restated to reflect the 5% stock dividend distributed in 1999.

Acquisitions

In 1998, the Company acquired four Kansas banks. City National Bank of Pittsburg, Kansas, with assets of $120 million, was acquired in March for stock valued at $34.3 million. In November, the Company acquired Columbus State Bank, Columbus, Kansas, Fidelity State Bank in Garden City, and Heritage Bank of Olathe. These banks had combined assets of $310 million. Stock valued at $49.7 million was exchanged. The 1998 acquisitions were accounted for as poolings of interests.

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

(In thousands, except per share data)                                                 1998        1997
------------------------------------------------------------------------------------------------------
Net interest income plus non-interest income                                      $655,024    $603,513
Net income                                                                         153,403     138,974
Net income per share - diluted                                                        2.31        2.04
======================================================================================================

Loans and Allowance for Losses
Major classifications of loans at December 31, 1999 and 1998 are as follows:

(In thousands)                                                                        1999        1998
------------------------------------------------------------------------------------------------------
Business                                                                        $2,564,476  $2,464,168
Real estate - construction                                                         354,351     325,360
Real estate - business                                                           1,247,956   1,000,380
Real estate - personal                                                           1,377,903   1,315,041
Personal banking                                                                 1,510,380   1,409,022
Credit card                                                                        521,826     532,881
------------------------------------------------------------------------------------------------------
Total loans                                                                     $7,576,892  $7,046,852
======================================================================================================

Loans to directors and executive officers of the Parent and its significant subsidiaries and to their associates are summarized as follows:

(In thousands)
-------------------------------------------------
Balance at January 1, 1999                $31,645
Additions                                  50,333
Amounts collected                         (51,414)
Amounts written off                             -
-------------------------------------------------
Balance at December 31, 1999              $30,564
=================================================

Management believes all loans to directors and executive officers have been made in the ordinary course of business with normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. There were no outstanding loans at December 31, 1999, to principal holders of the Company's common stock.

The Company's lending activity is generally centered in Missouri and its contiguous states. The Company maintains a diversified portfolio with limited industry concentrations of credit risk. Loans and loan commitments are extended under the Company's normal credit standards, controls, and monitoring features. Most loan commitments are short term in nature, and loan maturities generally do not exceed five years. Collateral is commonly required and would include such assets as marketable securities and cash equivalent assets, accounts receivable and inventory, equipment, other forms of personal property, and real estate. At December 31, 1999, unfunded loan commitments totaled $3,044,918,000 (excluding $2,437,851,000 in unused approved lines of credit related to credit card loan agreements) which could be drawn by customers subject to certain review and terms of agreement. At December 31, 1999, loans of $952,137,000 were pledged at the Federal Reserve as collateral for discount window borrowings. There were no discount window borrowings at December 31, 1999.

A summary of the allowance for loan losses is as follows:
                                        Years Ended December 31
-----------------------------------------------------------------
(In thousands)                         1999      1998      1997
-----------------------------------------------------------------
Balance, January 1                   $117,092  $105,918  $ 98,223
-----------------------------------------------------------------
Additions:
     Provision for loan losses         35,335    36,874    31,354
     Allowances of acquired banks           -     5,808     4,275
-----------------------------------------------------------------
Total additions                        35,335    42,682    35,629
-----------------------------------------------------------------
Deductions:
     Loan losses                       40,538    42,366    38,183
     Less recoveries                   11,153    10,858    10,249
-----------------------------------------------------------------
Net loan losses                        29,385    31,508    27,934
-----------------------------------------------------------------
Balance, December 31                 $123,042  $117,092  $105,918
=================================================================

Commerce Bancshares, Inc. and Subsidiaries

Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest. The net amount of interest income recorded on such loans during their impairment period was not significant. The Company had ceased recognition of interest income on loans with a book value of $12,979,000 and $17,831,000 at December 31, 1999 and 1998, respectively. The interest income not recognized on non-accrual loans was $1,650,000, $1,936,000 and $1,802,000 during 1999, 1998 and 1997, respectively. Loans 90 days delinquent and still accruing interest amounted to $21,317,000 and $24,529,000 at December 31, 1999 and 1998, respectively. Real estate and other assets acquired in foreclosure amounted to $2,806,000 and $4,781,000 at December 31, 1999 and 1998, respectively.

INVESTMENT SECURITIES

A summary of the available for sale investment securities by maturity groupings as of December 31, 1999 follows below. The weighted average yield for each range of maturities was calculated using the yield on each security within that range weighted by the amortized cost of each security at December 31, 1999. Yields on tax exempt securities have not been adjusted for tax exempt status.

                                                                                                            Weighted
                                                                                   Amortized        Fair     Average
(Dollars in thousands)                                                                  Cost       Value       Yield
---------------------------------------------------------------------------------------------------------------------
U.S. government and federal agency obligations:
  Within 1 year                                                                   $  416,088  $  413,699        5.95%
  After 1 but within 5 years                                                         720,186     714,761        6.15
  After 5 but within 10 years                                                          4,392       4,225        5.92
  After 10 years                                                                       4,028       3,647        5.83
---------------------------------------------------------------------------------------------------------------------
Total U.S. government and federal agency obligations                               1,144,694   1,136,332        6.08
=====================================================================================================================
State and municipal obligations:
  Within 1 year                                                                       18,697      18,784        5.24
  After 1 but within 5 years                                                          41,523      42,180        5.21
  After 5 but within 10 years                                                         10,164      10,290        5.29
  After 10 years                                                                       8,978       9,009        6.19
---------------------------------------------------------------------------------------------------------------------
Total state and municipal obligations                                                 79,362      80,263        5.34
=====================================================================================================================
CMO's and asset-backed securities                                                  1,129,341   1,106,975        6.24
=====================================================================================================================
Other debt securities:
  Within 1 year                                                                       70,918      70,915
  After 1 but within 5 years                                                          11,616      11,247
  After 5 but within 10 years                                                            100         100
---------------------------------------------------------------------------------------------------------------------
Total other debt securities                                                           82,634      82,262
=====================================================================================================================
Equity securities                                                                     17,569      45,953
=====================================================================================================================
Total available for sale investment securities                                    $2,453,600  $2,451,785
=====================================================================================================================

The unrealized gains and losses by type are as follows:

                                                                                       Gross       Gross
                                                                       Amortized  Unrealized  Unrealized         Fair
(In thousands)                                                              Cost       Gains      Losses        Value
---------------------------------------------------------------------------------------------------------------------
December 31, 1999
U.S. government and federal agency obligations                        $1,144,694     $ 1,308     $ 9,670   $1,136,332
State and municipal obligations                                           79,362       1,025         124       80,263
CMO's and asset-backed securities                                      1,129,341         756      23,122    1,106,975
Other debt securities                                                     82,634           -         372       82,262
Equity securities                                                         17,569      30,247       1,863       45,953
---------------------------------------------------------------------------------------------------------------------
Total                                                                 $2,453,600     $33,336     $35,151   $2,451,785
=====================================================================================================================
December 31, 1998
U.S. government and federal agency obligations                        $1,408,279     $40,342     $    74   $1,448,547
State and municipal obligations                                           98,426       3,369          10      101,785
CMO's and asset-backed securities                                        962,267      12,686         576      974,377
Other debt securities                                                    419,259         161           7      419,413
Equity securities                                                         14,223      30,037         152       44,108
---------------------------------------------------------------------------------------------------------------------
Total                                                                 $2,902,454     $86,595     $   819   $2,988,230
=====================================================================================================================

The following table presents proceeds from sales of securities and the components of net securities gains.

(In thousands)                           1999      1998      1997
-----------------------------------------------------------------
Proceeds from sales                  $117,268  $360,446  $534,452
=================================================================
Realized gains                       $  2,113  $  7,588  $  4,564
Realized losses                         1,221       694     1,311
-----------------------------------------------------------------
Net realized gains                   $    892  $  6,894  $  3,253
=================================================================

Investment securities with a par value of $652,291,000 and $838,676,000 were pledged at December 31, 1999 and 1998, respectively, to secure public deposits and for other purposes as required by law. Additional investment securities with a par value of $512,142,000 were pledged at the Federal Reserve as collateral for discount window borrowings. Except for U.S. government and federal agency obligations, no investment in a single issuer exceeds 10% of stockholders' equity.

LAND, BUILDINGS AND EQUIPMENT

Land, buildings and equipment consist of the following at December 31, 1999 and 1998:

(In thousands)                           1999      1998
-------------------------------------------------------
Land                                 $ 56,457  $ 54,364
Buildings and improvements            283,644   269,320
Equipment                             161,650   161,379
-------------------------------------------------------
Total                                 501,751   485,063
-------------------------------------------------------
Less accumulated depreciation
     and amortization                 266,588   262,934
-------------------------------------------------------
Net land, buildings and equipment    $235,163  $222,129
=======================================================

Depreciation expense of $23,847,000, $21,018,000 and $19,678,000 for 1999, 1998
and 1997, respectively, was included in net occupancy expense, equipment expense and other expense in the Consolidated Statements of Income. Repairs and maintenance expense of $15,150,000, $14,841,000 and $14,016,000 for 1999, 1998
and 1997, respectively, was included in net occupancy expense, equipment expense and other expense.

BORROWINGS

Short-term borrowings of the Company consisted primarily of federal funds purchased and securities sold under agreements to repurchase by subsidiary banks. The following table presents balance and interest rate information on these borrowings.

(Dollars in thousands)                   1999      1998      1997
-----------------------------------------------------------------
Balance:
Average                            $  621,160  $533,862  $450,439
Year end                            1,042,429   617,830   512,558
Maximum month-end during year       1,042,429   617,830   549,907
-----------------------------------------------------------------
Interest rate:
Average                                  4.5%      4.8%      4.9%
Year end                                 4.1%      4.2%      5.2%
-----------------------------------------------------------------

Long-term debt of the Company was $25,735,000 at December 31, 1999. This amount included $10,522,000 in borrowings from the Federal Home Loan Bank (FHLB), which carry an average rate of 5.5% and have maturity dates ranging from 2008 to 2013. These borrowings are secured by certain pledged bank assets. Also included in long-term debt was $12,203,000 borrowed from third-party insurance companies by a venture capital subsidiary, a Missouri Certified Capital Company, to support its investment activities. Because the insurance companies receive tax credits, the borrowings do not bear interest. This debt is secured by assets of the subsidiary and letters of credit from an affiliate bank. Discounted principal of $3,259,000 is due in 2007 and $7,515,000 in 2012.

Regulations of the Federal Reserve System require reserves to be maintained by all banking institutions according to the types and amounts of certain deposit liabilities. These requirements restrict usage of a portion of the amounts shown as consolidated "Cash and due from banks" from everyday usage in operation of the banks. The minimum reserve requirements for the subsidiary banks at December 31, 1999 totaled $109,957,000.

Cash payments for interest on deposits and borrowings during 1999, 1998 and 1997 on a consolidated basis amounted to $289,589,000, $298,643,000 and $283,281,000, respectively.

INCOME TAXES

Total income taxes for 1999, 1998 and 1997 were allocated as shown in the following tables.

Income tax expense from operations for the years ended December 31, 1999, 1998 and 1997 consists of:

(In thousands)                        Current  Deferred     Total
-----------------------------------------------------------------
Year ended December 31, 1999:
     U.S. federal                     $85,825   $(7,946)  $77,879
     State and local                    3,805       (37)    3,768
-----------------------------------------------------------------
                                      $89,630   $(7,983)  $81,647
=================================================================
Year ended December 31, 1998:
     U.S. federal                     $61,550   $10,697   $72,247
     State and local                    3,657      (431)    3,226
-----------------------------------------------------------------
                                      $65,207   $10,266   $75,473
=================================================================
Year ended December 31, 1997:
     U.S. federal                     $50,573   $15,917   $66,490
     State and local                    2,056       814     2,870
-----------------------------------------------------------------
                                      $52,629   $16,731   $69,360
=================================================================

Commerce Bancshares, Inc. and Subsidiaries

Income tax expense (benefits) allocated directly to stockholders' equity for the years ended December 31, 1999, 1998 and 1997 consists of:


(In thousands)                          1999       1998      1997
-------------------------------------------------------------------
Unrealized gain (loss) on
  securities available for sale       $(33,278)  $14,766   $ 6,546
Compensation expense for tax
  purposes in excess of
  amounts recognized for
  financial reporting purposes          (1,119)   (1,475)   (1,470)
-------------------------------------------------------------------
Income tax expense
  (benefits) allocated to
  stockholders' equity                $(34,397)  $13,291   $ 5,076
===================================================================

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below.


(In thousands)                                      1999       1998
--------------------------------------------------------------------
Deferred tax assets:
  Loans, principally due to
    allowance for loan losses                   $ 53,017   $ 50,735
  Unrealized loss on
    securities available for sale                    690          -
  Unearned fee income, due to earlier
    recognition for tax purposes                     610        832
  Deferred compensation,
    principally due to accrual for
    financial reporting purposes                   1,637      1,864
  Accrued expenses, principally due to
    accrual for financial reporting purposes       2,168      1,584
  Net operating loss carryforwards
    of acquired companies                            123        157
  Other                                                -        258
-------------------------------------------------------------------
Total gross deferred tax assets                   58,245     55,430
-------------------------------------------------------------------
Deferred tax liabilities:
  Investment securities,
    principally due to discount accretion          2,269      2,168
  Capitalized interest                               839        896
  Unrealized gain on
    securities available for sale                      -     32,588
  Land, buildings and equipment,
    principally due to write-up in
    value in purchase accounting
    entries for finanical reporting               33,125     29,230
  Core deposit intangible, principally
    due to purchase accounting entries
    for financial reporting                        3,595      4,467
  Pension benefit obligation, due to
    recognition of the excess pension
    asset for financial reporting purposes         1,281      1,773
  Realignment of corporate entities               33,850     37,850
  Other                                            2,474      2,526
-------------------------------------------------------------------
Total gross deferred tax liabilities              77,433    111,498
-------------------------------------------------------------------
Net deferred tax liability                      $(19,188)  $(56,068)
===================================================================

Actual income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:


(In thousands)                           1999       1998       1997
---------------------------------------------------------------------
Computed "expected"
  tax expense                         $86,751    $78,947    $70,722
Increase (reduction) in
  income taxes resulting from:
    Amortization of goodwill            1,829      1,716      1,628
    Tax exempt income                  (2,164)    (2,334)    (2,240)
    Tax deductible dividends on
      allocated shares held by
      the Company's ESOP                 (777)      (734)      (720)
    State and local income
      taxes, net of federal
      income tax benefit                2,449      2,097      1,866
    Other, net                         (6,441)    (4,219)    (1,896)
---------------------------------------------------------------------
Total income tax expense              $81,647    $75,473    $69,360
=====================================================================

Cash payments of income taxes, net of refunds and interest received, amounted to $104,261,000, $56,220,000 and $36,335,000 on a consolidated basis during 1999,
1998 and 1997, respectively. The Parent had net receipts of $2,415,000, $3,341,000 and $846,000 during 1999, 1998 and 1997, respectively, from tax benefits.

EMPLOYEE BENEFIT PLANS

Employee benefits charged to operating expenses aggregated $29,351,000, $25,255,000 and $22,598,000 for 1999, 1998 and 1997, respectively. Substantially all of the Company's employees are covered by a noncontributory defined benefit pension plan. Participants are fully vested after five years of service and the benefits are based on years of participation and average annualized earnings. The Company's funding policy is to make contributions to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. The following items are components of the net pension cost for the years ended December 31, 1999, 1998 and 1997.


(In thousands)                           1999      1998       1997
-------------------------------------------------------------------
Service cost-benefits
  earned during the year              $ 3,678   $ 3,329   $  2,731
Interest cost on projected
  benefit obligation                    3,940     4,006      3,767
Actual plan assets value
  (increase) decrease                  (5,397)   (5,512)   (11,816)
Net amortization and deferral            (696)     (795)     6,323
-------------------------------------------------------------------
Net periodic pension cost             $ 1,525   $ 1,028   $  1,005
===================================================================

The following table sets forth the pension plan's funded status, using valuation dates of September 30, 1999 and 1998.


(In thousands)                                          1999       1998
------------------------------------------------------------------------
Change in projected benefit obligation
------------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                               $60,308    $57,561
Service cost                                           3,678      3,329
Interest cost                                          3,940      4,006
Amendments                                                 -        259
Benefits paid                                         (4,429)    (4,314)
Actuarial (gain) loss                                 (6,185)      (533)
------------------------------------------------------------------------
Projected benefit obligation at end of year           57,312     60,308
------------------------------------------------------------------------

Change in plan assets
------------------------------------------------------------------------
Fair value of plan assets at beginning of year        61,828     62,774
Actual return on plan assets                           9,031      3,368
Benefits paid                                         (4,429)    (4,314)
------------------------------------------------------------------------
Fair value of plan assets at end of year              66,430     61,828
------------------------------------------------------------------------

Plan assets in excess of projected
  benefit obligation                                   9,118      1,520
Unrecognized net (gain) loss from past
  experience different from that assumed
  and effects of change in assumptions                (2,836)     7,067
Prior service benefit not yet recognized
  in net pension cost                                 (1,076)    (1,218)
Unrecognized net transition asset
  being recognized over 15 years                      (1,915)    (2,553)
------------------------------------------------------------------------
Prepaid pension cost included in
  other assets                                       $ 3,291    $ 4,816
========================================================================

Assumptions used in computing the plan's funded status were:

                                             1999      1998      1997
----------------------------------------------------------------------
Discount rate                                7.75%     6.75%     7.25%
Rate of increase in future
  compensation levels                        5.70%     5.70%     5.00%
Long-term rate of return on assets           9.00%     9.00%     9.00%
======================================================================

At December 31, 1999, approximately 77% of plan assets were invested in U.S. government bonds, corporate bonds and equities.

In addition to the pension plan, substantially all of the Company's employees are covered by a contributory defined contribution plan (401K), the Participating Investment Plan. Under the plan, the Company makes matching contributions, which aggregated $3,108,000 in 1999, $2,692,000 in 1998 and $2,466,000 in 1997.

Stock Option Plans, Restricted Stock Awards and Directors Stock Purchase Plan*

The Company has reserved 9,715,689 shares of its common stock for issuance under various stock option plans offered to certain key employees of the Company and its subsidiaries. Options are granted, by action of the Board of Directors, to acquire stock at fair market value at the date of the grant, for a term of 10 years.

At December 31, 1999, 3,721,356 shares remain available for option grants under these programs. The following tables summarize option activity over the last three years and current options outstanding.

                                                     1999                            1998                           1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                            Weighted                        Weighted                       Weighted
                                                             Average                         Average                        Average
                                              Shares    Option Price          Shares    Option Price         Shares    Option Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year           2,516,963          $22.60       2,324,707          $18.21      2,101,233          $15.76
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                      480,967           36.40         467,433           40.81        495,079           27.04
Cancelled                                    (32,293)          36.62         (15,429)          32.79        (11,280)          22.60
Exercised                                   (290,188)          15.88        (259,748)          15.53       (260,325)          15.01
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                 2,675,449          $25.64       2,516,963          $22.60      2,324,707          $18.21
===================================================================================================================================

                                                    Options Outstanding                               Options Exercisable
-----------------------------------------------------------------------------------------------------------------------------------
                                                               Weighted
                                             Number             Average           Weighted               Number           Weighted
                                     Outstanding at           Remaining            Average       Exercisable at            Average
Range of Exercise Prices          December 31, 1999    Contractual Life     Exercise Price    December 31, 1999     Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
$11.61 - $16.00                             916,441           3.9 years             $14.85              916,441             $14.85
$16.06 - $19.54                             402,394           6.1 years              19.46              402,394              19.46
$25.05 - $26.98                             441,823           7.1 years              26.97              330,573              26.97
$32.75 - $45.01                             914,791           8.6 years              38.52              343,838              39.24
-----------------------------------------------------------------------------------------------------------------------------------
$11.61 - $45.01                           2,675,449           6.4 years             $25.64            1,993,246             $22.00
===================================================================================================================================

The Company has a restricted stock award plan under which 301,519 shares of common stock were reserved, and 161,601 shares remain available for grant at December 31, 1999. The plan allows for awards to key employees, by action of the Board of Directors, with restrictions as to transferability, sale, pledging, or assigning, among others, prior to the end of the restriction period. The restriction period may not exceed 10 years. The Company issued awards totaling 12,141 shares

Commerce Bancshares, Inc. and Subsidiaries

in 1999, 16,574 shares in 1998 and 16,498 shares in 1997, resulting in deferred compensation amounts of $439,000, $687,000 and $461,000, respectively. Approximately $322,000, $276,000 and $165,000 was amortized to salaries expense in 1999, 1998 and 1997, respectively. Unamortized deferred compensation of $916,000, $904,000 and $601,000 has been recorded as a reduction of stockholders' equity at December 31, 1999, 1998 and 1997, respectively.

The Company has a directors stock purchase plan whereby outside directors of the Company and its subsidiaries may elect to use their directors' fees to purchase Company stock at market value each month end. Remaining shares reserved for this plan total 181,349 at December 31, 1999. In 1999, 18,056 shares were purchased at an average price of $37.38 and in 1998, 23,257 shares were purchased at an average price of $41.53.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and income per share would have been reduced to the pro forma amounts shown below.


(In thousands, except per share data)       1999        1998        1997
------------------------------------------------------------------------
Net income
  As reported                           $166,213    $150,091    $132,702
  Pro forma                              162,926     147,144     130,529
------------------------------------------------------------------------
Basic income per share
  As reported                           $   2.62    $   2.34    $   2.06
  Pro forma                                 2.57        2.29        2.02
------------------------------------------------------------------------
Diluted income per share
  As reported                           $   2.59    $   2.30    $   2.03
  Pro forma                                 2.54        2.26        2.00
========================================================================

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model.

                                           1999        1998         1997
------------------------------------------------------------------------
Weighted per share average
fair value at grant date                 $11.30      $12.39        $8.65
Assumptions:
  Dividend yield                           2.0%        2.0%         2.0%
  Volatility                              24.2%       24.2%        21.0%
  Risk-free interest rate                  6.8%        5.0%         5.8%
  Expected life                       5.5 years   6.5 years    7.8 years
========================================================================

*All share and per share amounts in this note have been restated for the 5% stock dividend distributed in 1999.

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


                                       For the Years Ended December 31
-----------------------------------------------------------------------
(In thousands)                               1999       1998      1997
-----------------------------------------------------------------------
Unrealized holding gains (losses)        $(86,680)   $44,033   $19,044
Less: reclassification adjustment for
  gains included in net income                892      5,915     1,606
-----------------------------------------------------------------------
Net unrealized gains
  (losses) on securities                  (87,572)    38,118    17,438
Income tax expense (benefit)              (33,278)    14,766     6,546
-----------------------------------------------------------------------
Other comprehensive income               $(54,294)   $23,352   $10,892
=======================================================================

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

The following tables present selected financial information by segment and reconciliations of combined segment totals to consolidated totals. There were no material intersegment revenues between the three segments. Financial data for recent bank acquisitions which have not yet been assimilated into the business segment and cost allocation systems are included in the Consumer segment and are not considered material.


SEGMENT INCOME STATEMENT DATA
                                                                               Money       Segment        Other/   Consolidated
(In thousands)                                 Consumer    Commercial     Management        Totals   Elimination         Totals
-------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1999:
Net interest income after loan loss expense    $ 35,025     $ 256,489       $(17,705)     $273,809     $ 156,857       $430,666
Cost of funds allocation                        198,781      (101,544)        23,828       121,065      (121,065)             -
Non-interest income                             131,604        27,043         71,318       229,965         6,244        236,209
-------------------------------------------------------------------------------------------------------------------------------
Total net revenue                               365,410       181,988         77,441       624,839        42,036        666,875
Non-interest expense                            263,284        79,489         51,531       394,304        24,711        419,015
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     $102,126     $ 102,499       $ 25,910      $230,535     $  17,325       $247,860
===============================================================================================================================

Year ended December 31, 1998:
Net interest income after loan loss expense    $  5,104     $ 244,795       $(18,830)     $231,069     $ 159,802       $390,871
Cost of funds allocation                        214,894       (98,183)        23,995       140,706      (140,706)             -
Non-interest income                             114,116        25,840         65,300       205,256         8,781        214,037
-------------------------------------------------------------------------------------------------------------------------------
Total net revenue                               334,114       172,452         70,465       577,031        27,877        604,908
Non-interest expense                            232,685        74,167         45,616       352,468        26,876        379,344
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     $101,429     $  98,285       $ 24,849      $224,563     $   1,001       $225,564
===============================================================================================================================

Year ended December 31, 1997:
Net interest income after loan loss expense    $  2,324     $ 213,382       $(14,391)     $201,315     $ 165,105       $366,420
Cost of funds allocation                        220,687       (80,803)        18,409       158,293      (158,293)             -
Non-interest income                              93,084        26,321         53,048       172,453         7,639        180,092
-------------------------------------------------------------------------------------------------------------------------------
Total net revenue                               316,095       158,900         57,066       532,061        14,451        546,512
Non-interest expense                            207,187        72,242         40,702       320,131        24,319        344,450
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                     $108,908     $  86,658       $ 16,364      $211,930     $  (9,868)      $202,062
===============================================================================================================================

The segment activity, as shown above, includes both direct and allocated items. Amounts in the "Other/Elimination" column include activity not related to the segments, such as that relating to administrative functions, and the effect of certain expense allocations to the segments.


SEGMENT BALANCE SHEET DATA
                                                                               Money       Segment        Other/   Consolidated
(In thousands)                                    Consumer    Commercial  Management        Totals   Elimination         Totals
-------------------------------------------------------------------------------------------------------------------------------
Average balances for 1999:
Assets                                          $3,677,667    $3,741,466     $88,945    $7,508,078    $3,596,386    $11,104,464
Loans                                            3,510,062     3,711,447       2,659     7,224,168        (7,301)     7,216,867
Deposits                                         7,408,465     1,854,732      28,240     9,291,437       (31,895)     9,259,542
===============================================================================================================================

Average balances for 1998:
Assets                                          $3,384,943    $3,392,879     $75,160    $6,852,982    $3,616,641    $10,469,623
Loans                                            3,235,438     3,363,228       1,112     6,599,778        (2,947)     6,596,831
Deposits                                         6,970,588     1,764,350      24,975     8,759,913         8,320      8,768,233
===============================================================================================================================

The above segment balances include only those items directly associated with the segment. The "Other/Elimination" column includes unallocated bank balances not associated with a segment (such as investment securities, federal funds sold, goodwill and core deposit premium), balances relating to certain other administrative and corporate functions, and eliminations between segment and non-segment balances. This column also includes the resulting effect of allocating such items as float, deposit reserve and capital for the purpose of computing the cost or credit for funds used/provided.

Commerce Bancshares, Inc. and Subsidiaries

COMMON STOCK

On December 17, 1999, the Company distributed a 5% stock dividend on its $5 par common stock for the sixth consecutive year. All per share data in this report has been restated to reflect the stock dividend. The table below is a summary of share activity in 1999.


-----------------------------------------------------------------
Purchases of common stock                               2,047,726
Issuance of stock:
  Sales under employee and director plans                 295,673
  5% stock dividend                                     2,966,826
=================================================================

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


                                  For the Years Ended December 31
-----------------------------------------------------------------
(In thousands)                          1999      1998      1997
-----------------------------------------------------------------
Weighted average common
     shares outstanding               63,381    64,121    64,486
Stock options                            833     1,088       876
-----------------------------------------------------------------
                                      64,214    65,209    65,362
=================================================================

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

In February 1999, the Board of Directors approved additional purchases of the Company's common stock, bringing the total purchase authorization to 3,000,000 shares. The Company has routinely used these reacquired shares to fund employee benefit programs and annual stock dividends. Approximately 1,854,000 shares have been acquired under the 1999 approval through December 31, 1999.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio), and minimum ratios of Tier 1 and Total capital to risk-weighted assets (as defined). The minimum required ratios for well-capitalized banks are 6.00% for Tier 1 capital, 10.00% for Total capital and 5.00% for the leverage ratio.

The Company's actual capital amounts and ratios at the last two year ends are as follows:


(Dollars in thousands)                         1999         1998
-----------------------------------------------------------------
Risk-Weighted Assets                     $8,678,987   $8,426,289
Tier 1 Capital                           $1,014,071   $  952,488
Total Capital                            $1,127,005   $1,060,692
Tier 1 Capital Ratio                         11.68%       11.30%
Total Capital Ratio                          12.99%       12.59%
Leverage Ratio                                9.17%        8.80%
=================================================================

Management believes that, at December 31, 1999, the Company meets all capital requirements to which it is subject.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of estimated fair values for financial instruments held by the Company. Fair value estimates, methods and assumptions are set forth below.

Loans. Fair values are estimated for various groups of loans segregated by
1) type of loan, 2) fixed/adjustable interest terms and 3) performing/non-performing status. The fair value of performing loans is calculated by discounting all simulated cash flows. Cash flows include all principal and interest to be received, taking embedded optionality such as the customer's right to prepay into account. Discount rates are computed for each loan category using implied forward market rates adjusted to recognize each loan's approximate credit risk. Fair value of non-accrual loans approximates their carrying value because such loans are recorded at the appraised or estimated recoverable value of the collateral or the underlying cash flow.

The "Carrying Amount" of loans in the schedule below excludes deferred or unamortized fees and costs related to the loan transaction.

Investment Securities. The fair values of the debt and equity instruments in the available for sale and trading sections of the investment security portfolio are estimated based on prices published in financial newspapers or bid quotations received from securities dealers. The fair value of those equity investments for which a market source is not readily available is estimated at carrying value.

A breakdown of investment securities by category and maturity is provided in the financial statements note on Investment Securities. Fair value estimates are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership, possible tax ramifications or estimated transaction costs.

Federal Funds Sold and Securities Purchased under Agreements to Resell and Cash and Due From Banks. The carrying amounts of federal funds sold and securities purchased under agreements to resell and cash and due from banks approximate fair value. Federal funds sold and securities purchased under agreements to resell generally mature in 90 days or less and present little or no risk.

Deposits. Statement 107 specifies that the fair value of deposits with no stated maturity is equal to the amount payable on demand. Such deposits include savings and interest and non-interest bearing demand deposits. These fair value estimates do not recognize any benefit the Company receives as a result of being able to administer, or control, the pricing of these accounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. Discount rates are based on the Company's approximate cost of obtaining similar maturity funding in the market.

Borrowings. Federal funds purchased and securities sold under agreements to repurchase mature or reprice within 90 days; therefore, their fair value approximates carrying value. The fair value of long-term debt is estimated by discounting contractual maturities using an estimate of the current market rate for similar instruments.

Commerce Bancshares, Inc. and Subsidiaries

The estimated fair values of the Company's financial instruments are as follows:

                                                              1999                    1998
---------------------------------------------------------------------------------------------------
                                                       Carrying   Estimated    Carrying   Estimated
(In thousands)                                           Amount  Fair Value      Amount  Fair Value
---------------------------------------------------------------------------------------------------
Financial Assets.
Loans                                                $7,566,363  $7,489,108  $7,010,142  $7,067,656
Available for sale investment securities              2,451,785   2,451,785   2,988,230   2,988,230
Trading account securities                               23,639      23,639      14,210      14,210
Other non-marketable securities                          32,991      32,991      29,276      29,276
Federal funds sold and securities purchased under
     agreements to resell                               238,602     238,602     261,535     261,535
Cash and due from banks                                 685,157     685,157     738,672     738,672
===================================================================================================

Financial Liabilities.
Non-interest bearing demand deposits                 $1,584,333  $1,584,333  $1,657,037  $1,657,037
Savings and interest bearing demand deposits          5,154,506   5,154,506   5,295,897   5,295,897
Time open and C.D.'s:
     Maturing in year 1                               1,829,817   1,811,889   1,811,778   1,812,142
     Maturing in year 2                                 364,858     359,744     476,520     477,148
     Maturing in year 3                                 110,624     109,073     171,192     171,419
     Maturing in year 4                                  61,218      60,354      51,399      51,489
     Maturing in year 5                                  48,265      47,543      49,969      50,047
     Maturing in over 5 years                            10,502      10,335      16,405      16,469
Federal funds purchased and securities
     sold under agreements to repurchase              1,042,429   1,042,429     617,830     617,830
Long-term debt and other borrowings                      25,735      19,097      27,130      26,837
===================================================================================================

Off-Balance-Sheet Financial Instruments. The fair value of letters of credit and commitments to extend credit is based on the fees currently charged to enter into similar agreements. The aggregate of these fees is not material.

The Company enters into foreign exchange contracts both to facilitate customer business and to manage the resultant risk. The Company maintains a generally matched position to minimize currency fluctuation exposure. Interest rate swap contracts are entered into by the Company to limit its interest rate risk. The fair value of these contracts is determined by contacting appropriate brokers for the current cost of selling, purchasing or closing out the various contracts. The fair values of the foreign exchange contracts and interest rate swaps are not material.

These instruments are also referenced in the financial statements notes on Financial Instruments with Off-Balance-Sheet Risk or Loans and Allowance for Losses.

Limitations. Fair value estimates are made at a specific point in time based on relevant market information. They do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for many of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, risk characteristics and economic conditions. These estimates are subjective, involve uncertainties and cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK

The Company engages in various transactions with off-balance-sheet risk in the normal course of business to meet customer financing needs. The Company uses the same credit policies in making the commitments and conditional obligations described below as it does for on-balance-sheet instruments. The contractual or notional amounts of financial instruments with off-balance-sheet risk at December 31 were:


(In thousands)                                            1999        1998
--------------------------------------------------------------------------
Commitments to extend credit:
     Credit card                                    $2,437,851  $2,161,405
     Other                                           3,044,918   2,882,581
Commitments to purchase/sell
     when-issued securities                              8,083       2,831
Standby letters of credit, net of participations       246,501     238,745
Commercial letters of credit                            31,590      22,353
Foreign exchange contracts:
     Forward contracts                                  96,878     304,268
     Options written/purchased                           1,128       1,264
     Spot                                                4,906         522
Interest rate swaps                                     23,065      10,439
==========================================================================

Commitments to extend credit are legally binding agreements to lend to a borrower providing there are no violations of any conditions established in the contract. As many of the commitments are expected to expire without being drawn upon, the total commitment does not necessarily represent future cash requirements. Refer to the financial statements note on Loans and Allowance for Losses for further discussion.

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

Foreign exchange contracts are commitments to purchase or deliver foreign currency at a specified exchange rate. The Company engages in foreign exchange trading activities to enable customers involved in international business to hedge their exposure to foreign currency fluctuations and to minimize the Company's related exposure arising in connection with these customer transactions. The Company maintains a generally matched position; therefore, exchange rate and market risks are minimal. Risk arises primarily from non-performance by the counterparty, in which case the currency must be bought or sold at the prevailing market rate. The Company also enters into interest rate swaps to limit its interest rate risk. Interest rate swaps are contractual agreements between counterparties to exchange fixed and floating rate payment obligations over a set period of time. The current credit exposure (or replacement cost) across all off-balance-sheet derivative contracts covered by the risk-based capital standards was $890,000 at December 31, 1999.

Commitments and Contingencies

The Company leases certain premises and equipment, all of which were classified as operating leases. The rent expense under such arrangements amounted to $3,432,000, $3,054,000 and $2,401,000 in 1999, 1998 and 1997, respectively. A summary of minimum lease commitments follows:

(In thousands)                    Type of Property
----------------------------------------------------------------------
                                    Real                         Total
Years Ended December 31         Property      Equipment    Commitments
----------------------------------------------------------------------
     2000                        $ 2,987           $635        $ 3,622
     2001                          2,770            498          3,268
     2002                          2,185            345          2,530
     2003                          1,854            342          2,196
     2004                          1,452            252          1,704
     After                        15,381              -         15,381
----------------------------------------------------------------------
Total minimum
lease payments                                                 $28,701
======================================================================

All leases expire prior to 2055. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, the future minimum lease commitments will not be less than the amounts shown for 1999.

The Company incurred expense of $17,537,000 in 1999, $15,248,000 in 1998 and $11,989,000 in 1997 under an agreement to outsource certain data processing services. Future payments will adjust for inflation and transaction volume.

The Company owns approximately 51% interest in a venture capital partnership, with an original commitment to fund $15,456,000 over the ten-year life of the partnership. Contributions to the partnership were $2,273,000 in 1998 and $3,030,000 in 1997. The Company's remaining commitment at December 31, 1999 was $2,273,000.

In the normal course of business, the Company had certain lawsuits pending at December 31, 1999. In the opinion of management, after consultation with legal counsel, none of these suits will have a significant effect on the financial condition and results of operations of the Company.

Notes to Financial Statements [cont.]
Commerce Bancshares, Inc. and Subsidiaries

Parent Company Condensed Financial Statements
Following are the condensed financial statements of Commerce Bancshares, Inc. (Parent only) for the periods indicated:

Condensed Balance Sheets
                                                                                December 31
--------------------------------------------------------------------------------------------------
(In thousands)                                                                1999         1998
--------------------------------------------------------------------------------------------------
Assets.
Investment in consolidated subsidiaries:
     Banks                                                                 $  923,213   $  913,447
     Non-banks                                                                 31,114       31,497
Receivables from subsidiaries, net of borrowings                                6,807        7,059
Cash                                                                              195          492
Securities purchased under agreements to resell                                 5,918        7,002
Investment securities:
     Available for sale                                                       103,344      109,773
     Other non-marketable                                                       4,009        2,265
Other assets                                                                   19,410       23,416
--------------------------------------------------------------------------------------------------
Total assets                                                               $1,094,010   $1,094,951
==================================================================================================

Liabilities and Stockholders' Equity.
Accounts payable, accrued taxes and other liabilities                      $   14,178   $   14,166
--------------------------------------------------------------------------------------------------
Total liabilities                                                              14,178       14,166
--------------------------------------------------------------------------------------------------
Stockholders' equity                                                        1,079,832    1,080,785
--------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                 $1,094,010   $1,094,951
==================================================================================================

Condensed Statements of Income
                                                                For the Years Ended December 31
--------------------------------------------------------------------------------------------------
(In thousands)                                                  1999         1998         1997
--------------------------------------------------------------------------------------------------
Income.
Dividends received:
     Bank subsidiaries                                        $  103,910   $  142,316   $  103,626
     Non-bank subsidiaries                                           169          379          200
Earnings of consolidated subsidiaries, net of dividends           62,590        8,317       28,628
Interest on investment securities                                  3,927        4,198        3,451
Interest on securities purchased under agreements to resell          321          316          233
Management fees charged subsidiaries                              22,743       20,719       16,842
Data processing fees charged subsidiaries                              -            -       27,638
Net gains (losses) on securities transactions                        (53)       1,101        1,967
Other                                                              5,092        1,588        1,577
--------------------------------------------------------------------------------------------------
Total income                                                     198,699      178,934      184,162
==================================================================================================

Expense.
Salaries and employee benefits                                    21,249       19,854       28,525
Marketing                                                            491          519          351
External data processing                                               3            3       11,552
Other                                                             12,953       10,664       13,928
--------------------------------------------------------------------------------------------------
Total expense                                                     34,696       31,040       54,356
--------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                      (2,210)      (2,197)      (2,896)
--------------------------------------------------------------------------------------------------
Net income                                                    $  166,213   $  150,091   $  132,702
==================================================================================================

Condensed Statements of Cash Flows
                                                                                For the Years Ended December 31
---------------------------------------------------------------------------------------------------------------
(In thousands)                                                                   1999         1998         1997
---------------------------------------------------------------------------------------------------------------
Operating Activities.
Net income                                                                 $  166,213   $  150,091   $  132,702
Adjustments to reconcile net income to net
     cash provided by operating activities:
     Earnings of consolidated subsidiaries, net of dividends                  (62,590)      (8,317)     (28,628)
     Other adjustments, net                                                     7,648        2,168       (5,329)
---------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     111,271      143,942       98,745
---------------------------------------------------------------------------------------------------------------

Investing Activities.
(Increase) decrease in investment in subsidiaries, net                           (103)          (3)         457
(Increase) decrease in receivables from subsidiaries, net of borrowings           252        3,524       (2,541)
Proceeds from sales of investment securities                                    3,374        6,994        2,538
Proceeds from maturities of investment securities                             451,473      432,963      473,204
Purchases of investment securities                                           (452,352)    (471,530)    (450,361)
Net decrease in securities purchased under agreements to resell                 1,084           98          238
Net purchases of equipment                                                     (1,080)        (526)        (334)
---------------------------------------------------------------------------------------------------------------
Net cash provided (used) by investing activities                                2,648      (28,480)      23,201
---------------------------------------------------------------------------------------------------------------

Financing Activities.
Purchases of treasury stock                                                   (81,648)     (85,132)     (94,067)
Issuance under stock purchase, option and benefit plans                         3,486        3,737        2,599
Cash dividends paid on common stock                                           (36,054)     (33,742)     (30,432)
---------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                        (114,216)    (115,137)    (121,900)
---------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                      (297)         325           46
Cash at beginning of year                                                         492          167          121
---------------------------------------------------------------------------------------------------------------
Cash at end of year                                                        $      195   $      492   $      167
===============================================================================================================

Dividends paid by the Parent were substantially provided from subsidiary bank dividends. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent charges fees to its subsidiaries for management services provided, which are allocated to the subsidiaries based primarily on total average assets. In 1997, the Parent charged data processing fees, which were allocated to the subsidiaries based on transaction volume. In 1998, the data servicing department was transferred from the Parent to a subsidiary bank, with a resulting decline in related fee income, provider expense, salary and depreciation expense on the Parent. The Parent makes advances to non-banking subsidiaries and subsidiary bank holding companies. Advances are made to the Parent by subsidiary bank holding companies for investment in temporary liquid securities. Interest on such advances is based on market rates.

At December 31, 1999, the Parent had a $20,000,000 line of credit for general corporate purposes with a subsidiary bank. During 1999, the Parent had no borrowings from the subsidiary bank.

Investment securities held by the Parent, which consist primarily of common stock and commercial paper, included an unrealized gain in fair value of $25,056,000 at December 31, 1999. The corresponding net of tax unrealized gain included in stockholders' equity was $15,535,000. Also included in stockholders' equity was the unrealized net of tax loss in fair value of investment securities held by subsidiaries, which amounted to $16,757,000 at December 31, 1999.

INDEPENDENT AUDITORS' REPORT
Commerce Bancshares, Inc. and Subsidiaries

The Board of Directors
Commerce Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                                        KPMG LLP

January 31, 2000
Kansas City, Missouri

STATEMENT OF MANAGEMENT'S RESPONSIBILITY
Commerce Bancshares, Inc. and Subsidiaries

Financial Statements. Commerce Bancshares, Inc. is responsible for the preparation, integrity, and fair presentation of its published financial statements. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates of management.

Internal Control Structure Over Financial Reporting. Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

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

Management assessed its internal control structure over financial reporting as of December 31, 1999. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Kansas) maintained effective internal control structures over financial reporting as of December 31, 1999.

Compliance With Laws And Regulations. Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders as designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Kansas), subsidiary insured depository institutions of Commerce Bancshares, Inc., complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 1999.

Summary of Quarterly Statements of Income
Years Ended December 31, 1999, 1998 and 1997


                                                                        For the Quarter Ended
-------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                         12/31/99    9/30/99    6/30/99    3/31/99
-------------------------------------------------------------------------------------------------------
Interest income                                               $192,561   $189,412   $184,155   $184,498
Interest expense                                               (72,788)   (70,420)   (69,085)   (72,332)
-------------------------------------------------------------------------------------------------------
Net interest income                                            119,773    118,992    115,070    112,166
Non-interest income                                             60,584     56,733     61,436     57,456
Salaries and employee benefits                                 (54,640)   (53,183)   (53,369)   (54,025)
Other expense                                                  (52,401)   (51,483)   (51,238)   (48,676)
Provision for loan losses                                       (9,751)    (8,293)    (8,741)    (8,550)
-------------------------------------------------------------------------------------------------------
Income before income taxes                                      63,565     62,766     63,158     58,371
Income taxes                                                   (19,212)   (21,362)   (21,387)   (19,686)
-------------------------------------------------------------------------------------------------------
Net income                                                    $ 44,353   $ 41,404   $ 41,771   $ 38,685
=======================================================================================================
Net income per share - basic*                                 $    .70   $    .66   $    .66   $    .60
Net income per share - diluted*                               $    .70   $    .65   $    .65   $    .59
=======================================================================================================
Weighted average shares - basic*                                62,686     63,111     63,649     64,098
Weighted average shares - diluted*                              63,447     63,906     64,513     65,013
=======================================================================================================

                                                                        For the Quarter Ended
-------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                         12/31/98    9/30/98    6/30/98    3/31/98
-------------------------------------------------------------------------------------------------------
Interest income                                               $187,299   $183,468   $180,151   $177,553
Interest expense                                               (75,429)   (76,863)   (74,955)   (73,479)
-------------------------------------------------------------------------------------------------------
Net interest income                                            111,870    106,605    105,196    104,074
Non-interest income                                             57,667     50,670     55,741     49,959
Salaries and employee benefits                                 (51,061)   (48,644)   (49,879)   (48,506)
Other expense                                                  (52,583)   (43,301)   (43,455)   (41,915)
Provision for loan losses                                       (6,971)    (7,777)   (11,410)   (10,716)
-------------------------------------------------------------------------------------------------------
Income before income taxes                                      58,922     57,553     56,193     52,896
Income taxes                                                   (18,522)   (19,839)   (18,699)   (18,413)
=======================================================================================================
Net income                                                    $ 40,400   $ 37,714   $ 37,494   $ 34,483
=======================================================================================================
Net income per share - basic*                                     $.63       $.59       $.58       $.54
Net income per share - diluted*                                   $.62       $.58       $.57       $.53
=======================================================================================================
Weighted average shares - basic*                                64,162     63,796     64,440     64,088
Weighted average shares - diluted*                              65,188     64,807     65,609     65,238
=======================================================================================================

                                                                        For the Quarter Ended
-------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                         12/31/97    9/30/97    6/30/97    3/31/97
-------------------------------------------------------------------------------------------------------
Interest income                                               $178,039   $173,686   $168,339   $162,812
Interest expense                                               (73,054)   (72,628)   (70,395)   (69,025)
-------------------------------------------------------------------------------------------------------
Net interest income                                            104,985    101,058     97,944     93,787
Non-interest income                                             49,457     46,687     42,385     41,563
Salaries and employee benefits                                 (46,571)   (45,818)   (43,708)   (42,998)
Other expense                                                  (44,228)   (41,826)   (40,185)   (39,116)
Provision for loan losses                                       (8,716)    (7,807)    (7,293)    (7,538)
-------------------------------------------------------------------------------------------------------
Income before income taxes                                      54,927     52,294     49,143     45,698
Income taxes                                                   (18,179)   (18,072)   (16,810)   (16,299)
-------------------------------------------------------------------------------------------------------
Net income                                                    $ 36,748   $ 34,222   $ 32,333   $ 29,399
=======================================================================================================
Net income per share - basic*                                     $.57       $.53       $.50       $.46
Net income per share - diluted*                                   $.56       $.52       $.50       $.45
=======================================================================================================
Weighted average shares - basic*                                64,390     64,370     64,638     64,549
Weighted average shares - diluted*                              65,535     65,259     65,340     65,312
=======================================================================================================

* Restated for the 5% stock dividend distributed in 1999.

COMMUNITY BANK DIRECTORS

(This list not included in EDGARized exhibit.)

                                                           61 through 66

OFFICER AND DIRECTORS

(This list not included in EDGARized exhibit.)

                                                           Inside Back Cover