Form 10-K, Exhibit 13
period 2000-12-31
COMMERCE BANCSHARES INC /MO/
filed 2001-03-13
CIK 22356

POWERING COMMERCE

Commerce Bancshares, Inc.

2000 ANNUAL REPORT

COMMERCE UNITES PEOPLE.

IT ALWAYS HAS. EARLY ROUTES FOR THE EXCHANGE OF GOODS BECAME CHANNELS FOR THE EXCHANGE OF IDEAS AS WELL. CIVILIZATIONS GREW UP AROUND THEM. THE HEARTLAND HAS CHANGED PROFOUNDLY SINCE OUR GREAT RIVERS FIRST OPENED THE AREA TO TRADE, BUT THE BASICS HAVE CHANGED LITTLE. THE RELATIONSHIPS CREATED THROUGH COMMERCE ARE NO LESS IMPORTANT TODAY THAN THEY WERE TO EARLY SETTLERS.

CONTENTS
Chairman’s Letter	Page 2

Management’s Discussion and Analysis
of Consolidated Financial Condition
and Results of Operations	Page 22

Financial Statements of
Commerce Bancshares, Inc. and Subsidiaries	Page 42

Notes to Consolidated Financial Statements	Page 46

Independent Auditors’ Report	Page 60

Directors and Officers	Page 63

ANNUAL MEETING
The annual meeting of Shareholders will be held Wednesday, April 18, 2001, at 9:30 a.m. in the 18th Floor Board Room, Commerce Bank Building, 1000 Walnut, Kansas City, Missouri.

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT
First Chicago Trust Company of New York, c/o EquiServe, LLP, P.O. Box 2500, Jersey City, New Jersey 07303-2500,
800-317-4445.

NOTICE
Shareholders, analysts or potential investors desiring additional information may make their requests in writing to Mr. Jeffery D. Aberdeen, Controller, at the address of the Company.

SHAREHOLDERS MAY RECEIVE FUTURE ANNUAL REPORTS AND PROXY MATERIAL OVER THE INTERNET.
To take advantage of the opportunity to receive materials electronically, rather than by mail, simply fill out the online consent form by logging on to the sign-up website at: http://www.econsent.com/cbsh
Please note:
  You will need your account number from the proxy card to complete the enrollment process.
  Your consent is entirely revocable.
  You can always vote your proxy on the internet whether or not you elect to receive your materials electronically.

FINANCIAL HIGHLIGHTS

(Dollars in thousands)	1996	1997	1998	1999	2000

EARNINGS AND DIVIDENDS

Net interest income	$365,743	$397,774	$427,745	$466,001	$480,653
Provision for loan losses	24,522	31,354	36,874	35,335	35,159
Non-interest income	159,162	180,092	214,037	236,209	252,808
Non-interest expense	317,954	344,450	379,344	419,015	430,381
Net income	119,512	132,702	150,091	166,213	178,574
Cash dividends	27,462	30,432	33,742	36,054	37,613

YEAR END TOTALS

Total assets	$9,698,186	$10,306,941	$11,402,023	$11,400,936	$11,115,117
Loans, net of unearned income	5,472,342	6,224,381	7,046,852	7,576,892	7,906,665
Investment securities	2,721,515	2,664,931	3,031,716	2,508,415	1,940,903
Total deposits	8,166,429	8,700,578	9,530,197	9,164,123	9,081,738
Stockholders’ equity	924,271	980,784	1,080,785	1,079,832	1,143,755
Non-performing assets	15,081	24,376	20,352	14,326	21,324
Common shares outstanding*	68,148,680	67,107,428	67,428,322	65,492,961	62,521,867
Shareholders of record	5,733	5,694	5,904	5,730	5,440

RATIOS

(Based on average balances)
Return on total assets	1.28%	1.37%	1.43%	1.50%	1.62%
Return on stockholders’ equity	13.40	14.08	14.58	15.40	16.22
Loans to deposits	67.07	70.93	75.24	77.94	87.26
Equity to assets	9.53	9.74	9.83	9.72	9.99
Net yield on interest earning assets
(tax equivalent basis)	4.40	4.61	4.56	4.61	4.74
Tier 1 capital ratio	13.06	12.10	11.30	11.68	12.04
Total capital ratio	14.20	13.22	12.59	12.99	13.36
Leverage ratio	8.84	8.81	8.80	9.17	9.91
Efficiency ratio	58.76	58.24	58.30	58.53	57.63

PER SHARE DATA

Net income - basic*	$1.72	$1.96	$2.23	$2.50	$2.79

Net income - diluted*	1.71	1.93	2.19	2.47	2.76

Market price*	25.37	39.02	38.55	32.26	42.50

Book value*	13.56	14.62	16.03	16.49	18.29

Cash dividends*	.397	.450	.501	.544	.590

Cash dividend payout ratio	23.28%	23.24%	22.81%	22.05%	21.38%

*Restated to reflect 5% stock dividend distributed December 2000

A MESSAGE TO OUR SHAREHOLDERS

THE YEAR 2000 PROVED TO BE ONE OF SOLID, SUSTAINED GROWTH FOR YOUR COMPANY. WE CONTINUED TO EXPAND MARKET SHARE, BUILDING ON OUR COMPARATIVE ADVANTAGE AS A SUPER-COMMUNITY BANK. WE’VE EXPANDED OUR INVESTMENT IN BOTH PEOPLE AND TECHNOLOGY TO IMPROVE OUR POSITION WITH OUR CUSTOMERS AS A HIGH TOUCH, SOPHISTICATED PROVIDER OF FINANCIAL SERVICES. CHANGES IN OUR INDUSTRY OVER THE LAST SEVERAL YEARS HAVE ONLY SERVED TO REINFORCE OUR BELIEF IN THE IMPORTANCE OF STRONG, PERSONAL CUSTOMER RELATIONSHIPS.

David W. Kemper Chairman

Commerce Bancshares, Inc. reported its tenth consecutive year of record earnings. Key performance highlights include:

  Earnings per share grew 11.7% in 2000 and averaged 13.1% annually over the last 5 years. The value of the Company’s common stock rose 34% this year and has risen by an average of 18% annually over the last 5 years.
  Cash earnings per share amounted to $2.84 in 2000, compared with $2.54 in 1999, an increase of 11.8%.
  Overall asset quality remains strong. Net loan charge-offs totaled .38% in 2000, compared with .41% in the prior year. The allowance for loan losses increased by $5 million to $128 million, or 1.62% of total loans. Non accrual loans totaled $19.6 million this year, higher than in the previous year, but still only .25% of total loans and a very low level compared with our peers.
  Total non-interest income grew by $17 million or 7.0% in 2000, with significant growth in credit card and trust fee areas. In the last 5 years, such fee-based revenues have grown from 27% to 34% of total revenues and contributed significantly to the growth and stability of the Company.
  Non-interest expense remained controlled all year with growth over the previous year of 2.7%. Even so, a number of new initiatives were undertaken during the year in software and systems, which will enable the Company to improve its product offerings and remain cost competitive.
  Cash dividends per share have increased 31% over the last three years, and in December the Company paid its seventh consecutive 5% stock dividend. In February 2001, the Board of Directors approved an 8.4% increase in the cash dividend rate, making this the 33rd consecutive year of cash dividend increases.

MICHAEL RINGER LOOKS CONSTANTLY FOR WAYS TO IMPROVE SERVICE. TIMELINESS OF ARP IMAGE DATA DELIVERY IMPROVED 76% DURING 2000. CHECKS AND STATEMENTS WERE MAILED WITHIN DAILY DEADLINES MORE THAN 99.5% OF THE TIME.
Michael Ringer Senior Vice President, Manager, Bank Operations

PERSPECTIVE

Last year saw a continuation of the banking industry’s movement to more fee and transactional business with little growth in industry bank deposits. We recognize that, today, both our consumer and business customers use the banking system primarily for liquidity, safety and access to payment systems. We have responded by increasing our transactional account base by 5%, to more than 670,000 checking accounts. We view these transactional relationships as a key way to build deposits, but more importantly they can lead into broader relationships that allow us to find total financial solutions for our customer base. Over the last five years, fee income has increased from 27% to 34% of total income, while the number of transactional relationships has increased 60%.

Your company’s mission statement is captured in six key words, “Be Accessible, Offer Solutions, Build Relationships.” As we implement technology to increase the efficiency and flow of information, we believe our key asset and differentiating competitive factor remains the quality of our people. We continue to enjoy excellent stability in our management group, while we are stepping up our investment in both training and incentives to our employees. Better trained and motivated staff who are able to bring solutions locally to our customer base will continue to fuel our solid revenue and account growth.

Our size also continues to work in our favor. We are large enough to offer a full spectrum of financial services, yet positioned perfectly to maintain the level of contact that only grows in importance as the economic environment becomes more demanding.

Increasingly, we are perceived as the “local” financial services option even in markets where we have no nearby locations. Other financial institutions, acquired by the megabanks, continue to see customer perception diminish for both their service commitment and their local identities. As a result, Commerce continues to expand its footprint, while maintaining its position as a super-community bank.

PAYMENT SYSTEMS

Payment systems remain central to the Commerce customer relationship. In most cases, they are the entry point and provide a springboard to other service and revenue opportunities. But the expansion of both business and consumer relationships actually begins within our payment systems themselves. As our customers move from cash and checks into plastic and electronics, we become the source of increased efficiency and convenience. The bond we establish creates marketing leverage in key areas such as insurance and employee benefit programs.

BUSINESS

For our business customers, payment system options provide both efficient transfer of dollars and immediate access to information.

Commerce continues to add to its diversified portfolio of middle market companies, and continues to expand service offerings in this sector. Significant among them is our browser-based online balance reporting and transaction processing platform, Commerce Connections. Customers now have access to balance information and can initiate ACH payments via the web. In 2001, additional functions will be added, including wire

IN BRUCE BIENHOFF’S EYES, KEVIN CONNELLY IS A CUSTOMER AS WELL AS AN ASSOCIATE. HE REFLECTS THE EVOLVING NEEDS OF A LARGE SEGMENT OF COMMERCE BANK’S COMMERCIAL CUSTOMER BASE. ADVANCES IN ELECTRONIC IMAGING AND BROWSER-BASED ACCESS ARE HELPING TO MEET THOSE NEEDS.

Kevin Connelly (left) Senior Vice President, Manager, Treasury Services
Bruce Bienhoff Vice President, Manager, Corporate Product Development

RELATIONSHIP MANAGERS LIKE MARGARET SCHULLER-DECHANT
OFFER THE PERSONAL ATTENTION THAT MAKES PRIVATE BANKING
AN INVALUABLE SERVICE FOR COMMERCE BANK CUSTOMERS.
Margaret Schuller-Dechant Senior Vice President, Wichita

transfers, collection (lockbox), disbursement (checks paid) imaging and a complete list of special reports.

Our substantial investment in treasury services continues to pay dividends. Business volume increased by more than 13% in 2000, and is up more than 68% over the last five years. International and money management services also have been expanded.

As imaging technology begins to provide our customers more efficient access to their accounts through Commerce Connections, image-enabled enhancements within our lockbox processing area are providing significant efficiencies in back office processing. Similar technologies within our Account Reconciliation (ARP) applications are providing customers immediate access to paid items as well as archived paid checks via CD-ROM.

For small business customers, our BusinessTools package continues to expand as an integrated suite of products. A new internet portal offers the convenience of a virtual branch bank, providing access to account detail, balance information, even news on customer-defined areas of interest.

A business debit card will also be added to the BusinessTools portfolio in 2001, essentially duplicating the function and convenience of the debit card now enjoying overwhelming popularity with consumers.

To provide an extra measure of service for business customers, a centralized customer care facility was established in the heart of the bank’s operations center. This service, introduced during 2000 in Kansas City, allows us to be more responsive to our individual customer’s account needs. A centralized approach not only solves individual problems more effectively, but also looks for trends or patterns which, in turn, permit identification and resolution of systemic issues.

The procurement card continues to be another major success story in applied technology, with use increasing by 42% for the year. The card is not simply a convenient payment system, but also a key means for customers to track field activity and purchasing patterns through daily internet downloads. Card use can be controlled by SIC codes, or by daily or monthly expenditure limits.

Commerce also provides customers the option of branding the procurement card and marketing it to their customer base (e.g.: leased car or truck fleets) with all processing and reporting handled transparently by the bank.

CONSUMER

Our emphasis on retail payment systems as an entry point for customer relationships has contributed to transaction growth of 35%. Debit card transactions have continued to grow at a rate of 50% annually. At year-end, debit card use (measured in number of transactions) had more than tripled that of credit cards.

Through checks, cash, credit cards and debit cards, we maintain our commitment to model our systems around customer preference. Because of our early marketing emphasis on alternative payment forms, we remain well ahead of the industry average for the percentage of customers using their debit cards: Commerce 65% vs. the Visa national average of 55%. Our debit card transaction volume averaged 14 transactions per monthly statement vs. Visa’s national average of 9 transactions.

A WARM HANDSHAKE ISN’T ALWAYS PHYSICAL. CYNTHIA TETRAULT AND GEOFFREY THOMAS WORK WITH A COMMON GOAL: THAT EVERY E-COMMERCE DEVELOPMENT WILL MAKE INTERACTION WITH THE BANK MORE SATISFYING TO THE CUSTOMER.

Geoffrey Thomas Vice President, Director, Database & Direct Marketing
Cynthia Tetrault Product Manager, Online Banking and Internet

“Smart card” technology is also taking its place in the product mix. Through a growing number of University Card programs, students are provided local payment cards co-branded by Commerce and participating universities. The cards provide real-time updates on available limits, and can be replenished from parents’ accounts through our Automatic Cash From Home program.

The way consumers do their banking is changing right along with payment methods. Internet banking has increased dramatically due to a combination of effective marketing and ease of use. During 2000, new customer accounts totaled 31,000, an increase of 110% for the year. More than 90 percent of customers signed up are actually using their internet banking connection. That’s more than double the national average.

The signup and usage figures grow in importance when you look at some additional numbers. Our online customers are 20% more profitable, and record 28% higher account usage than the average Commerce account holder.

While putting the customer in control through an increasing number of payment and access options, we have also maintained tight internal controls and operational efficiency, yielding the kind of margins necessary to maintain profitability.

MERCHANT PROCESSING

Many banks our size and larger have elected to outsource their merchant processing. Commerce, instead, has found opportunity as a value-added provider. While base-rate competition is fierce and often unprofitable, many merchants have the vision to look at the blend of cost, efficiency and service. We work individually with merchants to effectively link their front office and our back office operations.

This year Commerce added the capability to consolidate Visa, MasterCard, American Express and Discover into a single daily report for merchant convenience. Electronic Check Processing, in test now, will allow participating merchants to scan checks at the point of sale, automatically converting them to ACH items for prompt, risk-free payment along with card purchases.

The result of our proven track record of service and innovation has been a 15% increase in purchase volume for 2000.

CREDIT UNDERWRITING AND LENDING

Our success in lending is both a reflection of and a demonstration of the Commerce commitment to our markets. As much as it is an instrument for our growth, it is also an instrument for community growth. We continue to expand our credit underwriting and lending activity without moving outside the super-community we serve.

BUSINESS LENDING

Business loan activity increased at an even more vigorous rate this year than in the preceding year. Loans outstanding system-wide increased 16% for the year 2000, compared to 10% for 1999, while net loan losses remained extraordinarily low at .07% of average loans outstanding, compared to .06% for 1999.

Small business loan growth was a major contributor. During the year, Commerce Bank became the number one SBA lender in Kansas City, based on number of loans made. Our SBA ranking improved to second in Springfield and third in St. Louis.

Our new Business Tools package targeted to small business owners brings together key services for their financial needs. Our QuickLoans product, initiated in one of our major markets in 2000, empowers branches to make small business loans on-site, and has brought in a substantial number of new business lending customers. The majority of these are entirely new customers to the bank, expanding our commercial customer base significantly.

In addition to offering many different commercial loan products, the Capital Markets Group (CMG) continues to focus on investment products and services that help our customers maximize their interest income on operating cash. With new online balance reporting tools and high quality investments, all commercial customers have a full line of options available to meet their cash management needs. The Capital Markets Group serves more than 4,500 customers, including more than 600 community and regional financial institutions, extending the breadth of our service area. CMG handled more than $35 billion in volume during the year.

PRIVATE EQUITY AND VENTURE CAPITAL

Capital for Business, Inc. (CFB), our private equity and venture capital subsidiary, also contributed substantially to our growth during the year by investing in six new companies. In addition, four investments were successfully sold. CFB, through its management of three separate private equity funds, generated $11.5 million in pre-tax income, of which $7.5 million was earned by Commerce Bancshares. Also, CFB opened an office in Chicago to complement its St. Louis and Kansas City operations.

CONSUMER LENDING

Commerce has continued to make dramatic improvements in both the speed and convenience of consumer loans. Visa and MasterCard remain the simplest and fastest lending instruments, but installment loans, mortgages (including home equity loans) and student loans all have been simplified through implementation of new technology.

We maintain our commitment to local colleges and universities as one of the few banks originating and disbursing our own guaranteed student loans. Through flexibility and customized service, Commerce continued this year, as for the past five, to post double digit percentage increases in student loan activity.

Emphasis has been placed on home equity lending and loan balances have increased 14%. Installment loan balances have also increased by an average of over $63 million during 2000.

Internally, the streamlining of back office operations for the bankcard and installment loan groups resulted in more efficient processing and will result in annual savings of $3 million.

Mortgage lending continues to be a key component in our strategy to strengthen our relationships with our retail customers. In 2000, personal mortgage loans grew to a record $1.4 billion in balances, making up 39% of total retail loans. All mortgage lending activities combined contributed $16.3 million in before tax profit. Typically the single largest financial transaction for most of our retail customers, the mortgage loan, whether a refinance or purchase, offers Commerce a unique opportunity to cross-sell a variety of other banking services.

In the last year, Commerce broadened its customer base by expanding its product line to include government insured FHA and VA loans. With these additions to our existing conventional loan products, Commerce now offers over twenty mortgage programs to meet the varying needs of our customers.

Mortgage lending at Commerce continues to benefit from the strategic use of technology. Automated underwriting enables our sales staff to provide customers immediate approvals at the point of sale, resulting in both an improvement in service and a decrease in operating costs. Through a new internet connection our customers can access loan information previously available only by phone or mail inquiry. We continue to seek creative ways to complement our extensive branch network with the internet to meet our customers’ mortgage needs on their terms.

ASSET MANAGEMENT

The Asset Management area was strengthened this past year to provide not only expanded services, but a new level of commitment within traditional activities. The group continues to assist both individuals and institutions with services ranging from overnight investments to long term equity and asset allocation strategies. Staff investment analysts have been added to free up portfolio managers for additional customer contact, and investment options are continually enhanced. Among new offerings this year are two proprietary investment products: one benchmarked against the S&P 500 and the other a double tax-free fund for Kansas residents. “Best of class” offerings from other fund providers are also available. The company now manages 11 mutual fund alternatives, which have grown over the past 6 years to $1.5 billion.

Asset management revenue grew to $60.1 million for the year. Assets under management (including sweep, repo and trust assets) totaled more than $10 billion, while custody assets totaled $6 billion.

Although the economic climate was unsettled during 2000, our investments performed well against their respective benchmark indices. The Commerce Value Fund gained 16%, compared with a 7% gain for the Russell 1000 Value Index. Other Commerce funds performed favorably as well, including the Commerce Growth and Midcap Growth funds, which beat their benchmark indices by ll% and 6%, respectively, during an overall declining market period.

Through our Commerce Private Banking services we continue to expand our investment management customer base while becoming a true one-stop financial services resource for upper income customers. The private banking loan portfolio grew to more than $186 million in outstandings at year-end.

Asset Management offerings to institutional customers were also enhanced through the expansion of endowment, foundation and employee benefit plan offerings. Especially noteworthy was the rollout of an upgraded 401(k) product that includes full internet access, automated voice response and a wide choice of proprietary and external “best of class” mutual funds. The net result is a highly competitive offering coupled with easy administration and customer convenience.

REGIONAL INVESTMENT SPECIALISTS LIKE SHAREEN BEAL IN SPRINGFIELD, MISSOURI, MAKE SURE THAT COMMERCE BROKERAGE SERVICES MAINTAINS CLOSE TOUCH WITH THOUSANDS OF CLIENTS ON INVESTMENTS FROM IRAS TO INSURANCE.
Shareen Beal Senior Vice President, Commerce Brokerage Services, Inc.

Commerce Brokerage Services, Inc. also performed to expectations, achieving financial net income goals for 2000. Within Commerce Bank branches, a network of 28 investment specialists now work with individuals to meet their investment needs. Online account access, online trading and The Premium Asset Management Account were also made available in 2000. This new account offers clients check writing and debit card access to brokerage account assets. In 2001, for the first time, Brokerage investment specialists will offer customers a list of recommended individual stocks.

TECHNOLOGY

Commerce Bank has maintained a consistent approach to the selection and implementation of technology. With the interests of both our customers and our staff in mind, we emphasize ease of access, adaptation and familiarization, as much as function. As a system integrator rather than a developer, we leverage long-term strategic partnerships with vendors offering “best of class” software.

Our investment in robust browser-based intranet and internet systems is paying handsome rewards in both capability and ease of use. The system architecture allows us to develop close partnerships with commercial customers to meet their specific needs and cement long-term relationships.

We are making a significant commitment of both technology and resources to a new call center, slated for introduction in 2001. Intranet screens will allow call center personnel to bring up a complete customer profile for every caller. Activity will thus be proactive as well as simply responsive, focused on identifying and meeting customer needs, as well as expanding the scope of our services. The center will also support web interaction with customers, a contact channel in which volume increased by more than 75% in the past year.

Also using browser technology on our intranet, scanned images of customer signature cards are now available instantly online to branch and operations personnel, speeding customer service and reducing exposure to loss through fraud.

On another front, ATM linkage was successfully converted from dedicated individual lines to our digital WAN (wide area network) system. The project has resulted in more than 98% “uptime” performance, facilitating more than 37 million transactions a year, and yielding savings of $1.4 million annually.

WHAT LIES AHEAD

As in all business, we face both short term and longer term strategic issues as we plan for the future. Immediate concerns in the banking industry center on slower revenue and deposit growth and credit quality issues. But longer term, all financial service institutions should be focused on enlightened use of technology, a motivated and well trained employee base and a consistent business philosophy of partnering with customers to help them and their businesses prosper.

We feel Commerce Bancshares is in an excellent competitive position to continue our record of sustained growth, even in a slower growth economic environment. Your management is strongly focused on creating shareholder value by increasing the underlying value of our franchise. Key components of a successful bank are high asset quality, revenue growth through a growing customer base in our targeted business lines, and continual reinvestment in our people, technology and products. This business format allowed us to complete a very successful 2000, an EPS compounded growth rate of 13.1% over the last five years and a strong position for future growth.

Sincerely,

David W. Kemper, Chairman
Commerce Bancshares, Inc.
February 2, 2001

STEVE O’NEAL IS IN TOUCH IN EASTERN MISSOURI, METRO ST. LOUIS
AND SOUTHERN ILLINOIS. HE AND OTHER REGIONAL MANAGERS USE
THEIR KNOWLEDGE OF THE COMMUNITIES THEY SERVE TO SPUR SOUND
BUSINESS LENDING ACTIVITY, AND TO FOSTER COMMUNITY GROWTH.
Steve O’Neal Senior Vice President, Commercial Division Manager

Established in 1973, MBS Textbook Exchange, Inc. supplies textbooks and computer services to university bookstores across the nation from its facility in Columbia, Missouri. As their needs have changed, Commerce Bank has helped the company adapt. When MBS expanded their warehouse, the focal point was a unique robotic, automated storage and retrieval system that allows for the timely processing and shipment of large volumes of small quantity orders. This automation provides a solution to the demands of the non-campus learning environment, an environment experiencing rapid growth partially due to the expanding internet. A loan from Commerce helped finance the warehouse expansion and equipment acquisition. Additionally, Commerce Bank’s low-cost, high-service merchant bankcard system guarantees the order payment moves as quickly and smoothly as the automated fulfillment process. The MBS/Commerce relationship began in 1985, and has grown to include depository, credit and capital market services as well as bankcard and corporate card processing.

WAREHOUSE AUTOMATION SPEEDS ORDER FULFILLMENT AT MBS TEXTBOOK EXCHANGE.
COMMERCE BANK’S CUSTOM MERCHANT BANKCARD
PROCESSING ALLOWS ORDER PAYMENT TO MOVE QUICKLY AS WELL.

The Central Institute for the Deaf in St. Louis provides education, clinical assistance and research to help the deaf and hearing impaired communicate effectively in a hearing world. The challenges they face are imposing. Their progress is even more impressive. At Commerce Bank, we are helping. We assist with direct grants from the Commerce Bank Foundation as a part of our commitment to community, but we also work through our Asset Management area to manage CID endowment funds. Though dedicated to research, clinical advances and education, CID still has to run like a business, and Commerce senior management is positioned to help. We provide additional services from merchant bankcard processing, corporate checking, treasury services and sweep accounts to a substantial working capital line of credit. The smiles and the sound of conversation alone are an incredible return on investment.

THE RIGHT ENVIRONMENT FOR LEARNING DEPENDS ON MANY UNSEEN FACTORS.
THE DEVELOPMENT OF FINANCIAL RESOURCES IS ONE OF THE MOST IMPORTANT ONES.

Jack Henry & Associates in Monett, Missouri, specializes in providing banks and credit unions with the technology needed to remain competitive in an evolving financial services marketplace. Commerce Bank provides Jack Henry with the financial services they need to get their job done. The partnership began with a $40 million line of credit to finance a major acquisition in 1999. Since then the line of credit has expanded to keep pace with the company’s tremendous growth, and the relationship has expanded to include daily settlement services for their ATM network of more than 400 banks, and overnight investment options for their clients. Jack Henry product offerings now make even sophisticated e-commerce capabilities available to banks and credit unions for whom independent development is not practical. To deal with the practicalities of their own growth and development, Jack Henry & Associates relies upon the Commerce partnership.

JACK HENRY PRODUCTS CREATE WINDOWS OF OPPORTUNITY
FOR THEIR BANKING AND CREDIT UNION CUSTOMERS.
WHEN JACK HENRY SAW AN OPPORTUNITY FOR A MAJOR CORPORATE ACQUISITION,
THEY SECURED A SUBSTANTIAL LINE OF CREDIT FROM COMMERCE BANK.

Problem-solving is a part of Commerce. For Unigroup, Inc., the parent company for moving giants United Van Lines and Mayflower Transit, the problem lay in paper flow delays for payment authorization, settlement and reconciliation. Van operators (drivers) had satellite links on their trucks for communication and tracking, but the links weren’t used for transaction processing. Commerce Bank, already the merchant card processor for Unigroup, has proposed a system for real-time transaction processing, using the existing satellite hookup on vans and adding only a single, inexpensive frame relay circuit to the processing center. Under the proposed system, van operators will accept credit cards on delivery, and get authorization through the van’s satellite hookup. Reduction in non-qualifying transactions alone may pay for the system. Integrated solutions like this are a part of Commerce Bank’s positioning as a value-added provider of merchant card processing, and more generally reflect our commitment to extraordinary service levels through innovation.

COMMERCE BANK INNOVATION WILL LINK UNIGROUP’ S
VAN-MOUNTED SATELLITE COMMUNICATION DEVICES TO A FULLY AUTOMATED
SYSTEM FOR ONLINE TRANSACTION PROCESSING.

Litton Interconnect Technologies, headquartered in Springfield, Missouri, is a leading technology supplier of complex, high-performance backpanel printed circuit boards and assemblies through cabinet level integration. Many of the technologically advanced products made here find their way into the heart of the communications, computing and data networking infrastructure around the world. No surprise, then, that Litton has adopted the highest technology in financial services. State-of-the-art treasury management services provided by Commerce Bank allow Litton to achieve maximum productivity of their cash resources. Account security is enhanced through Positive Pay fraud prevention technology. Electronic check imaging makes research and storage of check paid information quick and efficient. Receipt of payments is also expedited through Commerce Bank’s 24-hour, 7-day lockbox operation. And, since Litton Interconnect Technologies operates worldwide, Commerce assists with online international transactions. “Technology. Solutions. Results.” That’s Litton’s mission, but it’s a good description of the Commerce relationship as well.

LITTON INTERCONNECT TECHNOLOGIES PRODUCTS DELIVER LEADING EDGE TECHNOLOGY,
AND COMMERCE BANK DELIVERS STATE-OF-THE-ART TREASURY
MANAGEMENT SERVICES FOR THE SPRINGFIELD, MISSOURI, MANUFACTURER.

THE VALUE OF RELATIONSHIPS DEVELOPED IN THE CONDUCT OF COMMERCE CAN’ T BE OVERSTATED. FOR COMMERCE BANK, THIS VALUE IS EXPRESSED IN THE SECURITY AND HEALTHY GROWTH OF THE PEOPLE AND ORGANIZATIONS WE SERVE, AND IN THE DEVELOPMENT OF THE COMMUNITIES IN WHICH WE ALL LIVE AND WORK. NOT COINCIDENTALLY, IT IS ALSO REFLECTED IN THE FINANCIAL STATEMENTS PRESENTED IN THIS REPORT.

COMMERCE BANCSHARES, INC. 2000 FINANCIAL REVIEW

COMMON STOCK DATA
Commerce Bancshares, Inc. (Parent)

The following table sets forth the high and low prices of actual transactions for the Company’s common stock (CBSH) and cash dividends paid for the periods indicated (restated for the 5% stock dividend distributed in 2000).

			Cash
2000	High	Low	Dividends

First Quarter	$32.86	$25.12	$.148
Second Quarter	34.08	28.10	.148
Third Quarter	35.83	28.33	.148
Fourth Quarter	42.75	33.10	.148

1999

First Quarter	$39.57	$34.01	$.136
Second Quarter	38.89	33.99	.136
Third Quarter	37.53	30.67	.136
Fourth Quarter	37.70	30.83	.136

1998

First Quarter	$42.47	$35.70	$.125
Second Quarter	43.73	38.87	.125
Third Quarter	44.60	33.26	.125
Fourth Quarter	42.22	29.37	.125

Commerce Bancshares, Inc. common shares are publicly traded on The Nasdaq Stock Market (NASDAQ). NASDAQ is a highly-regulated electronic securities market comprised of competing Market Makers whose trading is supported by a communications network linking them to quotation dissemination, trade reporting, and order execution systems. The Company had 5,440 shareholders of record as of December 31, 2000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS Commerce Bancshares, Inc. and Subsidiaries

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes. The historical trends reflected in the financial information presented below are not necessarily reflective of anticipated future results.

KEY RATIOS

	2000	1999	1998	1997	1996

(Based on average balance sheets):
Return on total assets	1.62%	1.50%	1.43%	1.37%	1.28%
Return on stockholders’ equity	16.22	15.40	14.58	14.08	13.40
Efficiency ratio	57.63	58.53	58.30	58.24	58.76
Loans to deposits	87.26	77.94	75.24	70.93	67.07
Net yield on interest earning assets (tax equivalent basis)	4.74	4.61	4.56	4.61	4.40
Non-interest bearing deposits to total deposits	14.89	14.82	18.50	21.35	19.65
Equity to total assets	9.99	9.72	9.83	9.74	9.53
Cash dividend payout ratio	21.38	22.05	22.81	23.24	23.28

SELECTED FINANCIAL DATA

(In thousands, except per share data)	2000	1999	1998	1997	1996

Net interest income	$480,653	$466,001	$427,745	$397,774	$365,743
Provision for loan losses	35,159	35,335	36,874	31,354	24,522
Non-interest income	252,808	236,209	214,037	180,092	159,162
Non-interest expense	430,381	419,015	379,344	344,450	317,954
Net income	178,574	166,213	150,091	132,702	119,512
Net income per share – basic*	2.79	2.50	2.23	1.96	1.72
Net income per share – diluted*	2.76	2.47	2.19	1.93	1.71
Total assets	11,115,117	11,400,936	11,402,023	10,306,941	9,698,186
Loans	7,906,665	7,576,892	7,046,852	6,224,381	5,472,342
Investment securities	1,940,903	2,508,415	3,031,716	2,664,931	2,721,515
Deposits	9,081,738	9,164,123	9,530,197	8,700,578	8,166,429
Long-term debt	124,684	25,735	27,130	7,102	14,120
Stockholders’ equity	1,143,755	1,079,832	1,080,785	980,784	924,271
Cash dividends per common share*	.590	.544	.501	.450	.397

*Restated for the 5% stock dividend distributed in 2000.

RESULTS OF OPERATIONS

	$ Change		% Change
(Dollars in thousands)	’00-’99	’99-’98	’00-’99	’99-’98

Net interest income	$14,652	$38,256	3.1%	8.9%
Provision for loan losses	(176)	(1,539)	(.5)	(4.2)
Non-interest income (excluding securities gains)	16,950	28,174	7.2	13.6
Net gains on securities transactions	(351)	(6,002)	(39.3)	(87.1)
Non-interest expense	11,366	39,671	2.7	10.5
Income taxes	7,700	6,174	9.4	8.2

Net income	$12,361	$16,122	7.4%	10.7%

The Company achieved its 10th consecutive year of record earnings in 2000, with net income of $178.6 million. This was a 7.4% increase over net income in 1999. Diluted earnings per share was $2.76, an increase of 11.7% over 1999. The return on average assets was 1.62%, and the return on equity was 16.22%. The increase in net income resulted from 3.1% growth in net interest income, 7.2% growth in non-interest income (excluding securities gains) and flat credit costs, partly offset by non-interest expense, which was controlled to a 2.7% increase. Net interest income increased $14.7 million over last year mainly due to average loan growth of $585.2 million coupled with increased earning assets rates. Interest rate increases by the Federal Reserve late in 1999 and early in 2000 allowed a substantial portion of the loan portfolio to reprice rapidly, resulting in higher earnings rates. Also, loan growth was mainly funded by maturities of investment securities which generally yield lower rates than loans, thus creating a more profitable asset mix. Non-interest income rose $16.6 million, mainly in the areas of credit card fees, trust revenues, and gains realized on venture capital activity. Non-interest expense grew $11.4 million, partly due to increases in occupancy, data processing expense, and a substantial charitable contribution. Salaries and benefits, which account for approximately half of total non-interest expense, rose $5.4 million, or 2.5%, over 1999. Costs were also well-controlled in several other expense areas, including equipment, supplies and communication, and marketing.

Net income in 1999 was $166.2 million, which was a $16.1 million, or 10.7%, increase over 1998. Diluted earnings per share increased

12.8% to $2.47 compared to $2.19 in 1998. The return on average assets was 1.50% and the return on equity was 15.40%. Net interest income increased $38.3 million, or 8.9%, due in part to average loan growth of 9.4% and lower deposit costs. Loan growth was funded partly by average deposit growth of 5.6%. The provision for loan losses decreased $1.5 million from 1998, but exceeded 1999 net charge-offs by 20%. Non-interest income grew $22.2 million, mainly from growth in trust, deposit account and credit card fees. Non-interest expense increased $39.7 million largely because of higher salaries and data processing costs.

On October 23, 2000, the Company announced the approval of a definitive agreement to acquire Breckenridge Bancshares Company and its subsidiary, Centennial Bank, for 876,750 shares of Commerce stock. The bank has three locations in the St. Louis area, with assets of $260 million. The transaction is expected to close in the first quarter of 2001. It will be accounted for as a pooling of interests transaction, and is not expected to have a material impact on the financial statements of the Company.

During 1998, the Company acquired four banks located in Kansas, with combined assets of approximately $430 million and 15 new locations. Stock valued at $84.0 million was issued and these acquisitions were recorded under the pooling of interests method of accounting. Prior year financial results were not restated for these poolings because those restated amounts did not differ materially from the Company’s historical operating results.

During 2000, the Company sold various assets and liabilities of four bank branches during the year as part of a continuing process of evaluating profit potential in the branch network. Pre-tax gains of $5.9 million were realized on these sales, which included loans of $42.7 million and deposits of $71.5 million. In 1999, the Company also sold two branches with $1.6 million in loans and $29.9 million in deposits. Pre-tax gains of $2.8 million were realized on these transactions.

The Company distributed a 5% stock dividend for the seventh consecutive year on December 15, 2000. All per share and average share data in this report has been restated to reflect the stock dividend.

NET INTEREST INCOME Net interest income, the largest source of revenue, results from the Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates. Changes not solely due to volume or rate changes are allocated to rate. Management believes this allocation method, applied on a consistent basis, provides meaningful comparisons between the respective periods.

		2000			1999

	Change due to			Change due to
	Average	Average		Average	Average
(In thousands)	Volume	Rate	Total	Volume	Rate	Total

INTEREST INCOME,
FULLY TAXABLE EQUIVALENT BASIS
Loans	$44,996	$44,083	$89,079	$49,349	$(28,790)	$20,559
Investment securities:
U.S. government and federal agency securities	(21,019)	1,640	(19,379)	(9,542)	(1,942)	(11,484)
State and municipal securities	(1,529)	(103)	(1,632)	(584)	(52)	(636)
CMO’s and asset-backed securities	(7,910)	441	(7,469)	17,766	(1,516)	16,250
Other securities	(962)	901	(61)	(1,309)	159	(1,150)
Federal funds sold and securities purchased
under agreements to resell	(3,026)	3,246	220	(299)	(1,185)	(1,484)

Total interest income	10,550	50,208	60,758	55,381	(33,326)	22,055

INTEREST EXPENSE
Interest bearing deposits:
Savings	(349)	82	(267)	441	(2,027)	(1,586)
Interest bearing demand	(2,932)	21,316	18,384	13,132	(21,891)	(8,759)
Time open and C.D.’s of less than $100,000	(5,841)	8,166	2,325	(1,428)	(7,296)	(8,724)
Time open and C.D.’s of $100,000 and over	1,696	2,007	3,703	2,134	(1,275)	859
Federal funds purchased and securities
sold under agreements to repurchase	7,975	9,162	17,137	4,350	(2,350)	2,000
Long-term debt and other borrowings	2,601	3,128	5,729	522	(132)	390

Total interest expense	3,150	43,861	47,011	19,151	(34,971)	(15,820)

Net interest income, fully taxable equivalent basis	$7,400	$6,347	$13,747	$36,230	$1,645	$37,875

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS [CONT.]

Net interest income was $480.7 million in 2000, $466.0 million in 1999 and $427.7 million in 1998. Compared to the prior year, net interest income increased $14.7 million, or 3.1%, in 2000 and increased $38.3 million, or 8.9%, in 1999. The increase in 2000 compared to 1999 was mainly due to continued loan growth, coupled with improved loan yields. Loan growth was largely funded by maturities of investment securities, which improved the mix of higher earning assets. This effect was partly offset by an increase of 57 basis points in average rates paid on interest bearing liabilities, which was a reversal of the rate decline seen during 1999. The increase in net interest income in 1999 compared to 1998 was also fueled by loan growth, along with a decline in rates paid on interest bearing liabilities. These increases to net interest income were partially offset by an increase in average interest bearing liabilities and a decline in loan yields. The net yield on earning assets was 4.74% in 2000, 4.61% in 1999 and 4.56% in 1998. Average interest earning assets rose slightly in 2000 over 1999, compared to a 7.5% increase in 1999 over 1998. Average interest bearing liabilities decreased slightly in 2000 compared to an 11.0% increase in 1999.

Tax equivalent interest income was $815.5 million in 2000, $754.7 million in 1999 and $732.7 million in 1998; and represented an increase of $60.8 million, or 8.1%, in 2000 and an increase of $22.1 million, or 3.0%, in 1999. In 2000, average loan balances grew $585.2 million, or 8.1%, with a corresponding decline in investment securities of $510.6 million. Loan yields improved 54 basis points, with the largest increase occurring in the business loan category. During 2000, loans composed 77% of average interest earning assets, investment securities composed 21%, and short-term federal funds sold and securities purchased under agreements to resell composed 2%. During 1999, average loan balances increased $620.0 million, or 9.4%. In addition, average investments in CMO’s and asset-backed securities increased $281.6 million, reflecting a shift from lower-yielding U.S. government securities. Counteracting these effects was a decline of 44 basis points in average rates earned on loans, which occurred mainly in the business and personal banking categories.

Total interest expense was $331.5 million in 2000, $284.6 million in 1999 and $300.7 million in 1998. Interest expense increased $46.9 million, or 16.5%, over 1999 because of higher average rates paid on interest bearing deposits and short-term borrowings. The largest rate effect occurred in the Company’s Premium Money Market deposit accounts, with a 93 basis point increase during the year. Average rates paid on C.D.’s under $100,000 increased 39 basis points. Both average balances and rates paid on short-term borrowings rose during 2000. Partly offsetting these increases was a 3.5% decline in average interest bearing deposit balances. In 1999, interest expense decreased $16.1 million, or 5.4%, compared to 1998. Interest expense on deposits decreased mainly because of declines in rates paid on interest bearing demand deposits (60 basis points) and C.D.’s under $100,000 (37 basis points). These effects were partly offset by a $275.7 million increase in average Premium Money Market deposit account balances. Premium and other money market deposits represented 60% of total average interest bearing deposits in 2000 and 1999.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Management records the provision for loan losses, on an individual bank basis, in amounts sufficient to result in an allowance for loan losses that will cover current net charge-offs and risks believed to be inherent in the loan portfolio of each bank. Loan loss provision amounts charged against current income are based on such factors as past loan loss experience, current loan portfolio mix, evaluation of actual and potential losses in the loan portfolio, prevailing regional and national economic conditions that might have an impact on the portfolio, regular reviews and examinations of the loan portfolio conducted by an internal loan review staff supervised by Commerce Bancshares, Inc. (the Parent), and reviews and examinations by bank regulatory authorities. The balance in the allowance for loan losses is reduced when a loan or part thereof is considered by management to be uncollectible. Recoveries on loans previously charged off are added back to the allowance.

As with any financial institution, weakened economic conditions, higher inflation and rising interest rates, or increases in unemployment may lead to increased losses in the loan portfolio. Conversely, improvements in economic conditions tend to reduce loan losses. Management has established various controls in order to limit future losses at the lending affiliates, such as: 1) a “watch list” of possible problem loans, 2) specific loan approval authority and portfolio retention limits in relation to the size of each affiliate and market, 3) documented policies concerning loan underwriting and credit administration (approval processes, loan structuring and documentation, compliance, facility management, etc.) and 4) a loan review staff which examines loan portfolio segments (market, product type, etc.) to evaluate adherence to established Company policies and processes and to review the quality and anticipated collectibility of the portfolio. Management determines which loans are possibly uncollectible or represent a greater risk of loss and makes additional provision to expense, if necessary, to maintain the allowance at a satisfactory level on an individual bank basis.

The allowance for loan losses was 1.62% of loans outstanding at December 31, 2000 and 1999. The allowance for loan losses at year end covered non-performing assets (defined as non-accrual loans, restructured loans, and foreclosed real estate) by 602%. Net charge-offs totaled $29.8 million in 2000 compared to $29.4 million in 1999. The ratio of net charge-offs to average loans outstanding in 2000 was .38% compared to .41% in 1999 and .48% in 1998. The provision for loan losses was $35.2 million, exceeding 2000 net charge-offs by $5.4 million, compared to a provision of $35.3 million in 1999 and $36.9 million in 1998.

A subsidiary bank issues Visa and MasterCard credit cards. Credit card loans outstanding at year end 2000 amounted to $524.9 million, or 6.6% of total loans. The percentage of consumer loans outstanding which are generated through revolving credit balances and cash advances is significantly higher for Commerce than it is for a banking group that does not issue credit cards. Because credit card loans traditionally have a higher ratio of net charge-offs to loans outstanding when compared with other portfolio segments, management evaluates the credit card allowance as a separate component to ensure its adequacy. Net charge-offs decreased to 3.17% of average credit card loans in 2000 compared to 3.28% in 1999. This decline in net charge-offs was consistent with industry trends when compared with 1999, but the Company’s net charge-off experience for its credit card portfolio has been significantly better than industry averages. Delinquency trends rose in the fourth quarter of 2000 for both the Company and the industry. The Company is still well below industry averages.

Management is not aware of any other significant risks in the current loan portfolio mix that would result from concentrations of loans within any particular market, industry, or portfolio segment. Management does not allocate the allowance for loan losses. It is deemed to be a general reserve available for all types of loan losses. The allowance at year end 2000 represented a 4.3 times multiple of net loan losses for the year just ended.

Based on current economic conditions, management considers the December 31, 2000, allowance adequate to cover the possible risk of loss in the loan portfolio at the present time. If economic conditions in the region deteriorate significantly, it is possible that additional assets would be classified as non-performing, and accordingly, additional provision for loan losses would be required.

The schedule which follows summarizes the relationship between loan balances and activity in the allowance for loan losses:

		Years Ended December 31

(Dollars in thousands)	2000	1999	1998	1997	1996

Net loans outstanding at end of year (A)	$7,906,665	$7,576,892	$7,046,852	$6,224,381	$5,472,342

Average loans outstanding (A)	$7,802,041	$7,216,867	$6,596,831	$5,815,192	$5,321,584

Allowance for loan losses:
Balance at beginning of year	$ 123,042	$ 117,092	$105,918	$ 98,223	$ 98,537

Additions to allowance through charges to expense	35,159	35,335	36,874	31,354	24,522
Allowances of acquired banks	–	–	5,808	4,275	–

Loans charged off:
Business	7,027	7,444	7,827	5,734	4,912
Construction	32	544	211	300	–
Business real estate	1,162	624	212	113	205
Personal real estate	322	933	279	401	341
Personal banking	12,887	10,544	10,372	8,472	9,327
Credit card	19,896	20,449	23,465	23,163	17,129

Total loans charged off	41,326	40,538	42,366	38,183	31,914

Recovery of loans previously charged off:
Business	2,419	2,540	2,578	2,992	1,739
Construction	150	110	402	340	–
Business real estate	73	337	651	500	416
Personal real estate	128	251	83	70	123
Personal banking	4,699	3,898	3,533	3,420	2,628
Credit card	4,101	4,017	3,611	2,927	2,172

Total recoveries	11,570	11,153	10,858	10,249	7,078

Net loans charged off	29,756	29,385	31,508	27,934	24,836

Balance at end of year	$ 128,445	$ 123,042	$ 117,092	$ 105,918	$ 98,223

Ratio of net charge-offs to average loans outstanding	.38%	.41%	.48%	.48%	.47%
Ratio of allowance to loans at end of year	1.62%	1.62%	1.66%	1.70%	1.79%
Ratio of provision to average loans outstanding	.45%	.49%	.56%	.54%	.46%

(A) Net of unearned income; before deducting allowance for loan losses

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS [CONT.]

NON-INTEREST INCOME

				% Change
(Dollars in thousands)	2000	1999	1998	’00-’99	’99-’98

Trust fees	$58,588	$55,773	$50,460	5.0%	10.5%
Deposit account charges and other fees	71,025	68,538	63,145	3.6	8.5
Credit card transaction fees	51,453	44,466	36,786	15.7	20.9
Trading account profits and commissions	8,594	10,310	8,733	(16.6)	18.1
Brokerage, mutual funds and annuities fees	9,077	8,992	7,239.9		24.2
Net gains on sales of loans	7,247	8,677	9,919	(16.5)	(12.5)
Net gains on securities transactions	541	892	6,894	(39.3)	(87.1)
Other	46,283	38,561	30,861	20.0	25.0

Total non-interest income	$252,808	$236,209	$214,037	7.0%	10.4%

Total non-interest income excluding net gains on securities transactions
	$252,267	$235,317	$207,143	7.2%	13.6%

Non-interest income as a % of operating income*	34.5%	33.6%	33.4%
Operating income per full-time equivalent employee	$144.5	$133.0	$123.3

*Operating income is defined as net interest income plus non-interest income.

Non-interest income totaled $252.8 million in 2000, which was a $16.6 million, or 7.0%, increase over 1999. Increased credit card transaction fees accounted for $7.0 million of the increase. These fees were higher due to stronger merchant and cardholder sales volumes, and an increase in debit card transactions. Trust fees increased $2.8 million, or 5.0%, in 2000 due to account growth, increases in the value of assets managed, and competitive pricing adjustments made in the third quarter of 2000. The aggregate value of managed assets was $10.1 billion at year end 2000 compared to $9.8 billion at year end 1999. Custodial trust assets totaled $6.1 billion at year end 2000. Deposit account charges increased $2.5 million, continuing last year’s improvement in overdraft fee collection. Other significant items contributing to non-interest income were $3.1 million in additional gains on the sales of banking branches, and growth in cash management fee production. A venture capital partnership in which the Company participates realized significant gains on investment sales in both 2000 and 1999, as described below. Partially offsetting these increases was a $1.7 million decline in trading account profits, which were negatively impacted by lower demand from financial institution customers who had less liquidity to purchase investments. In addition, gains on the sales of personal mortgage loans, which are sold to secondary investors, declined $1.3 million compared to the previous year. Net gains on securities transactions in 2000 decreased slightly compared to the previous year.

Non-interest income grew to $236.2 million in 1999, an increase of 10.4% over 1998. Credit card fee income increased $7.7 million, or 20.9%, over 1998 because of growth in transaction volumes in both merchant and cardholder businesses, transaction pricing changes, and strong increases in fees charged on debit card transactions. Trust fees grew $5.3 million, or 10.5%, because of account growth and increases in the value of assets managed, especially in the personal trust area. Deposit account fees increased $5.4 million over 1998 mainly due to growth in overdraft fee income. Fees collected from the sales of mutual funds and annuities increased $1.5 million, or 28.4%, over 1998. Other non-interest income increased mainly due to gains on investment sales realized by a venture capital partnership, as described below. This category also increased due to gains on sales of banking branches and higher cash management fee income. A loss on the sale of a housing development partnership partially reduced these increases. Compared to 1998, lower gains were recorded on sales of mortgage loans, which were partly offset by higher gains on student loan sales. Net gains on securities transactions were $6.0 million lower in 1999 than in 1998.

Shown below is a summary of realized gains and losses on securities transactions recorded by the Parent and its consolidated subsidiaries. It also shows investment activity recorded in other non-interest income which related to an unconsolidated venture capital partnership in which the Company participates.

(In thousands)	2000	1999	1998

Gains (losses) on securities transactions:

Parent	$237	$(53)	$1,101
Bank subsidiaries	(3,072)	945	1,634
Venture capital subsidiary	3,376	–	4,154
Other non-bank subsidiaries	–	–	5

Total	$541	$892	$6,894

Other non-interest income	$3,947	$3,865	$218

NON-INTEREST EXPENSE

				% Change
(Dollars in thousands)	2000	1999	1998	’00-’99	’99-’98

Salaries	$191,613	$185,866	$172,835	3.1%	7.5%
Employee benefits	29,043	29,351	25,255	(1.0)	16.2
Net occupancy	30,381	27,950	23,805	8.7	17.4
Equipment	20,673	20,612	18,148.3		13.6
Supplies and communication	34,048	33,800	29,867.7		13.2
Data processing	39,620	36,966	32,148	7.2	15.0
Marketing	13,274	12,915	12,206	2.8	5.8
Goodwill and core deposit premium	8,016	8,528	9,193	(6.0)	(7.2)
Other	63,713	63,027	55,887	1.1	12.8

Total non-interest expense	$430,381	$419,015	$379,344	2.7%	10.5%

Efficiency ratio (non-interest expense as a % of operating
income, excluding net gains on securities transactions
and goodwill/core deposit premium amortization)	57.6%	58.5%	58.3%
Salaries and benefits as a % of total non-interest expense	51.3%	51.4%	52.2%
Number of full-time equivalent employees	5,076	5,278	5,206

Non-interest expense was $430.4 million in 2000, which represented a 2.7% increase over 1999. Salaries and employee benefits, the largest components of non-interest expense, were well-controlled during 2000. Salary increases were held to a 3.1% increase in 2000 compared to a 7.5% increase in 1999, and employee benefits decreased slightly in 2000, compared to a 16.2% increase in 1999. The rise in salary expense was due to additional employee incentive payments and merit increases. This rise was partly offset by a reduction in full-time equivalent employees of over 200 due to lower contract programmer staffing, and a reduction in retail branch facilities, as mentioned earlier. The benefits decrease occurred because of a reduction in pension plan expense, resulting from lower service cost benefits earned and increases in the value of plan assets. Occupancy expense rose $2.4 million over 1999, mainly due to lower outside tenant revenues associated with a Kansas City office building renovation currently in process. Data processing expense increased $2.7 million over 1999, mainly because of higher PC banking costs, and volume related processing fees, which increase with growth in customers, products, and services. The increase in other non-interest expense was partly due to the contribution of appreciated securities to a charitable organization, and lower costs deferred in connection with loan originations. Partially offsetting these increases was a reduction in professional and consulting fees.

Non-interest expense amounted to $419.0 million in 1999, which was a $39.7 million, or 10.5%, increase over 1998. Non-interest expense increased in 1999 mainly in salaries and employee benefits, data processing, occupancy, supplies, and several other expense areas. Additional employees, merit increases, and contract programming contributed to a salary increase of 7.5% over the prior year. Increased costs for medical insurance, employment taxes, pension and 401K expense contributed to higher employee benefits. Occupancy expense increased $4.1 million compared to 1998 because of additional office space rented, lower outside tenant rent income, and higher building repairs and maintenance costs. Supplies and communication expense grew $3.9 million over 1998, and included increases in telephone costs and general office supplies related to a new data processing contract. Data processing costs increased 15.0% over the previous year, mainly due to higher charges by information service providers. The increase in other non-interest expense occurred partly because of higher fees paid for professional and consulting services incurred during the year, some of which were Year 2000 related.

INCOME TAXES Income tax expense was $89.3 million in 2000, compared to $81.6 million in 1999 and $75.5 million in 1998. Income tax expense increased 9.4% over 1999, compared to an 8.1% increase in pre-tax income. The effective tax rate on income from operations was 33.3%, 32.9% and 33.5% in 2000, 1999 and 1998, respectively. The effective tax rates were lower than the federal statutory rate of 35% mainly due to various tax initiatives undertaken by the Company and tax exempt interest on state and municipal obligations. In addition, in 2000, appreciated securities were contributed to a charitable organization in exchange for state tax credits, which resulted in a $2.0 million tax reduction. These factors were partly offset by higher state and local income taxes and non-deductible goodwill amortization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS [CONT.]

FINANCIAL CONDITION
LOAN PORTFOLIO ANALYSIS A schedule of average balances invested in each category of loans appears on page 38. Classifications of consolidated loans by major category at December 31 for each of the past five years are as follows:

	Balance at December 31

(In thousands)	2000	1999	1998	1997	1996

Business	$2,659,511	$2,564,476	$2,464,168	$2,056,862	$1,700,678
Real estate – construction	377,629	354,351	325,360	233,209	182,474
Real estate – business	1,305,397	1,247,956	1,000,380	926,107	758,650
Real estate – personal	1,397,770	1,377,903	1,315,041	1,148,236	1,010,572
Personal banking	1,641,473	1,510,380	1,409,022	1,311,081	1,256,684
Credit card	524,885	521,826	532,881	548,886	563,284

Total loans, net of unearned income	$7,906,665	$7,576,892	$7,046,852	$6,224,381	$5,472,342

The contractual maturities of loan categories at December 31, 2000, and a breakdown of those loans between predetermined rate and floating rate loans are as follows:

	Principal Payments Due

	In One Year or Less	After One Year Through Five Years	After Five Years	Total

Business	$1,689,976	$ 867,664	$ 101,871	$2,659,511
Real estate - construction	199,424	156,528	21,677	377,629
Real estate - business	344,961	828,326	132,110	1,305,397
Real estate - personal	125,243	267,125	1,005,402	1,397,770

Total	$2,359,604	$2,119,643	$1,261,060	$5,740,307

Personal banking (1)				1,641,473
Credit card (2)				524,885

Total loans, net of unearned income				$7,906,665

Loans with predetermined rate	$1,034,505	$1,241,699	$361,592	$2,637,796
Loans with floating rate	1,325,099	877,944	899,468	3,102,511

Total	$2,359,604	$2,119,643	$1,261,060	$5,740,307

(1)	Personal banking loans with floating rate totaled $614,102,000.
(2)	Credit card loans with floating rate totaled $432,558,000.

Total loans grew $329.8 million, or 4.4%, during 2000 compared to growth of $530.0 million, or 7.5%, during 1999. The growth in 2000 came principally from personal banking, business real estate, and business loans, which grew 8.7%, 4.6% and 3.7%, respectively. The growth during these years was influenced by the effects of a strong economy throughout many of the markets the Company serves. Additionally, other banking consolidations in a number of the markets provided the Company an opportunity to establish new customer relationships.

The Company currently generates approximately 29% of its loan portfolio in the St. Louis regional market and 30% in the Kansas City regional market. The portfolio is diversified from a business and retail standpoint, with 55% in loans to business and 45% in loans to individual consumers. A balanced approach to loan portfolio management and an aversion toward credit concentrations, from an industry, geographic and product perspective, have enabled the Company to sustain low levels of problem loans and loan losses.

Loans by type as a percentage of total loans follows:

	December 31

	2000	1999

Business	33.6%	33.8%
Real estate – construction	4.8	4.7
Real estate – business	16.5	16.5
Real estate – personal	17.7	18.2
Personal banking	20.8	19.9
Credit card	6.6	6.9

Total loans	100.0%	100.0%

BUSINESS LOANS Total business loans amounted to $2.66 billion at December 31, 2000, compared to $2.56 billion at December 31, 1999, an increase of $95.0 million, or 3.7%. The growth came predominately from portfolio increases in the Kansas City and St. Louis markets. This group of loans is comprised primarily of loans to customers in the regional trade area of the bank subsidiaries in the central Midwest, encompassing the states of Missouri, Kansas, Illinois and adjacent Midwestern markets. The bank subsidiaries generally do not participate in credits of large, publicly traded companies unless business operations are maintained in the local communities or regional markets and opportunities to provide other banking services are present. The portfolio is diversified from an industry standpoint and includes businesses engaged in manufacturing, wholesaling, retailing, agribusiness, insurance, financial services, public utilities, and other service businesses. Emphasis is upon middle-market and community businesses with known local management and financial stability. Consistent with management’s strategy and emphasis upon relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. There were net loan charge-offs in this category of $4.6 million in 2000 compared to $4.9 million in 1999. Non-accrual business loans increased to $9.6 million (.4% of business loans) at December 31, 2000, compared to $6.4 million (.2% of business loans) at December 31, 1999. Continued growth in business loans will be based upon strong solicitation efforts in a highly competitive market environment for quality loans. Asset quality is, in part, a function of management’s consistent application of underwriting standards. Therefore, portfolio growth in 2001 is dependent upon 1) the strength of the economy, 2) the actions of the Federal Reserve with regard to targets for economic growth, interest rates, and inflationary tendencies, and 3) the competitive environment as previously described.

REAL ESTATE-CONSTRUCTION The portfolio of loans in this category amounted to $377.6 million at December 31, 2000, compared to $354.4 million at year end 1999, reflecting growth of $23.3 million, or 6.6%. Non-accrual loans in this category decreased to $1.8 million at year end 2000 compared to $2.5 million at year end 1999. The portfolio consists of residential construction, commercial construction and land development loans, predominantly in the local markets of the Company’s banking subsidiaries. Commercial construction loans are for small and medium-sized office and medical buildings, manufacturing and warehouse facilities, strip shopping centers, and other commercial properties. Exposure to larger speculative office and rental space remains low. Residential construction and land development loans are primarily located in the Kansas City and St. Louis metropolitan areas. The Company experienced $118 thousand net recoveries in 2000 and $434 thousand net charge-offs in 1999. Management is not aware of any significant adverse exposure in this category.

REAL ESTATE-BUSINESS Total business real estate loans were $1.31 billion at December 31, 2000, reflecting growth of $57.4 million, or 4.6%. Again, the growth came from the Company’s major markets in Missouri, Kansas and Illinois. At December 31, 2000, non-accrual balances amounted to $7.9 million, or .6% of the loans in this category, compared to $3.6 million at year end 1999. The Company experienced net charge-offs of $1.1 million in 2000 and $287 thousand in 1999. This category includes mortgage loans secured by commercial properties which are primarily located in the local and regional markets of the affiliate banks. The economic conditions in local markets are generally strong, positively impacting debt service capabilities and collateral values for both owner-occupied and investment real estate. Significant deterioration is not anticipated in 2001.

REAL ESTATE-PERSONAL The mortgage loans in this category are extended, predominantly, for owner-occupied residential properties. At December 31, 2000, there were $1.40 billion in loans outstanding compared to $1.38 billion at December 31, 1999, reflecting an increase of $19.9 million, or 1.4%. The Company typically does not experience significant problem credits in this category. There were net charge-offs of $194 thousand in 2000 compared to $682 thousand in 1999. The non-accrual balances of loans in this category decreased to $264 thousand at December 31, 2000, compared to $373 thousand at year end 1999. The five year history of net charge-offs on the real estate-personal loan category reflects nominal losses, and credit quality is considered to be strong.

PERSONAL BANKING Total personal banking loans were $1.64 billion at December 31, 2000, and reflected growth of $131.1 million, or 8.7%, over the previous year. Net charge-offs were $8.2 million in 2000 compared to $6.6 million in 1999. The majority of personal banking loan losses were related to indirect paper purchases generally secured by automobiles. The personal banking loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, securities purchases, home improvements, recreational and educational purposes. This category also includes $219.7 million of home equity loan balances at December 31, 2000, with an additional $341.6 million in unused lines of credit that can be drawn at the discretion of the borrower. These home equity lines are secured by first or second mortgages on residential property of the borrower. The underwriting terms for the home equity line product permit borrowing availability, in the aggregate, generally up to 80% of the appraised value of the collateral property. Given reasonably

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS [CONT.]

stable real estate values over time, the collateral margin improves with the regular amortization of prior mortgage loans. Approximately 37% of the loans in the personal banking category are extended on a floating interest rate basis.

CREDIT CARD Total credit card loans amounted to $524.9 million at December 31, 2000, compared to $521.8 million at December 31, 1999. The credit card portfolio is concentrated within regional markets served by the Company. Over 58% of the households in Missouri that own a Commerce credit card product also maintain a deposit relationship with a subsidiary bank. The Company has a variety of credit card products which offer ATM access to either advances against the credit card account or transactions against related deposit accounts. Approximately 82% of the outstanding credit card loans have a floating interest rate. Net charge-offs amounted to $15.8 million in 2000, which was a $637 thousand decrease from 1999. The decline in losses was consistent with lower delinquency and bankruptcy levels, following industry trends. The net charge-off ratios of 3.2% in 2000 and 3.3% in 1999 remain well below national averages. The Company refrains from national pre-approved mailing techniques which have caused some of the credit card problems experienced by other banking companies. Current delinquency ratios are higher than in 1999, indicating that losses may be higher in 2001 than in 2000. Significant changes in loss trends are not currently anticipated by management.

RISK ELEMENTS OF LOAN PORTFOLIO Management reviews the loan portfolio continuously for evidence of problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status, the need for additional allowance for loan loss, and (if appropriate) partial or full charge-off. Those loans on which management does not expect to collect payments consistent with acceptable and agreed upon terms of repayment (generally, loans that are 90 days past due as to principal and/or interest payments) are placed on non-accrual status. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. Interest is included in income after the loan is placed on non-accrual status only as interest is received and so long as management is satisfied there is no impairment of collateral values. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

The following schedule shows non-performing assets and loans past due 90 days and still accruing interest.

			December 31

(Dollars in thousands)	2000	1999	1998	1997	1996

Non-accrual:
Business	$9,598	$6,362	$6,590	$15,125	$6,978
Real estate – construction	1,834	2,541	7,168	1,944	552
Real estate – business	7,854	3,644	2,787	4,314	4,373
Real estate – personal	264	373	947	1,888	1,911
Personal banking	67	59	339	111	131

Total non-accrual	19,617	12,979	17,831	23,382	13,945

Real estate acquired in foreclosure	1,707	1,347	2,521	994	1,136

Total non-performing assets	$21,324	$14,326	$20,352	$24,376	$15,081

Non-performing assets as a percentage of total loans	.27%	.19%	.29%	.39%	.28%

Non-performing assets as a percentage of total assets	.19%	.13%	.18%	.24%	.16%

Past due 90 days and still accruing interest:
Business	$5,194	$4,428	$7,721	$6,419	$5,647
Real estate – construction	215	1	500	580	2,138
Real estate – business	447	1,202	1,797	2,857	1,021
Real estate – personal	5,499	3,771	3,426	3,637	3,923
Personal banking	7,238	5,603	4,327	3,116	5,414
Credit card	8,077	6,312	6,758	7,774	6,663

Total past due 90 days and still accruing interest	$26,670	$21,317	$24,529	$24,383	$24,806

The effect on interest income in 2000 of loans on non-accrual status at year end is presented below:

(In thousands)

Gross amount of interest that would have been
recorded at original rate	$2,489
Interest that was reflected in income	684

Interest income not recognized	$1,805

Total non-accrual loans at year end 2000 increased $6.6 million over 1999 levels, mainly due to an increase of $4.2 million in non-accrual business real estate loans and an increase of $3.2 million in non-accrual business loans. Non-accrual construction loans declined $707 thousand. Real estate which was acquired in foreclosure increased $360 thousand over year end 1999. Total non-performing assets remain very low compared to the Company’s peers, with the non-performing assets to total loans ratio at .27%. This ratio, which was .20% at September 30, 2000, ranked third best among the top 50 banks in the country, as ranked by a leading investment banking firm. Loans past due 90 days and still accruing interest increased $5.4 million at year end 2000 compared to 1999 mainly due to increases in delinquency for credit card loans, personal banking loans, and personal real estate loans.

The Company engages in various venture capital activities through direct venture investments and a venture capital subsidiary. At December 31, 2000, these debt and equity investments had a carrying value of $14.0 million and funded 14 companies or partnerships. Many of these investments are not readily marketable. In addition, the Company’s venture capital subsidiary is qualified as a Missouri Certified Capital Company. This certification expands its investment opportunities to Missouri businesses with less than $4 million in revenues. Investments held under this certification were $5.5 million at year end 2000.

The Company organized a $30 million limited partnership venture fund in 1993 with 49% outside participation, which is managed by a subsidiary. The partnership has a 10 year life, and the Company has satisfied its total commitment of $15.5 million. At December 31, 2000, the Company’s investment in this partnership was $9.7 million. Management believes the potential for long-term gains in these types of investment activity outweighs the potential risk of losses.

At December 31, 2000, the Company’s mortgage banking subsidiary held residential real estate loans of approximately $12.4 million at lower of cost or market, which are to be resold to secondary markets within approximately three months.

There were no loan concentrations of multiple borrowers in similar activities at December 31, 2000, which exceeded 10% of total loans. The Company’s aggregate legal lending limit to any single or related borrowing entities is in excess of $125 million. The largest exposures generally do not exceed $70 million.

INVESTMENT SECURITIES ANALYSIS During 2000, total investment securities decreased $595.1 million to $1.92 billion (excluding unrealized gains/losses) compared to $2.51 billion at the previous year end. The decrease was mainly due to normal maturities, the proceeds of which funded an increase in loans. The average tax equivalent yield on total investment securities was 6.27% in 2000 and 6.14% in 1999.

At December 31, 2000, available for sale securities totaled $1.86 billion, which included a net unrealized gain in fair value of $25.7 million. The amount of the related after tax unrealized gain reported in stockholders’ equity was $16.0 million. Most of the unrealized gain in fair value related to marketable equity securities held by the Parent. This gain was partly offset by unrealized losses in CMO and asset-backed securities held by bank subsidiaries. The market value of the available for sale portfolio will vary as interest rates change; however, management expects normal maturities from the securities portfolio to meet most of the Company’s liquidity needs. Non-marketable equity securities, which are carried at cost (less allowances for other than temporary declines in value) are generally held by the Parent and non-bank subsidiaries due to regulatory restrictions, except for Federal Reserve Bank stock held by bank subsidiaries.

Investment securities at year end for the past two years are shown below:

	December 31

(In thousands)	2000	1999

Amortized Cost
U.S. government and
federal agency obligations	$745,645	$1,144,694
State and municipal obligations	62,280	79,362
CMO’s and asset-backed securities	921,741	1,129,341
Other debt securities	99,963	82,634
Equity securities	64,855	50,560
Trading securities	20,674	23,639

Total	$1,915,158	$2,510,230

Fair Value
U.S. government and
federal agency obligations	$749,620	$1,136,332
State and municipal obligations	62,734	80,263
CMO’s and asset-backed securities	908,220	1,106,975
Other debt securities	99,731	82,262
Equity securities	99,924	78,944
Trading securities	20,674	23,639

Total	$1,940,903	$2,508,415

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS [CONT.]

A summary of maturities by category of investment securities and the weighted average yield for each range of maturities as of December 31, 2000, is presented in the Investment Securities note to the consolidated financial statements. U.S. government and federal agency securities comprise 39% of the investment portfolio at December 31, 2000, with a weighted average yield of 6.30% and an estimated average maturity of 1.6 years; CMO’s and asset-backed securities comprise 47% with a weighted average yield of 6.30% and an estimated average maturity of 3.8 years.

Other debt and equity securities above include Federal Reserve Bank stock and other bonds, notes, corporate stock (held primarily by non-banking entities) and debentures. The tax equivalent yield on these securities in 2000 computed on average balances invested was 6.29%.

DEPOSITS AND BORROWINGS Deposits are the primary funding source for the Company’s banks, and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits were $9.08 billion at year end 2000 compared to $9.16 billion at year end 1999, reflecting a decline of $82.4 million, or .9%. On a yearly average basis, deposits decreased $318.1 million, or 3.4%, during 2000 compared to 1999. Bank funding sources have been in greater demand during 2000, due to strong growth in lending. This has caused some banks to incur higher incremental borrowings to fund asset growth. The Company has resisted aggressively raising deposit rates in order to attract higher costing deposits or acquiring significant expensive wholesale funding, which would reduce the net interest margin. The Company’s strong liquidity position, including its lower loans to deposits ratio relative to other banks, has enabled it to keep funding costs lower without deposit growth, and still profitably fund its loan growth.

The following table shows year end deposits by type as a percentage of total deposits.

	December 31

	2000	1999

Non-interest bearing demand	17.2%	17.3%
Savings and interest bearing demand	55.6	56.2
Time open and C.D.’s of less than $100,000	22.9	23.1
Time open and C.D.’s of $100,000 and over	4.3	3.4

Total deposits	100.0%	100.0%

Core deposits (defined as all non-interest and interest bearing deposits, excluding short-term C.D.’s of $100,000 and over) supported 87% of average earning assets in 2000 and 90% in 1999. Average balances by major deposit category for the last six years appear on pages 38 and 39. Maturity schedules of time deposits outstanding at December 31, 2000, appear on page 35 and in the Fair Value of Financial Instruments note to the consolidated financial statements.

Short-term borrowings consist mainly of federal funds purchased and securities sold under agreements to repurchase. Balances outstanding at year end 2000 were $543.9 million, a $498.6 million decrease from $1.04 billion outstanding at year end 1999. Balances in these accounts can fluctuate significantly on a day-to-day basis. The average balance of federal funds purchased and repurchase agreements increased $156.6 million in 2000 over 1999, and increased $87.3 million in 1999 over 1998. The average rate paid on these borrowings during 2000 was 5.78%. During 2000, additional funding of $200.0 million was obtained from the Federal Home Loan Bank (FHLB), of which $100.0 million is due in 2001 and $100.0 million is due in 2002. The weighted average year end rate paid on all outstanding FHLB advances at December 31, 2000, which amounted to $210.3 million, was 6.91%. Additional long-term debt includes $12.0 million borrowed from insurance companies to fund a venture capital initiative.

LIQUIDITY AND CAPITAL RESOURCES

The liquid assets of the Parent consist primarily of available for sale securities, which include readily marketable equity securities and commercial paper, and securities purchased under agreements to resell. Total investment securities and repurchase agreements were $101.3 million at cost and $132.6 million at fair value at December 31, 2000 compared to $88.2 million at cost and $113.3 million at fair value at December 31, 1999. Total liabilities of the Parent at December 31, 2000 increased to $17.2 million from $14.2 million at December 31, 1999. These liabilities consisted mainly of accrued income taxes, salaries, and employee benefits. The Parent had no third-party short-term borrowings or long-term debt during 2000. Primary sources of funds for the Parent are dividends and management fees from its subsidiary banks, which were $154.5 million and $28.2 million, respectively, in 2000. The subsidiary banks may distribute dividends without prior regulatory approval that do not exceed the sum of net income for the current year and retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Parent’s commercial paper, which management believes is readily marketable, has a P1 rating from Moody’s and an A1 rating from Standard & Poor’s. No commercial paper was outstanding during the past three years. The Company has an A+ long term rating and an F1+ short term rating from Fitch, Inc. This credit availability, along with available secured short-term borrowings from an affiliate bank, should provide adequate funds to meet any outstanding or future commitments of the Parent. Management is not aware of any factors that would cause these ratings to be adversely impacted.

The liquid assets held by bank subsidiaries include available for sale securities, which consist mainly of investments in U.S. government, federal agency, and mortgage-backed securities. The available for sale bank portfolio totaled $1.72 billion at December 31, 2000, including an unrealized net loss of $9.5 million. Investment securities maturing in 2001 and 2002 total approximately $601 million and $184 million, respectively.

The Company continues to maintain a sound equity to assets ratio of 9.99%, based on 2000 average balances. At December 31, 2000, the Company and each of its banking subsidiaries exceeded the minimum risk based capital requirements established by banking regulatory agencies. These requirements specify ratios which represent capital as a percentage of assets and off-balance-sheet items which have been assigned to broad risk categories, each with a specified risk-weighting factor. A leverage ratio compares Tier 1 capital to adjusted average assets. At December 31, 2000, the consolidated Tier 1 and Total capital ratios were 12.04% and 13.36%, respectively, and the leverage ratio was 9.91%. The minimum ratios for well-capitalized banks are 6.00% for Tier 1 capital, 10.00% for Total capital and 5.00% for the leverage ratio.

The cash flows from the operating, investing and financing activities of the Company resulted in a net decrease in cash and due from banks of $68.4 million in 2000. Financing activities required cash of $406.7 million, resulting from a $498.6 million decline in short-term borrowings and treasury stock purchases of $98.7 million, partly offset by $200.0 million additional FHLB advances. Investing activities provided cash of $101.8 million, due mainly to a $567.5 million net decrease in investment securities, partly offset by a $394.9 million net increase in loans. In addition, operating activities, which typically generate significant liquidity, provided $236.4 million in cash, mainly due to net income. Future short-term liquidity needs for daily operations are not expected to vary significantly and the Company maintains adequate liquidity to meet that cash flow. The Company’s sound equity base, along with its low debt level, common and preferred stock availability, and excellent debt ratings, provide several alternatives for future financing. Future acquisitions may utilize partial funding through one or more of these options.

Cash and stock requirements for acquisitions, funding of various employee benefit programs and dividends were as follows:

(In millions)	2000	1999	1998

Use of cash
Cash used in acquisitions	$–	$–	$.9
Purchases of treasury stock	98.7	81.6	85.1
Exercise of stock options, sales to
affiliate non-employee directors
and restricted stock awards, net	(3.4)	(3.5)	(3.7)
Cash dividends	37.6	36.1	33.7
Use of stock
Acquisition-related issuance of
treasury stock	–	–	66.9
Acquisition-related issuance of new stock	–	–	17.1

In February 2000, the Board of Directors authorized the Company to purchase additional shares of common stock under its stock repurchase program, which brought the total purchase authorization to 3,000,000 shares. The Company has routinely used these reacquired shares to fund the Company’s annual 5% stock dividends and other employee benefit programs. At December 31, 2000, the Company had acquired approximately 2,683,000 shares under the February 2000 authorization. Share purchases during 2000 were made at an average price of $32.95.

Cash dividends paid by the Company increased 8.5% during 2000 compared to 1999. This is the 32nd consecutive year the Company has increased cash dividends per share. Total return to shareholders, including cash and stock dividends, and the improvement in stock price, was 34.1% for the year.

Various commitments and contingent liabilities arise in the normal course of business which are not required to be recorded on the balance sheet. The most significant of these are loan commitments totaling $2.87 billion (excluding approximately $2.43 billion in unused approved lines of credit related to credit card loan agreements) and standby letters of credit, net of participations to non-affiliated companies, totaling $302.2 million at December 31, 2000. The Company has various other financial instruments with off-balance-sheet risk, such as commercial letters of credit, foreign exchange contracts to purchase and sell foreign currency, and interest rate swap agreements. Management does not anticipate any material losses arising from commitments and contingent liabilities and believes there are no material commitments to extend credit that represent risks of an unusual nature.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS [CONT.]

INTEREST RATE SENSITIVITY

The Asset/Liability Management Committee measures and manages the Company’s interest rate risk sensitivity on a monthly basis to maintain stability in earnings throughout various rate environments. The Committee evaluates the Company’s risk position to determine whether the level of exposure is significant enough to hedge a potential decline in earnings or whether the Company can safely increase risk to enhance returns. Three main analytical tools provide management insight into the Company’s exposure to changing rates: repricing or GAP reports, net interest income simulations, and market value analyses. These measurement tools indicate that the Company is currently well within acceptable risk guidelines as set by management and that interest rate risk is low.

The repricing schedule which follows illustrates the repricing mismatch within the Company’s interest sensitive assets and liabilities. This schedule provides management with a snapshot of the maturity or repricing timing of asset and liability principal cash flows. The interest sensitivity gap portrays the timing of net repricing risk within the Company’s balance sheet. A negative sensitivity gap would indicate that more liabilities will be repricing within that particular time frame such that, if rates rise, liabilities will be repricing up faster than assets. A positive gap would indicate the opposite. GAP reports can be somewhat misleading in that they typically capture only the repricing timing within the balance sheet, while they are less accurate in capturing other significant risks such as basis risk and embedded options risk. Basis risk involves the potential for the spread relationship between rates to change under different rate environments, while embedded options risk addresses the potential for the alteration of the level and/or timing of cash flows given changes in rates. Quantifying these additional risks within a repricing context would make the gap position in the first year more positive, as the recognition of mortgage prepayments would shorten the duration of assets and partial repricing of some deposits would lengthen the duration of liabilities.

The Company’s main interest rate measurement tool is income simulation, which projects net interest income under various rate scenarios in order to quantify the magnitude and timing of potential rate-related changes in accounting income. Management has set policy guidelines specifying acceptable limits within which net interest income can change under various rate change scenarios. These rate movements, against which compliance is measured, include a “most likely” rate forecast provided by an outside vendor, as well as six “shock” scenarios which are intended to capture interest rate risk under extremely adverse conditions by immediately shifting rates up and down. Simulation results indicate that the Company is well within all limits. The Company also measures interest rate risk by simulating changes in net interest income under gradually rising and declining parallel shift scenarios, as well as scenarios which allow for twists in the shape of the yield curve. Income simulations are more informative than GAP reports because they are able to capture more of the dynamics within the balance sheet such as basis risk and embedded options risk. The composition of products on the balance sheet is assumed to remain constant so that the analyses capture risks to the current balance sheet mix only. As of December 31, 2000, 100 and 200 basis point gradual shifts in the Treasury yield curve would be expected to have the following impact on twelve month net interest income:

	Increase	% of Net
(Dollars in millions)	(Decrease)	Interest Income

200 basis points rising	$8.0	1.7%
100 basis points rising	5.6	1.2
100 basis points falling	(5.8)	(1.2)
200 basis points falling	(11.0)	(2.3)

Simulation results also illustrate that the Company’s net interest income over the next twelve months is more susceptible to large declines rather than increases in market rates. This is mainly a function of the limited downside repricing potential of some deposit rates. Longer horizon simulations indicate a barbell structure to the repricing nature of the balance sheet; asset-sensitive in the short- and long-terms while more liabilities reprice than assets in the intermediate term.

While simulations capture rate-related risks to the timing of net interest income, they do not capture risks within the current balance sheet beyond the simulated horizon. The Company uses market value analyses to help identify longer-term risks that may reside on the current balance sheet. This is considered a secondary risk measurement tool by management. The market value of equity is indicative of the present value of all future income streams generated by the current balance sheet. The Company measures the market value of equity as the net present value of all asset and liability cash flows discounted at forward rates suggested by the current Treasury curve plus appropriate credit and rate risk spreads. It is the change in the market value of equity under different rate environments which gives insight into the magnitude of risk to future earnings due to rate changes. Management has set policy limits concerning potential declines in the market value of equity within which it feels comfortable that risk is relatively low. Current results show that the Company is well within these limits. Market value analyses are also particularly important in that they help management understand the price sensitivity characteristics of non-marketable bank products under different rate environments.

Throughout the year, the Company’s net interest income grew mainly as a result of strong loan growth as well as management’s ability to hold down key deposit rates as market rates increased. During the year, the Company’s interest rate risk profile changed to indicate more exposure to declining rates. The Committee has identified the main sources of exposure and believes that overall interest rate risk is low. The Company’s balance sheet is well-diversified, exposure to volatile purchased funding remains low, credit quality is excellent, the use of off-balance-sheet derivative products is insignificant, embedded options risk is low, and the Company’s strong deposit base still acts as a natural hedge in periods of significant rate volatility. Management believes that the Company is appropriately positioned to protect and enhance earnings throughout various rate environments.

The following is an analysis of sensitivity gaps of interest earning assets and interest bearing liabilities:

REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS
December 31, 2000

	1-3	4-6	7-12	1-5	Over 5
(Dollars in thousands)	Months	Months	Months	Years	Years	Total

Interest earning assets:
Loans, net of unearned income	$3,336,865	$284,299	$1,051,018	$2,859,814	$374,669	$7,906,665
Investment securities	253,295	148,585	238,750	1,011,018	289,255	1,940,903
Federal funds sold and securities
purchased under agreements to resell	241,835	–	–	–	–	241,835

Total interest earning assets	3,831,995	432,884	1,289,768	3,870,832	663,924	10,089,403

Interest bearing liabilities:
Time open & C.D.’s of less than $100,000	526,149	460,823	432,021	658,460	3,604	2,081,057
Time open & C.D.’s of $100,000 & over	89,065	89,385	116,692	90,462	441	386,045
Savings and interest bearing demand (A)	2,319,586	1,215,385	246,408	890,155	378,195	5,049,729
Federal funds purchased and securities
sold under agreements to repurchase	543,874	–	–	–	–	543,874
Long-term debt and other borrowings	105,790	50,197	404	52,798	15,495	224,684

Total interest bearing liabilities	3,584,464	1,815,790	795,525	1,691,875	397,735	8,285,389

Interest sensitivity gap	$247,531	$(1,382,906)	$494,243	$2,178,957	$266,189	$1,804,014

Cumulative interest sensitivity gap	$247,531	$(1,135,375)	$(641,132)	$1,537,825	$1,804,014

Cumulative ratio of interest-sensitive assets
to interest-sensitive liabilities	1.07	.79	.90	1.19	1.22

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL
CONDITION AND RESULTS OF OPERATIONS [CONT.]

OPERATING SEGMENTS

The Company segregates financial information for use in assessing its performance and allocating resources among three operating segments. The results are determined based on the Company’s management accounting process, which assigns balance sheet and income statement items to each responsible segment. These segments are defined by customer base and product type. The management process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Each segment is managed by executives who, in conjunction with the Chief Executive Officer, make strategic business decisions regarding that segment. The three reportable operating segments are Consumer, Commercial and Money Management. Additional information is presented in the Segments note to the consolidated financial statements.

In the recent rising interest rate environment, sources of funds (deposits) become more valuable, and uses of funds (loans and investments) become more expensive, thereby affecting the profitability of the related activities. The Company’s internal funds transfer pricing methodology uses a moving average market rate. It has increased at a faster pace than the actual increase in our average deposit rates, loan yields, and in particular, our average investment yields. The transfer pricing rate increase in 2000 had the effect of improving the profitability of funds providers (Consumer segment), reducing profitability of funds users (Commercial segment), and reducing the investment portfolio profitability (outside of the segments). The increased loan volume in the Commercial segment more than offset the negative effect of an increased cost of funds rate assigned to that segment.

CONSUMER The Consumer segment includes the retail branch network, consumer finance, bankcard, student loans and discount brokerage services. Pre-tax income for 2000 was $139.9 million, an increase of $37.8 million, or 37.0%, over 1999. Most of the increase was due to $33.6 million higher funding credits allocated to the segment. Growth in credit card fees also contributed to the increase, along with lower salary expense. Income was reduced by a decline of $11.8 million in direct net interest income. Average loans directly related to the segment declined slightly in 2000 compared to 1999, and average deposits decreased 3.6%.

COMMERCIAL The Commercial segment provides corporate lending, leasing, international services, and corporate cash management services. Pre-tax income increased $11.6 million, or 11.3%, over 1999. Direct net interest income increased $75.4 million, or 29.1%, over 1999. This increase was partly offset by a $59.7 million increase in assigned funding costs. Compared to 1999, total average loans increased 16.1%, mainly in business and business real estate loans. Average deposits decreased 4.3% from 1999 balances.

MONEY MANAGEMENT The Money Management segment consists of the Trust and Capital Markets activities. The Trust group provides trust and estate planning services, and advisory and discretionary investment management services. The Capital Markets group sells primarily fixed income securities to individuals, corporations, correspondent banks, public institutions, and municipalities, and also provides investment safekeeping and bond accounting services. Pre-tax income was $23.0 million in 2000 compared to $25.9 million in 1999, a decrease of $2.9 million. Higher data processing expense accounted for most of the decrease. An improvement in direct net interest income was offset by a decrease in assigned funding credits.

IMPACT OF RECENTLY
ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and its amendments were adopted by the Company on January 1, 2001. SFAS No. 133 established accounting and reporting standards for derivative instruments and hedging activities. All derivatives must be recognized on the balance sheet at fair value, with the adjustment to fair value recorded in current earnings. For derivatives qualifying as hedges, changes in the fair value of the derivative will be either offset against the changes in fair value of the hedged item through current earnings, or recognized in other comprehensive income until the hedged item is recognized in current earnings based on the nature of the hedge. The ineffective portion of the derivative’s change in fair value will be immediately recognized in current earnings.

The Company uses some derivative products as part of its overall risk management process. The Company identified several areas in which derivative products exist and are affected by this new accounting standard. Forward contracts are used to manage risk positions associated with certain residential mortgage banking and foreign exchange activities. The Company also has a minimal number of interest rate swaps in place to manage interest rate risk on fixed rate loans. The transition adjustment increased 2001 net income by approximately $9 thousand. Given the Company’s present risk management policies and derivative usage, future application of SFAS 133 is not expected to have a significant impact on the financial statements of the Company.

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

CAUTIONARY STATEMENT PURSUANT
TO SAFE HARBOR PROVISIONS
OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

This report contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS [CONT.]

AVERAGE BALANCE SHEETS - AVERAGE RATES AND YIELDS

				Years Ended December 31

		2000			1999			1998

			Average			Average			Average
		Interest	Rates		Interest	Rates		Interest	Rates
(Dollars in thousands)	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Paid	Balance	Expense	Paid	Balance	Expense	Paid

ASSETS
Loans: (A)
Business (B)	$2,628,201	$215,199	8.19%	$2,424,416	$177,298	7.31%	$2,211,936	$171,290	7.74%
Construction and development	382,106	33,364	8.73	352,767	27,612	7.83	257,920	21,123	8.19
Real estate - business	1,267,872	104,757	8.26	1,075,335	85,661	7.97	955,057	79,850	8.36
Real estate - personal	1,417,548	105,229	7.42	1,337,578	97,051	7.26	1,256,118	94,399	7.52
Personal banking	1,608,795	136,165	8.46	1,525,662	123,076	8.07	1,402,676	119,894	8.55
Credit card	497,519	70,256	14.12	501,109	65,193	13.01	513,124	68,776	13.40

Total loans	7,802,041	664,970	8.52	7,216,867	575,891	7.98	6,596,831	555,332	8.42

Investment securities:
U.S. government & federal agency	913,285	56,486	6.18	1,263,601	75,865	6.00	1,418,501	87,349	6.16
State & municipal obligations (B)	72,209	5,641	7.81	91,390	7,273	7.96	98,664	7,909	8.02
CMO’s and asset-backed securities	1,034,172	64,336	6.22	1,162,167	71,805	6.18	880,617	55,555	6.31
Trading account securities	11,000	765	6.95	13,163	845	6.42	11,302	554	4.90
Other marketable securities (B)	86,133	5,895	6.84	116,431	6,993	6.01	142,125	8,325	5.86
Other non-marketable securities	52,957	2,853	5.39	33,616	1,736	5.16	31,795	1,845	5.80

Total investment securities	2,169,756	135,976	6.27	2,680,368	164,517	6.14	2,583,004	161,537	6.25

Federal funds sold and securities
purchased under agreements to resell	227,623	14,517	6.38	287,305	14,297	4.98	292,863	15,781	5.39

Total interest earning assets	10,199,420	815,463	8.00	10,184,540	754,705	7.41	9,472,698	732,650	7.73

Less allowance for loan losses	(125,887)			(119,567)			(110,904)
Unrealized gain (loss)
on investment securities	(3,146)			41,438			65,420
Cash and due from banks	533,028			590,367			608,981
Land, buildings and equipment-net	244,877			228,236			218,201
Other assets	170,838			179,450			215,227

Total assets	$11,019,130			$11,104,464			$10,469,623

LIABILITIES AND EQUITY
Interest bearing deposits:
Savings	$316,532	5,516	1.74	$336,845	5,783	1.72	$317,833	7,369	2.32
Interest bearing demand	4,896,337	144,398	2.95	5,073,867	126,014	2.48	4,377,794	134,773	3.08
Time open & C.D.’s of less than $100,000	2,068,653	112,182	5.42	2,182,804	109,857	5.03	2,197,549	118,581	5.40
Time open & C.D.’s of $100,000 and over	328,652	18,275	5.56	293,926	14,572	4.96	252,628	13,713	5.43

Total interest bearing deposits	7,610,174	280,371	3.68	7,887,442	256,226	3.25	7,145,804	274,436	3.84

Borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	777,782	44,964	5.78	621,160	27,827	4.48	533,862	25,827	4.84
Long-term debt and other borrowings (C)	104,958	6,613	6.30	26,627	884	3.32	12,953	494	3.82

Total borrowings	882,740	51,577	5.84	647,787	28,711	4.43	546,815	26,321	4.81

Total interest bearing liabilities	8,492,914	331,948	3.91%	8,535,229	284,937	3.34%	7,692,619	300,757	3.91%

Non-interest bearing demand deposits	1,331,220			1,372,100			1,622,429
Other liabilities	94,288			117,933			125,362
Stockholders’ equity	1,100,708			1,079,202			1,029,213

Total liabilities and equity	$11,019,130			$11,104,464			$10,469,623

Net interest margin (T/E)		$483,515			$469,768			$431,893

Net yield on interest earning assets			4.74%			4.61%			4.56%

Percentage increase in net interest
margin (T/E) over the prior year		2.93%			8.77%			7.49%

(A) Loans on non-accrual status are included in the computation of average balances. Included in interest income above are loan fees and late charges, net of amortization of deferred loan origination costs, which are immaterial. Credit card income from merchant discounts and net interchange fees are not included in loan income.

(B) Interest income and yields are presented on a fully-taxable equivalent basis using the Federal statutory income tax rate. Business loan interest income includes tax free loan income of $3,587,000 in 2000, $3,579,000 in 1999, $3,499,000 in 1998, $3,144,000 in 1997 and $3,934,000 in 1996, including tax equivalent adjustments of $1,118,000 in 2000, $1,153,000 in 1999, $1,122,000 in 1998, $1,045,000 in 1997 and $1,323,000 in 1996. State and municipal interest income includes tax equivalent adjustments of $1,753,000 in 2000, $2,375,000 in 1999, $2,641,000 in 1998, $2,583,000 in 1997 and $2,956,000 in 1996. Interest income on other marketable securities includes tax equivalent adjustments of $424,000 in 2000, $551,000 in 1999, $416,000 in 1998, $459,000 in 1997 and $585,000 in 1996.

			Years Ended December 31

	1997			1996			1995
									Average
		Average			Average			Average	Balance
	Interest	Rates		Interest	Rates		Interest	Rates	Five Year
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/	Compound
Balance	Expense	Paid	Balance	Expense	Paid	Balance	Expense	Paid	Growth Rate

$1,835,546	$146,304	7.97%	$1,670,328	$131,652	7.88%	$1,703,933	$141,872	8.33%	9.05%
247,530	21,458	8.67	168,220	14,670	8.72	130,346	12,227	9.38	24.00
824,356	70,539	8.56	719,377	61,845	8.60	693,539	61,958	8.93	12.82
1,068,668	84,255	7.88	990,069	77,568	7.83	954,956	74,571	7.81	8.22
1,308,293	112,572	8.60	1,262,166	109,065	8.64	1,258,729	110,202	8.76	5.03
530,799	71,521	13.47	511,424	67,493	13.20	420,049	58,368	13.90	3.44

5,815,192	506,649	8.71	5,321,584	462,293	8.69	5,161,552	459,198	8.90	8.61

1,599,452	99,895	6.25	1,763,146	108,451	6.15	1,705,562	105,216	6.17	(11.74)
99,328	7,775	7.83	115,021	9,060	7.88	123,152	9,577	7.78	(10.13)
789,039	50,030	6.34	653,301	40,913	6.26	719,747	44,928	6.24	7.52
8,358	444	5.32	6,500	345	5.30	3,975	240	6.03	22.58
111,140	6,624	5.96	51,320	3,529	6.88	66,368	4,110	6.19	5.35
43,529	1,899	4.36	36,820	2,542	6.90	26,407	685	2.59	14.93

2,650,846	166,667	6.29	2,626,108	164,840	6.28	2,645,211	164,756	6.23	(3.89)

246,361	13,647	5.54	467,103	25,334	5.42	205,547	12,075	5.87	2.06

8,712,399	686,963	7.88	8,414,795	652,467	7.75	8,012,310	636,029	7.94	4.95

(102,145)			(98,312)			(95,884)			5.60

25,903			21,675			(13,983)			NM
635,444			623,523			607,656			(2.59)
213,087			208,967			205,702			3.55
187,513			194,278			209,168			(3.97)

$9,672,201			$9,364,926			$8,924,969			4.31%

$ 301,010	7,310	2.43	$ 299,018	7,165	2.40	$ 312,049	7,954	2.55	.29%
3,776,101	126,719	3.36	3,656,476	121,367	3.32	3,329,272	112,729	3.39	8.02
2,160,892	116,798	5.41	2,195,628	119,366	5.44	2,206,655	118,267	5.36	(1.28)
210,283	11,280	5.36	223,723	11,606	5.19	213,950	11,430	5.34	8.96

6,448,286	262,107	4.06	6,374,845	259,504	4.07	6,061,926	250,380	4.13	4.65

450,439	22,202	4.93	449,831	21,427	4.76	442,413	23,792	5.38	11.95
11,565	851	7.37	14,690	1,054	7.17	16,195	1,146	7.08	45.32

462,004	23,053	4.99	464,521	22,481	4.84	458,608	24,938	5.44	13.99

6,910,290	285,160	4.13%	6,839,366	281,985	4.12%	6,520,534	275,318	4.22%	5.43

1,750,171			1,559,157			1,497,474			(2.33)
69,539			74,374			60,527			9.27
942,201			892,029			846,434			5.39

$9,672,201			$9,364,926			$8,924,969			4.31%

	$401,803			$370,482			$360,711

		4.61%			4.40%			4.50%

	8.45%			2.71%			13.58%

(C) Interest expense of $433,000, $312,000, $31,000, $58,000 and $125,000 which was capitalized on construction projects in 2000, 1999, 1998, 1997 and 1996, respectively, is not deducted from the interest expense shown above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED
FINANCIAL CONDITION AND RESULTS OF OPERATIONS [CONT.]

QUARTERLY AVERAGE BALANCE SHEETS – AVERAGE RATES AND YIELDS

			Year Ended December 31, 2000

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter

		Average		Average		Average		Average
		Rates		Rates		Rates		Rates
(Dollars in millions)	Average	Earned/	Average	Earned/	Average	Earned/	Average	Earned/
	Balance	Paid	Balance	Paid	Balance	Paid	Balance	Paid

ASSETS
Loans:
Business (A)	$ 2,661	8.36%	$ 2,623	8.36%	$ 2,655	8.22%	$ 2,574	7.80%
Construction and development	378	8.84	397	9.09	386	8.67	367	8.29
Real estate – business	1,275	8.35	1,258	8.43	1,272	8.22	1,267	8.04
Real estate – personal	1,415	7.52	1,433	7.43	1,428	7.46	1,393	7.28
Personal banking	1,661	8.70	1,619	8.57	1,589	8.38	1,566	8.19
Credit card	501	14.47	498	14.54	490	13.76	501	13.70

Total loans	7,891	8.69	7,828	8.67	7,820	8.48	7,668	8.24

Investment securities:
U.S. government & federal agency	772	6.29	841	6.15	939	6.19	1,104	6.14
State & municipal obligations (A)	66	7.78	72	7.61	74	7.91	77	7.94
CMO’s and asset-backed securities	947	6.24	1,013	6.18	1,068	6.24	1,109	6.22
Trading account securities	11	7.80	12	6.89	9	6.30	12	6.30
Other marketable securities (A)	88	7.24	84	6.94	83	6.45	89	6.73
Other non-marketable securities	60	5.47	65	5.60	53	5.36	33	4.87

Total investment securities	1,944	6.34	2,087	6.23	2,226	6.27	2,424	6.24

Federal funds sold and securities
purchased under agreements to resell	215	6.54	249	6.70	229	6.46	218	5.75

Total interest earning assets	10,050	8.19	10,164	8.12	10,275	7.96	10,310	7.71

Less allowance for loan losses	(128)		(127)		(125)		(123)
Unrealized gain (loss) on
investment securities	14		(7)		(9)		(10)
Cash and due from banks	521		523		533		556
Land, buildings and equipment – net	254		246		241		238
Other assets	167		165		180		171

Total assets	$10,878		$10,964		$11,095		$11,142

LIABILITIES AND EQUITY
Interest bearing deposits:
Savings	$ 302	1.75	$ 314	1.75	$ 328	1.74	$ 322	1.73
Interest bearing demand	4,810	3.10	4,841	3.05	4,972	2.89	4,965	2.76
Time open & C.D.’s under $100,000	2,063	5.80	2,050	5.58	2,066	5.22	2,096	5.10
Time open & C.D.’s $100,000 & over	349	5.95	334	5.47	323	5.73	308	5.04

Total interest bearing deposits	7,524	3.92	7,539	3.79	7,689	3.58	7,691	3.45

Borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	634	5.88	796	6.12	804	5.84	879	5.35
Long-term debt and other borrowings	183	6.60	125	6.61	84	6.09	26	3.26

Total borrowings	817	6.04	921	6.18	888	5.86	905	5.29

Total interest bearing liabilities	8,341	4.13%	8,460	4.05%	8,577	3.82%	8,596	3.64%

Non-interest bearing demand deposits	1,302		1,311		1,336		1,377
Other liabilities	109		91		90		87
Stockholders’ equity	1,126		1,102		1,092		1,082

Total liabilities and equity	$10,878		$10,964		$11,095		$11,142

Net interest margin (T/E)	$ 120		$ 122		$ 122		$ 120

Net yield on interest earning assets		4.76%		4.75%		4.77%		4.68%

(A) Includes tax equivalent calculations.

			Year Ended December 31, 1999

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter

		Average		Average		Average		Average
		Rates		Rates		Rates		Rates
(Dollars in millions)	Average	Earned/	Average	Earned/	Average	Earned/	Average	Earned/
	Balance	Paid	Balance	Paid	Balance	Paid	Balance	Paid

ASSETS
Loans:
Business (A)	$2,523	7.44%	$2,456	7.39%	$2,352	7.24%	$2,366	7.17%
Construction and development	355	8.02	352	7.87	354	7.67	350	7.75
Real estate – business	1,165	7.95	1,087	7.94	1,047	8.02	1,000	7.96
Real estate – personal	1,357	7.20	1,334	7.13	1,329	7.31	1,330	7.39
Personal banking	1,589	8.10	1,598	7.91	1,470	8.06	1,444	8.22
Credit card	502	13.00	500	13.20	493	12.78	509	13.05

Total loans	7,491	8.01	7,327	7.96	7,045	7.95	6,999	8.00

Investment securities:
U.S. government & federal agency	1,164	6.05	1,232	5.92	1,290	5.98	1,371	6.07
State & municipal obligations (A)	86	8.00	92	7.82	93	7.91	94	8.11
CMO’s and asset-backed securities	1,159	6.15	1,224	6.16	1,251	6.15	1,012	6.27
Trading account securities	12	9.16	11	6.09	12	4.54	18	6.00
Other marketable securities (A)	91	7.05	90	5.96	88	5.81	198	5.63
Other non-marketable securities	35	5.27	34	5.01	33	5.07	33	5.31

Total investment securities	2,547	6.20	2,683	6.08	2,767	6.10	2,726	6.17

Federal funds sold and securities
purchased under agreements to resell	188	5.26	170	5.32	286	4.88	510	4.81

Total interest earning assets	10,226	7.51	10,180	7.42	10,098	7.36	10,235	7.35

Less allowance for loan losses	(122)		(120)		(119)		(117)
Unrealized gain on investment securities	13		26		53		74
Cash and due from banks	599		573		610		579
Land, buildings and equipment – net	234		231		226		222
Other assets	188		172		168		190

Total assets	$11,138		$11,062		$11,036		$11,183

LIABILITIES AND EQUITY
Interest bearing deposits:
Savings	$326	1.63	$340	1.57	$347	1.69	$335	1.99
Interest bearing demand	5,057	2.55	5,096	2.46	5,092	2.41	5,051	2.52
Time open & C.D.’s under $100,000	2,128	4.96	2,144	4.93	2,207	5.03	2,253	5.21
Time open & C.D.’s $100,000 & over	296	4.89	285	4.82	293	5.02	301	5.09

Total interest bearing deposits	7,807	3.25	7,865	3.18	7,939	3.20	7,940	3.36

Borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	723	4.83	627	4.55	526	4.21	607	4.22
Long-term debt and other borrowings	27	3.35	27	3.25	27	3.25	27	3.42

Total borrowings	750	4.78	654	4.50	553	4.16	634	4.18

Total interest bearing liabilities	8,557	3.39%	8,519	3.28%	8,492	3.26%	8,574	3.42%

Non-interest bearing demand deposits	1,397		1,356		1,348		1,387
Other liabilities	102		111		117		142
Stockholders’ equity	1,082		1,076		1,079		1,080

Total liabilities and equity	$11,138		$11,062		$11,036		$11,183

Net interest margin (T/E)	$121		$120		$116		$113

Net yield on interest earning assets		4.68%		4.67%		4.61%		4.49%

(A) Includes tax equivalent calculations.

CONSOLIDATED BALANCE SHEETS
Commerce Bancshares, Inc. and Subsidiaries

	December 31

	2000	1999

	(In thousands)
ASSETS
Loans, net of unearned income	$7,906,665	$7,576,892
Allowance for loan losses	(128,445)	(123,042)

Net loans	7,778,220	7,453,850

Investment securities:
Available for sale	1,864,991	2,451,785
Trading account	20,674	23,639
Other non-marketable	55,238	32,991

Total investment securities	1,940,903	2,508,415

Federal funds sold and securities
purchased under agreements to resell	241,835	238,602
Cash and due from banks	616,724	685,157
Land, buildings and equipment – net	257,629	235,163
Goodwill and core deposit premium – net	58,182	68,209
Other assets	221,624	211,540

Total assets	$11,115,117	$11,400,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,564,907	$1,584,333
Savings and interest bearing demand	5,049,729	5,154,506
Time open and C.D.’s of less than $100,000	2,081,057	2,114,443
Time open and C.D.’s of $100,000 and over	386,045	310,841

Total deposits	9,081,738	9,164,123

Federal funds purchased and securities
sold under agreements to repurchase	543,874	1,042,429
Long-term debt and other borrowings	224,684	25,735
Other liabilities	121,066	88,817

Total liabilities	9,971,362	10,321,104

Stockholders’ equity:
Preferred stock, $1 par value
Authorized and unissued 2,000,000 shares	–	–
Common stock, $5 par value
Authorized 100,000,000 shares; issued 62,655,891
shares in 2000 and 62,428,078 shares in 1999	313,279	312,140
Capital surplus	147,436	129,173
Retained earnings	671,147	642,746
Treasury stock of 78,513 shares in 2000
and 53,829 shares in 1999, at cost	(2,895)	(2,089)
Other	(1,179)	(916)
Accumulated other comprehensive income (loss)	15,967	(1,222)

Total stockholders’ equity	1,143,755	1,079,832

Total liabilities and stockholders’ equity	$11,115,117	$11,400,936

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Commerce Bancshares, Inc. and Subsidiaries

	For the Years Ended December 31

(In thousands, except per share data)	2000	1999	1998

INTEREST INCOME
Interest and fees on loans	$663,852	$574,738	$554,210
Interest on investment securities	133,799	161,591	158,480
Interest on federal funds sold and securities
purchased under agreements to resell	14,517	14,297	15,781

Total interest income	812,168	750,626	728,471

INTEREST EXPENSE
Interest on deposits:
Savings and interest bearing demand	149,914	131,797	142,142
Time open and C.D.’s of less than $100,000	112,182	109,857	118,581
Time open and C.D.’s of $100,000 and over	18,275	14,572	13,713
Interest on federal funds purchased and securities
sold under agreements to repurchase	44,964	27,827	25,827
Interest on long-term debt and other borrowings	6,180	572	463

Total interest expense	331,515	284,625	300,726

Net interest income	480,653	466,001	427,745
Provision for loan losses	35,159	35,335	36,874

Net interest income after provision for loan losses	445,494	430,666	390,871

NON-INTEREST INCOME
Trust fees	58,588	55,773	50,460
Deposit account charges and other fees	71,025	68,538	63,145
Credit card transaction fees	51,453	44,466	36,786
Trading account profits and commissions	8,594	10,310	8,733
Net gains on securities transactions	541	892	6,894
Other	62,607	56,230	48,019

Total non-interest income	252,808	236,209	214,037

NON-INTEREST EXPENSE
Salaries and employee benefits	220,656	215,217	198,090
Net occupancy	30,381	27,950	23,805
Equipment	20,673	20,612	18,148
Supplies and communication	34,048	33,800	29,867
Data processing	39,620	36,966	32,148
Marketing	13,274	12,915	12,206
Goodwill and core deposit	8,016	8,528	9,193
Other	63,713	63,027	55,887

Total non-interest expense	430,381	419,015	379,344

Income before income taxes	267,921	247,860	225,564
Less income taxes	89,347	81,647	75,473

Net income	$178,574	$166,213	$150,091

Net income per share – basic	$2.79	$2.50	$2.23
Net income per share – diluted	$2.76	$2.47	$2.19

Cash dividends per common share	$.590	$.544	$.501

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Commerce Bancshares, Inc. and Subsidiaries

	For the Years Ended December 31

(In thousands)	2000	1999	1998

OPERATING ACTIVITIES
Net income	$178,574	$166,213	$150,091
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses	35,159	35,335	36,874
Provision for depreciation and amortization	36,786	35,412	32,188
Accretion of investment security discounts	(2,279)	(3,064)	(3,978)
Amortization of investment security premiums	4,210	10,878	7,833
Provision (benefit) for deferred income taxes	(2,583)	(7,983)	10,266
Net gains on securities transactions	(541)	(892)	(6,894)
Net (increase) decrease in trading account securities	4,386	(10,057)	(6,345)
(Increase) decrease in interest receivable	(4,339)	3,978	2,091
Increase (decrease) in interest payable	11,444	(5,124)	1,917
Other changes, net	(24,389)	(12,970)	(7,111)

Net cash provided by operating activities	236,428	211,726	216,932

INVESTING ACTIVITIES
Net cash received in acquisitions	–	–	15,113
Cash paid in sales of branches	(20,226)	(25,179)	–
Proceeds from sales of available for sale securities	201,851	117,268	360,446
Proceeds from maturities of available for sale securities	1,391,133	1,528,288	1,120,599
Purchases of available for sale securities	(1,025,442)	(1,206,850)	(1,680,147)
Net (increase) decrease in federal funds sold and
securities purchased under agreements to resell	(3,233)	22,933	(108,420)
Net increase in loans	(394,928)	(552,313)	(607,290)
Purchases of premises and equipment	(49,079)	(43,923)	(30,258)
Sales of premises and equipment	1,773	6,014	8,543

Net cash provided (used) by investing activities	101,849	(153,762)	(921,414)

FINANCING ACTIVITIES
Net increase (decrease) in non-interest bearing demand,
savings and interest bearing demand deposits	(48,754)	(277,804)	440,001
Net increase (decrease) in time open and C.D.’s	74,374	(142,883)	25,642
Net increase (decrease) in federal funds purchased and
securities sold under agreements to repurchase	(498,555)	424,599	102,766
Repayment of long-term debt	(840)	(1,175)	(3,602)
Additional borrowings	200,000	–	15,245
Purchases of treasury stock	(98,720)	(81,648)	(85,132)
Issuance under stock purchase, option and benefit plans	3,398	3,486	3,737
Cash dividends paid on common stock	(37,613)	(36,054)	(33,742)

Net cash provided (used) by financing activities	(406,710)	(111,479)	464,915

Decrease in cash and cash equivalents	(68,433)	(53,515)	(239,567)
Cash and cash equivalents at beginning of year	685,157	738,672	978,239

Cash and cash equivalents at end of year	$616,724	$685,157	$738,672

See accompanying notes to consolidated financial statements.

STATEMENTS OF STOCKHOLDERS’ EQUITY
Commerce Bancshares, Inc. and Subsidiaries

						Accumulated
						Other
	Common	Capital	Retained	Treasury		Comprehensive
(In thousands, except per share data)	Stock	Surplus	Earnings	Stock	Other	Income (Loss)	Total

Balance, December 31, 1997	$291,429	$48,704	$626,387	$(14,252)	$(601)	$29,117	$980,784

Net income			150,091				150,091
Change in unrealized gain (loss) on
available for sale securities						23,352	23,352

Total comprehensive income							173,443

Purchase of treasury stock				(85,132)			(85,132)
Cash dividends paid ($.501 per share)			(33,742)				(33,742)
Issuance under stock purchase,
option and award plans, net		(5,464)		11,201	(303)		5,434
Pooling acquisitions	1,800	(43,316)	11,170	69,898		603	40,155
5% stock dividend, net	13,534	106,235	(129,650)	9,724			(157)

Balance, December 31, 1998	306,763	106,159	624,256	(8,561)	(904)	53,072	1,080,785

Net income			166,213				166,213
Change in unrealized gain (loss) on
available for sale securities						(54,294)	(54,294)

Total comprehensive income							111,919

Purchase of treasury stock				(81,648)			(81,648)
Cash dividends paid ($.544 per share)			(36,054)				(36,054)
Issuance under stock purchase,
option and award plans, net		(5,944)		10,883	(12)		4,927
5% stock dividend, net	5,377	28,958	(111,669)	77,237			(97)

Balance, December 31, 1999	312,140	129,173	642,746	(2,089)	(916)	(1,222)	1,079,832

Net income			178,574				178,574
Change in unrealized gain (loss) on
available for sale securities						17,189	17,189

Total comprehensive income							195,763

Purchase of treasury stock				(98,720)			(98,720)
Cash dividends paid ($.590 per share)			(37,613)				(37,613)
Issuance under stock purchase,
option and award plans, net		(2,535)		7,439	(263)		4,641
5% stock dividend, net	1,139	20,798	(112,560)	90,475			(148)

Balance, December 31, 2000	$313,279	$147,436	$671,147	$(2,895)	$(1,179)	$15,967	$1,143,755

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Commerce Bancshares, Inc. and Subsidiaries

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION The Company follows generally accepted accounting principles (GAAP) and reporting practices applicable to the banking industry. The preparation of financial statements under GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. While the financial statements reflect management’s best estimates and judgment, actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its substantially wholly-owned subsidiaries (after elimination of all material intercompany balances and transactions). Certain amounts for prior years have been reclassified to conform to the current year presentation.

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

CASH AND CASH EQUIVALENTS In the accompanying consolidated statements of cash flows, cash and cash equivalents include only “Cash and due from banks” as segregated in the accompanying consolidated balance sheets.

LOANS Interest on loans is accrued based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in management’s judgment, the collectibility of interest or principal in the normal course of business is doubtful. Loan and commitment fees and costs are deferred and recognized in income over the life of the loan or commitment as an adjustment of yield.

ALLOWANCE/PROVISION FOR LOAN LOSSES The provision for loan losses is based upon management’s estimate of the amount required to maintain an adequate allowance for losses, reflective of the risks in the loan portfolio. This estimate is based upon reviews of the portfolio, past loan loss experience, current economic conditions and such other factors, which in management’s judgment, deserve current recognition. Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest.

INVESTMENTS IN DEBT AND EQUITY SECURITIES
Securities classified as available for sale are carried at fair value. Their related unrealized gains and losses, net of tax, are reported in accumulated other comprehensive income, a component of stockholders’ equity. Premiums and discounts are amortized to interest income over the estimated lives of the securities. Gains and losses are calculated using the specific identification method. Trading account securities are carried at fair value with unrealized gains and losses recorded as non-interest income. Investments in equity securities without readily determinable fair values are stated at cost, less allowances for other than temporary declines in value.

PROPERTY AND EQUIPMENT Land is stated at cost, and buildings and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods. Maintenance and repairs are charged to expense as incurred.

INCOME TAXES The Company and its eligible subsidiaries file consolidated income tax returns. Deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company’s assets and liabilities.

DERIVATIVES The Company is exposed to market risk, including changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures, the Company’s risk management policies permit its use of derivative products. The Company manages potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. The Company uses derivatives on a limited basis mainly to stabilize interest rate margins and hedge against interest rate movements, or to facilitate customers’ foreign exchange requirements. The Company more often manages normal asset and liability positions by altering the products it offers and by selling portions of specific loan or investment portfolios as necessary. Management believes the Company has and will be able to continue to position itself to manage these risks satisfactorily, without significant use of derivatives.

TREASURY STOCK Purchases of the Company’s common stock are recorded at cost. Upon reissuance, treasury stock is reduced based upon the average cost basis of shares held.

INCOME PER SHARE Basic income per share is computed using the weighted average number of common shares outstanding during each year. Diluted income per share includes the effect of all dilutive potential common shares (primarily stock options) outstanding during each year. All per share data has been restated to reflect the 5% stock dividend distributed in 2000.

ACQUISITIONS
The Company has signed a definitive agreement to acquire Centennial Bank, which has approximately $260 million in assets and three locations in the St. Louis area. Commerce will issue 876,750 shares in this transaction, which is expected to close in the first quarter of 2001. The acquisition will be accounted for as a pooling of interests transaction and is not expected to have a material impact on the financial statements of the Company.

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

Financial statements for periods prior to the consummation of acquisitions accounted for as poolings have not been restated because such restated amounts do not differ materially from the Company’s historical financial statements. The following schedule summarizes pro forma consolidated financial data as if the 1998 acquisitions had been consummated on January 1, 1998.

(In thousands, except per share data)	1998

Net interest income plus non-interest income	$655,024
Net income	153,403
Net income per share – diluted	2.20

LOANS AND ALLOWANCE FOR LOSSES
Major classifications of loans at December 31, 2000 and 1999 are as follows:

(In thousands)	2000	1999

Business	$2,659,511	$2,564,476
Real estate – construction	377,629	354,351
Real estate – business	1,305,397	1,247,956
Real estate – personal	1,397,770	1,377,903
Personal banking	1,641,473	1,510,380
Credit card	524,885	521,826

Total loans	$7,906,665	$7,576,892

Loans to directors and executive officers of the Parent and its significant subsidiaries and to their associates are summarized as follows:

(In thousands)

Balance at January 1, 2000	$33,074
Additions	42,494
Amounts collected	(20,361)
Amounts written off	–

Balance at December 31, 2000	$55,207

Management believes all loans to directors and executive officers have been made in the ordinary course of business with normal credit terms, including interest rate and collateral considerations, and do not represent more than a normal risk of collection. There were no outstanding loans at December 31, 2000, to principal holders of the Company’s common stock.

The Company’s lending activity is generally centered in Missouri and its contiguous states. The Company maintains a diversified portfolio with limited industry concentrations of credit risk. Loans and loan commitments are extended under the Company’s normal credit standards, controls, and monitoring features. Most loan commitments are short term in nature, and loan maturities generally do not exceed five years. Collateral is commonly required and would include such assets as marketable securities and cash equivalent assets, accounts receivable and inventory, equipment, other forms of personal property, and real estate. At December 31, 2000, unfunded loan commitments totaled $2,872,555,000 (excluding $2,430,071,000 in unused approved lines of credit related to credit card loan agreements) which could be drawn by customers subject to certain review and terms of agreement. At December 31, 2000, loans of $221,813,000 were pledged at the Federal Reserve as collateral for discount window borrowings. There were no discount window borrowings at December 31, 2000.

A summary of the allowance for loan losses is as follows:

	Years Ended December 31

(In thousands)	2000	1999	1998

Balance, January 1	$123,042	$117,092	$105,918

Additions:
Provision for loan losses	35,159	35,335	36,874
Allowances of acquired banks	–	–	5,808

Total additions	35,159	35,335	42,682

Deductions:
Loan losses	41,326	40,538	42,366
Less recoveries	11,570	11,153	10,858

Net loan losses	29,756	29,385	31,508

Balance, December 31	$128,445	$123,042	$117,092

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [CONT.]
Commerce Bancshares, Inc. and Subsidiaries

Impaired loans include all non-accrual loans and loans 90 days delinquent and still accruing interest. The net amount of interest income recorded on such loans during their impairment period was not significant. The Company had ceased recognition of interest income on loans with a book value of $19,617,000 and $12,979,000 at December 31, 2000 and 1999, respectively. The interest income not recognized on non-accrual loans was $1,805,000, $1,650,000 and $1,936,000 during 2000, 1999 and 1998, respectively. Loans 90 days delinquent and still accruing interest amounted to $26,670,000 and $21,317,000 at December 31, 2000 and 1999, respectively. Real estate and other assets acquired in foreclosure amounted to $5,363,000 and $2,806,000 at December 31, 2000 and 1999, respectively.

INVESTMENT SECURITIES
A summary of the available for sale investment securities by maturity groupings as of December 31, 2000 follows below. The weighted average yield for each range of maturities was calculated using the yield on each security within that range weighted by the amortized cost of each security at December 31, 2000. Yields on tax exempt securities have not been adjusted for tax exempt status.

			Weighted
	Amortized	Fair	Average
(Dollars in thousands)	Cost	Value	Yield

U.S. government and federal agency obligations:
Within 1 year	$417,806	$418,470	6.40%
After 1 but within 5 years	306,518	308,903	6.15
After 5 but within 10 years	17,445	18,092	6.58
After 10 years	3,876	4,155	5.79

Total U.S. government and federal agency obligations	745,645	749,620	6.30

State and municipal obligations:
Within 1 year	17,238	17,273	5.28
After 1 but within 5 years	29,200	29,718	5.22
After 5 but within 10 years	8,174	8,381	5.24
After 10 years	7,668	7,362	6.24

Total state and municipal obligations	62,280	62,734	5.37

CMO’s and asset-backed securities	921,741	908,220	6.30

Other debt securities:
Within 1 year	88,006	88,007
After 1 but within 5 years	11,857	11,624
After 5 but within 10 years	100	100

Total other debt securities	99,963	99,731

Equity securities	9,617	44,686

Total available for sale investment securities	$1,839,246	$1,864,991

The unrealized gains and losses by type are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

December 31, 2000
U.S. government and federal agency obligations	$745,645	$4,655	$680	$749,620
State and municipal obligations	62,280	874	420	62,734
CMO’s and asset-backed securities	921,741	1,824	15,345	908,220
Other debt securities	99,963	1	233	99,731
Equity securities	9,617	35,222	153	44,686

Total	$1,839,246	$42,576	$16,831	$1,864,991

December 31, 1999
U.S. government and federal agency obligations	$1,144,694	$1,308	$9,670	$1,136,332
State and municipal obligations	79,362	1,025	124	80,263
CMO’s and asset-backed securities	1,129,341	756	23,122	1,106,975
Other debt securities	82,634	–	372	82,262
Equity securities	17,569	30,247	1,863	45,953

Total	$2,453,600	$33,336	$35,151	$2,451,785

The following table presents proceeds from sales of securities and the components of net securities gains.

(In thousands)	2000	1999	1998

Proceeds from sales	$201,851	$117,268	$360,446

Realized gains	$4,314	$2,113	$7,588
Realized losses	3,773	1,221	694

Net realized gains	$541	$892	$6,894

Investment securities with a par value of $637,865,000 and $652,291,000 were pledged at December 31, 2000 and 1999, respectively, to secure public deposits and for other purposes as required by law. Additional investment securities with a par value of $26,629,000 were pledged at the Federal Reserve as collateral for discount window borrowings. Except for U.S. government and federal agency obligations, no investment in a single issuer exceeds 10% of stockholders’ equity.

LAND, BUILDINGS AND EQUIPMENT
Land, buildings and equipment consist of the following at December 31, 2000 and 1999:

(In thousands)	2000	1999

Land	$58,984	$56,457
Buildings and improvements	302,848	283,644
Equipment	127,317	161,650

Total	489,149	501,751

Less accumulated depreciation
and amortization	231,520	266,588

Net land, buildings and equipment	$257,629	$235,163

Depreciation expense of $24,599,000, $23,847,000 and $21,018,000 for 2000, 1999 and 1998, respectively, was included in net occupancy expense, equipment expense and other expense in the consolidated income statements. Repairs and maintenance expense of $14,579,000, $15,150,000 and $14,841,000 for 2000, 1999 and 1998, respectively, was included in net occupancy expense, equipment expense and other expense. Interest expense capitalized on construction projects was $433,000, $312,000 and $31,000 in 2000, 1999 and 1998, respectively.

BORROWINGS
Short-term borrowings of the Company consisted mainly of federal funds purchased and securities sold under agreements to repurchase. The following table presents balance and interest rate information on these and other short-term borrowings.

					Maximum
		Year End	Average	Average	Outstanding
		Weighted	Weighted	Balance	at any	Balance at
(Dollars in thousands)	Borrower	Rate	Rate	Outstanding	Month End	December 31

Federal funds purchased	Subsidiary banks
and securities sold under
agreements to repurchase
2000		5.7%	5.8%	$777,782	$1,047,916	$543,874
1999		4.1	4.5	621,160	1,042,429	1,042,429
1998		4.2	4.8	533,862	617,830	617,830
FHLB advances	Subsidiary bank
2000 (fixed rate)		7.1	7.1	32,377	50,000	50,000
(floating rate)		6.7	6.7	7,240	50,000	50,000

Debt of the Company which had an original term of over one year consisted of the following at December 31, 2000.

			Year End
		Maturity	Weighted	Year End
(Dollars in thousands)	Borrower	Date	Rate	Balance

FHLB advances	Subsidiary banks	2002	7.1%	$100,000
		2008-2013	5.5	10,298
Structured notes payable	Venture capital subsidiary	12/1/07	NM	4,478
		9/1/12	NM	7,515
Mortgage note payable	Bank realty subsidiary	Monthly until
		12/10/05	7.9	2,042
Other				351

Total long-term debt				$124,684

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [CONT.]
Commerce Bancshares, Inc. and Subsidiaries

Banking subsidiaries of the Company are members of the Federal Home Loan Bank (FHLB) and have access to term financing from the FHLB. These borrowings are secured by investment securities and residential mortgages under a blanket collateral agreement. Rates in effect on these borrowings at year end ranged from 5.0% to 7.4%. Approximately $55,500,000 of the long-term FHLB advances have a floating interest rate.

Other long-term debt includes funds borrowed from third-party insurance companies by a venture capital subsidiary, a Missouri Certified Capital Company, to support its investment activities. Because the insurance companies receive tax credits, the borrowings do not bear interest. This debt is secured by assets of the subsidiary and letters of credit from an affiliate bank.

Regulations of the Federal Reserve System require reserves to be maintained by all banking institutions according to the types and amounts of certain deposit liabilities. These requirements restrict usage of a portion of the amounts shown as consolidated “Cash and due from banks” from everyday usage in operation of the banks. The minimum reserve requirements for the subsidiary banks at December 31, 2000, totaled $104,681,000.

Cash payments for interest on deposits and borrowings during 2000, 1999 and 1998 on a consolidated basis amounted to $320,071,000, $289,589,000 and $298,643,000, respectively.

INCOME TAXES

Total income taxes for 2000, 1999 and 1998 were allocated as shown in the following tables.

Income tax expense from operations for the years ended December 31, 2000, 1999 and 1998 consists of:

(In thousands)	Current	Deferred	Total

Year ended December 31, 2000:
U.S. federal	$87,648	$ (2,622)	$85,026
State and local	4,282	39	4,321

	$91,930	$ (2,583)	$89,347

Year ended December 31, 1999:
U.S. federal	$85,825	$ (7,946)	$77,879
State and local	3,805	(37)	3,768

	$89,630	$ (7,983)	$81,647

Year ended December 31, 1998:
U.S. federal	$61,550	$10,697	$72,247
State and local	3,657	(431)	3,226

	$65,207	$10,266	$75,473

Income tax expense (benefit) allocated directly to stockholders’ equity for the years ended December 31, 2000, 1999 and 1998 consists of:

(In thousands)	2000	1999	1998

Unrealized gain (loss) on
securities available for sale	$10,467	$(33,278)	$14,766
Compensation expense for tax
purposes in excess of
amounts recognized for
financial reporting purposes	(901)	(1,119)	(1,475)

Income tax expense
(benefit) allocated to
stockholders’ equity	$ 9,566	$(34,397)	$13,291

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below.

(In thousands)	2000	1999

Deferred tax assets:
Loans, principally due to
allowance for loan losses	$ 52,773	$ 53,017
Unrealized loss on
securities available for sale	–	690
Unearned fee income, due to earlier
recognition for tax purposes	696	610
Deferred compensation,
principally due to accrual for
financial reporting purposes	1,334	1,637
Accrued expenses, principally due to
accrual for financial reporting purposes	3,190	2,168
Net operating loss carryforwards
of acquired companies	99	123

Total gross deferred tax assets	58,092	58,245

Deferred tax liabilities:
Investment securities,
principally due to discount accretion	1,879	2,269
Capitalized interest	804	839
Unrealized gain on
securities available for sale	9,777	–
Land, buildings and equipment,
principally due to write-up in
value in purchase accounting
entries for financial reporting	38,231	33,125
Core deposit intangible, principally
due to purchase accounting entries
for financial reporting	2,478	3,595
Pension benefit obligation, due to
recognition of the excess pension
asset for financial reporting purposes	1,056	1,281
Realignment of corporate entities	29,850	33,850
Other	2,491	2,474

Total gross deferred tax liabilities	86,566	77,433

Net deferred tax liability	$(28,474)	$(19,188)

Actual income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

(In thousands)	2000	1999	1998

Computed “expected”
tax expense	$93,772	$86,751	$78,947
Increase (reduction) in
income taxes resulting from:
Amortization of goodwill	2,361	1,829	1,716
Tax exempt income	(1,753)	(2,164)	(2,334)
Tax deductible dividends on
allocated shares held by
the Company’s ESOP	(838)	(777)	(734)
Contribution of
appreciated assets	(1,064)	–	(1,119)
Federal business credits	(1,776)	(1,013)	(810)
State and local income
taxes, net of federal
income tax benefit	2,808	2,449	2,097
Other, net	(4,163)	(5,428)	(2,290)

Total income tax expense	$89,347	$81,647	$75,473

Cash payments of income taxes, net of refunds and interest received, amounted to $92,247,000, $104,261,000 and $56,220,000 on a consolidated basis during 2000, 1999 and 1998, respectively. The Parent had net receipts of $1,622,000, $2,415,000 and $3,341,000 during 2000, 1999 and 1998, respectively, from tax benefits.

EMPLOYEE BENEFIT PLANS
Employee benefits charged to operating expenses aggregated $29,043,000, $29,351,000 and $25,255,000 for 2000, 1999 and 1998, respectively. Substantially all of the Company’s employees are covered by a noncontributory defined benefit pension plan. Participants are fully vested after five years of service and the benefits are based on years of participation and average annualized earnings. The Company’s funding policy is to make contributions to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. The following items are components of the net pension cost for the years ended December 31, 2000, 1999 and 1998.

(In thousands)	2000	1999	1998

Service cost-benefits
earned during the year	$3,164	$3,678	$3,329
Interest cost on projected
benefit obligation	4,187	3,940	4,006
Actual plan assets value
(increase) decrease	(5,808)	(5,397)	(5,512)
Net amortization and deferral	(780)	(696)	(795)

Net periodic pension cost	$763	$1,525	$1,028

The following table sets forth the pension plan’s funded status, using valuation dates of September 30, 2000 and 1999.

(In thousands)	2000	1999

Change in projected benefit obligation

Projected benefit obligation at beginning of year	$57,312	$60,308
Service cost	3,164	3,678
Interest cost	4,187	3,940
Benefits paid	(4,732)	(4,429)
Actuarial (gain) loss	(87)	(6,185)

Projected benefit obligation at end of year	59,844	57,312

Change in plan assets

Fair value of plan assets at beginning of year	66,430	61,828
Actual return on plan assets	9,878	9,031
Employer contributions	11	–
Benefits paid	(4,732)	(4,429)

Fair value of plan assets at end of year	71,587	66,430

Plan assets in excess of projected benefit obligation	11,743	9,118
Unrecognized net (gain) loss from past
experience different from that assumed
and effects of change in assumptions	(6,995)	(2,836)
Prior service benefit not yet recognized
in net pension cost	(932)	(1,076)
Unrecognized net transition asset
being recognized over 15 years	(1,276)	(1,915)

Prepaid pension cost included in other assets	$2,540	$3,291

Assumptions used in computing the plan’s funded status were:

	2000	1999	1998

Discount rate	7.75%	7.75%	6.75%
Rate of increase in future
compensation levels	5.70%	5.70%	5.70%
Long-term rate of return on assets	9.00%	9.00%	9.00%

At December 31, 2000, approximately 74% of plan assets were invested in U.S. government bonds, corporate bonds and equities.

In addition to the pension plan, substantially all of the Company’s employees are covered by a contributory defined contribution plan (401K), the Participating Investment Plan. Under the plan, the Company makes matching contributions, which aggregated $3,210,000 in 2000, $3,108,000 in 1999 and $2,692,000 in 1998.

STOCK OPTION PLANS, RESTRICTED STOCK
AWARDS AND DIRECTORS STOCK PURCHASE PLAN*

The Company has reserved 10,201,472 shares of its common stock for issuance under various stock option plans offered to certain key employees of the Company and its subsidiaries. Options are granted, by action of the Board of Directors, to acquire stock at fair market value at the date of the grant, for a term of 10 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [CONT.]
Commerce Bancshares, Inc. and Subsidiaries

At December 31, 2000, 3,440,356 shares remain available for option grants under these programs. The following tables summarize option activity over the last three years and current options outstanding.

	2000		1999		1998

	Weighted			Weighted		Weighted
		Average		Average		Average
	Shares	Option Price	Shares	Option Price	Shares	Option Price

Outstanding at beginning of year	2,808,794	$24.41	2,642,384	$21.52	2,440,515	$17.35

Granted	558,962	29.10	505,015	34.67	490,804	38.87
Cancelled	(91,742)	34.35	(33,908)	34.88	(16,200)	31.23
Exercised	(227,183)	18.49	(304,697)	15.12	(272,735)	14.79

Outstanding at end of year	3,048,831	$25.42	2,808,794	$24.41	2,642,384	$21.52

		Options Outstanding			Options Exercisable

		Weighted
	Number	Average	Weighted		Number	Weighted
	Outstanding at	Remaining	Average		Exercisable at	Average
Range of Exercise Prices	December 31, 2000	Contractual Life	Exercise Price		December 31, 2000	Exercise Price

$11.06 -$17.63	891,149	2.9 years		$14.20	891,149	$14.20
$18.61 -$25.69	734,476	5.7 years		22.67	734,476	22.67
$28.87 -$34.69	977,225	8.6 years		31.61	361,691	32.59
$34.92 -$42.87	445,981	7.2 years		38.76	330,068	38.81

$11.06 -$42.87	3,048,831	6.0 years		$25.42	2,317,384	$23.26

The Company has a restricted stock award plan under which 316,594 shares of common stock were reserved, and 143,288 shares remain available for grant at December 31, 2000. The plan allows for awards to key employees, by action of the Board of Directors, with restrictions as to transferability, sale, pledging, or assigning, among others, prior to the end of the restriction period. The restriction period may not exceed 10 years. The Company issued awards totaling 26,422 shares in 2000, 12,748 shares in 1999 and 17,403 shares in 1998, resulting in deferred compensation amounts of $782,000, $439,000 and $687,000, respectively. Approximately $289,000, $322,000 and $276,000 was amortized to salaries expense in 2000, 1999 and 1998, respectively. Unamortized deferred compensation of $1,179,000, $916,000 and $904,000 has been recorded as a reduction of stockholders’ equity at December 31, 2000, 1999 and 1998, respectively.

The Company has a directors stock purchase plan whereby outside directors of the Company and its subsidiaries may elect to use their directors’ fees to purchase Company stock at market value each month end. Remaining shares reserved for this plan total 170,932 at December 31, 2000. In 2000, 19,484 shares were purchased at an average price of $31.57 and in 1999, 18,959 shares were purchased at an average price of $35.60.

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company’s other stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, the Company’s net income and income per share would have been reduced to the pro forma amounts shown below.

(In thousands, except per share data)	2000	1999	1998

Net income
As reported	$178,574	$166,213	$150,091
Pro forma	175,482	162,926	147,144

Basic income per share
As reported	$2.79	$2.50	$2.23
Pro forma	2.75	2.45	2.19

Diluted income per share
As reported	$2.76	$2.47	$2.19
Pro forma	2.71	2.42	2.15

Below are the fair values of options granted using the Black-Scholes option-pricing model and the model assumptions.

	2000	1999	1998

Weighted per share average
fair value at grant date	$8.21	$10.76	$11.80
Assumptions:
Dividend yield	2.0%	2.0%	2.0%
Volatility	24.7%	24.2%	24.2%
Risk-free interest rate	5.1%	6.8%	5.0%
Expected life	4.8 years	5.5 years	6.5 years

*All share and per share amounts in this note have been restated for the 5% stock dividend distributed in 2000.

COMPREHENSIVE INCOME
Statement of Financial Accounting Standards No. 130 requires the reporting of comprehensive income and its components. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner sources, and excludes investments by and distributions to owners. Comprehensive income includes net income and other items of comprehensive income meeting the above criteria. The Company’s only component of other comprehensive income is the unrealized holding gains and losses on available for sale securities as shown below.

	For the Years Ended December 31

(In thousands)	2000	1999	1998

Unrealized holding gains (losses)	$24,573	$(86,680)	$44,033
Reclassification adjustment for (gains)
losses included in net income	3,083	(892)	(5,915)

Net unrealized gains
(losses) on securities	27,656	(87,572)	38,118
Income tax expense (benefit)	10,467	(33,278)	14,766

Other comprehensive income (loss)	$17,189	$(54,294)	$23,352

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

The Company’s business line reporting system derives segment information by specifically attributing most assets and income statement items to a segment. The Company’s internal funds transfer pricing methodology allocates a standard cost for funds used or credit for funds provided to all segment assets and liabilities using funding pools. Income and expense that directly relate to segment operations are recorded in the segment when incurred. Expenses that indirectly support the segments are allocated based on the most appropriate method available.

The Company’s reportable segments are strategic lines of business that offer different products and services. They are managed separately because each line services a specific customer need, requiring different performance measurement analyses and marketing strategies.

The following tables present selected financial information by segment and reconciliations of combined segment totals to consolidated totals. There were no material intersegment revenues between the three segments.

SEGMENT INCOME STATEMENT DATA

			Money	Segment	Other/	Consolidated
(In thousands)	Consumer	Commercial	Management	Totals	Elimination	Totals

Year ended December 31, 2000:
Net interest income after loan loss expense	$22,982	$331,203	$(14,091)	$340,094	$105,400	$445,494
Cost of funds allocation	232,342	(161,215)	20,110	91,237	(91,237)	–
Non-interest income	140,068	29,068	72,427	241,563	11,245	252,808

Total net revenue	395,392	199,056	78,446	672,894	25,408	698,302
Non-interest expense	255,491	84,994	55,446	395,931	34,450	430,381

Income before income taxes	$139,901	$114,062	$23,000	$276,963	$(9,042)	$267,921

Year ended December 31, 1999:
Net interest income after loan loss expense	$35,025	$256,489	$(17,705)	$273,809	$156,857	$430,666
Cost of funds allocation	198,781	(101,544)	23,828	121,065	(121,065)	–
Non-interest income	131,604	27,043	71,318	229,965	6,244	236,209

Total net revenue	365,410	181,988	77,441	624,839	42,036	666,875
Non-interest expense	263,284	79,489	51,531	394,304	24,711	419,015

Income before income taxes	$102,126	$102,499	$25,910	$230,535	$17,325	$247,860

Year ended December 31, 1998:
Net interest income after loan loss expense	$5,104	$244,795	$(18,830)	$231,069	$159,802	$390,871
Cost of funds allocation	214,894	(98,183)	23,995	140,706	(140,706)	–
Non-interest income	114,116	25,840	65,300	205,256	8,781	214,037

Total net revenue	334,114	172,452	70,465	577,031	27,877	604,908
Non-interest expense	232,685	74,167	45,616	352,468	26,876	379,344

Income before income taxes	$101,429	$98,285	$24,849	$224,563	$1,001	$225,564

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [CONT.]
Commerce Bancshares, Inc. and Subsidiaries

The segment activity, as shown on the previous page, includes both direct and allocated items. Amounts in the “Other/Elimination” column include activity not related to the segments, such as that relating to administrative functions, and the effect of certain expense allocations to the segments.

SEGMENT BALANCE SHEET DATA

			Money	Segment	Other/	Consolidated
(In thousands)	Consumer	Commercial	Management	Totals	Elimination	Totals

Average balances for 2000:
Assets	$3,644,089	$4,343,668	$125,585	$8,113,342	$2,905,788	$11,019,130
Loans	3,490,109	4,310,237	405	7,800,751	1,290	7,802,041
Deposits	7,139,953	1,774,740	8,978	8,923,671	17,723	8,941,394

Average balances for 1999:
Assets	$3,677,667	$3,741,466	$ 88,945	$7,508,078	$3,596,386	$11,104,464
Loans	3,510,062	3,711,447	2,659	7,224,168	(7,301)	7,216,867
Deposits	7,408,465	1,854,732	28,240	9,291,437	(31,895)	9,259,542

The above segment balances include only those items directly associated with the segment. The “Other/Elimination” column includes unallocated bank balances not associated with a segment (such as investment securities, federal funds sold, goodwill and core deposit premium), balances relating to certain other administrative and corporate functions, and eliminations between segment and non-segment balances. This column also includes the resulting effect of allocating such items as float, deposit reserve and capital for the purpose of computing the cost or credit for funds used/provided.

COMMON STOCK
On December 15, 2000, the Company distributed a 5% stock dividend on its $5 par common stock for the seventh consecutive year. All per share data in this report has been restated to reflect the stock dividend. The table below is a summary of share activity in 2000.

Purchases of common stock	2,996,001
Issuance of stock:
Sales under employee and director plans	222,350
5% stock dividend	2,976,780

Basic income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted income per share gives effect to all dilutive potential common shares that were outstanding during the year. The shares used in the calculation of basic and diluted income per share, which have been restated for all stock dividends, are as follows:

	For the Years Ended December 31

(In thousands)	2000	1999	1998

Weighted average common
shares outstanding	63,920	66,551	67,327
Stock options	735	874	1,143

	64,655	67,425	68,470

Under a Rights Agreement dated August 23, 1988, as amended in the amended and restated rights agreement with Commerce Bank, N.A. as rights agent, dated as of July 19, 1996, certain rights have attached to the common stock. Under certain circumstances relating to the acquisition of, or tender offer for, a specified percentage of the Company’s outstanding common stock, holders of the common stock may exercise the rights and purchase shares of Series A Preferred Stock or, at a discount, common stock of the Company or an acquiring company.

In February 2000, the Board of Directors approved additional purchases of the Company’s common stock, bringing the total purchase authorization to 3,000,000 shares. The Company has routinely used these reacquired shares to fund employee benefit programs and annual stock dividends. Approximately 2,683,000 shares have been acquired under the 2000 approval through December 31, 2000.

REGULATORY CAPITAL REQUIREMENTS
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that could have a direct material effect on the Company’s financial statements. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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

The Company’s actual capital amounts and ratios at the last two year ends are as follows:

(Dollars in thousands)	2000	1999

Risk-Weighted Assets	$8,889,195	$8,678,987
Tier 1 Capital	$1,070,491	$1,014,071
Total Capital	$1,187,865	$1,127,005
Tier 1 Capital Ratio	12.04%	11.68%
Total Capital Ratio	13.36%	12.99%
Leverage Ratio	9.91%	9.17%

Management believes that, at December 31, 2000, the Company meets all capital requirements to which it is subject.

FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of estimated fair values for financial instruments held by the Company. Fair value estimates, methods and assumptions are set forth below.

LOANS Fair values are estimated for various groups of loans segregated by 1) type of loan, 2) fixed/adjustable interest terms and 3) performing/non-performing status. The fair value of performing loans is calculated by discounting all simulated cash flows. Cash flows include all principal and interest to be received, taking embedded optionality such as the customer’s right to prepay into account. Discount rates are computed for each loan category using implied forward market rates adjusted to recognize each loan’s approximate credit risk. Fair value of non-accrual loans approximates their carrying value because such loans are recorded at the appraised or estimated recoverable value of the collateral or the underlying cash flow.

The “Carrying Amount” of loans in the following schedule excludes deferred or unamortized fees and costs related to the loan transaction.

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

A schedule of investment securities by category and maturity is provided in the Investment Securities note to the consolidated financial statements. Fair value estimates are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership, possible tax ramifications or estimated transaction costs.

FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND CASH AND DUE FROM BANKS The carrying amounts of federal funds sold and securities purchased under agreements to resell and cash and due from banks approximate fair value. Federal funds sold and securities purchased under agreements to resell generally mature in 90 days or less.

DEPOSITS Statement 107 specifies that the fair value of deposits with no stated maturity is equal to the amount payable on demand. Such deposits include savings and interest and non-interest bearing demand deposits. These fair value estimates do not recognize any benefit the Company receives as a result of being able to administer, or control, the pricing of these accounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. Discount rates are based on the Company’s approximate cost of obtaining similar maturity funding in the market.

BORROWINGS Federal funds purchased and securities sold under agreements to repurchase mature or reprice within 90 days; therefore, their fair value approximates carrying value. The fair value of long-term debt is estimated by discounting contractual maturities using an estimate of the current market rate for similar instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [CONT.]
Commerce Bancshares, Inc. and Subsidiaries

The estimated fair values of the Company’s financial instruments are as follows:

		2000			1999

	Carrying		Estimated	Carrying		Estimated
(In thousands)	Amount		Fair Value	Amount		Fair Value

FINANCIAL ASSETS
Loans	$7,890,774		$7,868,962	$7,566,363		$7,489,108
Available for sale investment securities	1,864,991		1,864,991	2,451,785		2,451,785
Trading account securities	20,674		20,674	23,639		23,639
Other non-marketable securities	55,238		55,238	32,991		32,991
Federal funds sold and securities purchased under
agreements to resell	241,835		241,835	238,602		238,602
Cash and due from banks	616,724		616,724	685,157		685,157

FINANCIAL LIABILITIES
Non-interest bearing demand deposits	$1,564,907		$1,564,907	$1,584,333		$1,584,333
Savings and interest bearing demand deposits	5,049,729		5,049,729	5,154,506		5,154,506
Time open and C.D.’s:
Maturing in year 1	1,664,262		1,655,580	1,829,817		1,811,889
Maturing in year 2	613,670		609,585	364,858		359,744
Maturing in year 3	91,454		90,776	110,624		109,073
Maturing in year 4	50,655		50,222	61,218		60,354
Maturing in year 5	43,021		42,618	48,265		47,543
Maturing in over 5 years	4,040		3,996	10,502		10,335
Federal funds purchased and securities
sold under agreements to repurchase	543,874		543,874	1,042,429		1,042,429
Long-term debt and other borrowings	224,684		222,444	25,735		19,097

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

These instruments are also referenced in the consolidated financial statements notes on Financial Instruments with Off-Balance-Sheet Risk or Loans and Allowance for Losses.

LIMITATIONS Fair value estimates are made at a specific point in time based on relevant market information. They do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for many of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, risk characteristics and economic conditions. These estimates are subjective, involve uncertainties and cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

(In thousands)	2000	1999

Commitments to extend credit:
Credit card	$2,430,071	$2,437,851
Other	2,872,555	3,044,918
Commitments to purchase/sell
when-issued securities	–	8,083
Standby letters of credit,
net of participations	302,177	246,501
Commercial letters of credit	49,274	31,590
Foreign exchange contracts:
Forward contracts	195,519	96,878
Options written/purchased	1,936	1,128
Spot contracts	25,255	4,906
Interest rate swaps	21,039	23,065

Commitments to extend credit are legally binding agreements to lend to a borrower providing there are no violations of any conditions established in the contract. As many of the commitments are expected to expire without being drawn upon, the total commitment does not necessarily represent future cash requirements. Refer to the consolidated financial statements note on Loans and Allowance for Losses for further discussion.

Issuance of standby and commercial letters of credit beneficially assist customers engaged in a wide range of commercial enterprise and international trade. Standby letters of credit serve as payment assurances to a third party in the event the bank’s customer fails to perform its financial and/or contractual obligations. Most expire over the next 12 months and are secured by 1) a line of credit with, 2) a certificate of deposit held by, 3) marketable securities held by, or 4) a deed of trust held by a banking subsidiary. Commercial letters of credit generally finance the purchase of imported goods and provide a payment engagement against presentation of documents meeting the terms and conditions set forth in the letter of credit instrument.

Transactions involving securities described as “when-issued” are treated as conditional transactions in a security authorized for issuance but not yet actually issued. Purchases and sales of when-issued securities for which settlement date has not occurred are not to be reflected in the financial statements until settlement date.

Foreign exchange contracts are commitments to purchase or deliver foreign currency on a specified date at a specified exchange rate. The Company enters into foreign exchange contracts primarily to enable customers involved in international business to hedge their exposure to foreign currency fluctuations, and to minimize the Company’s related exposure arising in connection with these customer transactions. The Company maintains a generally matched position. Risk arises primarily from non-performance by the counterparty, in which case the currency must be bought or sold at the prevailing market rate. In addition, the Company uses foreign exchanges contracts, to a limited extent, for trading purposes including taking proprietary positions. Due to the size of proprietary positions, exchange rate and other market risks are minimal. The Company also enters into interest rate swaps to limit its interest rate risk. Interest rate swaps are contractual agreements between counterparties to exchange fixed and floating rate payment obligations over a set period of time. The current credit exposure (or replacement cost) across all off-balance-sheet derivative contracts covered by the risk-based capital standards was $5,816,000 at December 31, 2000.

COMMITMENTS AND CONTINGENCIES
The Company leases certain premises and equipment, all of which were classified as operating leases. The rent expense under such arrangements amounted to $3,697,000, $3,432,000 and $3,054,000 in 2000, 1999 and 1998, respectively. A summary of minimum lease commitments follows:

(In thousands)	Type of Property

Years Ended December 31	Real Property	Equipment	Commitments

2001	$ 2,873	$505	$ 3,378
2002	2,430	352	2,782
2003	2,088	349	2,437
2004	1,673	260	1,933
2005	1,441	1	1,442
After	$14,607	–	$14,607

Total minimum lease payments			$26,579

All leases expire prior to 2055. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, the future minimum lease commitments will not be less than the amounts shown for 2000.

The Company incurred expense of $17,381,000 in 2000, $17,537,000 in 1999 and $15,248,000 in 1998 under an agreement to outsource certain data processing services. Future payments will adjust for inflation and transaction volume.

In the normal course of business, the Company had certain lawsuits pending at December 31, 2000. In the opinion of management, after consultation with legal counsel, none of these suits will have a significant effect on the financial condition and results of operations of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [CONT.]
Commerce Bancshares, Inc. and Subsidiaries

PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Following are the condensed financial statements of Commerce Bancshares, Inc. (Parent only) for the periods indicated:

CONDENSED BALANCE SHEETS

		December 31

(In thousands)	2000	1999

ASSETS
Investment in consolidated subsidiaries:
Banks	$ 958,531	$ 923,213
Non-banks	34,140	31,114
Investment in unconsolidated subsidiaries	13,155	11,753
Receivables from subsidiaries, net of borrowings	13,005	6,807
Cash	91	195
Securities purchased under agreements to resell	8,505	5,918
Investment securities:
Available for sale	119,105	103,344
Other non-marketable	4,999	4,009
Other assets	9,468	7,657

Total assets	$1,160,999	$1,094,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued taxes and other liabilities	$ 17,244	$ 14,178

Total liabilities	17,244	14,178

Stockholders’ equity	1,143,755	1,079,832

Total liabilities and stockholders’ equity	$1,160,999	$1,094,010

CONDENSED STATEMENTS OF INCOME

	For the Years Ended December 31

(In thousands)	2000	1999	1998

INCOME
Dividends received from consolidated subsidiaries:
Banks	$154,500	$103,910	$142,316
Non-banks	200	169	379
Earnings of consolidated subsidiaries, net of dividends	25,133	62,590	8,317
Interest on investment securities	4,141	3,927	4,198
Interest on securities purchased under agreements to resell	414	321	316
Management fees charged subsidiaries	28,155	22,743	20,719
Net gains (losses) on securities transactions	237	(53)	1,101
Other	5,908	5,670	2,130

Total income	218,688	199,277	179,476

EXPENSE
Salaries and employee benefits	26,107	21,249	19,854
Professional fees	2,644	2,378	2,647
Data processing fees paid to affiliates	3,337	2,436	1,164
Marketing	331	491	519
Other	9,453	8,720	7,398

Total expense	41,872	35,274	31,582

Income tax expense (benefit)	(1,758)	(2,210)	(2,197)

Net income	$178,574	$166,213	$150,091

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31

(In thousands)	2000	1999	1998

OPERATING ACTIVITIES
Net income	$178,574	$166,213	$150,091
Adjustments to reconcile net income to net
cash provided by operating activities:
Earnings of consolidated subsidiaries, net of dividends	(25,133)	(62,590)	(8,317)
Other adjustments, net	(496)	7,648	2,168

Net cash provided by operating activities	152,945	111,271	143,942

INVESTING ACTIVITIES
(Increase) decrease in investment in subsidiaries, net	107	(103)	(3)
(Increase) decrease in receivables from subsidiaries, net of borrowings	(6,198)	252	3,524
Proceeds from sales of investment securities	7,533	3,374	6,994
Proceeds from maturities of investment securities	374,779	451,473	432,963
Purchases of investment securities	(392,570)	(452,352)	(471,530)
Net (increase) decrease in securities purchased under agreements to resell	(2,587)	1,084	98
Net purchases of equipment	(1,178)	(1,080)	(526)

Net cash provided (used) by investing activities	(20,114)	2,648	(28,480)

FINANCING ACTIVITIES
Purchases of treasury stock	(98,720)	(81,648)	(85,132)
Issuance under stock purchase, option and benefit plans	3,398	3,486	3,737
Cash dividends paid on common stock	(37,613)	(36,054)	(33,742)

Net cash used by financing activities	(132,935)	(114,216)	(115,137)

Increase (decrease) in cash	(104)	(297)	325
Cash at beginning of year	195	492	167

Cash at end of year	$91	$195	$492

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

At December 31, 2000, the Parent had a $20,000,000 line of credit for general corporate purposes with a subsidiary bank. During 2000, the Parent had no borrowings from the subsidiary bank.

Investment securities held by the Parent, which consist primarily of common stock and commercial paper, included an unrealized gain in fair value of $31,300,000 at December 31, 2000. The corresponding net of tax unrealized gain included in stockholders’ equity was $19,407,000. Also included in stockholders’ equity was the unrealized net of tax loss in fair value of investment securities held by subsidiaries, which amounted to $3,440,000 at December 31, 2000.

INDEPENDENT AUDITORS’ REPORT
Commerce Bancshares, Inc. and Subsidiaries

The Board of Directors
Commerce Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

January 31, 2001
Kansas City, Missouri

STATEMENT OF MANAGEMENT’S RESPONSIBILITY
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

Management assessed its internal control structure over financial reporting as of December 31, 2000. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Kansas) maintained effective internal control structures over financial reporting as of December 31, 2000.

COMPLIANCE WITH LAWS AND REGULATIONS
Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders as designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Commerce Bank, N.A. (Missouri), Commerce Bank, N.A. (Illinois) and Commerce Bank, N.A. (Kansas), subsidiary insured depository institutions of Commerce Bancshares, Inc., complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2000.

SUMMARY OF QUARTERLY STATEMENTS OF INCOME
Years Ended December 31, 2000, 1999 and 1998

		For the Quarter Ended

(In thousands, except per share data)	12/31/00	9/30/00	6/30/00	3/31/00

Interest income	$206,095	$206,771	$202,472	$196,830
Interest expense	(86,329)	(86,087)	(81,462)	(77,637)

Net interest income	119,766	120,684	121,010	119,193
Non-interest income	67,839	64,182	63,991	56,796
Salaries and employee benefits	(55,723)	(55,107)	(54,963)	(54,863)
Other expense	(54,035)	(54,958)	(50,635)	(50,097)
Provision for loan losses	(8,067)	(8,216)	(10,211)	(8,665)

Income before income taxes	69,780	66,585	69,192	62,364
Income taxes	(23,557)	(21,092)	(23,589)	(21,109)

Net income	$46,223	$45,493	$45,603	$41,255

Net income per share – basic*	$.73	$.72	$.71	$.63
Net income per share – diluted*	$.72	$.71	$.70	$.63

Weighted average shares – basic*	62,807	63,458	64,273	65,158
Weighted average shares – diluted*	63,665	64,237	64,969	65,764

		For the Quarter Ended

(In thousands, except per share data)	12/31/99	9/30/99	6/30/99	3/31/99

Interest income	$192,561	$189,412	$184,155	$184,498
Interest expense	(72,788)	(70,420)	(69,085)	(72,332)

Net interest income	119,773	118,992	115,070	112,166
Non-interest income	60,584	56,733	61,436	57,456
Salaries and employee benefits	(54,640)	(53,183)	(53,369)	(54,025)
Other expense	(52,401)	(51,483)	(51,238)	(48,676)
Provision for loan losses	(9,751)	(8,293)	(8,741)	(8,550)

Income before income taxes	63,565	62,766	63,158	58,371
Income taxes	(19,212)	(21,362)	(21,387)	(19,686)

Net income	$44,353	$41,404	$41,771	$38,685

Net income per share – basic*	$.68	$.62	$.63	$.57
Net income per share – diluted*	$.67	$.62	$.61	$.57

Weighted average shares – basic*	65,821	66,267	66,832	67,303
Weighted average shares – diluted*	66,619	67,101	67,739	68,263

		For the Quarter Ended

(In thousands, except per share data)	12/31/98	9/30/98	6/30/98	3/31/98

Interest income	$187,299	$183,468	$180,151	$177,553
Interest expense	(75,429)	(76,863)	(74,955)	(73,479)

Net interest income	111,870	106,605	105,196	104,074
Non-interest income	57,667	50,670	55,741	49,959
Salaries and employee benefits	(51,061)	(48,644)	(49,879)	(48,506)
Other expense	(52,583)	(43,301)	(43,455)	(41,915)
Provision for loan losses	(6,971)	(7,777)	(11,410)	(10,716)

Income before income taxes	58,922	57,553	56,193	52,896
Income taxes	(18,522)	(19,839)	(18,699)	(18,413)

Net income	$40,400	$37,714	$37,494	$34,483

Net income per share – basic*	$.60	$.56	$.56	$.51
Net income per share – diluted*	$.59	$.55	$.55	$.50

Weighted average shares – basic*	67,370	66,986	67,662	67,293
Weighted average shares – diluted*	68,447	68,048	68,889	68,499

* Restated for the 5% stock dividend distributed in 2000.

COMMUNITY DIRECTORS

The business and civic leaders who serve as our Community Bank Directors are not only business ambassadors, but vital monitors of the community pulse as well. Though they are an essential part of our business development efforts, they also have earned their positions as key contributors to community development. We see this relationship between Commerce and community as central to growth. Feel free to contact any of our directors through your nearest Commerce Bank.

ST. LOUIS METROPOLITAN REGION
Douglas A. Albrecht Centric Group

Adrian N. Baker, II Adrian Baker & Company

James K. Berthold Sunnen Products Company

Joseph Forshaw, IV Forshaw’s

James G. Forsyth, III Moto, Inc.

Harold F. Helmkampf Harold F. Helmkampf General Contractor, Inc.

Paul F. Hummer A P Green Industries, Inc.

David W. Kemper Commerce Bancshares, Inc. Commerce Bank, N.A.

Alois J. Koller, Jr. Koller Enterprises, Inc.

Seth M. Leadbeater Commerce Bancshares, Inc. Commerce Bank, N.A.

Ronald K. Lohr Lohr Distributing Co., Inc.

Arthur E. Lottes, III A.E. Lottes Company

John B. Morgan Subsurface Constructors, Inc.

Thomas M. Noonan Commerce Bank, N.A.

Jerome M. Rubenstein Bryan Cave, LLP

James E. Schiele St. Louis Screw & Bolt Company

William A. Sullins, Jr. Commerce Bancshares, Inc. Commerce Bank, N.A.

Timothy K. Swank Swank Motion Pictures, Inc.

Gregory B. Vatterott Charles F. Vatterott & Co.

Earl E. Walker Carr Lane Manufacturing Co.

Kelvin R. Westbrook Millennium Digital Media

ST. LOUIS EAST REGION
Tino D. DiFranco Lucky Strike Bowling Lanes

Reverend William G. Gillespie Cote Brilliante Presbyterian Church

J.L. (Juggie) Hinduja Sinclair Industries, Inc.

Michael E. Kennedy Kennedy Associates, Inc.

Myron J. Klevens Restaurant Consulting, Inc.

Joseph A. Wotka Wotka Properties

ST. LOUIS CENTRAL REGION
Hugh O. Bissell Hugh Bissell Insurance Co.

Cyrus Blackmore Blackmore & Glunt, Inc.

Donald Gerber Gerber Chapel

Herbert S. Jones Messenger Printing & Publishing, Inc.

Daniel P. Leach P.M. Leach Painting Co.

Stephen Mattis Allied Industrial Equipment Corp.

Lisa D. McLaughlin Partner; Lewis, Rice and Fingersh

Richard C. Mueller, Jr. Bopp Funeral Chapel

Carl A. Ruasch Lutheran Senior Services

ST. LOUIS WEST REGION
Richard K. Brunk Attorney at Law

James N. Foster, Jr. McMahon, Berger, Hanna, Linihan, Cody & McCarthy

Richard E. Hrabko Spirit of St. Louis Airport

Stuart Krawll Beam of St. Louis, Inc.

Gary Olson St. Luke’s Hospital

Jim Shubert Shubert Design

Lawrence J. Siegel Hochschild, Bloom & Co., LLP

Bill Voss American Family Insurance

ST. LOUIS ST. CHARLES COUNTY
Thomas J. Barklage Barklage, Barklage, Brett, Martin & Wibbenmeyer

Jill Greer Baue Baue Funeral Homes

David R. Demien Demien Construction Co.

Kevin F. Kast St. Joseph Health Center

Peter J. Mihelich, Jr. Goellner Printing, Inc.

Ronald W. Ohmes Kirchner Block & Brick, Inc.

David W. Otto Handyman Hardware

Tarlton J. Pitman Pitman Funeral Home, Inc.

Donald E. Schappe O’Fallon True Value Hardware

Vincent A. Schneider, Jr. St. Charles Clinic

COMMUNITY DIRECTORS [CONT.]

William B. Schuman
Gold Star Paving

Brenda Wetter Ward
Hackmann Lumber Company

William J. Zollmann, III
Attorney at Law

Donald J. Zykan, Jr.
Zykan Properties & Investments

ST. LOUIS SOUTH REGION
Dr. Maria C. Albano
Physician

Charles H. Baechle
Plastic Veneers, Inc.

L. Raymond Bequette
Retired

Donald Hawkins
8-D Corporation

John W. Howald
Thurman, Howald, Weber, Senkel & Norrick

Dr. Richard McMullin
Prudential Individual Financial Services

Louis J. Naeger
Naeger & Associates

KANSAS CITY
METROPOLITAN REGION
Kevin G. Barth
Commerce Bancshares, Inc.
Commerce Bank, N.A.

Thomas M. Bloch
University Academy

John O. Brown
Retired
Commerce Bancshares, Inc.

Lee A. Derrough
Hunt Midwest Enterprises, Inc.

Stephen D. Dunn
J. E. Dunn Construction Company

Brian D. Everist
Intercontinental Engineering
Manufacturing Corporation

Anita B. Gorman
Missouri Department of Conservation

C. L. William Haw
National Farms, Inc.

Robert W. Honse
Farmland Industries, Inc.

Jonathan M. Kemper
Commerce Bancshares, Inc.
Commerce Bank, N.A.

Emil E. Lansu
Bayer Corporation

John T. Lockton, III
Lockton Companies, Inc.

F. Lee Major, III
Major Cadillac Co., Inc.

John N. McConnell
Labconco Corporation

Dennis A. Mullin
Steel & Pipe Supply Co., Inc.

Edward J. Reardon, II
Commerce Bank, N.A.

Robert J. Reintjes, Sr.
George P. Reintjes Company, Inc.

Lamson Rheinfrank, Jr.
BHA Group Holdings, Inc.

Laidacker M. Seaberg
Midwest Grain Products, Inc.

Charles S. Sosland
Sosland Companies, Inc.

Warren W. Weaver
Retired
Commerce Bancshares, Inc.

Hugh J. Zimmer
The Zimmer Companies

HARRISONVILLE
Robert W. Atkinson
Retired

Connie Aversman
Commerce Bank, N.A.

Marvin Burris
Retired

Larry Dobson
Quality Raymore Rentals

Elvin S. Douglas, Jr.
Crouch, Spangler & Douglas

Martin E. Ismert
Sioux Chief Mfg. Co., Inc.

William James
Inland Newspaper Machinery, Corp.

William Mills
Family Center of Harrisonville

J. Harold Smith
J. Harold Smith Realty, Inc.

LEAVENWORTH
J. Sanford Bushman
BCC Business Svcs, Inc.

Norman B. Dawson
Retired
Commerce Bank, N.A.

David A. Greenamyre
Greenamyre Rentals, Inc.

Stephen J. Kempf
Armed Forces Insurance Exchange

James H. Linn
Retired
Commerce Bancshares, Inc.

Dr. Jeanette Lozenski
Saint John Hospital

John Douglas McCrary
Hallmark Cards

Ivan J. Meyer
Retired
Commerce Bank, N.A.

Bill Petrie
Commerce Bank, N.A.

Edward J. Reardon, II
Commerce Bank, N.A.

James R. Rucker
Commerce Bank, N.A.

JOHNSON COUNTY
Kevin G. Barth
Commerce Bancshares, Inc.
Commerce Bank, N.A.

Becky Blades
Blades & Associates

Tom P. Carrico
Gill Studios, Inc.

Robert E. Choun
Metro Air Conditioning Co.

Richard Cray, Jr.
Premier Wine & Spirits, Inc.

Isak Federman
F & G Investment

Chris Herre
Rose Construction

Michael J. McNicoll
McNicoll Developments, Inc.

Craig Patterson
Eskridge, Inc.

Greg Preib
Greg Prieb Homes, Inc.

Edward J. Reardon, II
Commerce Bank, N.A.

Tom Rendleman
Trend Plastics, Inc.

Carl E. Seaton
Seaton Van Lines, Inc.

Brian Smith
Attorney at Law

LAWRENCE
John W. Brand, Jr.
Stevens & Brand, LLP

Martin B. Dickinson, Jr.
Barber, Emerson

Sidney A. Garrett
Brown Cargo Van

Mark Gonzales
Commerce Bank, N.A.

Donald A. Johnston
Commerce Bank, N.A.

Martin W. Moore
Advanco, Inc.

Edward J. Reardon, II
Commerce Bank, N.A.

Delbert Shankel
University of Kansas

Dan Simons
The World Company

Michael Treanor
Michael Treanor Architects

Warren W. Weaver
Retired
Commerce Bancshares, Inc.

CENTRAL ILLINOIS
BLOOMINGTON
Andrew F. Anderson
Commerce Bank, N.A.

Dale L. Ernst
Farmer

George A. Farnsworth
Farnsworth and Wylie

Robert T. Fleming
Fleming Law Office

Ronald R. Guthoff
Guthoff & Company

Parker Kemp
Commerce Bank, N.A.

Richard A. Lenahan
Retired

William W. McKnight, III
William McKnight Associates Inc.

Ollie Myers
Myers, Inc.

Vincent J. Nooney
Commerce Bancshares, Inc.

David K. Stark
Stark Excavating, Inc.

CENTRAL ILLINOIS
PEORIA
Bruce Alkire
The Finch Companies

Daniel J. Altorfer
United Facilities

Larry E. Clore
Multi-Ad Services, Inc.

Joseph Henderson
Commerce Bank, N.A.

T. Jack Huggins
Williams Ethanol Services, Inc.

Lewis Martin, Jr.
Retired

Vincent J. Nooney
Commerce Bancshares, Inc.

Timothy F. Shea
Shea Property Management

Thomas E. Spurgeon
Lincoln Office Supply Company

Terry N. Thorstenson
Caterpillar, Inc.

CENTRAL ILLINOIS
TAZEWELL COUNTY
Ralph Brower
Retired

Brian Cahill
Midwest Grain Products

Frank H. Mackaman
Dirksen Congressional Center

Carol Shields
Pekin Chamber of Commerce

SPRINGFIELD
Roger Campbell
Campbell Ford-Mercury, Inc.

Kenneth L. Carter
Rankin & Company

Lester B. Cox
Modern Tractor & Supply Co.

Joe C. Greene
Greene & Curtis, LLP

Bunch Greenwade
Midwest Plant Food Co./Rancher

Robert A. Hammerschmidt, Jr.
Commerce Bank, N.A.

Donald G. Martin, Jr.
E. A. Martin Machinery Company

Mary Kay Meek
Try-Meek, Inc.

Alvin D. Meeker
Commerce Bank, N.A.

James F. Moore
Corning Cable Systems, LLC

Lawrence P. Mueller
Investments

Robert B. Murray, Jr.
R. B. Murray Company

William A. Sullins, Jr.
Commerce Bancshares, Inc.
Commerce Bank, N.A.

BOLIVAR
Barry S. Bishop
Alltel Communications

Charles Fraser
Investments

Mick Hood
Farmers Insurance Group

Robert Moreland
Commerce Bank, N.A.

Ed Peterson
Century 21-Peterson Real Estate

Gary Stewart
Retired

Dr. C. Pat Taylor
Southwest Baptist University

R. D. Vestal
Vestal Equipment Co. Inc.

MIDSTATE MISSOURI
Ben Ames
Executive Aircraft Corp.

Daniel Atwill
Atwill & Montgomery

Tim Brubaker
Commerce Bank, N.A.

Morris F. Burger
Burger’s Country Cured Hams

COMMUNITY DIRECTORS [CONT.]

Steve Erdel
Commerce Bank, N.A.

Jerry Halterman
Halterman & Associates

Joe Hartman
Commerce Bank, N.A.

Ed Hert
Commerce Bank, N.A.

Ron Hopkins
Commerce Bank, N.A.

Jack W. Knipp
Knipp Enterprises

David A. Machens
Machens Enterprises

Teresa Maledy
Commerce Bank, N.A.

Vincent J. Nooney
Commerce Bancshares, Inc.

Mike Petrie
Commerce Bancshares, Inc.

Robert K. Pugh
MBS Textbook Exchange

James Rolls
Associated Electric Cooperative

James Schatz
Commerce Bank, N.A.

Dr. Pallop Siripipat
Mexico Women’s Health Specialists

Col. C. R. Stribling, III
Missouri Military Academy

William A. Sullins, Jr.
Commerce Bancshares, Inc.
Commerce Bank, N.A.

Jack Waters
Tribune Publishing Company

Larry D. Webber
Webber Pharmacy

Dr. John S. Williams
Horton Animal Hospital

WICHITA
Stanley R. Ahlerich
Rancher/Farming

Michael E. Bukaty
Latshaw Enterprises, Inc.

John C. Clevenger
Commerce Bank, N.A.

Monte A. Cook
Commerce Bank, N.A.

Thomas E. Dondlinger
Dondlinger & Sons Construction Co., Inc.

Andrew E. Gore
Gore Oil Company

John G. Himmel
Commerce Bank, N.A.

Jack B. Hinkle
Hinkle Oil Company

David D. Hodge
Commerce Bank, N.A.

Ronald W. Holt
KGE/Western Resources

Fran D. Jabara
Jabara Ventures Group

Jonathan M. Kemper
Commerce Bancshares, Inc.
Commerce Bank, N.A.

Fritz R. Krohmer
Commerce Bank, N.A.

Randolph D. Love
The Love Box Company, Inc.

Derek L. Park
PMS Foods, Inc.

Clifford W. Stone
Commerce Bank, N.A.

Thomas D. White
White & Ellis Drilling, Inc.

DERBY
James Coffey
Coffey Insurance

Thomas Kemp
Kemp Construction

Steve M. Peterson
Commerce Bank, N.A.

Ray G. Warren
The Warren Company

Troy Wayman
Pro CarWash Systems

BUTLER COUNTY
(EL DORADO)
Eugene S. Adams
Retired

Ray L. Connell
Connell & Connell

Dallas Flowers
Flowers Production Co., Inc.

Terry R. Neher
Commerce Bank, N.A.

Dr. Jackie Vietti
Butler County Community College

HUTCHINSON
Mike Ringwald
Farmer (Ellenwood, KS)

Dale J. Smith
J & J Drainage Products Co.

Jon H. Starks
Commerce Bank, N.A.

COWLEY COUNTY
Kent Miller
Farm Management Assoc. No. 6

Jim Salomon
Gordon Piatt Partners Group

Mark D. Utech
Commerce Bank, N.A.

ST. JOSEPH
Robert J. Brown, Jr.
Robert J. Brown Lumber Company

James H. Counts
Attorney at Law

Richard N. DeShon
Artesian Ice & Cold Storage

Pat Dillon
Dillon Company

Karen M. Graves
Civic Leader

William J. Hurley
Smurfit/Stone Container Corporation

Larry R. Muck
Commerce Bank, N.A.

Kevin J. O’Malley
O’Malley Beverage, Inc.

Edward J. Reardon, II
Commerce Bank, N.A.

P. Gordon Robaska
Missouri Western State College

Emil H. Sechter
Commerce Bank, N.A.

E. Pat Speiser
Commerce Bank, N.A.

SOUTHEAST MISSOURI
CAPE GIRARDEAU
David F. Dormeyer
Prudential Bridgeport, Inc. Realtors

Judy Foeste
Kenneth E. Foeste Masonry, Inc.

Dr. Jonathan K. Foley
Cape Girardeau Surgical Clinic, Inc.

W. Cliff Ford
Ford & Sons Funeral Home, Inc.

Alan D. Gregory
Gregory Construction, Inc.

Mike Kasten
Kasten Farms

John A. Layton
Vogel, Layton & Lewis, LLC

Vincent J. Nooney
Commerce Bancshares, Inc.

Tom Reinagel
Kelso Supply Co, Inc.

SOUTHEAST MISSOURI
POPLAR BLUFF
Larry L. Cotrell
Cotrell Funeral Chapel

Luther P. Godwin
Ozark Ridge Golf Course

Donald E. Hamm
Retired

Larry Hillis
Larry Hillis Chrysler-Plymouth-Dodge-Jeep

James P. McLane
McLane Livestock Transport, Inc.

Karen J. Miller
Spain, Merrell & Miller

Vincent J. Nooney
Commerce Bancshares, Inc.

Sam Schalk
Gamblin Lumber Company, Inc.

Dr. Ben N. Till
Kneibert Clinic
Doctors Regional Medical Center

Roger L. Tolliver
Commerce Bank, N.A.

BARRY COUNTY
William A. Easley, Jr.
Commerce Bank, N.A.

Joe R. Ellis
Ellis, Ellis & Cupps

John Henbest
Farmer

Jon L. Horner
Commerce Bank, N.A.

Mike McCracken
Jakel Industries

Eugene Miekley
Miekley and Cupps, DVM Office

Doug Neff
Commerce Bancshares, Inc.

Mike Petrie
Commerce Bancshares, Inc.

Keith Shumaker
Shumaker Tire, Inc.

LEBANON
Jerry N. Benson
Commerce Bank, N.A.

Lester M. Evans
Farmer

Alvin D. Meeker
Commerce Bank, N.A.

Mike Petrie
Commerce Bancshares, Inc.

Gary Pulsipher
Breech Medical Center

Dan M. Waterman
CPA

COLUMBUS
Bill Amyx
Powrachute Corporation

Jay Hatfield
Hatfield-Vance Motors, Inc.

Wesley C. Houser
Commerce Bank, N.A.

Richard Lloyd
Commerce Bank, N.A.

Doug Neff
Commerce Bancshares, Inc.

Charles Norris
Investments

Darrell Shumake
Attorney at Law

MANHATTAN
John Chalmers
Kansas State University

Don E. Combs
State Mutual Life Insurance Company

Tom Giller
Commerce Bank, N.A.

Edmond Q. Haggart
Commerce Bank, N.A.

Neal Helmick
Griffith Lumber Company

James H. Linn
Retired
Commerce Bancshares, Inc.

James T. McCullough
McCullough Development, Inc.

Dr. Roger P. Reitz
Medical Associates of Manhattan

Eleanor G. Stolzer
Griffith Lumber Company

L.W. Stolzer
Griffith Lumber Company

Kenneth W. Thomas
Commerce Bank, N.A.

John Walters
Walters Morgan Construction, Inc.

Roy Worthington
Charlson & Wilson Bonded Abstracters

HANNIBAL
Robert E. Ayers
Ayers Oil Company/Illinois Ayers Oil Co.

David M. Bleigh
Bleigh Construction Co.

John C. Grossmeier
Hannibal Regional Healthcare System

James E. Janes
Bick Broadcasting Co.

Jerold W. Lee
Commerce Bank, N.A.

Vincent J. Nooney
Commerce Bancshares, Inc.

Charles E. Rendlen, III
The Rendlen Law Firm, LLC

HAYS
Gene Argo
Midwest Energy, Inc.

William F. Aubel
A & A Coors

COMMUNITY DIRECTORS [CONT.]

James W. Aubel
A & A Coors

James Bartels
Commerce Bank, N.A.

Don G. Bickle
S & W Supply Co., Inc.

D.G. Bickle, Jr.
Warehouse, Inc.

Dr. John Jeter
Hays Medical Center

Ken Johnson
Allied, Inc.

Verland Leiker
Commerce Bank, N.A.

James H. Linn
Retired
Commerce Bancshares, Inc.

Robert E. Schmidt
Eagle Communications, Inc.

Gary Shorman
Eagle Communications, Inc.

Thomas L. Thomas
Commerce Bank, N.A.

Vance Westhusin
Midland Marketing Co-op, Inc.

JOPLIN
Dale L. Blanchard
Commerce Bank, N.A.

Kevin R. Bowman
Ozark Terminal

Stan Cox
O & F Machine

E. Brad Fagan
Fagan Electric Co.

Konrad L. Heid
Commerce Bank, N.A.

David C. Humphreys
TAMKO Roofing Products, Inc.

Fannun A. Kanan
Canaan Land Development

Barbara J. Majzoub
Yorktown Properties

Doug Neff
Commerce Bancshares, Inc.

Fred S. Osborn
Commerce Bank, N.A.

Peter B. Ramsour
Ramsour & Son Distributing

D. Troy Richards
Joplin Building Material

William M. Scruggs
Larry Hickey Company

Russell G. Smith, II
May Drug Stores – Missouri Division

GARDEN CITY
Caverly Baffa
Finnup Foundation

Dick Fankhauser
Rental Enterprises

Richard Harp
Commerce Bank, N.A.

Dennis Kleysteuber
Farmer/Rancher

Dr. Thomas Koksal
Plaza Medical Center

E. Grant Larkin
Family Dentistry

Stewart Nelson
Gibson, Mancini, Carmichael & Nelson
Architects

Michael A. Reed
Southwest Feeders

Lee M. Reeve
Reeve Cattle Co.
Reeve Agri Energy

Archie Rooney
Farmer/Rancher

Pat Sullivan
Field Service Solutions

INDEPENDENCE
James P. Kelly
Commerce Bank, N.A.

James H. Linn
Retired
Commerce Bancshares, Inc.

Roy D. Martin
Retired Farmer & Stockman

Phil Near
Crescent Oil

Doug Neff
Commerce Bancshares, Inc.

William L. (Larry) O’Malley
O’Malley Equipment Company

Fred S. Osborn
Commerce Bank, N.A.

Albert K. Sewell, Jr.
Commerce Brokerage Services, Inc.

Paul H. Viets
Commerce Bank, N.A.

Julie Voelker
Commerce Bank, N.A.

PITTSBURG
James L. Belew
Pittsburg Automotive Supply, Inc.

Dr. Thomas W. Bryant
Pittsburg State University

Harvey R. Dean
Pitsco, Inc.

Byron A. Deill
Broadway Lumber Company

C. L. Farabi
Pepsi-Cola Bottling Company, Pittsburg

Roberta A. McNay
Investments

George E. Pitzer
Investments

Vernon L. Plattner
Investments

Ronald L. Rhodes
Rhodes Grocery, Inc.

Mark A. Werner
Commerce Bank, N.A.

Judith A. Westhoff
Commerce Bank, N.A.

Wendell L. Wilkinson
Commerce Bank, N.A.

OMAHA
Charles G. Kim
Commerce Bancshares, Inc.

Robert L. Linn
Commerce Bank, N.A.

Kenneth J. Ragan
Commerce Bank, N.A.

Warren W. Weaver
Retired
Commerce Bancshares, Inc.

Richard A. Zehnacker
First Data Resources

OFFICERS	DIRECTORS

Chairman of the Board, President	Giorgio Balzer
and Chief Executive Officer	Chairman of the Board and Chief Executive Officer
David W. Kemper	Business Men’s Assurance Company of America

Vice Chairmen	Fred L. Brown, FACHE*
Jonathan M. Kemper	Visiting Scholar and Executive-in-Residence
William A. Sullins, Jr.	The George Washington University Medical Center
School of Public Health and Health Services
Executive Vice President, Treasurer
and Chief Financial Officer	John R. Capps
A. Bayard Clark	President and Chief Executive Officer
Plaza Motor Company
Executive Vice Presidents
Charles G. Kim	W. Thomas Grant II
Seth M. Leadbeater	Chairman
Robert C. Matthews, Jr.	LabOne, Inc.

Senior Vice Presidents	James B. Hebenstreit*
Andrew F. Anderson	President
Kevin G. Barth	Bartlett and Company
Sara E. Foster
Michael J. Petrie	David W. Kemper
Robert J. Rauscher	Chairman, President and Chief Executive Officer
V. Raymond Stranghoener	Commerce Bancshares, Inc.

Vice President, Secretary	Jonathan M. Kemper
and General Counsel	Vice Chairman
J. Daniel Stinnett	Commerce Bancshares, Inc.

Controller	Robert C. Matthews, Jr.
Jeffery D. Aberdeen	Executive Vice President
Commerce Bancshares, Inc.
Vice Presidents
Johnna M. Cook	Terry O. Meek
Carol M. Dickinson	President
Charles F. Erker	Meek Lumber Yard, Inc.
John K. Handy
Richard A. Heider	Benjamin F. Rassieur III*
Justin R. Jones	President
Patricia R. Kellerhals	Paulo Products Company
Kent D. Kirby
Duane E. Locher	L.W. Stolzer
Jeffrey S. Missman	Chairman of the Board and Chief Executive Officer
Douglas D. Neff	Griffith Lumber, Inc.
Vincent J. Nooney
Rebecca K. O’Connor	William A. Sullins, Jr.
Thomas E. Pitman	Vice Chairman
Geoffrey C. Thomas	Commerce Bancshares, Inc.

Auditor	Andrew C. Taylor
Wayne McGaugh	President and Chief Executive Officer
Enterprise Rent-A-Car Company

Mary Ann Van Lokeren
Chief Executive Officer
Krey Distributing Company

Robert H. West*
Retired/Chairman and CEO
Butler Manufacturing Company
* Members of Audit Committee

COMMERCE BANCSHARES, INC.

     1000 Walnut P.O. Box 13686
Kansas City, MO 64199-3686
phone: 816-234-2000 e-mail: buycbsh@cbsh.com
home page: www.commercebank.com
An Equal Opportunity Employer MK2900