Form 10-K/A, Exhibit 13
period 2000-12-31
COMMERCE BANCSHARES INC /MO/
filed 2001-04-19
CIK 22356

POWERING COMMERCE

Commerce Bancshares, Inc.

2000 ANNUAL REPORT

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

ALLOWANCE FOR LOAN LOSSES

The Company has an established process to determine the amount of the allowance for loan losses, which assesses the risks and losses inherent in its portfolio. This process provides an allowance consisting of an allocated and unallocated component. To determine the allocated component of the allowance, the Company combines estimates of the allowances needed for loans reviewed on an individual basis with estimates of reserves needed for pools of loans reviewed.

Loans subject to individual review generally consist of commercial and commercial real estate loans. These loans are analyzed and segregated by risk according to the Company's "watch list", which is an internal risk rating system. Loans judged to contain the highest risk are reviewed individually for repayment potential and collateral adequacy, and in conjunction with current economic conditions and loss experience, allowances are estimated. Other loans identified on the Company's "watch list", but not individually reviewed, are pooled and allowances are established using migration models, which track actual portfolio movements from problem asset loan grades to loss over a 5 to 10 year period. In the case of other more homogeneous loan portfolios, including auto loans, residential mortgages, home equity loans and credit card loans, the determination of the allocated reserve is computed on a pooled basis. For these loan pools, historical loss ratios by loan type, current loss and past due experience, and management's judgment of recent and forecasted economic effects on portfolio performance are factors utilized to determine the appropriate reserve amounts.

To mitigate the imprecision inherent in estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. This portion of the allowance includes management's determination of the amounts necessary for loan concentrations, economic uncertainties and subjective factors, and as such, the relationship of the unallocated component of the total allowance for loan losses may fluctuate from period to period. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.

The Company's estimate of the allowance for loan losses and the corresponding provision for loan losses rests upon various judgments and assumptions made by management. Factors which influence these judgments include past loan loss experience, current loan portfolio mix, prevailing regional and national economic conditions, and the Company's ongoing examination process by its regulators. The Company has an internal loan review staff that continuously reviews loan quality and reports the results of its examinations to the Company's senior management and Board of Directors. Such reviews also assist management in establishing the level of the allowance. The Company's subsidiary banks continue to be subject to examination by the Office of the Comptroller of the Currency (OCC) and examinations are conducted throughout the year targeting various segments of the loan portfolio for review. In addition to the subsidiary banks being examined by the OCC, the Parent and its non-bank subsidiaries are examined by the Federal Reserve Bank.

The allowance for loan losses was 1.62% of loans outstanding at December 31, 2000 and 1999. The allowance for loan losses at year end covered non-performing assets (defined as non-accrual loans and foreclosed real estate) by 602%. Net charge-offs totaled $29.8 million in 2000 compared to $29.4 million in 1999. The ratio of net charge-offs to average loans outstanding in 2000 was .38% compared to .41% in 1999 and .48% in 1998. The provision for loan losses was $35.2 million, exceeding 2000 net charge-offs by $5.4 million, compared to a provision of $35.3 million in 1999 and $36.9 million in 1998. The allowance at year end 2000 represented a 4.3 times multiple of net loan losses for the year just ended.

Credit card loans outstanding at December 31, 2000 amounted to $524.9 million, or 6.6% of total loans. Net charge-offs on these loans decreased to 3.17% of average credit card loans in 2000 compared to 3.28% in 1999. This decline in net charge-offs was consistent with industry trends when compared with 1999, but the Company's net charge-off experience for its credit card portfolio has been significantly better than industry averages. Delinquency trends rose in the fourth quarter of 2000 for both the Company and the industry but the Company is still well below industry delinquency averages. The Company considers the allowance for loan losses of $128.4 million adequate to cover losses inherent in loans at December 31, 2000.

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

(A) Net of unearned income; before deducting allowance for loan losses

The following schedule provides a breakdown of the allowance for loan losses by loan category and the percentage of each loan category to total loans outstanding at year end:

(Dollars in thousands)	2000		1999		1998		1997		1996

	Loan loss allowance allocation	% of loans	Loan loss allowance allocation	% of loans	Loan loss allowance allocation	% of loans	Loan loss allowance allocation	% of loans	Loan loss allowance allocation	% of loans

Business	$36,147	33.6%	$33,810	33.8%	$30,817	35.0%	$25,807	33.0%	$20,948	31.1%
Construction	4,232	4.8	4,253	4.7	4,165	4.6	3,493	3.7	2,520	3.3
Business real estate	19,614	16.5	18,416	16.5	15,358	14.2	14,652	14.9	14,914	13.9
Personal real estate	3,335	17.7	3,300	18.2	3,162	18.6	3,031	18.5	5,006	18.4
Personal banking	16,413	20.8	15,426	19.9	14,080	20.0	12,007	21.1	12,084	23.0
Credit card	19,504	6.6	19,637	6.9	22,310	7.6	22,928	8.8	18,251	10.3
Unallocated	29,200	-	28,200	-	27,200	-	24,000	-	24,500	-

Total	$128,445	100.0%	$123,042	100.0%	$117,092	100.0%	$105,918	100.0%	$98,223	100.0%

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